   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 23, 1998
                                                      REGISTRATION NO. 333-65663
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                        WEATHERFORD INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                             3498                            04-2515019
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)            Identification No.)

                                                                  BERNARD J. DUROC-DANNER
                                                              WEATHERFORD INTERNATIONAL, INC.
            5 POST OAK PARK, SUITE 1760                         5 POST OAK PARK, SUITE 1760
             HOUSTON, TEXAS 77027-3415                           HOUSTON, TEXAS 77027-3415
                  (713) 297-8400                                      (713) 297-8400
(Address, including zip code, and telephone number,  (Name, address, including zip code, and telephone
                      including                                           number,
  area code, of registrant's principal executive        including area code, of agent for service)
                      offices)

                                   Copies to:

                                 CURTIS W. HUFF
                        WEATHERFORD INTERNATIONAL, INC.
                          5 POST OAK PARK, SUITE 1760
                           HOUSTON, TEXAS 77027-3415
                                 (713) 297-8400

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the merger described herein.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

     Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Joint Proxy Statement/Prospectus contained in this Registration Statement relates to a previously filed Registration Statement on Form S-4, as amended (Registration No. 333-58741).
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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[WEATHERFORD LOGO]
                        WEATHERFORD INTERNATIONAL, INC.
                          5 POST OAK PARK, SUITE 1760
                              HOUSTON, TEXAS 77027

                                                              November -- , 1998

Dear Stockholder:


     You are cordially invited to attend a Special Meeting of Stockholders of Weatherford International, Inc. to be held at 9:00 a.m., Houston time, on December -- , 1998, at The Luxury Collection Hotel of Houston, 1919 Briar Oaks, Houston, Texas.



     At the Weatherford special meeting you will be asked to vote on a proposal to approve the acquisition of Christiana Companies, Inc. by Weatherford. Under the terms of the merger, we propose to pay to the Christiana shareholders shares of Weatherford common stock and cash in exchange for their shares of Christiana common stock. The number of shares of Weatherford common stock that we will issue to the Christiana shareholders will be equal to the number of shares of Weatherford common stock held by Christiana at the time of the merger. The amount of cash that we will pay to the Christiana shareholders in the merger will be equal to the amount of cash held by Christiana in excess of its accrued unpaid taxes (without giving effect to the value of certain tax deductions to be retained by Christiana) and its fixed liabilities at the time of the merger. BECAUSE THE NUMBER OF SHARES OF WEATHERFORD COMMON STOCK THAT WE WILL ISSUE IN THE MERGER IS EQUAL TO THE NUMBER OF SHARES OF WEATHERFORD COMMON STOCK HELD BY CHRISTIANA AT THE TIME OF THE MERGER, THE MERGER WILL RESULT IN NO CHANGE IN THE NUMBER OF OUTSTANDING SHARES OF WEATHERFORD COMMON STOCK AFTER THE MERGER.



     PLEASE NOTE THAT THE ENCLOSED MATERIALS RELATE TO A PLAN OF MERGER THAT IS DIFFERENT FROM THE PLAN OF MERGER THAT WAS APPROVED BY THE STOCKHOLDERS OF CHRISTIANA AND WEATHERFORD ON AUGUST 17, 1998. WEATHERFORD AND CHRISTIANA NEVER COMPLETED THE PRIOR PLAN OF MERGER BECAUSE IT COULD NOT BE CLOSED ON A PARTIALLY TAX FREE BASIS. THE NEW PLAN OF MERGER IS DESIGNED TO ALLOW FOR THE MERGER TO CLOSE ON A PARTIALLY TAX FREE BASIS. THE STOCKHOLDERS OF WEATHERFORD SHOULD READ THESE MATERIALS CAREFULLY TO UNDERSTAND THE REVISED TERMS OF THE MERGER.



     A summary of the basic terms and conditions of the merger, a fairness opinion of Morgan Stanley & Co. Incorporated relating to the consideration Weatherford would pay in the merger, certain financial and other information relating to Weatherford and Christiana and copies of the merger agreement are included in the enclosed Joint Proxy Statement/Prospectus. Please review and consider the enclosed materials carefully.



     The Board of Directors has approved the merger proposal and RECOMMENDS THAT YOU VOTE FOR ITS APPROVAL.



     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE VOTED. ACCORDINGLY, WE ASK THAT YOU MARK, DATE, SIGN AND RETURN YOUR PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. If you have multiple stockholder accounts and receive more than one set of these materials, please be sure to vote each proxy and return it in the respective postage-paid envelope provided.


                                            Very truly yours,

                                            /s/ BERNARD J. DUROC-DANNER
                                            BERNARD J. DUROC-DANNER
                                            President, Chief Executive Officer
                                              and Chairman of the Board

CHRISTIANA COMPANIES, INC.
--------------------------------------------------------------------------------

                                                    700 N. WATER ST., SUITE 1200
                                                      MILWAUKEE, WISCONSIN 53202
                                                      TELEPHONE     414/291-9000
                                                      FACSIMILE     414/291-9061

                                                               November   , 1998
Dear Shareholder:


     You are cordially invited to attend a special meeting to consider an amended merger agreement with Weatherford International, Inc. Christiana Companies, Inc. amended the terms of the proposed acquisition of Christiana by Weatherford to increase the likelihood that the transaction will be completed.



     Background. At a special meeting of Christiana shareholders held on August 17, 1998, 89% of Christiana shareholders (98% of those voting) approved the merger between Christiana and a wholly owned subsidiary of Weatherford pursuant to an Agreement and Plan of Merger, dated December 12, 1997, as amended. The transaction, however, never closed because the decrease in the price of Weatherford common stock to below approximately $30.00 per share prevented the transaction from qualifying as a partially tax free reorganization. On October 14, 1998, the parties amended the merger agreement.



     Changes. The original merger agreement provided that $10.0 million of Christiana's cash would not be distributed to Christiana shareholders at the closing. Instead, it would be retained by Weatherford for five years as security for certain contingent liabilities and indemnity obligations. The parties have eliminated this provision. Christiana agreed to use these funds to purchase additional shares of Weatherford common stock. As a result, the transaction will close if the Weatherford common stock price is approximately $19.00 or higher. If Weatherford's common stock price is below $19.00, Christiana has agreed to use up to an additional $5.0 million of its cash to purchase additional Weatherford common stock if necessary to qualify the transaction as a partially tax free reorganization. If Christiana makes these additional purchases, the transaction will be able to close if the Weatherford common stock price is $14.00 or higher. If the Weatherford common stock price does not close above this level prior to January 31, 1999, the new termination date, the transaction will not close. On November 19 , 1998, the closing price of the Weatherford common stock as reported on the New York Stock Exchange was $20 13/16.



     We believe that this amendment is favorable to Christiana shareholders because it:



     - Eliminates the $10.0 million holdback.



     - Permits the use by Christiana of up to $15.0 million to acquire Weatherford common stock at a time when Christiana's Board considers this to be an attractive investment.



     - Allows Christiana shareholders to reinvest in a tax free manner the money that otherwise would be a taxable distribution to them.



     - Increases the likelihood that the transaction will close.



     Merger Consideration. If no additional purchases of Weatherford common stock are made, Christiana shareholders will receive the following:


     - Approximately       --       shares of Weatherford common stock for each
       share of Christiana common stock.


     - Cash of between $3.50 and $4.00 per share.



     Special Meeting Regarding the Amended Merger Agreement. The special meeting of Christiana shareholders to consider and vote upon the amended merger agreement will be held at 9:00 a.m. (Milwaukee time) on December -- , 1998, at the Galleria Conference Room, Firstar Center, 777 East Wisconsin Avenue, Milwaukee, Wisconsin.



     Related Transaction. As part of the merger, Christiana will sell two-thirds of its interest in Total Logistic Control, LLC to C2, Inc. for $10.67 million. If the merger is approved by Christiana shareholders at the special meeting, the sale of Total Logistic Control will occur immediately prior to the merger.

     AFTER CAREFUL CONSIDERATION, BOTH A COMMITTEE CONSISTING OF TWO INDEPENDENT CHRISTIANA DIRECTORS APPOINTED BY THE CHRISTIANA BOARD OF DIRECTORS AND THE CHRISTIANA BOARD OF DIRECTORS ITSELF HAVE UNANIMOUSLY APPROVED THE AMENDED MERGER AGREEMENT AS BEING IN THE BEST INTERESTS OF CHRISTIANA AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE FOR THE MERGER.



     This document contains a summary of the basic terms and conditions of the amended merger agreement, certain financial and other information relating to Weatherford and Christiana and copies of the amended merger agreement. Please review and consider the enclosed materials carefully. In connection with its approval of the merger, Christiana's independent committee and the Board considered the opinion of Prudential Securities Incorporated, an investment banking firm retained by Christiana, that the transaction is fair to the shareholders of Christiana from a financial point of view. A copy of the opinion of Prudential Securities Incorporated is included in this document.



     YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU HOLD. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO MARK, SIGN AND DATE THE ENCLOSED PROXY AND ELECTION FORM AND RETURN IT PROMPTLY. IF YOU HAVE MULTIPLE SHAREHOLDER ACCOUNTS AND RECEIVE MORE THAN ONE SET OF THESE MATERIALS, PLEASE BE SURE TO VOTE EACH PROXY AND RETURN IT IN THE RESPECTIVE POSTAGE-PAID ENVELOPE PROVIDED.



     C2 Prospectus Regarding Purchase of C2 Common Stock. Christiana shareholders were previously offered the opportunity to purchase C2 common stock. In that offering, Lubar family members subscribed for 3,472,982 shares, while other Christiana shareholders subscribed for 1,729,682 shares. However, because of the amended merger, new subscriptions are required. C2 is again offering each Christiana shareholder the ability to purchase one share of C2 common stock (at $4.00 per share) for each share of Christiana common stock held immediately prior to the merger. A separate prospectus relating to this offering is being provided to you as part of this mailing. C2 will use $10.67 million of the proceeds of its offering to fund the acquisition of the two-thirds ownership interest in Total Logistic Control. Christiana shareholders may purchase more shares of C2 common stock if they are available.



     Certain members of my family (including my son, David J. Lubar, a director of Christiana and the President and a director of C2) and I have committed to purchase enough shares of C2 to raise at least the $10.67 million necessary to complete C2's purchase of Total Logistic Control.



     You are encouraged to read carefully the C2 prospectus in connection with your decision to purchase C2 common stock.



     Letter of Transmittal. The enclosed Letter of Transmittal serves two purposes:



     - First, it enables Christiana shareholders to receive Weatherford common stock and cash in connection with the merger. As described in more detail in the Letter of Transmittal, Christiana shareholders should complete the form even if the prior Letter of Transmittal was completed in connection with the August meeting, attach their Christiana certificates to it (unless those certificates were already submitted), then return it to Firstar Bank Milwaukee N.A. at the address indicated.



     - Second, the Letter of Transmittal is the form to be used to elect to purchase C2 stock. As indicated in the Letter of Transmittal, Christiana shareholders may use the cash received from Weatherford in the merger to purchase C2 common stock.


     On behalf of the Board of Directors and the management of Christiana, we look forward to your participation, either in person or by proxy, at the special meeting. In any event, we look forward to receiving your Letter of Transmittal.

                                            Sincerely,

                                            /s/ SHELDON B. LUBAR
                                            Sheldon B. Lubar
                                            Chairman

                        WEATHERFORD INTERNATIONAL, INC.
                          5 POST OAK PARK, SUITE 1760
                              HOUSTON, TEXAS 77027

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD DECEMBER -- , 1998


     NOTICE IS HEREBY GIVEN that Weatherford International, Inc. will hold a Special Meeting of Stockholders at The Luxury Collection Hotel of Houston, 1919 Briar Oaks, Houston, Texas, on December -- , 1998, at 9:00 a.m., Houston time, for the following purposes:



        1. To consider and vote on a proposal to acquire Christiana Companies, Inc. pursuant to an Amended and Restated Agreement and Plan of Merger dated October 14, 1998, among Weatherford, Christiana, C2, Inc. and Christiana Acquisition, Inc., for shares of Weatherford common stock and cash as more specifically described in the attached Joint Proxy Statement/Prospectus. After the merger, Christiana will be a wholly owned subsidiary of Weatherford.



        2. To approve a postponement or adjournment of the special meeting to solicit additional votes if there are not sufficient votes to approve proposal number 1.



        3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.



     The Board of Directors fixed the close of business on November -- , 1998, as the record date for the determination of stockholders entitled to receive notice of and to vote at the special meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting. A complete list of these stockholders will be available for examination at the special meeting and at Weatherford's offices at 5 Post Oak Park, Suite 1760, Houston, Texas, during ordinary business hours, after November -- , 1998, for the examination of any stockholder for any purpose germane to the special meeting.


                                            By order of the Board of Directors,

                                            /s/ CURTIS W. HUFF
                                            CURTIS W. HUFF,
                                            Corporate Secretary
November -- , 1998
                            ------------------------

                                   IMPORTANT


     YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

CHRISTIANA COMPANIES, INC.
--------------------------------------------------------------------------------

                                                    700 N. WATER ST., SUITE 1200
                                                      MILWAUKEE, WISCONSIN 53202
                                                      TELEPHONE     414/291-9000
                                                      FACSIMILE     414/291-9061

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD DECEMBER -- , 1998

     NOTICE IS HEREBY GIVEN that Christiana Companies, Inc. will hold a Special Meeting of Shareholders on December -- , 1998, at 9:00 a.m. (Milwaukee time), at the Galleria Conference Room, Firstar Center, 777 East Wisconsin Avenue, Milwaukee, Wisconsin for the following purposes:

        (1) To consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger, dated as of October 14, 1998, by and among Christiana, Weatherford International, Inc., Christiana Acquisition, Inc. and C2, Inc., the terms and conditions of which include an agreement by and among Christiana, C2, Total Logistic Control, LLC and Weatherford, pursuant to which Christiana will sell two-thirds of its interest in Total Logistic Control for $10.67 million. The transactions contemplated by the merger agreement are more fully described in the attached Joint Proxy Statement/Prospectus.

        (2) To approve an adjournment of the special meeting to solicit additional proxies in the event that there are not sufficient votes to approve the foregoing proposal.

        (3) To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on November -- , 1998 has been fixed as a record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof.

     Under Wisconsin law, approval and adoption of the transactions contemplated by the merger agreement requires the approval of two-thirds of the votes entitled to be cast at the special meeting excluding the 2,718,000 shares (52.8% of the issued and outstanding Christiana common stock) that may be deemed under Wisconsin law to be beneficially owned by Sheldon B. Lubar.

     If the transactions contemplated by the merger agreement are consummated, holders of Christiana common stock who have complied with the requirements of the Wisconsin Business Corporation Law will have certain dissenters' rights under Wisconsin law. Such rights are described in more detail in the accompanying Joint Proxy Statement/Prospectus. A copy of the dissenters' rights provisions of the Wisconsin Business Corporation Law is attached to the Joint Proxy Statement/Prospectus as Appendix H. Christiana will provide a copy of Appendix H to any shareholder upon request.

                                            By Order of the Board of Directors,

                                            /s/ DAVID E. BECKWITH

                                            David E. Beckwith
                                            Secretary
       --       , 1998

     Your vote is important no matter how large or small your holdings may be. To assure your representation at the meeting, please date the enclosed Proxy and Election Form which is solicited by the Board of Directors of Christiana, sign exactly as your name appears thereon and return immediately.

     THE INFORMATION IN THE PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


WEATHERFORD INTERNATIONAL, INC.                       CHRISTIANA COMPANIES, INC.

                             ---------------------

                        JOINT PROXY STATEMENT/PROSPECTUS

         SPECIAL MEETINGS OF STOCKHOLDERS TO BE HELD DECEMBER -- , 1998


                             ---------------------

                        WEATHERFORD INTERNATIONAL, INC.
                   (COMMON STOCK, $1.00 PAR VALUE PER SHARE)


     Weatherford International, Inc. and Christiana Companies, Inc. are providing this Joint Proxy Statement/Prospectus to their stockholders in connection with a solicitation of proxies by the Boards of Directors of Weatherford and Christiana for approval of a proposed acquisition of Christiana by Weatherford.



     Under the terms of the merger, Weatherford will issue to the Christiana shareholders a combination of shares of Weatherford common stock and cash in exchange for each share of Christiana common stock calculated as follows:



            CONSIDERATION                             FORMULA                              CURRENT ESTIMATE
            -------------                             -------                              ----------------
Weatherford Common Stock.............  The number of shares of Weatherford      --  of a share of Weatherford common
                                       common stock held by Christiana at the   stock (assuming Christiana makes no
                                       time of the merger divided by the        additional purchases of Weatherford
                                       number of shares of Christiana common    common stock)
                                       stock outstanding immediately prior to
                                       the merger
Cash Consideration...................  The amount of cash held by Christiana    $3.50 to $4.00 (assuming Christiana
                                       in excess of its accrued unpaid taxes    makes no additional purchases of
                                       (without giving effect to the value of   Weatherford common stock)
                                       certain tax deductions to be retained
                                       by Christiana) and its fixed
                                       liabilities at the time of the merger
                                       divided by the number of shares of
                                       Christiana common stock outstanding
                                       immediately prior to the merger



          The consideration payable in the merger by Weatherford will in essence come from Christiana's existing assets because the Weatherford share consideration and the cash consideration will be based on and will not exceed the Weatherford common stock and cash held by Christiana. As a result, Weatherford will not be required to pay any consideration for the assets being acquired by it through the merger other than its agreement to engage in the merger and bear certain costs of the transaction.



     PLEASE NOTE THAT THE ENCLOSED MATERIALS RELATE TO A PLAN OF MERGER THAT IS DIFFERENT FROM THE PLAN THAT WAS APPROVED BY THE STOCKHOLDERS OF CHRISTIANA AND WEATHERFORD ON AUGUST 17, 1998. THE PRIOR PLAN OF MERGER WAS NEVER COMPLETED BECAUSE IT COULD NOT BE CLOSED ON A PARTIALLY TAX FREE BASIS. THE NEW PLAN OF MERGER IS DESIGNED TO ALLOW FOR THE MERGER TO CLOSE ON A PARTIALLY TAX FREE BASIS. THE STOCKHOLDERS OF WEATHERFORD AND CHRISTIANA SHOULD READ THESE MATERIALS CAREFULLY TO UNDERSTAND THE REVISED TERMS OF THE MERGER.



     Weatherford common stock trades on the New York Stock Exchange, Inc. under the symbol "WFT" and Christiana common stock trades on the New York Stock Exchange, Inc. under the symbol "CST". On November 19, 1998, the closing sale price of the Weatherford common stock was $20 13/16 and the closing sale price of the Christiana common stock was $21 1/4, as reported by the New York Stock Exchange.



     This Joint Proxy Statement/Prospectus and the related materials are first being mailed to the stockholders of Weatherford and Christiana on or about November --, 1998.


                             ---------------------


  AN INVESTMENT IN WEATHERFORD COMMON STOCK AFTER THE MERGER INVOLVES CERTAIN
                                     RISKS.

                        SEE "RISK FACTORS" ON PAGE -- .

                             ---------------------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THIS TRANSACTION OR THE SHARES OF WEATHERFORD COMMON STOCK TO BE ISSUED IN CONNECTION WITH THIS TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              NOVEMBER -- , 1998.

                                       1.1

                               TABLE OF CONTENTS


                                                   PAGE
                                                   ----
SUMMARY..........................................    4
  The Companies..................................    4
  Special Meetings and Record Dates..............    4
  Required Vote..................................    4
  Proposed Transactions..........................    5
  The Merger Consideration.......................    5
  Relationship of Consideration to be Paid by
    Weatherford to the Assets to be Acquired in
    the Merger...................................    7
  Related Party Transactions.....................    8
  Organization of Weatherford, Christiana and
    Logistic Before and After the Transaction....    9
  Recommendation to Christiana Shareholders......   10
  Recommendation to Weatherford Stockholders.....   10
  Opinion of Weatherford's Financial Advisor.....   10
  Opinion of Christiana's Financial Advisor......   11
  Interests of Christiana Officers and Directors
    in the Merger................................   11
  Conditions to the Merger and Related
    Transactions.................................   11
  Termination of the Merger Agreement............   12
  Regulatory Approvals...........................   12
  Accounting Treatment and Considerations........   12
  Certain Federal Income Tax Consequences........   12
  Appraisal Rights...............................   13
  Comparative Rights.............................   13
  Dividends......................................   13
  Christiana Market Price Information............   13
  Weatherford Market Price Information...........   13
  Listing of Weatherford Common Stock............   13
  Weatherford Unaudited Pro Forma Condensed
    Consolidated Financial Data..................   14
  Weatherford Summary Historical Financial
    Data.........................................   15
  Christiana Summary Historical Financial Data...   16
  Comparative Per Share Information..............   18
RISK FACTORS.....................................   19
  General........................................   19
    Uncertainty of Forward-Looking Statements....   19
    Risks of Adverse Federal Income Tax Treatment
      of the Merger..............................   21
  Weatherford....................................   21
    Effect of Market Trends in the Oil and
      Natural Gas Markets........................   21
    Risks and Uncertainties Involving Foreign
      Operations.................................   21
    Risks of Oil and Natural Gas Operations......   22
    Risks of Liabilities that Exceed Insurance
      Coverage...................................   22
    Risks of Environmental Costs and
      Liabilities................................   22
    Risks of Substantial Competition in
      Weatherford's Business Segments............   22
    Volatility of Common Stock Price.............   22
WHERE YOU CAN FIND MORE INFORMATION..............   24
FORWARD-LOOKING STATEMENTS.......................   26
QUESTIONS AND ANSWERS ABOUT THE MERGER...........   27
GENERAL INFORMATION ABOUT THE MEETINGS...........   30
  Date, Time and Place of Special Meetings.......   30
  Record Date and Outstanding Shares.............   30
  Purposes of the Special Meetings...............   30
    Weatherford..................................   30
    Christiana...................................   30
  Vote Required..................................   30
    Weatherford..................................   30
    Christiana...................................   30
  Voting and Revocation of Proxies...............   31
  Solicitation of Proxies........................   31
  Dissenters' Rights.............................   31
  Other Matters..................................   32
BACKGROUND OF THE TRANSACTION....................   33
WEATHERFORD'S REASONS FOR THE TRANSACTION........   45
CHRISTIANA'S REASONS FOR THE TRANSACTION.........   46
OPINIONS OF FINANCIAL ADVISORS...................   52



                                                   PAGE
                                                   ----
  Morgan Stanley Opinion.........................   52
  Prudential Securities Opinion..................   55
  American Appraisal Opinion.....................   60
RELATED PARTY TRANSACTIONS.......................   62
  The Logistic Sale and Operating Agreement......   62
  Terms of the Logistic Sale.....................   62
    General......................................   62
    Indemnification..............................   63
  Terms of the Operating Agreement...............   64
    General......................................   64
    Allocations..................................   64
    Distributions................................   64
    Management...................................   64
    Assignment, Transfer and Repurchase of a
      Member's Units.............................   64
    Dissolution and Winding Up...................   65
THE MERGER.......................................   66
  Terms of the Merger............................   66
    General Description of the Merger............   66
    Closing of the Merger........................   67
    Manner and Basis of Converting Shares........   67
    Conditions to the Merger.....................   68
    Representations and Warranties of the Parties
      to the Merger Agreement....................   70
    Conduct of Business of Christiana and
      Weatherford Prior to the Merger............   70
    Expenses.....................................   72
    Management Following the Merger..............   72
    Termination or Amendment of the Merger
      Agreement..................................   72
  Governmental and Regulatory Approvals..........   73
  Accounting Treatment...........................   73
  NYSE Listing of Weatherford Common Stock.......   73
  Federal Securities Law Consequences............   73
  Dissenters' Rights.............................   74
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS.......   76
  Federal Income Tax Consequences of the
    Merger.......................................   76
  Backup Withholding.............................   77
INTERESTS OF CERTAIN PERSONS IN THE
  TRANSACTION....................................   77
  Christiana Ownership...........................   77
  Indemnity......................................   78
WEATHERFORD SELECTED CONDENSED CONSOLIDATED
  FINANCIAL DATA.................................   79
CHRISTIANA SELECTED CONSOLIDATED FINANCIAL
  DATA...........................................   80
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  STATEMENTS.....................................   81
NOTES TO PRO FORMA CONDENSED CONSOLIDATED
  FINANCIAL STATEMENTS...........................   85
  General........................................   85
  Pro Forma Adjustments..........................   85
DESCRIPTION OF WEATHERFORD.......................   87
  Management Stockholdings.......................   88
DESCRIPTION OF CHRISTIANA........................   90
  Business.......................................   90
    General......................................   90
    Logistic.....................................   90
    Revenues.....................................   90
    Customers....................................   90
    Competition..................................   91
    Organization.................................   91
    Intellectual Property........................   91
    Weatherford..................................   92
  Properties.....................................   92
  Description of Properties......................   93
    Illinois Properties..........................   93
    Indiana Properties...........................   93
    Michigan Properties..........................   93
    New Jersey Property..........................   94
    Wisconsin Properties.........................   94
  Legal Proceedings..............................   94
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations...................................   95

                                                   PAGE
                                                   ----
    Three Months Ended September 30, 1998
      Compared to Three Months Ended September
      30, 1997...................................   95
    Net Earnings for Past Three Fiscal Years.....   95
    Fiscal 1998 Compared to Fiscal 1997..........   95
    Fiscal 1997 Compared to Fiscal 1996..........   96
    Financial Condition, Liquidity and Capital
      Resources..................................   97
    Year 2000 Disclosure.........................   98
  Directors and Executive Officers...............   99
  Executive Compensation.........................  100
  Certain Relationships and Related
    Transactions.................................  101
DESCRIPTION OF C2................................  102
  General........................................  102
  Management.....................................  102
  Description of Logistic Credit Agreement.......  103
DESCRIPTION OF WEATHERFORD AND CHRISTIANA CAPITAL
  STOCK..........................................  106
  Weatherford....................................  106
  Christiana.....................................  107
COMPARATIVE RIGHTS OF STOCKHOLDERS OF WEATHERFORD
  AND CHRISTIANA.................................  109
  Special Vote Required for Certain
    Combinations.................................  109
  Vote Required for Corporate Transactions and
    Other Matters................................  109
  Disposition of Assets..........................  110
  Power to Amend By-laws.........................  110
  Quorum Requirements for Directors' Meetings....  110
  Removal of Directors...........................  111
  Director Elections, Qualifications and
    Number.......................................  111



                                                   PAGE
                                                   ----
PRICE RANGE OF COMMON STOCK AND DIVIDEND
  POLICY.........................................  112
STOCK OWNERSHIP AND CERTAIN BENEFICIAL OWNERS....  113
  Weatherford....................................  113
  Christiana.....................................  114
LEGAL MATTERS....................................  114
EXPERTS..........................................  115
STOCKHOLDERS' PROPOSALS..........................  115
CERTAIN DEFINED TERMS USED IN THIS JOINT PROXY
  STATEMENT/PROSPECTUS...........................  116
INDEX TO CHRISTIANA FINANCIAL STATEMENTS.........  F-1
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS.........  F-2
CHRISTIANA CONSOLIDATED FINANCIAL STATEMENTS.....  F-3
APPENDIX A: AMENDED AND RESTATED AGREEMENT AND
  PLAN OF MERGER
APPENDIX B: LOGISTIC SALE AGREEMENT
APPENDIX C: FIRST AMENDED AND RESTATED OPERATING
  AGREEMENT
APPENDIX D: MORGAN STANLEY OPINION
APPENDIX E: PRUDENTIAL SECURITIES OPINION
APPENDIX G: AMERICAN APPRAISAL OPINION
APPENDIX H: DISSENTERS' RIGHTS PROVISIONS OF THE
  WISCONSIN BUSINESS CORPORATION LAW



                             OBTAINING INFORMATION



     Weatherford filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-4 to register the Weatherford common stock to be issued in the merger (the "Registration Statement"). As allowed by Commission rules, this Joint Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits thereto. This Joint Proxy Statement/Prospectus is a part of the Registration Statement and is a prospectus of Weatherford in addition to being a Joint Proxy Statement of Weatherford and Christiana for the special meetings.



     Upon your written or oral request, Weatherford will provide you without charge a copy of this Joint Proxy Statement/Prospectus and a copy of any or all of the documents incorporated by reference herein, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this Joint Proxy Statement/Prospectus incorporates. Your written or oral requests for copies should be directed to Weatherford at 5 Post Oak Park, Suite 1760, Houston, Texas 77027-3415, Attention: Secretary (telephone number: (713) 297-8400). TO OBTAIN TIMELY DELIVERY, YOU MUST MAKE A WRITTEN OR ORAL REQUEST FOR A COPY OF SUCH INFORMATION BY DECEMBER -- , 1998.



     Upon your written or oral request, Christiana will provide you without charge a copy of this Joint Proxy Statement/Prospectus and a copy of any or all of the documents incorporated by reference herein, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Joint Proxy Statement/Prospectus incorporates. Your written or oral requests for copies should be directed to Christiana at 700 North Water Street, Suite 1200, Milwaukee, Wisconsin 53202, Attention: Secretary (telephone number: (414) 291-9000). TO OBTAIN TIMELY DELIVERY, YOU MUST MAKE A WRITTEN OR ORAL REQUEST FOR A COPY OF SUCH INFORMATION BY DECEMBER -- , 1998.



     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE STATEMENTS REGARDING THE MATTERS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED STATEMENTS. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                                    SUMMARY


     This summary highlights selected information from this Joint Proxy Statement/Prospectus and may not contain all of the information that is important to you. To understand the merger and related transactions more fully, you should carefully read this entire document and the documents we refer to. See "Where You Can Find More Information" on page --.



THE COMPANIES



     Weatherford. Weatherford is a diversified international energy service and manufacturing company that provides a variety of services and equipment for the exploration, production and transmission of oil and gas. Weatherford's principal industry segments consist of drilling products, completion and oilfield products and services and artificial lift and compression products and services. Weatherford operates in most every oil and natural gas exploration and production region in the world. Sub is a wholly owned subsidiary of Weatherford that was incorporated in Wisconsin in December 1997 for the purpose of effecting the merger.



     Christiana. Christiana, through Logistic, provides public refrigerated and non-refrigerated warehousing and transportation services. Logistic provides warehousing and transportation services in all ranges of refrigerated and ambient temperatures. Logistic believes it is the nation's sixth largest provider of public refrigerated warehouse services. Logistic's refrigerated warehousing operations include temperature sensitive storage services, freezing services, vegetable processing and packaging services. Its transportation and distribution services include refrigerated and non-refrigerated transportation, full service truckload and less-than-truckload, dedicated transportation services and other specialized services. Transportation services are provided utilizing company-owned equipment and third party contract carriers. Logistic's services generally combine transportation, warehousing and information services to manage the distribution channel for a customer's products from the point of manufacture to the point of consumption. Logistic also provides a full range of international freight management services, fully computerized inventory management, assembly and repackaging. As of September 30, 1998, the book value of Christiana was approximately $100.3 million and the pro forma book value of Logistic was approximately $23.4 million.



SPECIAL MEETINGS AND RECORD DATES



     Weatherford. Weatherford is holding its special meeting at 9:00 a.m., Houston time, on December -- , 1998, at The Luxury Collection Hotel of Houston, 1919 Briar Oaks, Houston, Texas. The purpose of the Weatherford special meeting is for the Weatherford stockholders to consider and vote on the merger. Only stockholders of record at the close of business on the record date will be entitled to vote at the Weatherford special meeting.



     Christiana. Christiana is holding its special meeting at 9:00 a.m., Milwaukee time, on December -- , 1998, at the Galleria Conference Room, Firstar Center, 777 East Wisconsin Avenue, Milwaukee, Wisconsin. The purpose of the Christiana special meeting is for the Christiana shareholders to consider and vote on the merger. Only shareholders of record at the close of business on the record date will be entitled to vote at the Christiana special meeting.



     Weatherford and Christiana have fixed the record date for the special meetings to be the close of business on November -- , 1998.


REQUIRED VOTE


     Weatherford. A majority of the shares of Weatherford common stock represented at the Weatherford special meeting must vote in favor of the merger for the Weatherford stockholders to approve the merger.



     Christiana. Holders of at least 80% of the outstanding shares of Christiana common stock and the holders of at least two-thirds of the outstanding shares of Christiana common stock excluding the shares held by Sheldon Lubar and his immediate family must vote in favor of the merger for the Christiana shareholders to approve the merger. The Lubar family holds approximately 52.8% of the issued and outstanding shares of Christiana common stock.

PROPOSED TRANSACTIONS



     Weatherford and Christiana are pursuing the merger so that Weatherford can acquire a one-third interest in Logistic and the shares of Weatherford common stock held by Christiana in a transaction that will be partially tax free to the Christiana shareholders. The merger and related transactions will be effected in three parts that will all occur at the same time:



        - First, C2 will offer shares of its common stock to the Christiana shareholders on a pro rata basis for a total consideration of up to $20.8 million. C2 will apply $10.67 million of the proceeds of that offering to purchase a two-thirds interest in Logistic.



        - Second, Christiana will sell to C2 a two-thirds interest in Logistic for $10.67 million. As part of this transaction, C2 and Logistic will assume all historical liabilities of Christiana and indemnify Christiana and Weatherford from them.



        - Third, Sub will merge into Christiana with its only assets being a one-third interest in Logistic, its shares of Weatherford common stock, cash equal to the sum of Christiana's accrued unpaid taxes (without giving effect to the value of certain tax deductions to be retained by Christiana), Christiana's fixed liabilities at the time of the merger and the cash payable to the Christiana shareholders in the merger.



THE MERGER CONSIDERATION



  Christiana Shareholders.



     The consideration that Weatherford will pay to the Christiana shareholders in the merger will consist of shares of Weatherford common stock and cash.



  Weatherford Share Consideration.



     Formula for Determining Weatherford Share Conversion Ratio. Weatherford will issue a number of shares of Weatherford common stock to the Christiana shareholders for each share of Christiana common stock held by them calculated by dividing the number of shares of Weatherford common stock held by Christiana at the time of the merger by the number of shares of Christiana common stock outstanding immediately prior to the merger. Weatherford and Christiana will determine the final share consideration after the special meetings. Weatherford and Christiana expect that the share consideration will be known no later than ten days after the special meetings.



     Weatherford Share Conversion Ratio Based on Current Facts. Christiana currently holds -- shares of Weatherford common stock. Based on the 5,149,330 Christiana shares currently outstanding, each share of Christiana common stock would be converted into the right to receive -- of a share of Weatherford common stock.



     Weatherford Share Conversion Ratio in the Event the Market Price of the Weatherford Common Stock is Less Than $19.00 Per Share. If the market price of the Weatherford common stock falls below approximately $19.00 per share at the time of the Christiana special meeting, Christiana would be required to purchase up to $5.0 million in additional shares of Weatherford common stock. These purchases would be required to be made as long as the market price of the Weatherford common stock is greater than approximately $14.00 per share. Accordingly, if $5.0 million in additional shares of Weatherford common stock were to be purchased at prices between $14.00 and $19.00, the total number of shares of Weatherford common stock that would be held by Christiana would be between -- and -- . The acquisition of these shares by Christiana would result in the conversion ratio being between -- and -- of a share of Weatherford common stock for each share of Christiana common stock.

   Cash Consideration.



     Formula for Determining Cash Consideration. Weatherford will pay the cash consideration to the Christiana shareholders as follows. Within 30 days following the merger, Weatherford will calculate the amount of cash held by Christiana as of the date of the merger and reduce from that amount the liabilities of Christiana as of the date of the merger and its accrued unpaid taxes (without giving effect to the value of the tax deductions that Christiana may have realized from the exercise or cancellation of stock options). Weatherford will divide this amount by the number of shares of Christiana common stock outstanding immediately prior to the merger, with the result being the cash consideration payable per share.



     Per Share Cash Consideration Ratio Based on Current Facts. Christiana currently expects that its total cash less liabilities at the time of the merger will be between approximately $ -- million and $ -- million. The value of the tax benefits from the exercise of options is estimated at $ -- . Based on these amounts and the 5,149,330 shares of Christiana common stock currently outstanding, the holders of the Christiana common stock would receive between $3.50 and $4.00 per share in cash for their shares in the merger. The actual cash consideration could vary from these amounts to the extent there are changes in Christiana's cash and liabilities.



     Cash Consideration in the Event Christiana Purchases Additional Shares of Weatherford Common Stock. If Christiana purchases additional shares of Weatherford common stock as a result of the market price of the Weatherford common stock falling below $19.00 per share, the cash consideration to be paid in the merger could decline by up to $5.0 million, or approximately $1.00 per share of Christiana common stock. If Christiana makes additional purchases of $5.0 million of Weatherford common stock, the cash consideration that would be paid to the Christiana shareholders would likely be between approximately $2.50 and $3.00 per share. Weatherford and Christiana will not know whether this reduction will occur, and if so to what extent, until after the special meetings.



  WEATHERFORD STOCKHOLDERS.



     The merger will make no changes to the Weatherford common stock and the Weatherford stockholders will continue to hold the same number of shares of Weatherford common stock after the merger as they held before the merger.



     The merger will also result in no change in the outstanding number of shares of Weatherford common stock because the number of Weatherford shares to be issued in the merger will equal the number of shares of Weatherford common stock owned by Christiana at the time of the merger.

 RELATIONSHIP OF CONSIDERATION TO BE PAID BY WEATHERFORD TO THE ASSETS TO BE ACQUIRED IN THE MERGER



     The following chart sets forth a general allocation of the consideration to be paid by Weatherford for the assets of Christiana to be acquired by Weatherford in the merger:



                CHRISTIANA ASSETS                  CONSIDERATION ALLOCATED BY WEATHERFORD TO CHRISTIANA'S
(AFTER THE LOGISTIC SALE AND PRIOR TO THE MERGER)                          ASSETS
-------------------------------------------------  ------------------------------------------------------
Shares of Weatherford common stock held by         Shares of Weatherford common stock equal to the number
Christiana at closing                              of shares of Weatherford common stock held by
                                                   Christiana at closing(1)

Christiana cash less accrued unpaid taxes          Cash consideration (estimated to be between $3.50 and
(without giving effect to the value of certain     $4.00 per share of Christiana common stock)(2)
tax deductions to be retained by Christiana) and
fixed liabilities of Christiana not assumed by C2
and Logistic at closing

One-third interest in Logistic and certain tax     Agreement to enter into merger and bear certain costs
benefits(3)                                        of the transaction


---------------


(1) Although Weatherford will issue to the Christiana shareholders a number of shares of Weatherford common stock equal to the number of shares of Weatherford common stock held by Christiana, Christiana would not have agreed to the terms of the merger unless it would have been structured as a partially tax free reorganization.



(2) The estimate of the cash consideration is based on the balance sheet of Christiana as of September 30, 1998 after giving effect to the estimated expenses of the merger payable by Christiana and estimated cash flow through the anticipated date of closing. In addition, it is currently anticipated that the amount of cash available for distribution will be between $2.50 and $3.00 for each share of Christiana common stock if Christiana makes additional purchases of $5.0 million of Weatherford common stock. The amounts set forth for estimated cash and accrued interest, anticipated taxes due and transaction expenses are only estimates and actual expenses may vary from the amounts listed below. Any variation in these expenses could reduce the amount of cash consideration below these estimated ranges. The cash consideration, excluding additional purchases of Weatherford common stock of $5.0 million, is based upon the following:



Estimated cash and accrued interest through the closing of
  the merger................................................      $  5,900,000
Dividend from Logistic......................................        20,000,000
Repayment of a promissory note..............................         3,300,000
Proceeds from the sale of two-thirds interest in Logistic...        10,667,000
Less:
  Anticipated taxes due.....................................        (5,702,000)
  Contractual payments on option agreements.................        (1,700,000)
  Transactional expenses expected to be paid prior to or
     after the closing of the merger that are not reflected
     in cash balances at September 30, 1998.................        (1,300,000)
  Purchase of Weatherford common stock......................       (10,000,000)
                                                                  ------------
Estimated cash consideration for Christiana shareholders to
  be distributed on a pro rata basis........................      $ 21,165,000
                                                                  ============



(3) Christiana will sell two-thirds of its interest in Logistic to C2 prior to the merger.



     Under the terms of the merger agreement, Christiana is required to bear significant transaction costs, which are estimated to be approximately $2.8 million. These costs include approximately $-- of costs of Weatherford associated with its filing fees with the Commission and other regulatory bodies, its printing and mailing costs and its proxy solicitation. If the actual costs to be paid by Christiana are higher than those currently estimated, the cash consideration to be paid in the merger will be less than currently estimated. The expenses of Weatherford that are not required to be paid by Christiana are estimated at $1.5 million. Weatherford is required to pay its own legal and financial advisory fees. See "The Merger -- Terms of the Merger -- Expenses" on page -- and "Related Party Transactions" on page -- .



RELATED PARTY TRANSACTIONS



     Logistic Sale. Christiana's sale of a two-thirds interest in Logistic to C2 is an important aspect of the proposed merger. This sale will be made pursuant to the Logistic purchase agreement, under which both C2 and Logistic agreed to assume all of the obligations and liabilities of Christiana and its current and historical subsidiaries and predecessors. Christiana will sell a two-thirds interest in Logistic to allow Christiana to maintain at least a one-third ownership interest in Logistic while allowing for the management of Logistic to be transferred to C2 and because Weatherford did not wish to acquire a controlling interest in Logistic. The purchase price for the two-thirds interest in Logistic to be sold to C2 is $10.67 million and was fixed by Christiana at the recommendation of Mr. Lubar. The cash to be paid by C2 to Christiana for the two-thirds interest in Logistic will be considered in determining the amount of cash that will be paid by Weatherford to the Christiana shareholders in the merger.



     Indemnification. Weatherford would not pursue the merger with Christiana unless Logistic and C2 would fully indemnify Weatherford, Christiana and their various affiliates and representatives from the historical liabilities and obligations of Christiana and Logistic and their predecessors. Weatherford also requires Logistic and C2 to fully indemnify Weatherford and Christiana for matters relating to the transaction. Christiana shareholders should be aware that C2 and Logistic will be obligated to indemnify Weatherford for various matters including, but not limited to, the following:



     - Historical liabilities of Christiana and its current and historical subsidiaries and predecessors.



     - Any liability relating to any claim or damage by any shareholder of Christiana or Weatherford that relates to the merger, the sale of Logistic to C2 or any transaction relating to those transactions.



     - Any taxes that may arise as a result of the merger being determined not to be tax free.



     Logistic Operating Agreement. The operating agreement will govern the operations of Logistic following the merger. The terms of the operating agreement will restrict the business and operations of Logistic. In addition, various actions of Logistic will require the approval of both C2 and Christiana. Christiana also will have the right to sell its interest in Logistic to C2 and Logistic for $7.0 million in cash five years after the closing of the merger as well as the right to participate in various dispositions by C2 of its interest in Logistic. See "Related Party Transactions -- Terms of the Logistic
Sale -- General" on page -- .



     C2 and Christiana will each be entitled to Board representation proportionate to their interests in Logistic. Subject to certain exceptions, Christiana will not be able to sell or transfer its interest in Logistic without the consent of the Board of Managers of Logistic. This restriction will survive for a period of five years. Christiana may transfer its interest in the event of certain changes of control of C2.



     C2 Offering. To finance its acquisition of Logistic, C2 is offering to the shareholders of Christiana the right to subscribe for their pro rata share of the C2 common stock. The C2 offering is intended to allow the Christiana shareholders to continue to participate and have an ownership interest in Logistic. The Lubar family has committed to purchase enough shares of C2 common stock so that the net proceeds to C2, after deducting the expenses of the C2 offering, are at least $10.67 million. This commitment will provide C2 with the ability to purchase the two-thirds interest in Logistic required under the merger agreement. This Joint Proxy Statement/Prospectus is not being provided by Weatherford or C2 as part of the C2 offering.



     The merger agreement, the Logistic purchase agreement and the operating agreement are attached as Appendices A, B and C to this Joint Proxy Statement/Prospectus. We encourage you to read these documents carefully.

ORGANIZATION OF WEATHERFORD, CHRISTIANA AND LOGISTIC BEFORE AND AFTER THE TRANSACTION

     The following diagrams set forth the stock ownership and organizational structure of Weatherford, Christiana and Logistic, before and after the transaction:

                     [BEFORE AND AFTER TRANSACTION CHARTS]

* Percentage may change if Christiana makes additional purchases of Weatherford common stock.

RECOMMENDATION TO CHRISTIANA SHAREHOLDERS



     The Board of Directors of Christiana is of the opinion that the merger is in the best interests of Christiana and its shareholders and recommends that they vote "FOR" the merger proposal. There are five principal reasons for this opinion:



     - First, the use by Christiana of up to $15.0 million of its cash to acquire Weatherford common stock comes at a time when the Weatherford common stock is considered by the Christiana Board of Directors to be an attractive investment and allows the Christiana shareholders to essentially reinvest in a tax free manner the money that might otherwise have been distributed to them in the merger.



     - Second, Christiana shareholders who will become Weatherford stockholders should be able to more easily sell their Weatherford common stock than they were able to sell their Christiana common stock, because Weatherford common stock has more liquidity in the public market than does Christiana common stock.



     - Third, the merger will allow the Christiana shareholders who are primarily interested in Christiana's investment in Weatherford to obtain a direct ownership in Weatherford in a partially tax free manner while receiving cash for their interest in the rest of Christiana's businesses, primarily Logistic.



     - Fourth, the merger will allow the Christiana shareholders to receive the shares of Weatherford common stock held by Christiana without (1) Christiana incurring tax on a disposition of the Weatherford shares held by it and (2) the Christiana shareholders incurring tax on their receipt of the Weatherford shares.



     - Fifth, the merger will allow for a better valuation of the businesses of Christiana by separating Christiana's ownership of Weatherford common stock from Christiana's ownership of Logistic. The Christiana Board believes that this separation should allow for a better valuation of Logistic as a division of C2 and will benefit the Christiana shareholders to the extent they elect to invest in C2.



RECOMMENDATION TO WEATHERFORD STOCKHOLDERS



     The Board of Directors of Weatherford is of the opinion that the merger is in the best interests of Weatherford and its stockholders and recommends that they vote "FOR" the merger proposal. There are three principal reasons for this opinion:



     - First, the merger will allow Weatherford to acquire a one-third interest in Logistic for no consideration other than agreeing to be a party to the transaction. Weatherford believes that the business of Logistic is an attractive business for growth and that its investment in Logistic should increase in value with minimal investment of time and money by Weatherford. In addition, at any time after the fifth anniversary of the closing of the merger, Weatherford has the right to sell to C2 or Logistic its one-third interest in Logistic for $7.0 million.



     - Second, the merger will result in no dilution to Weatherford because the number of shares Weatherford will issue in the merger will be equal to the number of shares of Weatherford common stock held by Christiana. Any income attributable to Logistic also will be accretive to Weatherford.



     - Third, the merger will result in a better distribution of the Weatherford common stock because the Christiana shareholders will hold shares of Weatherford common stock directly rather than through Christiana.



OPINION OF WEATHERFORD'S FINANCIAL ADVISOR



     In deciding to approve the merger, the Weatherford Board received and considered the opinion dated October 9, 1998 of Morgan Stanley & Co. Incorporated, its financial advisor, as to the fairness of the consideration to be paid by Weatherford from a financial point of view as of such date. The opinion is attached as Appendix D to this Joint Proxy Statement/Prospectus. A summary of that opinion begins on page -- . You should read the opinion in its entirety to understand the assumptions made, matters considered and limits of the review undertaken by Morgan Stanley in providing its opinion.



OPINION OF CHRISTIANA'S FINANCIAL ADVISOR



     In deciding to approve the merger, the Christiana Board received and considered the opinion of Prudential Securities, its financial advisor, as to the fairness of the merger consideration to the shareholders of Christiana from a financial point of view. The opinion is attached as Appendix E to this Joint Proxy Statement/Prospectus. A summary of that opinion begins on page -- . You should read the opinion in its entirety to understand the assumptions made, matters considered and limits of the review undertaken by Prudential Securities in providing its opinion.



INTERESTS OF CHRISTIANA OFFICERS AND DIRECTORS IN THE MERGER



     When considering the recommendations of the Christiana Board of Directors, the Christiana shareholders should be aware that officers and directors of Christiana have interests and arrangements that may be different from your interests as shareholders, including the following:



     - The executive officers and directors of Christiana will be executive officers and directors of C2.



     - The Lubar family will commit to purchase shares in the C2 offering and will thereby obtain control of C2. If the Christiana shareholders do not exercise their right to purchase a pro rata interest in C2, the Lubar family's interest in C2 could increase from approximately 52% to 100%.



     - The officers and other holders of options in Christiana will be entitled to receive cash for their options based on a $40.00 market price for the Christiana common stock. This price was fixed at the time the merger agreement was initially entered into and is substantially greater than the current market price. Christiana's cash payments to such persons will be reduced to the extent necessary to allow Christiana to deduct the full amount of the payments for federal income tax purposes.



CONDITIONS TO THE MERGER AND RELATED TRANSACTIONS



     Weatherford and Christiana will complete the merger and related transactions only if certain conditions, including the following, are satisfied (or waived in certain cases):



     - Christiana and Weatherford stockholders approve the merger.



     - Weatherford and Christiana receive all required material governmental approvals and other consents.



     - Arthur Andersen LLP reconfirms at the closing that the merger will be partially tax free.



     - Christiana completes the sale of its two-thirds interest in Logistic to C2.



     - Christiana undergoes no material adverse change after the date of the merger agreement.



     - Weatherford and Christiana receive certain legal opinions.



     Each of Weatherford and Christiana may waive the various conditions that may relieve the other party from its obligation to consummate the merger, unless a law would prohibit the parties from consummating the merger even with such waiver. The conditions that a party cannot waive by law are (1) the requirements that the Weatherford and Christiana stockholders approve the merger and (2) the requirement that the Registration Statement be effective on the closing date of the merger.


     In addition, neither Weatherford nor Christiana contemplates waiving any of the conditions relating to:


     - The receipt of legal or tax opinions.



     - The receipt of a letter from Arthur Andersen LLP that the merger would not adversely affect Weatherford's ability to account for any prior or future business combinations as a pooling of interests.

     - The absence of any revocation or modification in any material manner of the fairness opinions of Morgan Stanley and Prudential Securities.



     - The consummation of the Logistic sale and the existence at Christiana of certain minimum amounts of cash as of the closing date of the merger. See "The Merger -- Terms of the Merger -- Conditions to the Merger" on page
       -- .



If either party waives any material conditions to closing the merger, Weatherford and Christiana would provide to their stockholders supplemental disclosure of such waiver and a reasonable opportunity to change their votes.



TERMINATION OF THE MERGER AGREEMENT



     Weatherford and Christiana may mutually agree to terminate the merger agreement without completing the merger. The merger agreement also may be terminated in certain other circumstances, including the following:



     - By Weatherford or Christiana if the stockholders of either company do not approve the merger.



     - By Weatherford or Christiana if the merger is not effected on or before January 31, 1999.



     - By a non-breaching party in the event of a material breach by the other party.



     - By Weatherford or Christiana if a court or governmental authority has acted to prevent the merger.



     - By Weatherford's Board of Directors or Christiana's Board of Directors if that Board determines in its good faith judgment that a termination of the merger agreement is appropriate in complying with its fiduciary duties.



     - By Weatherford or Christiana if the other party withdraws its recommendation with respect to the merger in a manner adverse to it or resolves to do the same.



REGULATORY APPROVALS



     Weatherford and Christiana have made filings and taken other actions necessary to obtain approvals from certain regulatory authorities, including antitrust authorities, in connection with the merger.



ACCOUNTING TREATMENT AND CONSIDERATIONS



     Weatherford and Christiana expect to account for the merger as a purchase under generally accepted accounting principles.



CERTAIN FEDERAL INCOME TAX CONSEQUENCES



     The merger is conditioned on the receipt of opinions from Arthur Andersen LLP that, among other things:



     - The issuance of the shares of Weatherford common stock to the Christiana shareholders will be tax free.



     - No gain or loss for U.S. federal income tax purposes will be recognized by Weatherford, Sub or Christiana as a result of the merger.



     - Weatherford and Christiana are parties to a reorganization under federal tax laws.



     - No gain or loss will be recognized by the shareholders of Christiana upon their receipt of shares of Weatherford common stock in exchange for their shares of Christiana common stock.



     Arthur Andersen has rendered an opinion as to the above matters for purposes of this Joint Proxy Statement/Prospectus. This opinion is required to be redelivered at closing. If the opinion to be delivered by Arthur Andersen is waived, or if there are modifications to the opinion that would state that the merger would be taxable in whole or in part to Weatherford, Christiana or the stockholders of Weatherford or Christiana, we will provide additional disclosure to our respective stockholders and provide you an opportunity to change your vote on the merger.



     Tax matters are complicated, and the tax consequences of the proposed transactions to you will depend on the facts of your own situation. You should consult your own tax advisors for a full understanding of the tax consequences to you of the merger.



APPRAISAL RIGHTS



     Under Wisconsin law, Christiana shareholders may dissent from the merger and demand the "fair value" of their shares in cash. To exercise this right, you may not vote your shares in favor of the merger and you must take certain other actions that Wisconsin law requires.



     Weatherford stockholders will have no right to an appraisal of the value of their shares in connection with the merger under Delaware law.



COMPARATIVE RIGHTS



     Weatherford is a Delaware corporation and Christiana is a Wisconsin corporation. The laws of those jurisdictions vary. Following the merger, Christiana shareholders will hold shares in Weatherford and Delaware law will govern their rights instead of Wisconsin law. There also exist various differences between Weatherford's certificate of incorporation and bylaws and Christiana's articles of incorporation and bylaws.



DIVIDENDS





     Weatherford and Christiana have historically not paid or declared dividends to their shareholders. Weatherford currently anticipates that for the foreseeable future it will retain any earnings to develop its business and will not pay them as dividends.



CHRISTIANA MARKET PRICE INFORMATION



     Christiana common stock is listed on the NYSE. On December 12, 1997, the last full trading day before Weatherford and Christiana publicly announced the proposed merger, Christiana common stock closed at $40 3/4 on the NYSE. On October 13, 1998, the last full trading day before Weatherford and Christiana publicly announced the execution of the amended merger agreement, Christiana common stock closed at $16 3/8 on the NYSE. On November 19, 1998, Christiana common stock closed at $21 1/4 on the NYSE.



WEATHERFORD MARKET PRICE INFORMATION



     Weatherford common stock is listed on the NYSE. On December 12, 1997, the last full trading day before Weatherford and Christiana publicly announced the proposed merger, Weatherford common stock closed at $46 3/8 on the NYSE. On October 13, 1998, the last full trading day before Weatherford and Christiana publicly announced the execution of the amended merger agreement, Weatherford common stock closed at $16 13/16 on the NYSE. On November 19, 1998, Weatherford common stock closed at $20 13/16 on the NYSE.



LISTING OF WEATHERFORD COMMON STOCK



     Weatherford has applied to list the Weatherford common stock it will deliver to Christiana shareholders pursuant to the merger agreement under the ticker symbol "WFT" on the NYSE.

                        WEATHERFORD UNAUDITED PRO FORMA
                     CONDENSED CONSOLIDATED FINANCIAL DATA


     The following tables set forth certain summary pro forma condensed consolidated financial data of Weatherford. The Unaudited Pro Forma Condensed Consolidated Statements of Income give effect to the proposed merger of Christiana as if the transaction had occurred on January 1, 1997. Because the fiscal years of Weatherford and Christiana differ, Christiana's December 31, 1997 historical operating results are based on Christiana's last two fiscal quarters of its fiscal year ended June 30, 1997, combined with the results for the six months ended December 31, 1997. The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the merger as if this transaction had occurred on September 30, 1998.



     The unaudited pro forma information below is not necessarily indicative of the results that actually would have been achieved if the transactions had been consummated as of the dates reflected, or that may be achieved in the future. You should also read the following:



     - Weatherford's Management's Discussion and Analysis of Financial Condition and Results of Operations and its financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 1997.


     - Weatherford's Quarterly Report on Form 10-Q for the period ended September 30, 1998.


     - Weatherford's Current Report on Form 8-K dated June 15, 1998, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated July 20, 1998.


     - Weatherford's Selected Condensed Consolidated Financial Data.


     - Weatherford's Pro Forma Condensed Consolidated Financial Statements and related notes.


     - Christiana's financial statements and related notes.



     The above information is included or incorporated by reference in this Joint Proxy Statement/Prospectus.



                                                                 NINE MONTHS
                                                                    ENDED              YEAR ENDED
                                                              SEPTEMBER 30, 1998    DECEMBER 31, 1997
                                                              ------------------    -----------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating Data:
  Revenues..................................................      $1,586,747           $1,969,089
  Income from continuing operations.........................          89,328              196,857
  Earnings per share from continuing operations:
     Basic..................................................      $     0.92           $     2.05
     Diluted................................................            0.91                 2.02
  Weighted average shares outstanding:
     Basic..................................................          96,973               96,052
     Diluted................................................          97,684               97,562



                                                              SEPTEMBER 30, 1998
                                                              ------------------
                                                                (IN THOUSANDS)
Balance Sheet Data:
  Total assets..............................................      $2,938,052
  Long-term debt............................................         244,552
  5% Convertible Subordinated Preferred Equivalent
     Debentures.............................................         402,500
  Stockholders' equity......................................       1,523,510

                 WEATHERFORD SUMMARY HISTORICAL FINANCIAL DATA


     The following table contains certain summary historical condensed consolidated financial data of Weatherford. You should also read the following:



     - Weatherford's Management's Discussion and Analysis of Financial Condition and Results of Operations and its financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 1997.


     - Weatherford's Quarterly Report on Form 10-Q for the period ended September 30, 1998.


     - Weatherford's Current Report on Form 8-K dated June 15, 1998, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated July 20, 1998.


     - Weatherford's Selected Condensed Consolidated Financial Data.


     - Christiana's financial statements and related notes.



The above information is included or incorporated by reference in this Joint Proxy Statement/Prospectus.



                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,                         YEAR ENDED DECEMBER 31,
                                 -----------------------   ----------------------------------------------------------
                                    1998         1997         1997         1996         1995        1994       1993
                                 ----------   ----------   ----------   ----------   ----------   --------   --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
  Revenues.....................  $1,586,747   $1,417,970   $1,969,089   $1,467,270   $1,125,803   $858,993   $671,470
  Cost of sales................   1,078,704      995,631    1,371,126    1,090,814      831,231    630,850    482,878
  Selling, general and
    administrative expenses....     213,330      189,117      264,553      209,433      195,747    155,860    127,966
  Equity in earnings of
    unconsolidated
    affiliates.................      (2,241)      (1,754)      (2,582)      (2,078)      (1,477)    (1,169)    (2,716)
  Merger costs and other
    charges....................     120,000           --           --           --       88,182      2,500      4,000
                                 ----------   ----------   ----------   ----------   ----------   --------   --------
  Operating income.............     176,954      234,976      335,992      169,101       12,120     70,952     59,342
  Interest expense.............     (40,482)     (31,273)     (43,273)     (39,368)     (33,504)   (22,384)   (11,601)
  Other income, net............       4,357        8,064       12,242        2,941        8,409        615      2,231
  Income tax (provision)
    benefit....................     (51,823)     (74,397)    (108,188)     (40,513)       4,707    (13,137)   (14,741)
                                 ----------   ----------   ----------   ----------   ----------   --------   --------
  Income (loss) from continuing
    operations.................  $   89,006   $  137,370   $  196,773   $   92,161   $   (8,268)  $ 36,046   $ 35,231
                                 ==========   ==========   ==========   ==========   ==========   ========   ========
  Earnings (loss) per share
    from continuing operations:
    Basic......................  $     0.92   $     1.44   $     2.04   $     1.03   $    (0.10)  $   0.53   $   0.58
    Diluted....................        0.91         1.41         2.01         1.01        (0.10)      0.53       0.58
  Weighted average shares
    outstanding:
    Basic......................      96,973       95,703       96,052       89,842       77,595     67,672     60,628
    Diluted....................      97,684       97,194       97,562       90,981       77,595     68,032     60,894



                                                                               DECEMBER 31,
                                       SEPTEMBER 30,   ------------------------------------------------------------
                                           1998           1997         1996         1995         1994        1993
                                       -------------   ----------   ----------   ----------   ----------   --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
  Total assets.......................   $2,924,220     $2,737,910   $2,243,633   $1,710,568   $1,464,804   $885,981
  Long-term debt.....................      244,552        252,322      417,976      416,473      303,854     56,580
  5% Convertible Subordinated
    Preferred Equivalent
    Debentures.......................      402,500        402,500           --           --           --         --
  Stockholders' equity...............    1,523,510      1,458,549    1,292,704      958,337      845,287    582,187
  Cash dividends per share...........           --             --           --           --           --         --

                  CHRISTIANA SUMMARY HISTORICAL FINANCIAL DATA


     The following table sets forth certain summary historical financial data of Christiana. The historical financial data as of and for each of the five years in the period ended June 30, 1998 was derived from the consolidated financial statements of Christiana, which were audited by Arthur Andersen LLP, independent public accountants. The historical financial data as of September 30, 1998 and for the three month periods ended September 30, 1998 and 1997 have not been audited. In the opinion of Christiana, the historical financial data as of September 30, 1998 and for the three month periods ended September 30, 1998 and 1997 include all adjusting entries necessary to present fairly the information set forth therein. The operating data for the three month period ended September 30, 1998 is not necessarily indicative of results that may be expected for the year ending June 30, 1999. You should also read the following:



     - Christiana's Management's Discussion and Analysis of Financial Condition and Results of Operations and its financial statements and related notes contained in its Annual Report on Form 10-K for the year ended June 30, 1998.



     - Christiana's Quarterly Report on Form 10-Q for the period ended September 30, 1998.



The above information is included or incorporated by reference in this Joint Proxy Statement/Prospectus.



                         THREE MONTHS ENDED
                           SEPTEMBER 30,                   FISCAL YEAR ENDED JUNE 30,
                         ------------------   -----------------------------------------------------
                          1998       1997       1998        1997       1996       1995       1994
                         -------    -------   --------    --------   --------   --------   --------
                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
  Revenues.............  $22,370    $23,047   $ 90,179    $ 84,208   $ 77,170   $126,881   $ 90,153
  Direct operating
     expense...........   18,633     19,201     76,057      70,973     65,418    104,818     74,976
  Selling, general and
     administrative
     expenses..........    2,365      2,229      8,364       8,656      7,531     11,739      8,755
                         -------    -------   --------    --------   --------   --------   --------
  Operating income.....    1,372      1,617      5,758       4,579      4,221     10,324      6,422
  Interest expense.....     (573)      (752)    (2,691)     (3,166)    (3,096)    (4,842)    (3,710)
  Equity in earnings of
     Weatherford.......       --(1)   1,937      7,872      10,479      1,745         --         --
  Other income
     (expense), net....       26       (364)    (1,012)       (923)     3,141      3,658      3,195
  Income tax
     expenses..........      323        953      3,920       4,306      2,408      3,394      2,256
  Minority interest....       --         --         --          --         --       (684)      (530)
                         -------    -------   --------    --------   --------   --------   --------
  Net income...........  $   502    $ 1,485   $  6,007    $  6,663   $  3,603   $  5,062   $  3,121
                         =======    =======   ========    ========   ========   ========   ========
  Earnings per
     share(2):
     Basic.............  $  0.10    $  0.29   $   1.17    $   1.30   $   0.69   $   0.96   $   0.59
     Diluted...........     0.10       0.29       1.15        1.29       0.69       0.96       0.59
  Weighted average
     shares
     outstanding.......    5,149      5,137      5,143       5,137      5,187      5,276      5,321



                                                                       JUNE 30,
                                SEPTEMBER 30,    ----------------------------------------------------
                                    1998           1998       1997       1996       1995       1994
                                -------------    --------   --------   --------   --------   --------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
  Total assets................    $179,351       $239,241   $142,355   $131,018   $121,742   $147,565
  Long-term debt..............      26,275         27,122     36,149     44,013     38,256     53,458
  Stockholder's equity........     100,297(3)     136,229(3)   72,085    61,077     58,710     60,088
  Cash dividends per share....          --             --         --         --         --         --

---------------


(1) On May 27, 1998, Weatherford acquired Weatherford Enterra, Inc., issuing additional shares of Weatherford common stock and thereby reducing Christiana's ownership percentage in Weatherford to approximately 4%. As a result, on May 27, 1998, Christiana changed the manner in which it accounts for its investment in Weatherford from the equity method to the cost method. Under the cost method, only dividends paid by Weatherford will be reflected in future earnings of Christiana.



(2) All earnings per share amounts have been restated to reflect the adoption of Statement of Accounting Standards No. 128, "Earnings Per Share", effective December 15, 1997.



(3) Includes $21.4 million and $57.8 million of unrealized holding gains on securities available-for-sale as of September 30, 1998 and June 30, 1998, respectively, resulting from a change in the method of accounting for Christiana's investment in Weatherford.

                       COMPARATIVE PER SHARE INFORMATION


     The following table sets forth certain historical and pro forma earnings per share and book value per share for the Weatherford common stock and the Christiana common stock. The table also reflects the equivalent per share earnings and book value with respect to one share of Christiana common stock on a pro forma basis for the merger. You should also read the unaudited Pro Forma Condensed Consolidated Financial Statements and the separate historical consolidated financial statements of Weatherford and Christiana and the related notes included or incorporated by reference in this Joint Proxy Statement/Prospectus.



                                                              NINE MONTHS ENDED       YEAR ENDED
                                                              SEPTEMBER 30, 1998   DECEMBER 31, 1997
                                                              ------------------   -----------------
Basic Earnings Per Share:
  Weatherford Historical Earnings Per Share from Continuing
     Operations.............................................        $0.92               $ 2.04
  Christiana Historical Earnings Per Share(1)...............         0.81                 0.82
  Weatherford Pro Forma Earnings Per Share from Continuing
     Operations for the Merger(2)...........................         0.92                 2.05
  Christiana Equivalent Pro Forma Earnings Per Share(3).....         0.78                 1.74
Diluted Earnings Per Share:
  Weatherford Historical Earnings Per Share from Continuing
     Operations.............................................        $0.91               $ 2.01
  Christiana Historical Earnings Per Share(1)...............         0.80                 0.81
  Weatherford Pro Forma Earnings Per Share from Continuing
     Operations for the Merger(2)...........................         0.91                 2.02
  Christiana Equivalent Pro Forma Earnings Per Share(3).....         0.77                 1.71



                                                              SEPTEMBER 30, 1998
                                                              ------------------
Book Value Per Share:
  Weatherford Historical Book Value Per Share...............        $15.63
  Christiana Historical Book Value Per Share................         19.48
  Weatherford Pro Forma Book Value Per Share for the
     Merger.................................................         15.63
  Christiana Equivalent Pro Forma Book Value Per Share(3)...         13.23


---------------


(1) Christiana's historical and pro forma earnings per share for the year ended December 31, 1997 are based on Christiana's earnings for the six months ended December 31, 1997, combined with Christiana's earnings for the last two fiscal quarters of Christiana's fiscal year ended June 30, 1997. Christiana's historical and pro forma earnings per share for the nine months ended September 30, 1998 are based on Christiana's earnings for the last two quarters of Christiana's fiscal year ended June 30, 1998 combined with Christiana's earnings for the quarter ended September 30, 1998.



(2) Gives pro forma effect to the merger.



(3) Represents the pro forma earnings per share and pro forma book value per share of .8467 of one share of Weatherford common stock issuable in the merger. The pro forma ratio of .8467 of one share of Weatherford common stock was calculated as follows:





Number of shares of Weatherford common stock held by
  Christiana................................................  3,897,462
Pro forma number of shares of Weatherford common stock
  assumed purchased with $10.0 million, based on the per
  share market price of Weatherford common stock of $21 5/8
  on September 30, 1998.....................................    462,428
                                                              ---------
Pro forma shares of Weatherford common stock held by
  Christiana................................................  4,359,890
Divided by the number of shares of Christiana common stock
  outstanding...............................................  5,149,330
                                                              ---------
Pro forma ratio.............................................      .8467



     If the market price of the Weatherford common stock declines below $19.00 per share, Christiana is required to purchase up to $5.0 million of additional shares of Weatherford common stock. These purchases, if made, would increase the conversion rate, which will increase the amount of Weatherford common stock and decrease the cash consideration.

                                  RISK FACTORS



     An investment in the Weatherford common stock offered by this Joint Proxy Statement/Prospectus involves a high degree of risk. Before you decide to invest in the Weatherford common stock offered by this Joint Proxy Statement/Prospectus, you should carefully consider the following factors, together with the information contained or incorporated by reference in this Joint Proxy Statement/Prospectus.


GENERAL

  Uncertainty of Forward-Looking Statements


     This Joint Proxy Statement/Prospectus and Weatherford's other filings with the Commission and public releases contain statements relating to future results of Weatherford (including certain projections and business trends). Weatherford believes these statements constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.


     Certain risks and uncertainties may cause actual results to be materially different from projected results. Such risks and uncertainties include, but are not limited to, the following:


        Changes in Market Conditions. Weatherford's estimates as to future results and industry trends make assumptions regarding the future prices of oil and gas and their effect on the demand and pricing of Weatherford's products and services. Any unexpected material changes in oil and gas prices or other market trends would likely affect the forward-looking information contained or incorporated by reference in this Joint Proxy Statement/Prospectus. Weatherford has made the following assumptions:



        - Average prices for oil in 1999 will be within the same general range of prices as they were in 1998.



        - Average natural gas prices for 1999 will remain at or near their current levels.



        - Client budgets will be down for most of 1999.



        - World demand for oil will be up marginally or flat.



        - Drilling activity will not begin recovering until the third or fourth quarter of 1999.



     These assumptions are based on various macro economic factors and actual market conditions could vary materially from those assumed.



        Changes in Rig Count. A material drop in the current worldwide rig count or drilling activity would likely affect the demand for Weatherford's products that are related to the worldwide rig count. Weatherford's forward-looking statements regarding its drilling products, such as drill pipe and other drill stem products, assume there will not be any further material declines in the worldwide rig count, in particular the foreign rig count.



        Changes in Inventory Levels. The timing of the improved demand for Weatherford's premium tubular products will be subject to the market conditions described above. Forward-looking statements regarding such products assume customers have deferred purchases of new products due to industry conditions and that purchases will increase in mid 1999 as inventory levels decline.



        Uncertainty of Cost Savings. The ability of Weatherford to achieve cost savings from the recent merger between EVI, Inc. and Weatherford Enterra, Inc. and from actions taken to reduce overhead costs will be dependent on market conditions becoming more stable. Weatherford's forward-looking statements regarding cost savings and their impact on Weatherford assume savings from the merger between EVI, Inc. and Weatherford Enterra, Inc. and from actions taken to reduce overhead costs in light of current market conditions.



          Integration of Mergers and Acquisitions. The full benefits of integrating the operations of EVI, Inc. and Weatherford Enterra, Inc., as well as integrating the various acquisitions that Weatherford completed over the past years, in particular synergistic growth, may not be fully realized until market conditions improve. The benefits of these combinations also depend on Weatherford's ability to penetrate new and existing markets with the new products and services acquired in the transactions. Weatherford currently is integrating such operations and acquisitions, which is a time consuming process that creates various inefficiencies during implementation. Weatherford has assumed that most of its 1997 and 1998 transactions will be substantially integrated by mid 1999.



        Dependence on Technological Advances. Weatherford's ability to succeed in its long-term growth strategy will be dependent on the technological competitiveness of its product offering. A central aspect of Weatherford's growth strategy is to enhance the technology of its products and services and to enter new and expand in existing markets with technologically advanced value-added products. Weatherford's forward-looking statements have not assumed any material near-term growth from these products.



        Year 2000 Matters. Weatherford has not fully determined the impact of Year 2000 on its systems and products, and unexpected problems associated with the Year 2000 could arise during the implementation of its Year 2000 program that could have a material adverse effect on Weatherford's business, financial condition and results of operations. Weatherford currently is in the assessment and initial implementation phases of its Year 2000 program. Weatherford has budgeted funds for this program and currently is not aware of any specific Year 2000 issue that is not being addressed that would have a material adverse effect on Weatherford.



        Economic Downturn in Asia. If the economic downturn in Asia were to cause the economies in the United States, Europe or South America to materially decline, the demand and price for oil and gas and Weatherford's products and services would fall and adversely affect the revenues and income of Weatherford and others in the industry. Weatherford has assumed that a worldwide recession will not occur as a result of the economic downturn in Asia. A material decline in the Chinese economy or devaluation of its currency could cause further deterioration to the Asian economy.



        Worldwide Political Stability. Many of the world's oil and gas reserves are located in countries or regions that are subject to political instability. Any unexpected material political event that would affect the industry or particular oil producing countries in which Weatherford operates would change the base assumptions for Weatherford's forward-looking statements regarding the industry and Weatherford's position in it. Weatherford has assumed in its forward-looking statements that there will not be any material political event that would affect the demand and pricing of oil and natural gas or the ability of Weatherford to provide its products and services worldwide.



        Currency Fluctuations. World currencies have been subject to much volatility. A material decline in currency rates could affect Weatherford's future results as well as affect the carrying values of its assets. Weatherford's forward-looking statements assume no material impact from changes in currencies in its markets because Weatherford's operations are either dollar based, paid for in local currencies or hedged.



        Global Trade Policies. Changes in global trade policies in Weatherford's markets could impact Weatherford's operations in that market. In addition, a removal of currently existing anti-dumping duties in the United States with respect to foreign drill pipe could adversely affect Weatherford's United States sales of drill pipe. Weatherford has assumed that there will be no material changes in global trading policies.



        Litigation and Legal Disputes. If Weatherford experiences unexpected litigation or unexpected results in its existing litigation having a material effect on results, the accuracy of the forward-looking statements would be affected. Weatherford's forward-looking statements assume that there will be no such unexpected litigation or results.



     Finally, Weatherford's and Christiana's future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in Weatherford's and Christiana's filings with the Commission. For additional information regarding risks and uncertainties relating to Weatherford and Christiana, see Weatherford's and Christiana's filings with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act of 1933, as amended (the "Securities Act"), referenced under "Where You Can Find More Information".

  Risks of Adverse Federal Income Tax Treatment of the Merger



     If the IRS determines that the issuance of the shares of Weatherford common stock to be issued in the merger is the IRS determines that not tax free, the Christiana shareholders will be taxed based on the value of the shares of Weatherford common stock received. The merger is conditioned on the receipt of an opinion of Arthur Andersen LLP that the issuance of the shares of Weatherford common stock to be issued to the Christiana shareholders will be tax free. While Arthur Andersen LLP has rendered that opinion for this Joint Proxy Statement/Prospectus, that opinion is not binding on the IRS. Logistic and C2 have agreed to indemnify Weatherford from any adverse tax consequences of the merger not being tax free. See "Related Party Transactions -- Terms of the Logistic Sale -- Indemnification" and "The Merger -- Terms of the
Merger -- Conditions to the Merger."



WEATHERFORD



  Effect of Market Trends in the Oil and Natural Gas Markets



     Generally, you can expect low oil prices to adversely affect demand throughout the oil and natural gas industry, including the demand for Weatherford's products. In such a case, you also could expect Weatherford's revenues and income to be adversely affected.



     The price of oil and natural gas and the level of oil and natural gas exploration activity strongly affects the demand for Weatherford's drilling products, while oil production activity directly affects Weatherford's production equipment and services.



     The recent declines in the price of oil have affected Weatherford in various ways. Weatherford's artificial lift segment has been materially affected by lower oil prices and their effect on reduced production of heavy oil production that is heavily dependent on price. Weatherford's drill pipe and drill stem products have been affected by significant declines in backlog, with demand for 1999 expected to be down between -- % and -- % from 1998. Weatherford's completion and rental business has experienced declines in line with the general reduction in industry activity, with the greatest declines occurring in the United States markets.



     Weatherford's business will continue to be affected by industry conditions, including those conditions and factors described above under "Uncertainty of Forward-Looking Statements."



  Risks and Uncertainties Involving Foreign Operations



     Disruptions may occur in Weatherford's foreign operations and losses may occur that will not be covered by insurance.



     Weatherford's equipment and services are used in approximately 84 countries by U.S. customers operating abroad and by foreign customers. Operations and sales in foreign markets are subject to substantial competition from large multinational corporations and government-owned entities and to a variety of local laws and regulations requiring qualifications, use of local labor, the provision of financial assurances or other restrictions and conditions on operations. Foreign operations also are subject to risks associated with doing business outside the U.S., including risk of war, civil disturbances and governmental activities that may limit or disrupt markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property without fair compensation. Foreign operations also may subject Weatherford to risks relating to fluctuations in currency exchange rates.



     Weatherford has drill pipe and other products manufactured for it by Oil Country Tubular Limited ("OCTL") in India under a long-term exclusive manufacturing arrangement with OCTL. Although Weatherford has sought to minimize the risks of this operation through its manufacturing arrangement and insurance, Weatherford is providing OCTL with a substantial amount of raw materials and inventory for the products manufactured by it. Weatherford's Indian operations have been adversely affected by the downturn of the economies in the eastern hemisphere. Operations in India are subject to various political and economic risks as well as financial risks with respect to OCTL.

     Weatherford's operations in Singapore, Mexico, Brazil, Venezuela, Nigeria, Algeria and Argentina are subject to various political and economic conditions existing in such countries that could disrupt operations. Weatherford generally seeks to obtain, where economical, insurance against certain political risks. Weatherford also attempts to structure its contracts and arrangements in the foreign countries in which it operates in a manner that would minimize the exposure of its assets to losses in those countries. Such efforts include structuring its sales and service contracts to be in U.S. dollars where practical and, where feasible or desirable, utilizing lease arrangements, manufacturing and distribution alliances and joint ventures for foreign manufacturing facilities. Weatherford believes that its exposure to foreign risks is not materially greater than that of its competitors.



  Risks of Oil and Natural Gas Operations



     Litigation arising from an accident at a location where Weatherford's products or services are used or provided may result in Weatherford being named as a defendant in lawsuits asserting potentially large claims. Weatherford's products are used for the exploration and production of oil and natural gas. Such operations are subject to hazards inherent in the oil and gas industry that can cause personal injury or loss of life, damage to or destruction of property, equipment, the environment and marine life, and suspension of operations. Such hazards include fires, explosions, craterings, blowouts and oil spills.



  Risks of Liabilities that Exceed Insurance Coverage



     Insurance and indemnification agreements entered into by Weatherford may not provide complete protection against casualty losses and Weatherford may not be able to maintain adequate insurance in the future at rates it considers reasonable. In addition, Weatherford may not continue to have access to insurance on terms as favorable as those for its existing arrangements. The occurrence of an adverse claim in excess of the coverage limits maintained by Weatherford could have a material adverse effect on Weatherford's financial condition and results of operations. Weatherford maintains insurance coverage that it believes to be customary in the industry against operating hazards and, whenever possible, obtains agreements from customers providing for indemnification against liability to others.



  Risks of Environmental Costs and Liabilities



     Some of the statutory and regulatory programs relating to the protection of the environment and to public health and safety that apply to Weatherford's operations authorize private suits, the recovery of natural resource damages by the government, injunctive relief and cease and desist orders. The governmental laws and regulations relating to the environment and public health and safety applicable to Weatherford's operations include certain regulations controlling the discharge of materials into the environment, requiring removal or remediation of pollutants and imposing civil and criminal penalties for violations.



     Weatherford could be liable for environmental damage caused by others or for acts of Weatherford that were in compliance with all applicable laws at the time such acts were performed. Laws and regulations protecting the environment generally have become more stringent in recent years and could become more stringent in the future. Some environmental statutes impose strict liability, rendering a person or entity liable for environmental damage without regard to negligence or fault on the part of such person or entity.



  Risks of Substantial Competition in Weatherford's Business Segments



     Competition in the oilfield service and equipment segments of the oil and gas industry is intense and, in certain markets, is dominated by a small number of large competitors, many of which have greater financial and other resources than Weatherford.



  Volatility of Common Stock Price



     The volatility of the price of Weatherford common stock will continue to be affected by the same factors that affect the volatility of the price of common stock of other companies engaged in the oil and gas industry. Christiana shareholders may face significant devaluation of the shares of Weatherford common stock they receive in the merger if the price of Weatherford common stock declines due to this volatility. Historically, and in recent months in particular, the market price of common stock of companies engaged in the oil and gas industry has been highly volatile. Likewise, the market price of Weatherford common stock has varied significantly in the past. News announcements and changes in oil and natural gas prices, changes in the demand for oil and natural gas exploration and changes in the supply and demand for oil and natural gas have all been factors that have affected the price of Weatherford common stock.

                      WHERE YOU CAN FIND MORE INFORMATION



     Weatherford and Christiana file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission pursuant to the Exchange Act. Those reports, proxy statements and other information filed by Weatherford and Christiana with the Commission can be inspected at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Please call the Commission at 1-800-SEC-0300 for further information on the public reference rooms. Copies of those materials may also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.



     The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding Weatherford and Christiana. Those reports, proxy and information statements and other information concerning Weatherford and Christiana also can be inspected and copied at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005, on which the Weatherford common stock and Christiana common stock are listed.



     For further information on Weatherford and the Weatherford common stock being offered, please review the Registration Statement, including the exhibits that are filed with it. Statements made in this Joint Proxy Statement/Prospectus that describe documents may not necessarily be complete. We recommend that you review the documents that Weatherford has filed with its Registration Statement to obtain a more complete understanding of those documents.


     The Commission allows Weatherford and Christiana to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that Weatherford and Christiana can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that Weatherford or Christiana previously filed with the Commission. These documents contain important information about Weatherford or Christiana, as applicable.

     The following documents filed by Weatherford with the Commission (File No. 1-13086) are incorporated by reference into this Joint Proxy
Statement/Prospectus:


     - Weatherford's Annual Report on Form 10-K for the year ended December 31, 1997 as amended by Amendment No. 1 and Amendment No. 2 to the Annual Report on Form 10-K on Forms 10-K/A.



     - Weatherford's Current Report on Form 8-K dated May 1, 1997, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated January 14, 1998.



     - Weatherford's Current Report on Form 8-K dated November 5, 1997, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated March 26, 1998.



     - Weatherford's Current Report on Form 8-K dated December 2, 1997, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated February 13, 1998.



     - Weatherford's Current Report on Form 8-K dated January 28, 1998.



     - Weatherford's Current Report on Form 8-K dated February 3, 1998.



     - Weatherford's Current Report on Form 8-K dated February 19, 1998, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated April 21, 1998.



     - Weatherford's Current Report on Form 8-K dated March 5, 1998, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated March 9, 1998.

     - Weatherford's Current Report on Form 8-K dated April 20, 1998.



     - Weatherford's Current Report on Form 8-K dated April 22, 1998, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated April 24, 1998.



     - Weatherford's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.



     - Weatherford's Current Report on Form 8-K dated May 15, 1998, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated May 22, 1998.



     - Weatherford's Current Report on Form 8-K dated May 27, 1998.



     - Weatherford's Current Report on Form 8-K dated June 15, 1998, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated July 20, 1998.



     - Weatherford's Current Report on Form 8-K dated July 16, 1998.



     - Weatherford's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.



     - Weatherford's Current Report on Form 8-K dated August 17, 1998.



     - Weatherford's Current Report on Form 8-K dated October 22, 1998.



     - Weatherford's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.



     - The description of Weatherford common stock contained in Weatherford's Registration Statement on Form 8-A (filed May 19, 1994) and as amended by Weatherford's Registration Statement on Form S-4, as amended (Registration No. 333-58741), including any amendment or report filed for the purpose of updating such description.


     The following documents filed by Christiana with the Commission (File No. 1-3846) are incorporated by reference into this Joint Proxy
Statement/Prospectus:


     - Christiana's Annual Report on Form 10-K for the fiscal year ended June 30, 1998.



     - Christiana's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.



     All documents filed by Weatherford and Christiana pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the special meetings shall be deemed to be incorporated herein by reference and shall be a part of this Joint Proxy Statement/Prospectus from the date of the filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Joint Proxy Statement/Prospectus, except as so modified or superseded.

                           FORWARD-LOOKING STATEMENTS



     This Joint Proxy Statement/Prospectus and Weatherford's other filings with the Commission and public releases contain statements relating to future results of Weatherford (including certain projections and business trends). Weatherford believes these statements constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. This information involves risk and uncertainty. These forward-looking statements include, but are not limited to, all statements included or incorporated herein that discuss the following:



     - Future sales, earnings, margins, production levels and costs, expected savings from acquisitions and plant expansions, demand for products, product deliveries.



     - Market trends in the oil and gas industry and the oilfield service sector thereof.



     - Expected research and development, environmental and other expenditures.



     - Year 2000 issues.



     - Specific trends relating to Weatherford's products and services. Forward-looking statements may be made by management orally or in writing including, but not limited to, the Management's Discussion and Analysis of Financial Condition and Results of Operations section and other sections of Weatherford's filings with the Commission under the Exchange Act and the Securities Act.



     Certain risks and uncertainties may cause actual results to be materially different from projected results. Those risks and uncertainties are described in "Risk Factors -- Uncertainty of Forward-Looking Statements".

                     QUESTIONS AND ANSWERS ABOUT THE MERGER



     The following questions and answers highlight selected information regarding the merger and related transactions described in this Joint Proxy Statement/Prospectus and may not contain all information that is important to you as you consider the merits of the merger. For a more complete description of the terms of the merger and the related transactions, please read this entire Joint Proxy Statement/Prospectus and the documents to which we refer. See also "Where You Can Find More Information" on page -- .



Q: I THOUGHT THE CHRISTIANA AND WEATHERFORD STOCKHOLDERS HAD ALREADY APPROVED THE MERGER. WHY ARE WE VOTING AGAIN?



A: You are right. The Weatherford and Christiana stockholders approved a merger between Christiana and a subsidiary of Weatherford pursuant to the prior merger agreement. We, however, were unable to complete that merger because the merger would not have qualified as a partially tax free reorganization for U.S. federal income tax purposes. As a result, we have changed the terms of the merger with the objective of allowing the merger to be completed on a partially tax free basis.



Q: COULD YOU EXPLAIN WHY THE PREVIOUSLY APPROVED MERGER WOULD NOT HAVE BEEN TAX FREE?



A: For the merger to qualify as a partially tax free reorganization for U.S. federal income tax purposes, the value of the Weatherford common stock at the time of the merger must represent at least 80% of the value of the consideration to be paid to the Christiana shareholders. Since the time we first entered into the prior merger agreement, the market price of the Weatherford common stock has declined by over 50%. This decline resulted in the value of the Weatherford common stock being less than 80% of the total consideration to be paid in the merger. As a result, the prior merger could not have been consummated on a partially tax free basis.



Q: HOW WERE THE TERMS OF THE PRIOR MERGER AGREEMENT CHANGED TO ADDRESS THIS TAX ISSUE?



A: We are increasing the number of shares of Weatherford common stock to be issued in the merger and decreasing the cash component of the merger. To make this change, Christiana recently used $10.0 million of its cash to purchase -- shares of Weatherford common stock at an average per share price of $--and agreed to use up to an additional $5.0 million of its cash to purchase additional shares of Weatherford common stock to the extent necessary to allow the merger to qualify as a partially tax free reorganization. In exchange, Weatherford agreed to eliminate a $10.0 million five year cash hold back so that Christiana could purchase Weatherford common stock without substantially reducing the initial cash to be paid in the merger.



Q:  WHAT ARE THE TAX SAVINGS TO BE RECEIVED BY THE CHRISTIANA SHAREHOLDERS?



A: The tax savings depend on the value of the Weatherford common stock held by Christiana and when and if those shares would have been sold. If those shares of Weatherford common stock had been sold over the last year, the taxes paid by Christiana would have ranged between $20.0 million and $106.0 million, which is between $4.00 and $21.00 per share of Christiana common stock.



Q: WHY IS CHRISTIANA GIVING WEATHERFORD A ONE-THIRD INTEREST IN LOGISTIC FOR WHAT APPEARS TO BE NO CONSIDERATION?



A: The one-third interest in Logistic is being provided to Weatherford as consideration for entering into the transaction with Christiana. Although this interest has a book value in excess of $7.0 million, the Christiana Board believes that the benefits of the transaction, in particular the tax savings to be realized by the Christiana shareholders in the transaction, are greater than the value of the one-third interest in Logistic.

Q: DID THE CHRISTIANA BOARD OF DIRECTORS CONSIDER THE DROP IN THE PRICE OF THE WEATHERFORD COMMON STOCK IN APPROVING THE MERGER?



A: Yes it did. In approving the merger, the Christiana Board noted that there had been a significant drop in the market price of the stocks of most of the publicly traded oil field service and equipment companies over the last nine months and that the drop in the price of the Weatherford common stock had not been materially greater than that of other oil field service companies. The Christiana Board in fact viewed the current price of the Weatherford common stock as an attractive investment for Christiana and its shareholders.



Q: DID THE WEATHERFORD BOARD OF DIRECTORS CONSIDER THE IMPACT OF THE RELEASE OF THE $10.0 MILLION FIVE YEAR HOLD BACK IN APPROVING THE MERGER?



A: Yes it did. In approving the merger, the Weatherford Board took into account the fact that Weatherford would not have the benefit of $10.0 million for five years on an interest-free basis and the hold back would not be available to offset unpaid indemnity claims. The Weatherford Board, however, considered the benefit of receiving the one-third interest in Logistic without the payment of any consideration other than entering into the merger agreement as outweighing the benefit of holding $10.0 million for five years for purposes of offsetting indemnity claims. The Weatherford Board also considered the ability of C2 and Logistic to pay the continuing indemnification obligations.



Q: WHY IS WEATHERFORD ACQUIRING A COMPANY ENGAGED IN THE LOGISTICS BUSINESS? WHAT SYNERGIES ARE THERE FOR WEATHERFORD IN THIS TRANSACTION?



A: Weatherford is acquiring Christiana and the one-third interest in Logistic because Weatherford believes it to be a good passive investment for Weatherford. Although Weatherford will have two representatives on the Board of Managers of Logistic, Weatherford does not intend to take an active management role in the day-to-day operations of Logistic and expects the value of the Logistic business to increase. Any increase in value would further benefit the Weatherford stockholders.



Q: WILL THE OUTSTANDING SHARES OF WEATHERFORD COMMON STOCK CHANGE AS A RESULT OF THE MERGER?



A: No. As noted above, the number of shares of Weatherford common stock to be issued in the merger will equal the number of shares of Weatherford common stock held by Christiana.



Q: WHAT IS THE RELATIONSHIP BETWEEN THE PUBLIC OFFERING BEING MADE BY C2 AND THE MERGER?



A: The public offering by C2 is a separate transaction. It is being made to all the shareholders of Christiana to allow them to participate in an investment in Logistic as part of the transaction. If you as a Christiana shareholder do not invest in C2, your only remaining interest in Logistic will be through the one-third interest held by Weatherford. You will, however, receive cash that may be utilized by you as you wish.



Q: I NOTE THAT THE TWO-THIRDS INTEREST IN LOGISTIC BEING SOLD TO C2 IS AT A PRICE LESS THAN BOOK VALUE. WHY IS IT BEING SOLD AT THAT PRICE?



A: The Christiana Board and Christiana Independent Committee have authorized the sale of a two-thirds interest in Logistic at a price less than book value for the following reasons:



          - First, the two-thirds interest will be restricted and subject to certain rights of Christiana.



          - Second, C2 will assume Christiana's historical and contingent liabilities as part of the consideration for the purchase.



          - Third, C2 will agree to give Christiana a $7.0 million put right for its interest.



          - Fourth, all Christiana shareholders will be entitled to invest in Logistic through C2 on the same basis. Based on those facts, the Christiana Board, with Mr. Lubar abstaining, decided that the proposed price was fair to Christiana and its shareholders.

Q:  WHAT SHOULD I DO NOW?

A: After reading this document carefully, you should complete and sign your proxy card and mail it in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meetings. The Board of Directors of Christiana recommends that the Christiana shareholders vote for adoption of the merger agreement and the merger. The Board of Directors of Weatherford recommends that the Weatherford stockholders vote for adoption of the merger agreement and the merger.

Q:  SHOULD I SEND MY STOCK CERTIFICATES NOW?

A: No action needs to be taken by the Weatherford stockholders. Christiana shareholders should complete the letter of transmittal that accompanies this Joint Proxy Statement/Prospectus and return it, along with their Christiana stock certificates, to Firstar Bank Milwaukee N.A. at the address listed in the letter of transmittal by no later than 5:00 p.m., central standard time,
    on      --   , 1999. Christiana shareholders who submitted their Christiana stock certificates in connection with the first special meeting of Christiana shareholders to consider the merger need not take any action regarding those certificates but should still complete and return the letter of transmittal.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:  MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote by sending in a later-dated, signed proxy card to the Secretary of your company before the special meetings or by attending your Special Meeting and voting in person.

Q:  WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETINGS?

A: You will also be asked to allow Christiana and Weatherford to adjourn the special meetings to solicit additional votes if they have not received the required votes by the time of the special meetings. We do not expect to ask you to vote on any other matters at the special meetings.

Q:  WHO SHOULD I CALL WITH QUESTIONS?

A: If you have any questions about the merger, or if you would like copies of any of the documents referred to or incorporated by reference in this Joint Proxy Statement/Prospectus, please call Georgeson & Company Inc. at (800) 223-2064. See also "Where You Can Find More Information" on page -- .

                     GENERAL INFORMATION ABOUT THE MEETINGS


DATE, TIME AND PLACE OF SPECIAL MEETINGS



     Weatherford will hold its special meeting to approve the merger at 9:00 a.m., Houston time, on December -- , 1998, at The Luxury Collection Hotel of Houston, 1919 Briar Oaks, Houston, Texas. Christiana will hold its special meeting to approve the merger at 9:00 a.m., Milwaukee time, on December -- , 1998, at the Galleria Conference Room, Firstar Center, 777 East Wisconsin Avenue, Milwaukee, Wisconsin.


RECORD DATE AND OUTSTANDING SHARES


     The only people who are entitled to notice of and may vote at the special meetings are those who are stockholders according to the Weatherford and Christiana stock records at the close of business on November -- , 1998.



     At the close of business on the record date, there were
       --       holders of record of Weatherford common stock
with       --       shares issued and outstanding and       --       holders of
record of Christiana common stock with 5,149,330 shares issued and outstanding. Each share of Weatherford common stock and Christiana common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval.



PURPOSES OF THE SPECIAL MEETINGS



     Weatherford. At its special meeting, Weatherford will ask its shareholders to consider and vote on the merger proposal and to transact such other business as may properly come before the Weatherford special meeting.



     Christiana. At its special meeting, Christiana will ask its shareholders to consider and vote on the merger proposal and to transact such other business as may properly come before the Christiana special meeting.



     If both the Weatherford and Christiana shareholders approve the merger proposal, and the other conditions necessary to consummate the merger are satisfied or waived, Logistic and C2 will assume the C2/Logistic assumed liabilities, which generally include all the debts, liabilities and other obligations of Christiana, Logistic and their current and historical subsidiaries and predecessors other than liabilities arising out of the certain assets that will be retained by Christiana after the closing of the merger. See "Related Party Transactions".


VOTE REQUIRED


     Weatherford. Weatherford's Amended and Restated By-laws provide that if a majority of Weatherford's outstanding shares entitled to vote are present at its special meeting, in person or by proxy, then there will be a quorum to transact business. Under Weatherford's listing agreement with the NYSE, a majority of Weatherford shares present, in person or by proxy, and entitled to vote must approve the merger proposal.



     At the close of business on the record date, there
were       --       shares of Weatherford common stock outstanding and entitled to vote at the Weatherford special meeting. As of the close of business on the
record date, Christiana held       --       shares of Weatherford common stock,
representing an aggregate of approximately --% of the outstanding shares. In addition, directors and officers of Weatherford and their affiliates, excluding
Christiana, held       --       shares of Weatherford common stock, representing
an aggregate of approximately -- % of the outstanding shares. These directors and officers have indicated that they intend to vote their shares to approve and adopt the merger proposal. In addition, Christiana intends to vote
its       --       shares of Weatherford common stock to approve the merger.



     Christiana. Under Wisconsin law, both the holders of 80% of the outstanding shares of Christiana common stock and two-thirds of the shares of Christiana common stock other than shares held by the Lubar family must approve and adopt the merger proposal. This means at least 31.6% of the shares of Christiana common stock other than shares held by the Lubar family must approve the merger.

     At the close of business on the record date, there were 5,149,330 shares of Christiana common stock outstanding and entitled to vote at the Christiana special meeting. At the close of business on the record date, the directors and officers of Christiana and their affiliates held 3,445,932 shares of Christiana common stock, representing an aggregate of approximately 67% of the outstanding shares. These directors and officers indicate they will vote their shares to approve the merger proposal.


VOTING AND REVOCATION OF PROXIES


     Management will vote all properly executed proxies that are not revoked at the special meetings in accordance with the instructions contained therein. If you execute and return a proxy and do not specify otherwise, the shares represented by your proxy will be voted "FOR" approval and adoption of the merger proposal in accordance with the recommendation of the Weatherford Board of Directors and the Christiana Board of Directors, as applicable. If you check the abstention box on the proxy card or fail to return the proxy card, it has the same effect as voting against the merger proposal and the proposal relating to any adjournments of the respective special meeting. You may revoke your proxy at any time before it is voted at the respective special meeting by executing and returning a proxy bearing a later date, by filing written notice of such revocation with the Secretary of Weatherford or Christiana, as appropriate, stating that you revoke the proxy or by attending the special meeting and voting in person.



     Under NYSE rules, brokers may not submit proxies authorizing a vote on the merger proposal without specific instructions from beneficial owners. An abstention will have the effect of a vote against the merger proposal. A broker nonvote will have the effect of a vote against the merger proposal. Under Delaware law and Wisconsin law, both abstentions and broker nonvotes contained on a returned proxy card will be considered present for purposes of determining the existence of a quorum at the Weatherford special meeting or the Christiana special meeting.


SOLICITATION OF PROXIES


     Weatherford retained Georgeson & Company, Inc., to help it solicit proxies at a cost of $6,500 plus expenses. Christiana retained D.F. King & Co. to help it solicit proxies at a cost of $7,500 plus expenses. In addition to solicitation by mail, the directors, officers and employees of Weatherford and Christiana may solicit proxies from their respective stockholders by personal interview, telephone, facsimile or otherwise.



     Christiana will bear the costs incurred in soliciting the proxies from both the Weatherford and Christiana stockholders. Both Christiana and Weatherford will arrange for brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record to forward the solicitation materials to the beneficial owners of those securities. Weatherford and Christiana will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in forwarding these solicitation materials.


DISSENTERS' RIGHTS


     Under Delaware law, the holders of Weatherford common stock who object to the merger proposal or abstain from voting in favor of the merger proposal will not have any appraisal rights or right to receive cash for their shares of Weatherford common stock and Weatherford does not intend to make any such rights available to its stockholders.



     Under the provisions of Wisconsin law, any Christiana shareholder who dissents from the merger will have a statutory right to demand the "fair value" of such shareholder's Christiana common stock in cash. To exercise this right, such shareholder must not vote its shares in favor of the merger and must take certain other actions required by the provisions of Subchapter XIII of the Wisconsin Business Corporation Law. See "The Merger -- Dissenters' Rights".

OTHER MATTERS

     As of the date of this Joint Proxy Statement/Prospectus, the Weatherford Board of Directors and the Christiana Board of Directors do not know of any business to be presented at their respective special meetings other than as stated in the notices accompanying this Joint Proxy Statement/Prospectus. If any other matters should properly come before the respective special meetings, including a proposal to adjourn such special meetings, management intends to vote the shares represented by the proxies with respect to such matters according to its judgement as to the merits of such matters.

                         BACKGROUND OF THE TRANSACTION

     On June 30, 1995, Weatherford acquired Prideco, Inc. ("Prideco") from Christiana and other stockholders of Prideco in consideration for the issuance of approximately 4.5 million shares of Weatherford common stock. As part of this acquisition, Christiana received 3,897,462 shares of Weatherford common stock and Sheldon Lubar, Chairman of the Board of Christiana, was appointed to the Board of Directors of Weatherford. Christiana also was given the right to name a nominee for election to the Board of Directors of Weatherford as long as Christiana's interest in Weatherford was equal to at least 8% of the outstanding shares of Weatherford common stock.

     In earlier years, Christiana developed commercial and residential properties, including projects in California, Nevada, Georgia and Texas. In 1987, the Christiana Board of Directors decided that the Company should be involved in other businesses, because of the opportunity for more favorable returns. Consequently, Christiana began a program of disposing of its real estate properties and reinvesting its available cash into other businesses, including Logistic's warehousing and logistics business. As a result of this internal restructuring, Christiana consisted primarily of two unrelated assets:
(1) its warehousing and logistics business on the one hand and (2) its Weatherford shareholdings on the other. Christiana's Board of Directors considered it desirable to separate the two operations in order that Christiana be viewed as either a warehousing and logistics business or a company involved in the engineered oilfield tools and equipment business by virtue of its Weatherford shareholdings. Over the past year, the value of Christiana stock in the market reflected primarily the underlying asset value of its Weatherford shareholdings and did not adequately reflect the value of its warehousing and logistics business. The Christiana Board was aware that a sale of the warehousing and logistics business would likely result in Christiana becoming a single business holding company and subjecting Christiana to investment company regulations, which was not an objective of the Christiana Board. Further, if the shares of Weatherford common stock were sold or distributed to the Christiana shareholders, significant taxes would be incurred at the corporate level and further at the shareholder level. The Christiana Board considered, but rejected, an outright sale of Christiana, because this would transfer ownership, but not separate the two businesses. The Board considered, but rejected, a sale of Logistic's warehousing and logistics business, because the result would leave Christiana as a nonoperating holding company. The Christiana Board also considered, but rejected, a sale of the Weatherford shareholdings, because of Christiana's view as to the future potential for increase in the value of the asset and the substantial corporate-level tax that would result from such a sale. The Christiana Board ultimately determined that a tax free merger would accomplish many of the objectives described above.

     In early June 1997, Mr. Lubar informally advised Christiana Board members that he intended to approach Weatherford to inquire as to Weatherford's interest in acquiring Christiana. The Christiana Board members informally concurred that this was appropriate and requested that Mr. Lubar keep them advised and schedule a formal meeting at an appropriate date to discuss such matter. At this time there was no intention on the part of Mr. Lubar or any other officer or director of Christiana or Logistic to purchase Logistic. Christiana, however, was not certain that Weatherford would be willing to acquire Christiana with a controlling management interest in Logistic. In considering a possible acquisition of Christiana by Weatherford, the Christiana Board of Directors took into account that if Weatherford were not willing to acquire a controlling management interest in Logistic, Christiana would be required to dispose of a controlling interest in Logistic prior to the acquisition. In such case, the Lubar family and members of Christiana and Logistic management were willing to consider purchasing such portion if that became necessary to complete a merger with Weatherford.

     On June 19, 1997, Messrs. Sheldon Lubar and Donovan sent a memorandum to Messrs. Brady, Nicholas and David Lubar describing in more detail the restructuring of Christiana focusing on providing shareholders with enhanced value in a tax efficient manner. The valuation of the components of Christiana, as well as tax liabilities and the basis of Christiana's assets, were considered. Messrs. Brady, Nicholas, D. Lubar, S. Lubar and Donovan conferred by telephone on June 20, 1997 and concurred that a tax free merger with Weatherford was desirable. Messrs. S. Lubar and Donovan advised the other directors that a meeting was scheduled with Mr. Bernard Duroc-Danner, President of Weatherford, on June 23, 1997, in Milwaukee, Wisconsin, and discussed with them the basis upon which a merger with Weatherford would be most beneficial to Christiana shareholders.

     In early June 1997, Mr. Lubar approached Mr. Duroc-Danner to inquire as to Weatherford's interest in acquiring Christiana in a tax free merger. At a meeting held in Milwaukee on June 23, 1997, at which Messrs. Lubar, Donovan and Duroc-Danner were present, the parties discussed the possible acquisition. Messrs. Lubar and Donovan expressed flexibility from Christiana's standpoint as to the structure of the transaction and the mix of the consideration between stock and cash that would be received by the Christiana shareholders. Following that meeting, Weatherford and Christiana directed their legal and tax advisors to review the possibility of an acquisition of Christiana by Weatherford and any issues relating thereto.

     Following a review of issues involved in an acquisition by Weatherford of Christiana, in July 1997, Mr. Duroc-Danner advised Mr. Lubar of Weatherford's management's interest in Weatherford pursuing a possible acquisition of Christiana on appropriate terms, including, specifically, an acquisition that would not be dilutive to Weatherford's per share earnings or cash flow and that would not involve Weatherford's full ownership and management of Christiana's warehousing and logistics business, and that the ownership and management of Christiana's warehousing and logistics business would be inconsistent with the operations of Weatherford and Weatherford's focus on the oilfield manufacturing and service business. Weatherford also advised Christiana that Weatherford would need to receive confirmation that an acquisition of Christiana by Weatherford would not adversely affect Weatherford's ability to consummate any future acquisition that would be accounted for as a pooling of interests, in particular Weatherford's then pending acquisition of XLS Holding, Inc. ("XL").

     Following these discussions, Messrs. Duroc-Danner and Lubar agreed that the most appropriate structure for an acquisition by Weatherford of Christiana would involve a transaction in which a controlling interest in Logistic's business would be sold to another entity for cash prior to Weatherford's acquisition and the consideration that would be paid to the Christiana shareholders in the acquisition would consist solely of a number of shares of Weatherford common stock equal to the number of shares of Weatherford common stock held by Christiana and an amount of cash not greater than the amount of cash held by Christiana in excess of its existing obligations.

     During discussions with Weatherford, Mr. Lubar routinely advised Christiana directors regarding such discussions. Informal Christiana Board communications consisted primarily of individual telephone calls between Mr. Sheldon Lubar and Messrs. Nicholas F. Brady and Albert O. Nicholas, Christiana directors. Messrs. Sheldon Lubar, David Lubar, a Christiana director, and William T. Donovan, Christiana's President and a director, had extensive discussions on a daily basis during these periods. Mr. Donovan also had telephone conversations with the other Christiana directors, Messrs. Brady and Nicholas, and with John R. Patterson and Gary R. Sarner, to discuss progress and solicit input in the evaluation process and to update the Christiana Board on negotiations with Weatherford. Although members of the Christiana Board were consulted during this process, Christiana did not hold any meetings of the Board in person or telephonic meetings of the Board relating to the merger at this time.

     During the course of the negotiations, Weatherford imposed additional requirements in connection with any proposed transaction, specifically, that (1) the entity that would acquire a controlling interest in Logistic must be a creditworthy entity acceptable to Weatherford, because such an entity must assume significant liabilities in connection with Christiana's and Logistic's present and prior businesses, (2) such an entity must agree to certain operational restraints in order to increase the likelihood that such an entity would be able to satisfy all assumed liabilities and (3) a substantial holdback be available as security for such assumption of liabilities. The imposition of each of the foregoing decreased the desirability of the transaction to Christiana. In periodic telephone conversations with Messrs. Nicholas and Brady and in frequent conversations with Messrs. Patterson and Sarner, Messrs. Lubar and Donovan advised them of the increasing requirements of Weatherford. On numerous occasions the directors were asked their opinion of whether the conditions imposed by Weatherford were decreasing the desirability of Christiana's completing a proposed transaction. The conclusion reached in the discussions with the directors was that Messrs. Lubar and Donovan should continue the negotiations, making as few concessions as possible.

     During this interaction with Christiana Board members, Messrs. Lubar and Donovan gave special attention to the views of Messrs. Nicholas and Brady, because each owned a significant interest in Christiana, but were not employees. While neither director was directly involved in negotiations with Weatherford, they were advised as to the increasing conditions required by Weatherford as the basis for a contemplated transaction. The views of Messrs. Nicholas and Brady of the negotiations was important for Christiana, because, without their concurrence, Messrs. Lubar and Donovan decided that they would not proceed with a transaction with Weatherford.

     In conversations with the other Christiana directors, Messrs. Lubar and Donovan specifically discussed the appropriateness of a payment of $10.67 million to be paid to Christiana for a two-thirds interest in Logistic. In particular, Messrs. Donovan, Sarner and Patterson considered the operations of Logistic and the impact on its liabilities, including the liabilities that it would have to assume in order to satisfy Weatherford's requirements and the operational restrictions under which it would have to operate in order to satisfy Weatherford. Messrs. Lubar and Donovan concluded that it was highly unlikely that any outside party would be willing to enter into a transaction on a basis acceptable to Weatherford. For these reasons they concluded that $10.67 million cash for a two-thirds interest in Logistic was appropriate. The appropriateness of the $10.67 million payment by C2 for a two-thirds interest in Logistic and the adequacy and fairness of that payment was discussed and approved by the full Christiana Board of Directors at its meeting held on November 21, 1997.

     No alternative acquisition structures were discussed or considered in that the above form of transaction was the only form of transaction that would meet the objectives of Weatherford in the transaction. The specific amount of cash that would be provided to the Christiana shareholders in such a transaction was not agreed to at that time. Because of Mr. Lubar's interest in both Christiana and Weatherford, as well as Christiana's ownership interest in Weatherford, Mr. Duroc-Danner advised Mr. Lubar that he believed that the review of the transaction and the determination of the consideration to be received should be approved and considered by a special committee of Weatherford.

     The Christiana Board of Directors did not consider a sale of all of Logistic to facilitate Weatherford's desire not to acquire a controlling interest in Logistic because (1) such a sale could have impacted the ability to effect the merger as a partially tax free reorganization and (2) Weatherford required Christiana to have assets other than Weatherford common stock at the time of the merger in order to proceed with the proposed transactions. The Christiana Board also did not consider an auction of the two-thirds interest in Logistic that Weatherford did not wish to acquire because of the perceived difficulty that would be involved in selling only a portion of the ownership interest in Logistic. In particular, the Christiana Board of Directors believed that the indemnification requirements, the distribution, operation and management restrictions and the tag-along and change in control provisions and Weatherford put rights would materially reduce the desire of a third party to acquire an interest in Logistic and would affect materially the consideration that would be received. Accordingly, the Christiana Board of Directors concluded that a sale of a two-thirds interest in Logistic to Mr. Lubar or one or more of his affiliates at a fair price reflecting these restrictions would be in the best interest of Christiana in that it would allow Christiana to effect the merger with Weatherford and receive a fair value for the interest in Logistic that Weatherford was not willing to acquire. Mr. Lubar, in his capacity both as a director of Christiana and a potential interested party through his agreement to assist in the funding of C2, took part in these discussions with the Christiana Board.

     To facilitate the consideration of a possible acquisition of Christiana by Weatherford, Messrs. Lubar and Donovan on behalf of Christiana proposed to Weatherford that the consideration to be paid by Weatherford in the acquisition would consist of (1) a number of shares of Weatherford common stock equal to the number of shares of Weatherford common stock held by Christiana and (2) an amount of cash equal to the amount of cash of Christiana in excess of Christiana's fixed liabilities, including $20.0 million from a cash dividend that would be paid by Logistic to Christiana prior to the sale of a two-thirds interest in Logistic and approximately $10.67 million cash to be paid to Christiana for such two-thirds interest in Logistic. This proposal also contemplated that, following the acquisition, Christiana's only assets would consist of the shares of Weatherford common stock then currently held by Christiana, a one-third interest in Logistic following the $20.0 million distribution and cash equal to the amount of cash payable by Weatherford to the Christiana shareholders in the merger. Mr. Lubar also advised Weatherford and Christiana that to facilitate the transaction, he and his affiliates would be willing to acquire the two-thirds interest in Logistic (and cause the acquiring entity and Logistic to assume certain obligations of Christiana) at the $10.67 million price.

     Mr. Lubar decided that $10.67 million for a two-thirds interest in Logistic was a fair price. This price for a two-thirds interest would correspond to a price for 100% of the equity interest in Logistic of $16.0 million. Christiana's management and Board determined the $16.0 million equity value principally by employing a multiple of "operating cash flow" produced by the business of Logistic. "Operating cash flow" was generally considered to be earnings before interest, taxes, depreciation and amortization. In fiscal 1997, Logistic produced $13.1 million in "operating cash flow". The multiple employed to determine the total enterprise value was six, which was based on the assessment of Christiana's management and Board of the various components of Logistic's earnings, i.e., transportation, dry public warehousing, public refrigerated warehousing and international services. No financial analysts were consulted in determining such price. This produced an enterprise value for Logistic of $78.6 million from which the anticipated level of debt of $63.0 million was subtracted, giving an equity value of Logistic of $15.8 million (rounded up to $16.0 million). Two-thirds of this value is $10.67 million. The consideration as to the appropriate cash flow multiple of six for purposes of the calculation of the purchase price for a two-thirds interest in Logistic and the anticipated level of debt was determined by Mr. Donovan on behalf of Christiana and C2 and conveyed to the full Christiana Board of Directors. Afterward, the Christiana Board of Directors took into account the advice of Mr. Donovan with respect to such cash flow multiple when it approved the transaction at the meeting held on November 21, 1997. The Board of Directors of Christiana concluded that a higher price for Logistic would not be warranted for a number of reasons. First, Logistic would be required to assume debt of approximately $63.0 million (in part to pay a cash dividend of $20.0 million to Christiana). Second, while the proposed sale price of the two-thirds interest in Logistic was approximately $4.54 million less than its book value as of June 30, 1997, the Christiana Board of Directors believed that the liability assumption obligations and restrictions imposed by Weatherford supported a sale below book value. The Christiana Board of Directors, however, also believed that the cost to Christiana for disposing of such interest at that price represented a fair discount for the assumption of obligations and restrictions imposed by Weatherford. The Christiana Board of Directors further believed that any lower amount of consideration that would be received by the Christiana shareholders from the proposed sale of the two-thirds interest in Logistic in the manner contemplated was more than offset by the benefits to be realized by the Christiana shareholders in the merger and their receipt of Weatherford common stock in a tax free manner. Third, the purchasing entity and Logistic would be required to assume various contingent and unquantifiable liabilities, including liabilities related to the historical operations of Christiana, Logistic and other companies formerly owned by Christiana. Fourth, Logistic would be required to restrict its operational activities for the benefit of Weatherford and consequently would not have complete freedom in connection with its business operations. Such restrictions were expected to include prohibitions on any of the following without approval by Weatherford: cash distributions, noncash distributions, acquisitions, liquidation and compensation. These restrictions were eventually agreed upon in the operating agreement to govern Logistic following the transaction. See "Related Party Transactions -- Terms of the Operating Agreement". Fifth, no right was available to acquire the remaining one-third interest in Logistic. Sixth, it was contemplated that Weatherford would have the ability to put its one-third interest to Logistic, thereby decreasing the value of Logistic.

     Weighing the above factors, the price of $10.67 million for a two-thirds interest in Logistic was the highest price Mr. Lubar thought appropriate. Furthermore, considering that the purchasing entity would have to be acceptable to Weatherford, Mr. Lubar felt it highly unlikely that a transaction could be concluded with any other entity paying the same or higher price for the two-thirds interest in Logistic. Mr. Lubar reached this conclusion because, in order to conclude a transaction on such a basis, any acquirer would have to be
(1) acceptable to Weatherford (primarily because Weatherford would want to assure that Logistic was operated appropriately and because Weatherford would want a creditworthy entity to be able to accept a put of the interest in Logistic and satisfy the indemnities, if any, relating to the current and historical operations of Logistic, Christiana and other companies formerly owned by Christiana), (2) willing to assume indemnity obligations to Weatherford relating to the historical operations of Logistic, Christiana and other companies formerly owned by Christiana, (3) willing to acquire less than a 100% interest in Logistic (without the right to acquire the remaining minority interest), (4) willing to accept a put on the one-third interest retained by Christiana and (5) willing to accept restricted operational activities. He considered the chances of fulfilling all such conditions remote. As a result, no consideration was given by the Christiana Board of Directors to a sale of Logistic to a bidder other than Weatherford.

     The Christiana Board of Directors also determined that a discount of $4.54 million off the then existing book value for a two-thirds interest in Logistic was an appropriate discount for a sale of a two-thirds interest in Logistic to C2 (and Mr. Lubar through his proposed interest in C2) due to the fact that a two-thirds interest in Logistic would be generally illiquid and the factors considered by Mr. Lubar described in clauses (2) through (5) in the prior paragraph. Although the impact of these factors was not subject to precise quantification, the Christiana Board of Directors believed that the discount, which was in large part reflective of the six times cash flow multiple discussed and suggested by Mr. Donovan as described above, was fair to the Christiana shareholders.

     In July 1997, Mr. Donovan commenced discussions with investment bankers regarding potential financial advisory roles. These discussions culminated with the retention of Prudential Securities on November 24, 1997 as financial advisor to Christiana.

     On August 14, 1997, Mr. Lubar advised the Christiana Board of Directors of the potential for a merger with Weatherford. The Christiana Board determined that it was not necessary to appoint a special committee at that time, even though Mr. Lubar was expected to own a significant interest in an entity that would purchase Logistic in connection with the merger. The Christiana Board noted that the outside directors, Messrs. Nicholas and Brady, were in favor of the prior merger agreement and that the prior merger agreement would not be approved without their concurrence. The views of Messrs. Nicholas and Brady were especially important for two reasons. First, unlike the other directors, they were not employed by Christiana or Logistic. Second, each held a significant interest in Christiana (9.9% in the aggregate) and therefore their interests would be aligned with other shareholders. The directors decided that it was important for all shareholders to know how each director voted on this issue. Each director voted in favor of continuing the negotiations. Because the two unaffiliated directors, Messrs. Nicholas and Brady, voted in favor of continuing the negotiations, Messrs. Lubar and Donovan had sufficient authority under applicable Wisconsin law to proceed even though the "affiliated" directors voted. During this period and until the November 21, 1997 Christiana Board meeting at which the Board of Directors of Christiana approved the merger, Messrs. Lubar and Donovan kept the Christiana Board advised of the progress of negotiations, including specifically the outside directors, Messrs. Nicholas and Brady.

     After having been advised by Weatherford that Weatherford would be interested in owning only a one-third interest in Logistic, Christiana and its Board of Directors began to consider what entity would own the remaining two-thirds interest in Logistic.

     On August 21, 1997, at the recommendation of Mr. Duroc-Danner, the Board of Directors of Weatherford appointed a special committee of the Board of Directors of Weatherford consisting of Sheldon S. Gordon, a former director of Weatherford, and Robert A. Rayne (the "Weatherford Special Committee") to review the Christiana proposal. Following that appointment, the Weatherford Special Committee directed Fulbright & Jaworski L.L.P., Weatherford's outside counsel ("Fulbright & Jaworski"), to begin negotiations with Christiana of an acquisition on terms satisfactory to Weatherford.

     In early September, Fulbright & Jaworski and Foley & Lardner, outside counsel to Christiana, began negotiations for the acquisition. In late September, Weatherford advised Christiana that in light of a number of transactions that Weatherford was then pursuing, in particular, its proposed acquisitions of BMW Monarch (Lloydminster) Ltd. and BMW Pump, Inc. (collectively, "BMW") and Trico Industries, Inc. ("Trico"), Weatherford was not in a position at that time to devote the time and resources necessary to pursue the acquisition of Christiana and that further negotiations would need to be delayed until a later date.

     On October 1, 1997, Mr. Donovan was approached by another entity inquiring about a potential interest in Logistic. This entity was an entity known to Mr. Donovan to have recently acquired a majority interest of a company involved in the public refrigerated warehousing and logistics industry. Mr. Donovan discussed with representatives of this entity the key elements of the contemplated transactions with Weatherford. Such potential purchaser indicated that it was not interested in considering such a transaction, primarily because of the indemnification provisions, the lack of a right to acquire the minority interest to be held by Weatherford and the operating restrictions imposed on Logistic.

     On October 8, 1997, following the execution of definitive agreements for the acquisitions of Trico and BMW, Mr. Duroc-Danner met in Milwaukee with Messrs. Lubar and Donovan to discuss the status and expected timing of Weatherford's review of the Christiana acquisition. Mr. Duroc-Danner subsequently contacted the members of the Weatherford Special Committee and suggested a November 11, 1997, meeting to review and discuss the terms and structure of the proposed transactions. Weatherford and Christiana then directed their advisors to resume negotiations of documentation.

     On November 7, 1997, Weatherford engaged Morgan Stanley to provide Weatherford with a fairness opinion on the proposed transactions.

     On November 11, 1997, the Weatherford Special Committee met in London with Mr. Duroc-Danner, James G. Kiley, Vice President and Chief Financial Officer of Weatherford, and representatives of Fulbright & Jaworski and Morgan Stanley to review the status and structure of the proposed transactions. At this meeting, the Weatherford Special Committee reviewed the outstanding issues with respect to the proposed transactions and the financial impact to Weatherford thereof as well as drafts of documents for the proposed transactions. The Weatherford Special Committee also reviewed various due diligence matters relating to Christiana and Logistic, including the historical businesses of Christiana, various matters relating to the prior ownership of real property by Christiana in California, the status of various lawsuits then pending against Christiana, including a class action lawsuit involving a prior real estate development in California that has since been settled, and other customary matters involving the historical business and operations of Christiana and its subsidiaries.

     Following the conclusion of the November 11, 1997 meeting of the Weatherford Special Committee, the members of the Weatherford Special Committee contacted Mr. Lubar to discuss proposed changes in the terms of the proposed transactions. Weatherford and Christiana advisers then continued negotiation of the terms of the proposed transactions, including the following: (1) that $10.0 million cash be retained by Christiana to be available to pay any unpaid indemnity claims under the Logistic purchase agreement, (2) that $10.0 million of the cash consideration proposed by Christiana to be paid in the merger be deferred for five years without interest and be subject to reduction for any liabilities or unpaid indemnity claims that may be paid by Weatherford or Christiana, (3) that Christiana pay all printing and proxy solicitation costs as well as Weatherford's filing fees with the Commission and under the HSR Act and all costs and expenses for blue sky and state securities law filings, (4) that the value of various tax benefits associated with the exercises and termination of options by Christiana prior to the merger be provided to Weatherford without offset for other income by Christiana, (5) that Christiana obtain a solvency opinion with respect to the proposed transactions, (6) that various protections be incorporated in the operating agreement to protect Christiana's minority interest in Logistic following the merger and (7) that C2 be responsible for the indemnification of the historical liabilities and obligations of Christiana and its current and historical subsidiaries and predecessors under the Logistic purchase agreement as well as be responsible to purchase Christiana's one-third interest in Logistic if Christiana were to elect to sell its one-third interest in Logistic five years after the closing. The Weatherford Special Committee requested a solvency opinion because of the various loans that were anticipated to be made to Logistic to fund a portion of the cash dividend to be made by Logistic to Christiana as a condition to the merger and given that the Logistic sale involved a transaction among affiliated parties, an independent third-party solvency opinion would provide support that the Logistic sale would not constitute a fraudulent transfer. Weatherford also conducted various additional due diligence regarding the litigation described above. Except for the class action lawsuit, which was subsequently settled, no known material liabilities or contingencies were identified during the due diligence process.

     Further negotiations between the representatives of Weatherford and Christiana with respect to open points under the agreements continued through the month of November.

     On November 21, 1997, the Board of Directors of Christiana met to consider the proposed transactions. At this meeting, representatives of Foley & Lardner and Christiana management provided presentations to the full Board of Directors describing the proposed transactions and the financial, legal and other effects of the proposed transactions on Christiana. The Board considered the advantages of the following:



     - A separation of Christiana's two principal assets, its 3,897,462 shares of Weatherford common stock and Logistic, including permitting Christiana shareholders to make more focused investment decisions based on the specific attributes of Weatherford and Christiana, as discussed more fully under "Christiana's Reasons For the Transaction".



     - The fair value Christiana shareholders would receive in the merger in the form of the Weatherford share consideration, the cash consideration and the $10.0 million contingent cash payment.



     - The tax free nature of the Weatherford share consideration to Christiana shareholders.



     - The right of each Christiana shareholder to purchase his or her pro rata interest in C2 and thereby maintain an ownership interest in Logistic. The Board also determined that a fairness opinion from Prudential Securities, based on the terms described at the meeting, would be necessary.



     The Christiana Board also considered the cost to the Christiana shareholders in connection with the merger, including, specifically, that the merger would preclude other alternatives in the future, that the $10.0 million contingent cash payment would not bear interest, that Christiana (which following the merger will be a wholly owned subsidiary of Weatherford) would retain a one-third interest in Logistic and the cost associated with converting the Logistic business to the business of C2. The Christiana Board further considered that the proposed transactions would increase the exposure of Christiana shareholders to fluctuations in the price of Weatherford common stock, as described more fully in "Christiana's Reasons For the Transaction". The Christiana Board, nevertheless, considered that the advantages outweighed such disadvantages. In considering the proposed transactions, the Christiana Board of Directors also noted that the potential tax benefits that could be realized by Christiana (and therefore accruing to the benefit of Christiana's shareholders through the elimination of double taxation) through the merger (versus other alternatives) ranged from $57.8 million on August 14, 1997, the date of the Christiana Board's first meeting to consider the potential for a merger with Weatherford, to $72.0 million on November 21, 1997, the date the Christiana Board approved the merger, and, based on its favorable outlook on Weatherford common stock, the Christiana Board expected these tax benefits to increase. Except for the quantification of these tax benefits and its analysis of the potential value of Logistic as described above, the Christiana Board of Directors did not assign values or quantify further its analysis of the transaction. Following these presentations and discussions at the November 21, 1997 Board meeting, the Board of Directors of Christiana unanimously approved the prior merger agreement and related transactions (including, specifically, the sale of two-thirds of Logistic to C2) and determined that the prior merger agreement and related transactions were in the best interest of Christiana and fair to the Christiana shareholders, including the unaffiliated shareholders.



     A special committee of the Christiana Board was not established at the time of the November 21, 1997 Board meeting because the Christiana Board noted that the two outside directors, Messrs. Nicholas and Brady, who were present and voting, approved the prior merger agreement and related transactions and concluded that the merger pursuant to the prior merger agreement and related transactions were in the best interest of Christiana. The views of Messrs. Nicholas and Brady were especially important to Christiana for two reasons. First, unlike the other directors, they were not employed by Christiana or Logistic. Second, each held significant interest in Christiana (9.9% in the aggregate) and therefore their interests would be aligned with other shareholders. Because the two unaffiliated directors, Messrs. Nicholas and Brady, voted in favor of the merger pursuant to the prior merger agreement and related transactions, Messrs. Lubar and Donovan had sufficient authority under applicable Wisconsin law to proceed even though the "affiliated" directors voted. This approval was subject to the finalization of the documentation relating to the proposed transactions, the receipt of the opinion of Prudential Securities as to the fairness, from a financial point of view, of the proposed transactions to the shareholders of Christiana (the "Prudential Securities Opinion"), satisfaction of other closing conditions and approval of the final documentation for the merger pursuant to the prior merger agreement by the President of Christiana.

     The Christiana Board of Directors did not believe that it was necessary to engage an independent third party to conduct an analysis as to the appropriate valuation of the two-thirds interest in Logistic proposed to be sold to C2 on the basis that the Board was familiar with the business of Logistic and had historical expertise and knowledge as to financial matters. In addition, the Board of Directors believed that, by providing the Christiana shareholders with the right to invest in C2, the need and expense of obtaining a third party independent valuation of Logistic was not in the interest of the Christiana shareholders and would not have provided any additional meaningful basis for determining the fairness of the transaction to Christiana.



     To assure the fairness of the proposed sale of Logistic to C2 at the price contemplated by the Logistic purchase agreement, Christiana required C2 to offer to the Christiana shareholders the right to participate and invest in C2 on the same terms and conditions as the Lubar family. Christiana also required Weatherford to agree to procedural terms relating to the payment of the cash consideration that would allow the Christiana shareholders to apply the cash consideration payable to them directly toward the purchase of shares of C2 common stock. The Christiana Board of Directors believes that this right to participate in the ownership of C2 common stock provides substantial procedural fairness to the proposed sale of Logistic and allows the Christiana shareholders to continue to participate in the ownership of Logistic if they so desire.



     On December 1, 1997, the Weatherford Special Committee met to review the prior merger agreement. At this meeting, representatives of Fulbright & Jaworski and Morgan Stanley provided to the Weatherford Special Committee an updated summary of the financial, legal and other effects of the proposed transactions. The terms of the documentation were also reviewed. Morgan Stanley further advised the Weatherford Special Committee that it was prepared to deliver its fairness opinion if the proposed transactions were to be effected on the terms described at the meeting. A draft of the fairness opinion was provided and reviewed by the Weatherford Special Committee. After discussion, the Weatherford Special Committee determined that the proposed transactions were desirable for Weatherford and that it would recommend to the full Board of Directors of Weatherford that the prior merger agreement be approved.



     Later on December 1, 1997, the Board of Directors of Weatherford met to consider the prior merger agreement. At this meeting, representatives of Fulbright & Jaworski and Morgan Stanley provided presentations to the full Board of Directors describing the proposed transactions and the financial, legal and other effects of the proposed transactions on Weatherford. The Weatherford Special Committee also provided a report to the Weatherford Board of Directors outlining its findings and recommendations. Morgan Stanley further advised the Weatherford Board of Directors that it was prepared to deliver its opinion as to the fairness, from a financial point of view, of the consideration to be paid by Weatherford pursuant to the Prior merger agreement (the "Morgan Stanley Opinion"), if the proposed transactions were to be effected on the terms described at the meeting. A draft of that opinion was provided to the Board of Directors. Following these presentations, the Board of Directors of Weatherford, with Mr. Lubar abstaining from voting, unanimously approved the merger pursuant to the prior merger agreement and determined that the merger pursuant to the prior merger agreement was in the interest of Weatherford. This approval was subject to the finalization of the documentation relating to the proposed transactions, the receipt of the Morgan Stanley opinion, satisfaction of certain other conditions and approval of the final documentation for the proposed transactions by the Weatherford Special Committee.



     From December 1, 1997, through December 12, 1997, the final terms of the prior merger agreement were negotiated between Weatherford and Christiana.



     On or about December 11, 1997, C2 was formed for the purpose of acquiring the two-thirds interest in Logistic.



     On December 12, 1997, the Weatherford Special Committee approved the final terms of the prior merger agreement and Morgan Stanley delivered its oral opinion to the Weatherford Special Committee with respect to the prior merger agreement, which was subsequently confirmed in writing.



     On December 12, 1997, the President of Christiana approved the final terms of the prior merger agreement and Prudential Securities advised the President that it was in a position to deliver its opinion to the effect that the transaction (which for the purposes of the Prudential Securities Opinion is defined as the merger, the Logistic sale and the C2 offering) was fair, from a financial point of view, to the shareholders of Christiana.

     On December 15, 1997, Weatherford and Christiana executed the prior merger agreement and Logistic purchase agreement.



     On April 9, 1998, Mr. Duroc-Danner advised Mr. Lubar that Weatherford would be unable to consummate the merger until mid July 1998 because of an accounting requirement that would not allow Weatherford to account for the merger of EVI, Inc. (the predecessor of Weatherford) with Weatherford Enterra, Inc. as a "pooling of interests" if the merger were to close prior to Weatherford's publication of 30 days of combined results with Weatherford Enterra, Inc. This delay would have allowed both Christiana and Weatherford to terminate the prior merger agreement after June 30, 1998. Messrs. Duroc-Danner and Lubar agreed that it would be desirable to amend the prior merger agreement to extend the termination date. In connection with such amendment, Christiana requested that other modifications be made to the prior merger agreement and the Logistic purchase agreement to provide for the payment of the $10.0 million contingent cash payment after four years, greater operational flexibility and certain clarifying changes.



     On April 29, 1998, the Weatherford Special Committee considered the requests by Christiana and approved an amendment to the prior merger agreement and the Logistic purchase agreement that (1) extended the termination date of the prior merger agreement to October 31, 1998 and (2) allowed for the payment of the $10.0 million contingent cash payment on the earlier of (a) the fifth anniversary of the closing of the merger and (b) the date that Christiana received consideration with a fair market value of $20.0 million or more in connection with a sale of its one-third interest in Logistic. The inclusion of the early $10.0 million contingent cash payment provision was agreed to in order to allow the Christiana shareholders to receive such funds if Weatherford has received sufficient funds in respect of Christiana's interest in Logistic that is substantially in excess of the $10.0 million cash required to be retained by Christiana after the merger. The amendment also clarified certain provisions of the Logistic purchase agreement, in particular Christiana's "participation rights" in the event of a "change of control" of C2. The principal change was that no "change in control" would be deemed to occur if the Lubar family retains at least a 25% voting and ownership interest in C2 or the resulting entity.



     On May 12, 1998, Mr. Donovan telephoned the Christiana directors to advise them of the proposed amendment. On May 13, 1998, Mr. Donovan substantively described in writing the proposed amendment to the Christiana Board of Directors. Directors approving the amendment were requested to sign and return a consent action. The directors unanimously approved the amendment, which approval was effective on May 15, 1998.



     The amendment to the prior merger agreement and the Logistic purchase agreement was approved by the Weatherford Board of Directors upon the recommendation of the Weatherford Special Committee by written consent, with Mr. Lubar executing the consent only to comply with the requirements of Delaware law, but effectively abstaining from voting. On May 25, 1998, the amendments to the prior merger agreement and the Logistic sale Agreement were executed.



     On or about July 17, 1998, Weatherford and Christiana mailed to their respective stockholders proxy materials to vote upon the approval of the prior merger agreement. Subsequent to the mailing of those materials, the market price of the Weatherford common stock declined below $30 per share, the price at which Christiana shareholders could receive shares of Weatherford common stock in a tax free manner. The impact of this decline was that the shares of Weatherford common stock that would have been issued in the merger could no longer be received by the Christiana shareholders in a tax free manner. During the first week of August, representatives of Christiana and Weatherford discussed various possible amendments to the prior merger agreement that would have allowed the Weatherford shares to be received in a tax free manner. The alternatives that were discussed included a purchase of Weatherford common stock by Christiana, a purchase of Weatherford common stock by Weatherford and a corresponding adjustment to the cash and stock components of the merger, a dividend or distribution by Christiana of some or all of its cash to its shareholders and a combination of the foregoing. In reviewing these alternatives, Weatherford and Christiana determined that these alternatives would require new approvals by their shareholders and that there was not sufficient time to obtain these approvals prior to the shareholder meetings of Weatherford and Christiana that were scheduled to be held on August 17, 1998.

     On August 7, 1998, the Board of Directors of Weatherford held a special telephonic meeting to consider possible changes to the prior merger agreement to allow the Weatherford shares to be received in a tax free manner. After discussion of these matters and at the request of Christiana, no action was taken by the Weatherford Board. The Weatherford and Christiana Boards also determined that it would be in the best interest of their respective companies to proceed with a vote of their stockholders on the prior merger agreement and to monitor the market price of the Weatherford common stock to see if the price of the Weatherford common stock would rise to above $29 per share so as to allow the merger to be completed on its original terms.



     On August 17, 1998, the special meetings of the stockholders of Weatherford and Christiana were held to consider and act upon the prior merger agreement. At those meetings, the stockholders of Weatherford and Christiana overwhelmingly approved the prior merger agreement with approximately 71% and 89% of the total outstanding shares of Weatherford common stock and Christiana common stock, respectively, voting in favor of the proposal. The percentage of Christiana shares that voted in favor of the merger that were not held by the Lubar family was approximately 98%.



     Following the approval of the prior merger agreement, Weatherford and Christiana agreed to continue to monitor the market price of the Weatherford common stock to see whether or not the price of the Weatherford common stock would rise to above $29 per share so as to allow the merger to be completed on its original terms.



     Given the overwhelming support of the Christiana shareholders in favor of the merger, on or about September 11, 1998, Mr. Donovan met with Mr. Lubar to explore modifications that would permit the transaction to close, but still on a partially tax free basis. They agreed that any restructuring would have to have a high degree of certainty that the transaction, as modified, would close. Mr. Donovan and Mr. Lubar consulted with Christiana's legal counsel and accountants concerning this matter. The alternatives considered by Messrs. Lubar and Donovan were primarily focused on a purchase of shares of Weatherford common stock by Christiana using Christiana's funds. They also considered (1) an alternative that would have had Weatherford purchase its own shares prior to the merger with the cost of the purchase to be reduced from the cash consideration and (2) an alternative of a special dividend by Christiana. They did not pursue the first alternative because of Weatherford's statements that it would not agree to that type of transaction. They did not pursue the second alternative because of the tax implications of the dividend.



     After giving consideration to the impact on Christiana of not pursuing a merger with Weatherford, Mr. Donovan determined that the transaction would still be partially tax free if Christiana used its cash to purchase additional shares of Weatherford common stock, for which Christiana shareholders would receive newly issued Weatherford common stock on a one-for-one basis. Mr. Donovan concluded that, if Christiana made such purchases, Weatherford might be willing to eliminate the $10.0 million contingent cash component of the original merger proposal. This would benefit Christiana shareholders because these funds would no longer be subject to contingent claims and because Christiana shareholders would have more control over when they were taxed (since cash is taxed when received, but Weatherford common stock is not taxed until sold, which is in a shareholder's discretion). Christiana also determined that if a portion of its cash were to be utilized to purchase shares of Weatherford common stock, the use of that cash would enhance the likelihood that the merger could be effected on a partially tax free basis in that the common stock component of the consideration to be paid in the merger would increase and the cash component would decrease. Christiana concluded that if it were to acquire Weatherford common stock with the $10.0 million cash that was to be retained by Weatherford pursuant to the original merger proposal, then the merger could be consummated even if the market price of the Weatherford common stock at closing was lower. Christiana also determined that if it spent an additional $5.0 million to purchase Weatherford common stock, the price of Weatherford common stock could be even lower and the merger could still be consummated.



     Mr. Donovan and Mr. Lubar also concluded that the original reasons for the merger as described in "Christiana's Reasons for the Merger" were still valid, including, specifically, Christiana's interest in separating the large Weatherford holdings from Logistic and significantly increasing the marketability and liquidity of the holdings of the Christiana shareholders.

     On September 17, 1998, Mr. Donovan presented this matter to the Christiana Board. The Christiana Board considered three courses of action: (1) continue the present course of monitoring Weatherford common stock, then close the existing transaction if the Weatherford common stock price rose to approximately $30 or higher per share, (2) request that Weatherford and Christiana mutually terminate the transaction or (3) restructure the transaction in a way that would increase the assurance that the transaction could close at a lower per share Weatherford common stock price. Mr. Donovan described the modifications discussed with Mr. Lubar. Considering that over 89% of the outstanding shares of Christiana common stock were voted in favor of the merger, the advantages gained by the elimination of the contingent cash consideration, that the original reasons for the transaction were still valid and that there was increased assurance that the modified transaction would close, the Christiana Board agreed that Weatherford should be contacted regarding an amendment to the existing transaction on the terms proposed by Messrs. Donovan and Lubar.



     On September 24, 1998, the Christiana Board appointed an independent committee consisting of Messrs. Nicholas and Brady (the "Christiana Independent Committee"). In approving the prior merger terms, the Christiana Board adopted internal procedures to assure the procedural fairness of the merger in light of the interest of Mr. Lubar and his family in the transaction. The Christiana Board decided to appoint the Christiana Independent Committee to consider the amended merger agreement because the Christiana Board concluded that the appointment of the independent committee would more formally reflect the internal procedures followed by the Christiana Board in approving the prior terms. In so doing, the Christiana Board empowered the Christiana Independent Committee with the authority to:



     - Review all aspects of the merger including any proposed amendment to the prior merger agreement.



     - Approve any amendments to the prior merger agreement and recommend such amendments to the full Christiana Board.



     - Have a telephonic meeting with Prudential Securities regarding the opinion of Prudential Securities as to the fairness of the transaction as amended.



     - Negotiate or oversee the negotiation of any amendments to the prior merger agreement.



     - Take such further action as necessary to amend the prior merger agreement consistent with interests of Christiana and its shareholders.


     The Christiana Independent Committee instructed Mr. Donovan to communicate with Weatherford and then report to the Christiana Independent Committee.

     On September 18, 1998, Mr. Donovan contacted Curtis Huff, General Counsel for Weatherford, regarding Christiana's position. Mr. Huff advised Mr. Donovan that he would present the Christiana proposal to the Board of Directors of Weatherford.

     On September 19, 1998, members of the Board of Directors of Weatherford were contacted by management of Weatherford to discuss the general proposal by Christiana.


     Because the composition of the Weatherford Board had changed since its approval of the prior merger agreement and there remained only one member of the Weatherford Special Committee (Robert Rayne), it was the consensus of the Weatherford Board that approval of amendments to the prior merger agreement should be approved by the full Board of Directors without the participation of Mr. Lubar. Based on this conclusion, on September 21, 1998, Messrs. Duroc-Danner and Huff met with Philip Burguieres and Robert Moses, two new independent directors of Weatherford, to discuss with them in detail the historical terms and rationale for the merger and the general terms of the new proposal by Christiana.



     On September 22, 1998, the Weatherford Board of Directors met. At that meeting, the Weatherford Board of Directors was provided a presentation on the proposed amendments to the prior merger agreement. After discussion and review of the proposal, the Weatherford Board of Directors, with Mr. Lubar not participating in the vote, approved the amended merger agreement. The amended merger agreement provided for the release of the $10.0 million holdback in consideration for Christiana's commitment to spend up to $15.0 million cash for the acquisition of Weatherford common stock if necessary to allow for the merger to be consummated. The Weatherford Board of Directors also required Christiana to commit to spend $10.0 million of the cash prior to the date of mailing of the Joint Proxy Statement/Prospectus for such purchases regardless of the market price of the Weatherford common stock. The Weatherford Board of Directors also conditioned its approval on the receipt of another fairness opinion from Morgan Stanley to the effect that the consideration to be paid pursuant to the amended merger agreement is fair to Weatherford from a financial point of view. In approving the amended merger agreement, the Weatherford Board gave particular weight to the desire to obtain certainty for the consummation of the merger and agreed to the release of the $10.0 million holdback in exchange for the greater certainty provided by the commitment by Christiana to purchase additional shares of Weatherford common stock.

     Following this meeting, representatives of Weatherford and Christiana negotiated the final terms of the amended merger agreement.

     On October 12, 1998, Prudential Securities delivered to Christiana a new opinion that the transaction (which for purposes of the Prudential Securities Opinion is defined as the merger, the Logistic sale and the C2 offering) was fair to the shareholders of Christiana from a financial point of view.

     The Christiana Independent Committee met twice, on October 9 and 12, 1998, to consider whether to recommend the amended merger agreement to the Christiana Board. At the October 12, 1998 meeting, Prudential Securities met telephonically with the Christiana Independent Committee to discuss in detail the analysis of Prudential Securities and its opinion regarding the fairness of the transaction to the Christiana shareholders from a financial point of view, which consisted of a comparable transactions analysis, a transaction consideration analysis and a stock trading history analysis, all of which are summarized below under "Opinions of Financial Advisors -- Prudential Securities Opinion". On October 12, 1998, the Christiana Independent Committee considered such analysis and opinion, along with the proposed terms of the amended merger agreement. At both meetings, the Christiana Independent Committee concluded that the amended transaction was fair from a financial point of view and in the best interests of Christiana and all of its shareholders, including those shareholders who are unaffiliated with the Lubar family. As a result on October 12, 1998, the Christiana Independent Committee recommended the amendment to the full Christiana Board.

     On October 12, 1998, the Christiana Board met to review the Christiana Independent Committee's recommendations. The Board reviewed the proposed text of the amended merger agreement and considered the opinion of Prudential Securities. The Board specifically considered that, if Christiana made the purchases of Weatherford common stock, the possibility existed that the stock price could nevertheless decrease and, if it decreased below approximately $13 per share, the transaction would still not be able to close because it would be a taxable transaction. Nevertheless, the Board considered that the proposed amendment provided significant advantages to Christiana shareholders, namely, the elimination of the $10.0 million holdback, an increased certainty that the transaction would close (because, without the amendment, the transaction would not be able to close unless the Weatherford common stock price was $30.00 or higher, which was deemed unlikely to occur before the October 31, 1998 termination date) and the advantages of being able to defer taxes on a higher portion of the consideration. The Christiana Board, with Mr. Lubar abstaining from voting, then approved the transaction.

     On October 12, 1998, Morgan Stanley delivered to Weatherford a new opinion that the consideration to be paid by Weatherford pursuant to the merger agreement was fair from a financial point of view to Weatherford.

     Weatherford and Christiana executed the amended merger agreement on October 14, 1998.

                   WEATHERFORD'S REASONS FOR THE TRANSACTION


     The Board of Directors of Weatherford, with Mr. Lubar abstaining, has approved the merger proposal and recommends that the stockholders of Weatherford approve the merger proposal. The Weatherford Board of Directors believes that the merger is in the interest of Weatherford and its stockholders for the following reasons:



     - The merger will provide Weatherford a one-third interest in Logistic with a pro forma book value in excess of $7.0 million, and certain tax benefits, all without any consideration other than transaction costs and the exposure to certain contingent liabilities for which indemnity is being provided by C2 and Logistic.



     - The merger is expected to further improve the liquidity of the Weatherford common stock by placing the equivalent number of shares of Weatherford common stock that are held by Christiana directly in the hands of the Christiana shareholders.



The Weatherford Board of Directors believes that the transaction is beneficial to Weatherford because of the favorable financial terms provided to Weatherford for effecting the transaction. Except for the exposure to certain contingent liabilities for which indemnity is being provided by C2 and Logistic, the Board of Directors of Weatherford does not believe that there exists any material negative aspects of the transaction to the stockholders of Weatherford. Such a transaction would not be available to Weatherford other than pursuant to the terms of the merger.



     In considering the approval of the merger, the Weatherford Special Committee and the Board of Directors of Weatherford noted that Weatherford, through its ownership in Christiana, would be provided with an option to dispose of Christiana's one-third interest in Logistic five years from the date of the merger for a cash consideration of $7.0 million. The Weatherford Special Committee and Weatherford Board of Directors also noted that pursuant to the transaction, Weatherford would be entitled to various tax benefits having a potential value of up to approximately $600,000. The Weatherford Board of Directors also specifically took into consideration the impact of the recent amendment to the merger agreement on Weatherford and its stockholders. In particular, the Board of Directors noted that the release of the $10.0 million cash holdback that would have been available for payment of unpaid indemnification claims would no longer be available to Weatherford. The Board of Directors, however, determined the potential benefits to Weatherford of receiving a one-third interest in Logistic without providing any consideration other than the agreement to pursue the transaction with Christiana outweighed the detriments to Weatherford of being exposed to contingent liabilities for which there would not be a cash holdback. The Board of Directors of Weatherford also considered the potential value of Logistic in the future and the benefit that a one-third interest in Logistic would provide to Weatherford.



     The Weatherford Special Committee and the Weatherford Board of Directors also considered a number of other factors in approving the merger. Principal among these additional factors was the fact that under the terms of the merger agreement and the Logistic purchase agreement, Logistic and C2 are required to indemnify Weatherford and Christiana for all current and historical fixed and contingent liabilities relating to the businesses of Christiana, Logistic and their respective current and historical subsidiaries and predecessors. In addition, the Board of Directors of Weatherford considered the fact that Christiana, C2 and Weatherford would receive an opinion from American Appraisal to the effect that the transaction would not render Christiana, Logistic or C2 insolvent and that the value of the assets of C2 and Logistic would be sufficient to satisfy the liabilities of Christiana, C2 and Logistic after giving effect to the transaction. See "Opinions of Financial
Advisors -- American Appraisal Opinion". The Board of Directors of Weatherford further considered the fact that another fairness opinion beyond the date of the amended merger agreement would not be provided in the transaction and that the other conditions to the closing of the transaction provided appropriate protection to Weatherford for changes in circumstances between the date of the opinion and the consummation of merger. The Weatherford Board of Directors also placed considerable weight and reliance on the opinion of Arthur Andersen LLP to the effect that the merger would be tax free to Weatherford and Christiana and on the fact that even if the merger were subsequently found not to be tax free, the merger would only be considered to be a taxable purchase of stock of Christiana from the shareholders of Christiana and therefore would not trigger any material tax liabilities to Weatherford or Christiana. The Board of Directors of Weatherford also noted that, under the terms of the Logistic purchase agreement, Logistic and C2 will be fully responsible for, and will indemnify Christiana and Weatherford against, any and all tax liabilities that may arise in connection with the merger. Finally, the Weatherford Special Committee and the Weatherford Board of Directors considered the opinion of Morgan Stanley dated October 9, 1998 that the consideration to be paid by Weatherford pursuant to the amended merger agreement was fair from a financial point of view to Weatherford.

     In approving the amended merger agreement, the Weatherford Board further took into account the fact that the stockholders of Weatherford had approved the prior merger agreement and that a substantial portion of the benefits that were contemplated to be realized by the prior merger agreement would continue to be realized by the amended merger agreement.

     Although no specific weight was given to any one of the above described reasons or factors by the Weatherford Board in approving the merger, the ability of Weatherford to acquire a one-third interest in Logistic without any significant cost to Weatherford other than transactional costs and with a complete indemnity from Logistic and C2 for prior liabilities of Christiana, Logistic and their respective current and historical subsidiaries and predecessors was considered to be the most important factor by both the Weatherford Special Committee and the Weatherford Board of Directors. The foregoing factors were all the material factors considered by Weatherford's Board of Directors.

                    CHRISTIANA'S REASONS FOR THE TRANSACTION

     The Board of Directors of Christiana has approved the merger proposal and recommends that the shareholders of Christiana approve the merger proposal. The Christiana Board of Directors believes that the merger is in the interest of Christiana and its shareholders. Christiana's Board of Directors has had for some time a strategic interest to separate the company's large Weatherford shareholdings from its operating business, Logistic, in order to achieve a more representative company valuation today and into the future. The Board has not been interested in liquidating the Weatherford shareholdings given Christiana's view as to the future potential for increase in the value of this asset and the substantial corporate-level tax that would result from such a liquidation. Various alternative transactions were considered in order to accomplish these objectives, as described more fully under "Background of the Transaction". In addition, as described under "Background of the Transaction", Weatherford had advised Christiana that Weatherford was not interested in pursuing an acquisition of Christiana if the transaction would be dilutive to Weatherford's per share earnings or cash flow or would involve Weatherford's full ownership and management of Christiana's warehousing and logistics business. Accordingly, the Christiana Board of Directors did not believe an alternative transaction was feasible. The proposed structure allows Christiana shareholders to exchange their shares of Christiana common stock for newly issued shares of Weatherford common stock in a tax efficient manner. Specifically, the Christiana Board noted that the proposed structure would avoid the substantial corporate-level tax that would result if Christiana sold the Weatherford shareholdings. This proposed structure will give maximum flexibility to each Christiana shareholder to determine whether retention of Weatherford shares is desirable.

     The Christiana Board of Directors also considered the advantages of a separation of Christiana's two principal assets, its shares of Weatherford common stock and Logistic. These advantages include permitting Christiana shareholders to make more focused investment decisions based on the specific attributes of Weatherford and Logistic. Specifically, a Christiana shareholder may, after the merger, elect to:

     - Retain the Weatherford share consideration and acquire stock in C2 (thereby owning an interest in Weatherford and a warehousing and logistics business).

     -  Sell the Weatherford share consideration and acquire an interest in C2.

     - Retain the Weatherford share consideration and not acquire an interest in C2.

     - Sell the Weatherford share consideration and not acquire an interest in C2. Christiana's Board believes that the merger also will enable the financial markets to better understand and recognize the merits of Logistic as a stand-alone entity.

Prior to the merger, investors interested in Christiana's warehousing and logistics business could only participate in such business by purchasing Christiana common stock, but a significant value of the Christiana common stock was based upon its Weatherford shareholdings. After the merger, investors interested in the logistics and warehousing business can acquire stock in C2, whose only principal asset immediately after the merger will be its interest in Logistic.

     The Christiana Board concluded that the transaction would permit Christiana shareholders to receive fair value for Christiana's Weatherford shareholdings. Specifically, each shareholder would receive a pro rata portion of the Weatherford shareholdings represented by each share of Christiana common stock. The Christiana Board also concluded that the transaction would permit Christiana shareholders to receive fair value for Christiana's ownership of Logistic. C2 will acquire a two-thirds interest in Logistic. All Christiana shareholders will have the same right to acquire his or her pro rata interest in Logistic by subscribing for shares in C2, so that a Christiana shareholder, if deemed desirable, could continue to own an interest in Logistic through C2. The reduction of direct ownership right in Logistic from 100% to 66.66% was fair to the Christiana shareholders in light of the financial benefit to be realized by the Christiana shareholders in receiving the Weatherford common stock in a tax free manner. The Christiana Board believed that the value of the benefit of a tax free exchange more than outweighed the loss of the one-third interest in Logistic. They also noted that the Christiana shareholders would benefit to a lesser extent in the one-third interest in Logistic through their ownership of Weatherford common stock.

     The Christiana Board has a long-standing familiarity with Weatherford, its management and its operations, dating back to its ownership of Prideco, Inc., which Christiana sold to Weatherford in 1995. In reviewing the amended merger agreement, the Christiana Board considered the recent declines in the Weatherford common stock. In general, the Christiana Board viewed those declines as being primarily associated with short-term market factors relating to the pricing in the oil and gas industry. The Christiana Board felt that the stock market declines in the Weatherford common stock were essentially the same as the declines that other oilfield service companies were experiencing and were not reflective of the long-term prospects of the industry in general and Weatherford in particular. The Christiana Board reviewed various public information and research reports regarding the industry and Weatherford and representatives of Christiana met with representatives of Weatherford to discuss Weatherford's view of the industry and its long-term prospects. Christiana believes that the performance of Weatherford, which is one of the world's largest oilfield service and equipment companies, should improve with a recovery in world oil prices. Weatherford's views were similar to those of Christiana.

     Based on Christiana's review of the industry and Weatherford's prospects in the industry, the Christiana Board concluded that an investment in Weatherford was an attractive investment and a reasonable use of its funds, in particular if a purchase by it of additional shares would allow for the merger to be consummated. The Christiana Board did not consider a maximum price at which a purchase of Weatherford common stock would not be beneficial because it believed any price within the recent trading ranges would be desirable. The Christiana Board also noted that the benefits of the tax free merger to Christiana described below ceased to outweigh the potential cost of the loss of the future benefit of a one-third interest in Logistic at a Weatherford common stock price of approximately $13.00 per share. As a result, the terms of the amended merger agreement do not require Christiana to purchase additional shares of Weatherford common stock at a price less than $13.00 per share.

     The Christiana Board also considered the substantial corporate-level tax that would result from a sale of its Weatherford holdings. On August 14, 1997, the date of the Christiana Board approval of the prior merger agreement, Christiana's gain on the Weatherford holdings if it had sold such holdings would have been approximately $165.0 million. A sale of such stock would have incurred a corporate-level general income tax of approximately $57.8 million. Using the market price of the Weatherford common stock as of October 12, 1998, the date of the Christiana Board approval of the amended merger agreement, Christiana's gain on a sale of its holdings of Weatherford common stock would have been approximately $49.0 million. A sale of such stock would have incurred a corporate-level general income tax of approximately $19.3 million. The Christiana Board also noted that the cash consideration would be determined based on the amount of cash of Christiana as of the effective time of the merger, less Christiana's accrued unpaid taxes (without giving effect to the value of certain tax deductions to be retained by Christiana) and fixed liabilities not otherwise assumed by C2. In approving the amended merger agreement, the Christiana Board took into consideration the beneficial and detrimental aspects of the amendment. As for the beneficial aspects, the Christiana Board noted that the amended merger agreement released the $10.0 million contingent cash holdback that was contemplated under the prior merger agreement.



     The amended merger agreement also increases the tax free portion of the consideration to be paid in the merger by increasing the number of shares of Weatherford common stock to be issued in the merger and decreasing the cash component to be paid in the merger. The increased tax free nature of the transaction occurs by switching Weatherford common stock, which may be received tax free, for a portion of the cash consideration, which will be taxable when received. From a detrimental side, the Christiana Board noted that the amended merger agreement would expose the Christiana shareholders to greater volatility through the receipt of Weatherford common stock and that there would exist the possibility that there could be a decline in the market price of the Weatherford common stock from the date on which Christiana purchased the Weatherford common stock as required by amended merger agreement and the time at which the shares of Weatherford common stock are issued in the merger. Nevertheless, the Christiana Board concluded that because of the release of the $10.0 million holdback and because more of the consideration in the merger would be in the tax free form of Weatherford common stock, the benefits of the merger more than outweighed the detriment of the increased volatility associated with the Weatherford common stock. The Christiana Board further noted that it believed that the Weatherford common stock represented an attractive investment at its current prices and that at the current prices it would present an opportunity for gain in the future. The Christiana Board also noted that any Christiana shareholder who desired to receive cash in lieu of the Weatherford common stock would be able to do so merely by selling the shares of Weatherford common stock received in the merger, following the merger. Finally, the Christiana Board gave particular weight to the recommendation and approval of the amended merger agreement by the Christiana Independent Committee.



     In approving the amended merger agreement, the Christiana Board took into account the fact that the amended merger agreement contained a fixed formula for determining the Weatherford share and cash consideration, but noted that the stock and conversion ratios could change. The Christiana Board, however, did not view the absence of a fixed exchange ratio as a detriment because the amended merger agreement contains a mechanism for fixing the ratio that is solely dependent on the assets of Christiana. As a result, the Christiana Board considered the provisions fixing the exchange ratio as favorable to Christiana in that it assured the Christiana shareholders with the right to realize the entire benefit of its operations up to and through the closing. In addition, because a substantial portion of Christiana's assets consist of Weatherford common stock, the Christiana Board did not believe that changes in the market price of the Weatherford common stock presented any material uncertainty or risk to the Christiana shareholders that does not already exist.



     The Christiana Board also considered the costs to the shareholders in connection with the merger, including, specifically, that the merger would preclude other alternatives in the future and that Christiana (which following the merger will be a wholly owned subsidiary of Weatherford) would retain a one-third interest in Logistic. The Christiana Board also considered potential disadvantages of the transaction. The transaction would result in the increased exposure of Christiana shareholders to fluctuations in the price of Weatherford common stock. While an ownership of Christiana common stock provided balance between Christiana's holdings in Weatherford and Logistic, the merger would result in Christiana shareholders owning Weatherford common stock directly, thereby increasing reliance on the performance of Weatherford and on the oil and gas industry and the level of domestic and international drilling activities generally. Additionally, as part of and as an inducement to Weatherford to enter into the merger, Weatherford through Christiana would receive a one-third ownership interest in Logistic for no cash consideration. Christiana would have the ability to "put" this interest to Logistic for cash consideration of $7.0 million after five years from the date of the merger. Christiana shareholders would benefit from this part of the transaction
only indirectly through their ownership of approximately   --  % of outstanding
Weatherford common stock received in connection with the merger. Otherwise, Christiana shareholders will receive no direct benefit from this aspect of the transaction. The Christiana Board nevertheless considered that the advantages outweighed such disadvantages.



     In considering the approval of the merger pursuant to the amended merger agreement, the Christiana Board of Directors considered the opinion of Prudential Securities that the transaction (which for the purposes of the Prudential Securities Opinion is defined as the merger, the Logistic sale and the C2 offering) is fair to Christiana shareholders from a financial point of view. The Prudential Securities Opinion will not be updated beyond the date of the amended merger agreement or as of the closing of the transaction. The Christiana Board believed that receipt of the Prudential Securities Opinion prior to the execution of the amended merger agreement was sufficient for its approval of the transaction. The Christiana Board understood that a change in circumstances between the date of the Prudential Securities Opinion and the consummation of the transaction could impact the fairness of the transaction, but the Christiana Board believed that the protections afforded in the amended merger agreement and its familiarity with Weatherford rendered an update of the Prudential Securities Opinion unnecessary.



     The Christiana Board of Directors also placed considerable weight and reliance on the opinion of Arthur Andersen LLP to the effect that the merger would be tax free to Weatherford and Christiana.



     The Christiana Board of Directors also considered the potential adverse implications of continuing to be subject to the costly regulatory requirements relating to Christiana's status as a public company. Total expenses associated with Christiana being a public company in fiscal 1998 were approximately $150,000. A Christiana shareholder interested in Weatherford could, after the merger, hold its interest in Weatherford directly without having to hold its interest in one public entity, Christiana, which in turn held a significant interest in another public entity, Weatherford.



     Although the pro forma book value of Logistic was approximately $22.8 million at December 31, 1997 and $23.4 million at September 30, 1998, the Christiana Board believes that the sale of a two-thirds interest in Logistic to C2 for approximately $10.67 million is fair to Christiana shareholders, based on
(1) Christiana's view as to the value of such interest after giving effect to restrictions and obligations applicable to Logistic and C2 after the sale and on the opinion of Prudential Securities that the transaction (which for purposes of the Prudential Securities Opinion is defined as the merger, the Logistic sale and the C2 offering) was fair from a financial point of view to Christiana shareholders and (2) the fact that any Christiana shareholder who wishes to retain an interest in Logistic may do so by electing to purchase his or her pro rata portion of C2 Common Stock at a price of $4.00 per share, the same price offered to all Christiana shareholders including the Lubar family and all directors and officers of Christiana.



     The Christiana Board acknowledged that the value of Weatherford shareholdings for Christiana was the major determinant in Christiana's share price in the market. Hence, if Weatherford's share price increased, Christiana's share price increased too. Accordingly, if Weatherford's share price declined, Christiana's share price declined as well. Christiana's Board, however, did not and does not control Weatherford and for this reason decided that it was better to manage operations that it could control, rather than have the Christiana stock price dependent upon an entity (Weatherford) that it did not control. The Christiana Board did not favor selling its shares of Weatherford common stock, but rather wanted to provide the investment decision directly to the Christiana shareholders through the merger.


     As previously stated, the price to be paid by the purchasing entity, ultimately determined to be C2, was determined unilaterally by Mr. Lubar in connection with his negotiations with Weatherford. The Christiana Board believes this to be procedurally fair for the following reasons. First, Mr. Lubar did not think it appropriate to pay more than $10.67 million for the two-thirds interest in Logistic, because Logistic, at the insistence of Weatherford, would be assuming significant liabilities. Logistic, at Weatherford's insistence, would also be required to restrict its operational activities, in order to assure, to Weatherford's satisfaction, that Logistic would be able to satisfy its obligations. Finally, the Christiana Board concluded that if a Christiana shareholder concurred that the price was appropriate, the Christiana shareholder could continue his indirect ownership in Logistic by acquiring stock in C2, along with the Lubar family. If the Christiana shareholder concluded that the price was too low, the Christiana shareholder could vote against the merger and elect dissenters' rights. If the Christiana shareholder concluded that the price for Logistic was too high, the Christiana shareholder could vote in favor of the merger and not elect to purchase stock in C2.



     The Christiana Board believes it to be fair for C2 to pay $10.67 million for a two-thirds interest in Logistic and C2 to pay Weatherford $7.0 million for its one-third interest (if Weatherford elects to put its interest in Logistic at such price), because of the difference in the time value of money. The $10.67 million for the two-thirds interest in Logistic will be paid to the Christiana shareholders at the closing of the merger, whereas Weatherford will not receive its $7.0 million until it exercises its put, which will not be for at least five years. The Christiana Board determined the $7.0 million put value by allocating $5.34 million to a one-third interest in Logistic (which is consistent with selling a two-thirds interest for $10.67 million), then increasing such amount by a modest compound rate of return on such amount of approximately 5 1/2% for five years, resulting in a put price of $7.0 million.



     The Christiana Board noted that the price of the Christiana common stock immediately prior to the execution of the amended merger agreement was $16 3/8 and recognized that, depending upon the price of Weatherford common stock at the closing of the merger relative to the price of the Christiana common stock at such time, the consideration to be received could be less than the then current market price of the Christiana common stock. The Board considered whether to recommend the merger, even though the total consideration could be less than the current market price of Christiana common stock. Christiana currently estimates
that the Weatherford share consideration will be   --  of a share of Weatherford
common stock, and the cash consideration will be between $3.50 and $4.00, for each share of Christiana common stock. If Christiana is required to make additional purchases of Weatherford common stock of 5.0 million, Christiana estimates that the cash consideration will be between $2.50 and $3.00 per share of Christiana common stock. The Christiana Board noted the significant appreciation in the Weatherford common stock at the time it approved the merger in August 1997 and, based upon its assessment of favorable long-term appreciation of the Weatherford common stock, felt it advisable that each Christiana shareholder have the opportunity to decide whether such stock should be held or sold. As long as Christiana held the Weatherford common stock, the Christiana shareholders could not individually make such a decision. Consequently, even though it was possible that the total consideration to be received by the Christiana shareholders was less than the current price of the Christiana common stock, the Christiana Board determined that the merger was in the best interest of all of its shareholders.


     Christiana recognized that costs would be incurred to establish C2. While such costs will not be paid by Christiana, they will be paid by C2 from funds raised in connection with C2's public offering. The costs incurred in connection with establishing C2 are expected to be as follows: legal fees and expenses ($140,000), accounting and tax services ($75,000), filing fees with the Commission ($6,140), printing costs, expenses for state securities laws filings and transfer agent fees and expenses ($36,000), Nasdaq listing fee ($10,000) and miscellaneous ($8,000).


     Christiana common stock traded at $40 3/4 immediately prior to the execution of the prior merger agreement and traded at $16 3/8 immediately prior to the execution of the amended merger agreement. On the day of the announcement and execution of the amended merger agreement, the price closed at $17 3/8, but as of November 19, 1998, it closed at $21 1/4. The Christiana Board does not consider the decline in its stock price to be relevant for two reasons. First, the Weatherford common stock held by Christiana is a significant Christiana asset, so Christiana's stock price is substantially dependent on the Weatherford common stock price. Second, the Christiana Board believes it important that each Christiana shareholder make an independent decision to retain or sell the Weatherford common stock. Such independent decision can only be made if the Weatherford common stock is distributed to Christiana shareholders. Consequently, even if the total consideration to be received by Christiana shareholders is less than its price prior to the merger, the Christiana Board considers the transaction still to be in the best interest of all Christiana shareholders.



     The Christiana Board (including Mr. Lubar) and the board of directors and management of C2 believe the transaction is fair to the unaffiliated shareholders of Christiana. In arriving at this conclusion, these entities considered the structure of the transaction and how such structure rendered immaterial traditional valuation analysis such as current and historical market prices, net book value, going concern value, liquidation value and discounted cash flow value. While the Christiana Board took into account its view of the value of Logistic and Christiana in approving the transaction, the Christiana Board believed that the benefits to be derived from the transaction combined with the right of the Christiana shareholders to participate in Logistic through Weatherford and C2 rendered in their view the need to perform traditional valuation analyses immaterial. In this regard, the Christiana Board noted that Christiana had two principal assets, its holdings in Weatherford common stock and its ownership of Logistic. The transaction essentially results in each Christiana shareholder receiving his or her pro rata share of Weatherford common stock held by Christiana on a tax free basis and a right to purchase such Christiana shareholder's pro rata interest in C2, the entity that will acquire a two-thirds interest in Logistic as part of the transaction. Finally, the cost to Christiana in allowing Weatherford to receive a one-third interest in Logistic in the transaction was more than offset by the expected economic benefits to be realized by Christiana in the transaction.


     The Christiana Board also considered the fact that each unaffiliated shareholder of Christiana will be able to participate in the purchase of Logistic through C2 on the same basis as Mr. Lubar and all other affiliates of Christiana. The Christiana Board of Directors believes that treating unaffiliated shareholders of Christiana in a similar way to Mr. Lubar supports the fairness of the consideration to the unaffiliated shareholders in that it provides the unaffiliated shareholders with the same rights as any affiliated shareholder, including family members of Mr. Lubar.


     In connection with the consideration of the amended merger agreement, the Christiana Board of Directors appointed a special committee consisting of Messrs. Nicholas and Brady and authorized the Christiana Independent Committee to have the power to consider and approve the amended merger agreement. The Christiana Independent Committee reviewed the terms of the amended merger agreement and concurred with the various reasons for pursuing the merger as described above. The Christiana Independent Committee also concluded that the terms of the merger were in the best interest of Christiana and its shareholders and recommended approval of the amended merger agreement by the full Christiana Board. The Christiana Board of Directors, with Mr. Lubar abstaining, approved the amended merger agreement on October 12, 1998.



     The merger has been structured to require approval of at least 80% of the votes entitled to be cast at the Christiana special meeting and two-thirds of the votes entitled to be cast at the Christiana special meeting other than the Lubar Shares (shares beneficially owned by the Lubar family), both as a result of a desire by the Christiana Board to assure fairness and as required by Wisconsin law. Because of this supermajority voting requirement, the Christiana Board did not believe that a separate vote of a majority of the unaffiliated shareholders of Christiana would be necessary to insure fairness.



     Although no specific weight was given to any one of the above-described reasons or factors by the Christiana Board in approving the merger, the placement of the Weatherford common stock currently held by Christiana directly in the hands of the Christiana shareholders, thereby giving each shareholder maximum flexibility with regard to such shares without any significant cost, was considered to be the most important factor by the Christiana Board of Directors. The foregoing factors were all the material factors considered by Christiana's Board of Directors.

                         OPINIONS OF FINANCIAL ADVISORS

MORGAN STANLEY OPINION

     In a letter agreement effective November 7, 1997 (the "Engagement Letter"), Weatherford engaged Morgan Stanley to provide a financial fairness opinion in connection with the merger. Morgan Stanley was selected by the Weatherford Board of Directors to provide this financial fairness opinion based on Morgan Stanley's qualifications, expertise and reputation, as well as Morgan Stanley's investment banking relationship and familiarity with Weatherford. On December 15, 1997, Morgan Stanley delivered to the Weatherford Board of Directors an opinion to the effect that, on and as of the date of such opinion, and based on assumptions made, matters considered and limits of review, as set forth in such opinion, the consideration to be paid by Weatherford pursuant to the prior merger agreement was fair from a financial point of view to Weatherford. Subsequent to the delivery of Morgan Stanley's opinion, however, the prior merger agreement and certain related documents were further amended. Consequently, Morgan Stanley delivered to the Weatherford Board of Directors an updated written opinion dated October 9, 1998 (the "Morgan Stanley Opinion") to the effect that, on and as of the date of the Morgan Stanley Opinion, and based upon assumptions made, matters considered and limits of review, as set forth in such opinion, the consideration to be paid by Weatherford pursuant to the amended merger agreement was fair from a financial point of view to Weatherford.

     The full text of the Morgan Stanley Opinion, dated October 9, 1998, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the review undertaken by Morgan Stanley in rendering its opinion, is attached as Appendix D to this Joint Proxy Statement/Prospectus and incorporated herein by reference. Weatherford stockholders are urged to, and should, read the Morgan Stanley Opinion carefully and in its entirety. The Morgan Stanley Opinion is directed to the Weatherford Board of Directors, addresses only the fairness of the consideration to be paid by Weatherford pursuant to the amended merger agreement from a financial point of view to Weatherford and does not address any other aspect of the merger or constitute a recommendation to any holder of Weatherford common stock as to how to vote at the Weatherford special meeting. The following summary of the Morgan Stanley Opinion is qualified in its entirety by reference to the full text of the Morgan Stanley Opinion attached as Appendix D to this Joint Proxy Statement/Prospectus. Morgan Stanley has consented to the use of the Morgan Stanley Opinion as an appendix to this Joint Proxy Statement/Prospectus.

     In rendering the Morgan Stanley Opinion, Morgan Stanley, among other things:

     - Reviewed certain publicly available financial statements and other information of Weatherford and Christiana.

     - Reviewed certain internal financial statements and other financial and operating data concerning Weatherford, Christiana and Logistic prepared by the managements of Weatherford, Christiana and Logistic, respectively.

     - Analyzed certain financial projections concerning Weatherford, Christiana and Logistic prepared by the managements of Weatherford, Christiana and Logistic, respectively.

     - Discussed the past and current operations and financial condition and the prospects of Weatherford, Christiana and Logistic with senior executives of Weatherford, Christiana and Logistic, respectively.

     - Analyzed the pro forma impact of the merger on Weatherford's earnings per share.

     - Reviewed the reported prices and trading activity for the Weatherford common stock and Christiana common stock.

     - Reviewed the amended merger agreement, the Logistic purchase agreement and certain related documents.

     - Reviewed a draft letter dated as of October 7, 1998 substantially similar to the letter to be provided to the Boards of Directors of Weatherford and Christiana by Arthur Andersen LLP, regarding the tax treatment of the merger.

     - Discussed and reviewed with Weatherford and Fulbright & Jaworski L.L.P. the results of their legal and environmental due diligence.

     - Performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

     In rendering the Morgan Stanley Opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of the Morgan Stanley Opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performances of Weatherford, Christiana and Logistic. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Weatherford, Christiana or Logistic, except that Morgan Stanley received the draft letter of Arthur Andersen LLP referred to above and the verbal report concerning certain legal and environmental due diligence analyses performed by Weatherford and Fulbright & Jaworski L.L.P. referred to above, and Morgan Stanley relied, without independent verification, upon such items for purposes of the Morgan Stanley Opinion. In addition, Morgan Stanley has assumed the Logistic sale will be consummated prior to or simultaneously with the merger in accordance with the terms set forth in the Logistic purchase agreement, including any terms and conditions relating to indemnification, and that the merger will be consummated in accordance with the terms set forth in the amended merger agreement, including that all material conditions to closing have been satisfied and not waived. Morgan Stanley also has assumed that the merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code. In arriving at the Morgan Stanley Opinion, Morgan Stanley was not authorized to consider, and did not consider, any alternative transaction or transaction structure. The Morgan Stanley Opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date thereof.

     The following is a brief summary of certain analyses performed by Morgan Stanley in preparation of the Morgan Stanley Opinion:

     Discounted Cash Flow Analysis. Morgan Stanley analyzed certain financial projections prepared by the management of Logistic for the fiscal years 1999 through 2003 (the "Projections") and performed a discounted cash flow analysis of Logistic based on the Projections. Morgan Stanley discounted the unlevered free cash flows of Logistic at a range of discount rates of 10.0% to 12.0%, representing an estimated weighted average cost of capital range for Logistic, and terminal values based on a range of multiples of 5 to 7 times estimated 2003 earnings before interest, taxes, depreciation and amortization ("EBITDA") to arrive at a range of present values for Logistic. Such present values were then adjusted for Logistic's debt, net of cash, all pro forma for the Logistic sale as of June 30, 1998, to arrive at a net asset value. Based on this analysis, Morgan Stanley calculated values representing one-third of Logistic's equity value ranging from approximately $9.4 million to $18.6 million.

     Morgan Stanley also performed certain sensitivity analyses on the Projections (the "Adjusted Projections"). Specifically, Morgan Stanley assumed that Logistic projected sales revenue from 1999 through 2003, with the exception of sales revenue related to government contracts, remained the same as actual 1998 sales revenue. Morgan Stanley also assumed that Logistic's gross margin from 1999 through 2003 remained the same as actual 1998 gross margin. The Adjusted Projections assume that Logistic would have more long-term debt in 2003 than the Projections show. Morgan Stanley performed a discounted cash flow analysis of Logistic based on the Adjusted Projections. Morgan Stanley discounted the unlevered free cash flows of Logistic at a range of discount rates of 10.0% to 12.0%, representing an estimated weighted average cost of capital range for Logistic, and terminal values based on a range of multiples of 5 to 7 times estimated 2003 EBITDA to arrive at a range of present values for Logistic. Such present values were then adjusted for Logistic's debt, net of cash, all pro forma for the Logistic sale as of June 30, 1998, to arrive at a net asset value. Based on this analysis, Morgan Stanley calculated values representing one-third of Logistic's equity value ranging from approximately $1.2 million to $7.2 million.

     Projected Credit Statistics Analysis. Based on the Projections, Morgan Stanley calculated financial ratios including EBITDA/Interest, (EBITDA-Capital Expenditures)/Interest and Total Debt/EBITDA (collectively, the "Ratios") for every year from 1999 through 2003. Morgan Stanley calculated a range for EBITDA/ Interest of 3.3 times in fiscal 1999 to 7.3 times in fiscal 2003, a range for (EBITDA-Capital Expenditures)/ Interest of 2.4 times in fiscal 1999 to 5.3 times in fiscal 2003 and, a range for Total Debt/EBITDA of 3.4 times in fiscal 1999 to
1.4 times in fiscal 2003. Morgan Stanley also calculated the Ratios assuming that Logistic borrows an additional $7.0 million in 2003 in order to meet its obligation pursuant to the purchase obligation of Logistic of Christiana's one-third interest in Logistic under the Logistic purchase agreement. Based on this assumption, Morgan Stanley calculated values for EBITDA/Interest of 6.5 times, (EBITDA-Capital Expenditures)/Interest of 4.8 times and Total Debt/EBITDA of 1.9 times, all in fiscal 2003.

     Based on the Adjusted Projections, Morgan Stanley calculated a range for EBITDA/Interest of 2.6 times in fiscal 1999 to 3.6 times in fiscal 2003, a range for (EBITDA-Capital Expenditures)/Interest of 1.7 times in fiscal 1999 to 2.4 times in fiscal 2003 and, a range for Total Debt/EBITDA of 4.3 times in fiscal 1999 to 3.1 times in fiscal 2003. Morgan Stanley also calculated the Ratios assuming that Logistic borrows an additional $7.0 million in 2003 in order to meet its obligation pursuant to the purchase obligation of Logistic of Christiana's one-third interest in Logistic under the Logistic purchase agreement. Based on this assumption, Morgan Stanley calculated values for EBITDA/Interest of 3.3 times, (EBITDA-Capital Expenditures)/ Interest of 2.2 times and Total Debt/EBITDA of 3.8 times, all in fiscal 2003.

     Selected Precedent Logistic/Warehousing Acquisitions Analysis. Using publicly available information, Morgan Stanley reviewed recent precedent transactions involving companies which provide services comparable to those of Logistic such as refrigerated warehousing, logistic services and transportation. The companies which were selected for inclusion in Morgan Stanley's analysis provide services which Morgan Stanley believes are comparable to those provided by Logistic.

     Morgan Stanley analyzed the purchase prices and implied transaction multiples paid in the following publicly announced logistic/warehousing transactions: the acquisition of Heijden Logistics and France Distribution System from Mayne Nickless Limited by Hayes plc, the acquisition of Caliber System, Inc. by Federal Express Corporation, the acquisition of AmeriCold Corporation and URS Logistics, Inc. by JV -- Vornado Realty Trust and Crescent Real Estate Equities Company, and the acquisition of Intertrans Corporation by Fritz Companies, Inc. (collectively, the "Precedent Transactions"). Morgan Stanley reviewed publicly available financial information including the aggregate value to latest twelve month ("LTM") EBITDA. Morgan Stanley observed an aggregate value to LTM EBITDA range of 6.4 to 14.0 times for the Precedent Transactions.

     Pro Forma Analysis of the Merger. Morgan Stanley analyzed the pro forma impact of the merger on Weatherford's earnings per share for the fiscal years 1999 and 2000. Such analysis was based on earnings projections for Weatherford prepared by the management of Weatherford and on the Projections. Morgan Stanley noted that the merger would be slightly accretive to Weatherford shareholders in 1999 and in 2000.

     In connection with the review of the merger by the Weatherford Board of Directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of the Morgan Stanley Opinion given in connection herewith. While the foregoing summary describes the analyses and factors reviewed by Morgan Stanley in connection with the Morgan Stanley Opinion, it does not purport to be a complete description of all the analyses performed by Morgan Stanley in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at the Morgan Stanley Opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying the Morgan Stanley Opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses or factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Christiana or Logistic. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Weatherford, Christiana or Logistic. Any estimates contained herein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of the consideration to be paid by Weatherford pursuant to the amended merger agreement from a financial point of view to Weatherford and were conducted in connection with the delivery of the Morgan Stanley Opinion. The analyses do not purport to be appraisals or to reflect the prices at which Christiana or Logistic might actually be sold. Morgan Stanley did not recommend the consideration to be paid by Weatherford or that any consideration to be paid by Weatherford constituted the only appropriate consideration for the merger.

     In addition, Morgan Stanley's opinion to the Weatherford Board of Directors and the Weatherford Special Committee was one of the many factors taken into consideration by the Weatherford Board of Directors and the Weatherford Special Committee in making their determination to recommend approval of the merger. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the Weatherford Board of Directors and the Weatherford Special Committee with respect to the consideration to be paid in connection with the merger. The consideration to be paid by Weatherford pursuant to the amended merger agreement was determined through arm's-length negotiations between Weatherford and Christiana and was approved by the Weatherford Board of Directors.

     Weatherford engaged Morgan Stanley to provide the Morgan Stanley Opinion because of its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the course of its market-making and other trading activities, Morgan Stanley may, from time to time, have a long or short position in, and buy and sell, securities of, Weatherford or Christiana. In the past, Morgan Stanley and its affiliates have provided financial advisory services to Weatherford and have received customary fees in connection with these services.

     Weatherford has paid Morgan Stanley a fee of $250,000 in connection with the delivery of the Morgan Stanley Opinion. In addition, Weatherford has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including liabilities under federal securities laws, in connection with Morgan Stanley's engagement.

     Morgan Stanley has provided investment banking services for Weatherford in the past, including serving as joint lead manager in Weatherford's private placement of its 5% Convertible Subordinated Preferred Equivalent Debentures due 2027 (the "Debentures"), and may provide such services in the future. In addition, Prudential Securities has provided investment banking services to Weatherford in the past, including serving as a co-manager of Weatherford's private placement of the Debentures, and may provide such services in the future.

PRUDENTIAL SECURITIES OPINION

     On October 12, 1998, Prudential Securities delivered the Prudential Securities Opinion to the Christiana Independent Committee and the Christiana Board to the effect that, as of such date, the transaction (which for purposes of the Prudential Securities Opinion is defined as the merger, the Logistic sale and the C2 offering) was fair, from a financial point of view, to the shareholders of Christiana. In requesting the Prudential Securities Opinion, the Christiana Independent Committee and the Christiana Board did not give any special instructions to Prudential Securities or impose any limitation upon the scope of the investigation that Prudential Securities deemed necessary to enable it to deliver its opinion.

     The full text of the Prudential Securities Opinion, which sets forth the assumptions made, the matters considered and the limitations on the review undertaken, is set forth as Appendix E to this Joint Proxy

Statement/Prospectus and is incorporated herein by reference and should be read in its entirety in connection with this Joint Proxy Statement/Prospectus. The Prudential Securities Opinion is directed only to the fairness of the transaction to the shareholders of Christiana from a financial point of view and does not address any other terms of the transaction or the Christiana Board of Directors' underlying business decision to effect the transaction. The Prudential Securities Opinion was delivered for the information of Christiana's Board and the Christiana Independent Committee and does not constitute a recommendation to any shareholder of Christiana as to how such shareholder should vote such shareholder's shares at the Christiana special meeting. The summary of the Prudential Securities Opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the Prudential Securities Opinion attached as Appendix E. Prudential Securities has consented to the use of the Prudential Securities Opinion as an appendix to this Joint Proxy Statement/Prospectus.

     In conducting its analysis and arriving at its opinion dated October 12, 1998, Prudential Securities reviewed such information and considered such financial data and other factors as Prudential Securities deemed relevant under the circumstances, including, among others, the following:

     - The Lubar/C2 agreement, the Logistic purchase agreement, a draft dated October 10, 1998 of the amended merger agreement and a draft dated October 10, 1998 of Amendment No. 2 to the Logistic purchase agreement ("Amendment No. 2").

     - Certain publicly available historical financial and operating data concerning Christiana, including, but not limited to, (a) the Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended June 30, 1998, and (b) the Joint Proxy Statement/Prospectus for the special meeting of Christiana shareholders held on August 17, 1998; and certain pro forma financial data prepared by Christiana management.

     - Certain publicly available historical financial and operating data for Weatherford including, but not limited to, (a) the Annual Report on Form 10-K for the fiscal year ended December 31, 1997, (b) the Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, (c) the Current Report on Form 8-K dated March 4, 1998, and (d) the Joint Proxy Statement/Prospectus for the special meeting of Weatherford stockholders held on August 17, 1998.

     - Certain information relating to Logistic, including historical financial data for the fiscal years ended June 30, 1993 through June 30, 1998, provided by the management of Logistic.

     - Certain information relating to Logistic, including financial forecasts for the fiscal years ending June 30, 1999 through June 30, 2002, prepared by the management of Logistic.

     - The financial terms of certain recent transactions Prudential Securities deemed relevant to Prudential Securities' inquiry.

     - The historical stock prices and trading volumes of Christiana common stock and Weatherford common stock.

     - Such other financial studies, analyses and investigations that Prudential Securities deemed appropriate.

Prudential Securities assumed, with Christiana's consent, that the draft of the amended merger agreement and the draft of Amendment No. 2 that Prudential Securities reviewed (both, as referred to above) will conform in all material respects to the definitive form of the amended merger agreement and Amendment No. 2. Prudential Securities met with the senior management of Christiana and Logistic to discuss:

     - The prospects for Christiana's business.

     - Their estimates of the future financial performance of Christiana.

     - The financial impact of the merger on Christiana.

     - Such other matters that Prudential Securities deemed relevant. Prudential Securities also visited selected Christiana and Logistic facilities.

     In connection with its review and analysis and in arriving at its opinion, Prudential Securities assumed and relied upon the accuracy and completeness of the financial and other information provided to it by Christiana and Logistic and did not undertake any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Christiana or Logistic. With respect to the financial forecasts provided to Prudential Securities by Christiana for Christiana and by Logistic for Logistic, Prudential Securities assumed that such forecasts (and the assumptions and bases therefor) were reasonably prepared and represent the respective management's best currently available estimate as to the future financial performance of Christiana and Logistic. In addition, the Prudential Securities Opinion assumes that: (1) the merger will qualify as a reorganization within the meaning of
Section 368 (a) of the Code; (2) neither Christiana nor Sub will recognize any gain or loss for federal income tax purposes as a result of the receipt by Weatherford of Christiana common stock in exchange for Weatherford common stock in the merger; and (3) the holders of Christiana common stock will not recognize any gain or loss for federal income tax purposes as a result of the receipt of Weatherford common stock as partial consideration for their Christiana common stock in the merger. Prudential Securities has assumed that such taxes are the only relevant taxes for purposes of the Prudential Securities Opinion other than taxes that may be applicable to the cash consideration as set forth in such opinion. Furthermore, for purposes of the Prudential Securities Opinion, Prudential Securities has assumed that the shareholders of Christiana at the closing of the merger would be legally entitled to compel performance by C2 of the Lubar/C2 agreement in accordance with its terms in a legal proceeding brought by such shareholders and Prudential Securities further assumed that the Lubar/C2 agreement would not be amended or modified. In addition, Prudential Securities has assumed that all purchases of Weatherford common stock by Christiana will be executed in open market transactions on a nationally recognized securities exchange or in such other transactions having terms that are at least as favorable as would have been obtained in such open market purchases at the time of such other transactions.

     Prudential Securities' engagement by Christiana was limited to reviewing the financial terms of the transaction, and accordingly, the Prudential Securities Opinion does not address nor should it be construed to address the relative merits of the transaction or alternative business strategies that may be available to Christiana. In addition, the Prudential Securities Opinion does not in any manner address the prices at which Weatherford common stock or C2 common stock will trade following consummation of the merger or the liquidity of the market that may exist for the C2 common stock. Further, the Prudential Securities Opinion is necessarily based on economic, financial and market conditions as they exist and can only be evaluated as of October 12, 1998. For purposes of rendering the Prudential Securities Opinion, Prudential Securities assumed that Christiana will not consummate the transaction under circumstances where the closing price of Weatherford common stock is less than $13.00 per share on the closing date of the merger.

     In addition, the Prudential Securities Opinion was one of the many factors taken into consideration by the Christiana Board in making their determination to recommend approval of the transaction. Consequently, the Prudential Securities Opinion should not be viewed as determinative of the opinion of the Christiana Board with respect to the fairness, from a financial point of view, of the transaction to the shareholders of Christiana. The consideration to be received by the shareholders of Christiana was determined through negotiations between Christiana and Weatherford and was approved by the Christiana Board.

     In arriving at the Prudential Securities Opinion, Prudential Securities performed a variety of financial analyses, including those summarized herein. The summary set forth below does not purport to be a complete description of the analyses performed. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstance and, therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. Prudential Securities believes that its analyses must be considered as a whole and that selecting portions thereof or portions of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the Prudential Securities Opinion. Prudential Securities made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Christiana and Weatherford. Estimates of the values of businesses and securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may be sold. In addition, Prudential Securities reviewed the following operating projections for Logistic in connection with Prudential Securities' overall analysis of the transaction:

                                               1999     2000     2001     2002
                                              ------   ------   ------   ------
                                                        (IN MILLIONS)
Logistic stand-alone revenues...............  $106.7   $112.6   $118.2   $124.3
Logistic stand-alone EBITDA.................  $ 15.5   $ 17.3   $ 18.0   $ 18.8
Logistic stand-alone net income.............  $  2.2   $  3.8   $  4.8   $  5.8

     As a matter of policy, Christiana does not publicly disclose internal management forecasts, projections or estimates of the type furnished to Prudential Securities in connection with its analysis of the transaction, and such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management of Christiana, including, without limitation, general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates.

     Any estimates contained in Prudential Securities' analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the values of businesses and securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Subject to the foregoing, the following is a summary of the material financial analyses conducted by Prudential Securities in arriving at the Prudential Securities Opinion.

     Comparable Transactions Analysis. Prudential Securities analyzed the consideration paid in several recent merger and acquisition transactions deemed by Prudential Securities to be reasonably similar to the Logistic sale and considered the ratios of the unlevered purchase price ("UPP") to the acquired entities' LTM earnings before interest and taxes ("EBIT") and LTM EBITDA, based upon publicly-available information. The transactions considered were the combinations of: (1) AmeriCold Corporation with JV-Vornado Realty Trust, Crescent Real Estate Equities Company ("JV-Vornado"); (2) URS Logistics Inc. with JV-Vornado; and (3) Christian Salvensen Inc. with CS Integrated LLC (the "Comparable Transactions"). The Comparable Transactions analysis resulted in a range of ratios of UPP to LTM EBIT of 17.1x to 11.0x and a range of ratios of UPP to LTM EBITDA of 9.9x to 6.8x. Applying such ratios for the Comparable Transactions to Logistic's LTM EBIT ($7.1 million) and LTM EBITDA ($13.5 million) resulted in a range of implied unlevered market values of $121.2 million to $78.0 million and $133.2 million to $91.6 million, respectively, or a combined range of implied unlevered market value based on the Comparable Transactions of $133.2 million to $78.0 million. The assumed unlevered market value of Logistic used by Prudential Securities was $68.8 million (based upon estimated debt as of June 30, 1998, of $32.8 million, estimated additional debt of $20.0 million to be incurred immediately prior to the closing of the merger, and $16.0 million, the implied aggregated equity value of Logistic, based upon a purchase price of $10.7 million for a two-thirds interest in Logistic). Prudential Securities then adjusted the high, low and mean implied unlevered market values for Logistic's LTM EBIT and LTM EBITDA by calculating the difference between the average level of the Morgan Stanley REIT Index (the "Index") on the effective date of the Comparable Transactions (332.78) and the current level of the Index (271.62) and applying the percentage decrease (18.4%) to the high, low and mean implied unlevered market values for Logistic's LTM EBIT and LTM EBITDA (the "Adjusted Implied Unlevered Market Value") in order to compensate for the substantial decrease in the multiples of valuation ascribed to the sector since the effective dates of the Comparable Transactions. The Adjusted Implied Unlevered Market Values resulted in a range of $98.9 million to $63.7 million and $108.7 million to $74.8 million, respectively, or a combined range of Adjusted Implied Unlevered Market Value based on the Comparable Transactions of $108.7 million to $63.7 million. Prudential Securities observed that the assumed $68.8 million unlevered market value of Logistic falls within the combined range of Adjusted Implied Unlevered Market Values based on the Comparable Transactions, which, when considered in conjunction with the C2 offering, supports the Prudential Securities Opinion.

     None of the acquired entities utilized in the above analysis for comparative purposes is, of course, identical to Logistic. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the acquired entities and other factors that could affect the consideration paid for each of the acquired entities as well as that of Logistic.



     Projected financial and other information concerning Christiana, Logistic and Weatherford and the impact of the merger upon the holders of Christiana common stock are not necessarily indicative of future results. All projected financial information is subject to numerous contingencies, many of which are beyond the control of management of Christiana, Logistic and Weatherford.



     Transaction Consideration Analysis. Prudential Securities calculated a total value of $20.22 per share of Christiana common stock for the total consideration offered in the transaction, representing a premium to Christiana's closing price as of October 7, 1998 of 12.3%. Prudential Securities did not perform any analysis with respect to premium/discount paid in comparable transactions. The value of the total consideration offered per share of Christiana common stock was based on:



     - 0.76 (based on the shares of Weatherford common stock owned by Christiana as of October 7, 1998) of a share of Weatherford common stock (the "Current Share Exchange Ratio") having a closing price of $18.75 as of October 7, 1998.



     - An additional $1.94 in Weatherford common stock based on the purchase by Christiana of $10.0 million of Weatherford common stock prior to the date the proxy statement is mailed (the "Weatherford Common Stock Purchases").



     - An anticipated $4.00 per share cash distribution (or $3.00 per share cash distribution assuming consummation of $5.0 million additional purchases of Weatherford common stock by Christiana), net of taxes and anticipated transaction-related expenses.



     - Approximately $1.00 in Weatherford common stock only in the event of $5.0 million additional purchases of Weatherford common stock by Christiana.



     The Current Share Exchange Ratio of .76 of a share of Weatherford common stock per share of Christiana common stock and the approximate $4.00 or approximate $3.00 cash distribution number based on the Weatherford Common Stock Purchases alone and $5.0 million additional purchases of Weatherford common stock by Christiana, respectively, utilized by Prudential Securities were based on financial calculations performed by Christiana as of September 30, 1998 and provided to Prudential Securities. The Current Share Exchange Ratio was derived by dividing the amount of shares of Weatherford common stock held by Christiana at September 30, 1998 (3,897,462) by the total outstanding shares of Christiana on a fully-diluted basis (5,149,330). Based on material supplied by Christiana as of September 30, 1998, the anticipated approximate $4.00 or approximate $3.00 cash distribution amount (net of taxes and expenses) was derived by subtracting estimated cash expenses to be paid on, prior to or following the closing of the merger ("Estimated Cash Expenses") from the anticipated amount of cash held by Christiana as of the closing of the merger ("Estimated Aggregate Cash"). The Estimated Aggregate Cash was based on the following items:



     - Cash and accrued interest through closing ($5.9 million).



     - The dividend from Logistic ($20.0 million).



     - The repayment of a promissory note ($3.3 million).



     - The proceeds from the sale of a two-thirds interest in Logistic ($10.7 million), which items yielded a total amount of Estimated Aggregate Cash of $39.9 million.



Estimated Cash Expenses consisted of:



     - $5.7 million for anticipated taxes due.



     - $1.7 million for contractual payments on option agreements.

     - $1.3 million for anticipated transactional expenses expected to be paid prior to closing that are not reflected in the cash balances as of September 30, 1998.



     - The Weatherford Common Stock Purchases.



Total anticipated cash available for distribution equaled approximately $21.0 million or an anticipated distribution of $4.00 (or approximately $3.00 assuming $5.0 million of additional purchases of Weatherford common stock by Christiana) per share of Christiana common stock on a fully-diluted basis.



     Stock Trading History. Prudential Securities also analyzed the history of the volume and trading prices for the Christiana common stock and the Weatherford common stock. Prudential Securities observed that between October 8, 1997 and October 7, 1998, Christiana common stock had an average daily trading volume of 3,370 shares, with trading prices in the range of $46.38 and $16.88 per share. Between October 8, 1997 and October 7, 1998, Weatherford common stock had an average daily trading volume of 850,116 shares, with trading prices in the range of $73.00 and $15.00 per share. Prudential noted that the receipt of Weatherford common stock in the merger provides Christiana shareholders with a security of substantially greater liquidity. Prudential Securities also noted that, as described above under "-- Transaction Consideration Analysis", based on the market prices of the Weatherford common stock and the Christiana common stock and the assumed cash consideration, the implied "total" value to be received by the holders of the Christiana common stock in the merger as of October 7, 1998, exceeded the closing price of the Christiana common stock on that date by 12.3%. The combination of the increased liquidity and market premium as of October 7, 1998, supports the Prudential Securities Opinion.



     Christiana selected Prudential Securities to provide a fairness opinion because it is a nationally recognized investment banking firm engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes and has substantial experience in transactions similar to the merger. The engagement letter with Prudential Securities provides that Christiana will pay Prudential Securities an advisory fee equal to (1) $50,000, (2) $150,000 upon delivery of the Prudential Securities Opinion and (3) $250,000 upon consummation of the transaction. In addition, the engagement letter with Prudential Securities provides that Christiana will reimburse Prudential Securities for its out-of-pocket expenses and will indemnify Prudential Securities and certain related persons against certain liabilities, including liabilities under securities laws, arising out of the transaction or its engagement. In the ordinary course of business, Prudential Securities may actively trade the shares of Christiana common stock and Weatherford common stock for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.


AMERICAN APPRAISAL OPINION


     In connection with the prior merger agreement, which included as a part thereof the Logistic sale, American Appraisal delivered a written opinion (the "American Appraisal Opinion") to the Board of Directors of each of Christiana, Weatherford and C2, dated December 1, 1997, that given certain assumptions and assuming further that the merger pursuant to the prior merger agreement and the Logistic sale are consummated as proposed, immediately after giving effect to consummation of the Logistic sale:



     - The fair value of the aggregate assets of Logistic will exceed its respective total liabilities, including, without limitation, subordinated, unmatured, unliquidated, disputed and contingent liabilities.



     - The present fair saleable value of the aggregate assets of Logistic will be greater than its respective probable liabilities on its debts as such debts become absolute and mature.



     - Logistic will be able to pay its debts and other liabilities, including contingent liabilities and other commitments, as they mature.



     - Logistic will not have unreasonably small capital for the business in which it is engaged, as managements of Logistic and Christiana have indicated such business is now conducted and proposed to be conducted following the consummation of the merger pursuant to the prior merger agreement, the Logistic sale and certain related transactions.

     The full text of the American Appraisal Opinion, which sets forth the assumptions made, the matters considered and the limitations on the review undertaken, is set forth as Appendix G to this Joint Proxy Statement/Prospectus and is incorporated herein by reference and should be read in its entirety in connection with this Joint Proxy Statement/Prospectus. The American Appraisal Opinion is directed only to the solvency of Logistic and does not address any other terms of the merger, the Logistic sale or the underlying business decision of Christiana's Board of Directors or Weatherford's Board of Directors to effect the merger. The American Appraisal Opinion does not constitute a recommendation to any stockholder of Christiana or Weatherford as to how any such stockholder should vote such stockholder's shares of Christiana or Weatherford, as the case may be. The summary of the American Appraisal Opinion set forth in the Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the American Appraisal Opinion attached as Appendix G. American Appraisal has consented to the use of the American Appraisal Opinion as an appendix to this Joint Proxy Statement/Prospectus.

     The amended merger agreement provides that, as a condition to closing the transaction, American Appraisal is required to deliver a similar opinion, dated as of the closing date of the merger, that relates to the revised terms of the transaction and that applies to C2 and Christiana in addition to Logistic. See "The Merger -- Terms of the Merger -- Conditions to the Merger".

                           RELATED PARTY TRANSACTIONS

     The following description of the material terms and conditions to the consummation of the Logistic sale is qualified by, and made subject to, the more detailed terms and conditions set forth in the Logistic purchase agreement and the operating agreement, which are attached as Appendix B and Appendix C to this Joint Proxy Statement/Prospectus and incorporated herein by reference.

THE LOGISTIC SALE AND OPERATING AGREEMENT

     Under the terms of the merger agreement, Christiana is required to a sell a two-thirds interest in Logistic to C2 as a condition to Weatherford's obligations to consummate the merger. In addition, upon the disposition of the two-thirds interest in Logistic to C2, Christiana and C2 are required to enter into the operating agreement defining their respective rights and obligations with respect to Logistic following the Logistic sale.

TERMS OF THE LOGISTIC SALE

     General. Immediately prior to the merger, C2 will purchase two-thirds of Logistic for an aggregate purchase price of $10.67 million. As an inducement to Weatherford to complete the merger, C2 and Logistic agreed to assume the Assumed Liabilities (as defined below). In addition, at any time after the fifth anniversary of the merger, Christiana will have the option to sell to C2 or Logistic Christiana's one-third interest in Logistic for $7.0 million. If there is a proposed merger or sale of the stock or assets of C2 or if the Lubar family proposes to sell its interest in C2 so that they would hold less than a 25% interest in C2 or the resulting entity or if C2 proposes to sell its interest in Logistic to an unrelated third party, Christiana will have the right to participate in such sale with respect to its interest in Logistic for the same equivalent consideration. For other provisions regarding the transfer of interests in Logistic, see "-- Terms of the Operating Agreement -- Assignment, Transfer and Repurchase of a Member's Units". The Logistic sale will take place immediately prior to the closing of the merger.

     Concurrently with the transaction, C2 will offer 5,202,664 shares of its common stock pursuant to the C2 prospectus. Immediately prior to the merger, Christiana shareholders will have the ability to purchase shares of C2 common stock in an amount up to their pro rata share of Christiana common stock. The Lubar family has committed to purchase such number of shares of C2 common stock as is necessary for the net proceeds to C2 of the C2 offering to equal $10.67 million. This will insure that C2 has sufficient funds to complete the Logistic sale.

     "Assumed Liabilities" means any and all liabilities and environmental liabilities, other than the Retained Liabilities (as defined below), to which Christiana or C2's interest in Logistic is or may become subject (whether directly or indirectly), including, but not limited to, liabilities that result from, arise out of or relate to:

     - Any Christiana Company (other than Logistic).

     - The business, operations or assets of Christiana or any Christiana Company on or prior to the closing of the merger.

     - Any taxes to which Christiana or any Christiana Company may be obligated for periods ending on or before the closing of the merger (except for Christiana taxes expressly retained by Christiana pursuant to the merger agreement).

     - Any obligation, matter, fact, circumstance or action or omission by any person in any way relating to or arising from the business, operations or assets of Christiana or a Christiana Company that existed on or prior to the closing of the merger.

     - Any product or service provided by Christiana or any Christiana Company prior to the closing of the merger.

     - The merger, the Logistic sale or any related transactions.

     - Previously conducted operations of Christiana or any Christiana Company.

     - C2's interest in Logistic.

     "Retained Liabilities" means, and is limited solely to:

     - Accounts payable relating to Christiana that are reflected on the balance sheet of Christiana at the closing of the merger.

     - Accounts payable reflected on the balance sheet of Christiana at the closing of the merger and agreed to by Weatherford prior to the closing of the merger.

     - The obligations of Christiana that arise after the closing of the merger.

     - Tax liability for income of Weatherford attributable to Christiana under the equity method of accounting either before or after the closing of the merger.

     Indemnification. Logistic and C2 have agreed to indemnify, defend and hold harmless Christiana, Weatherford and their respective officers, directors, employees, agents and assigns from and against any and all liabilities or environmental liabilities (including, without limitation, reasonable fees and expenses of attorneys, accountants, consultants and experts) that such parties incur, are subject to a claim for or are subject to, that relate to any of a number of matters, including the following:

     - Any breach of any covenant or agreement of Logistic or C2 contained in the Logistic purchase agreement or any related agreement.

     - The acts or omissions of Christiana or any of its current or past subsidiaries or affiliated companies (a "Christiana Company") on or before the closing of the merger.

     - The acts or omissions of any Christiana Company, Logistic, C2 or Logistic's or C2's affiliates or the conduct of any business by them on or after the closing of the merger.

     - The Assumed Liabilities and including, without limitation, any and all liabilities and environmental liabilities other than the Retained Liabilities to which Christiana or C2's interest in Logistic is or may become subject resulting from, arising out of or relating to (1) the business or operations of Christiana or any Christiana Company on or prior to the closing of the merger, (2) the merger, the Logistic sale or any other transactions contemplated thereby and (3) any taxes to which Christiana or any Christiana Company may be obligated for periods ending on or before the closing of the merger (except for Christiana taxes expressly retained by Christiana pursuant to the merger agreement).

     - Any taxes as a result of the merger subsequently being determined to be a taxable transaction.

     - Any and all amounts for which Christiana or Weatherford may be liable on account of any insurance-related liabilities arising from claims by their affiliates, employees or insurance carriers for indemnity arising from or out of claims by or against Christiana or any Christiana Company.

     - Any liability under the Consolidated Omnibus Budget Reconciliation Act of 1986 with respect to any employees of Christiana or any Christiana Company who become employees of Logistic or C2 after the Logistic sale.

     - Any settlements or judgments in any litigation commenced by one or more insurance carriers against Christiana or Weatherford on account of claims by Logistic, C2 or any Christiana Company or their employees.

     - Any and all liabilities incurred by Christiana or Weatherford pursuant to its obligations to seek to obtain or obtaining any consent or approval to assign, transfer or lease any interest in any asset or instrument, contract, lease, permit or related benefit.

     - The on-site or off-site handling, storage, treatment or disposal of any waste materials generated by Christiana or any Christiana Company on or prior to the closing of the merger or any Christiana Company at any time.

     - Any and all environmental conditions on or prior to the closing of the merger, known or unknown, existing on, at or underlying any of the properties owned, leased or operated by Christiana on or after the closing of the merger.

     - Any acts or omissions on or prior to the closing of the merger of Christiana or any Christiana Company relating to the ownership or operation of their business or the properties currently or previously owned or operated by them.

     - Any liability relating to any claim or demand by any stockholder of Christiana or Weatherford with respect to the merger, the Logistic sale or related transactions.

     - Any liability relating to employee benefit or welfare plans of Christiana or any Christiana Company arising out of circumstances occurring on or prior to the closing of the merger.

TERMS OF THE OPERATING AGREEMENT

     General. Christiana's and C2's interests in Logistic will be governed by the operating agreement. After giving effect to the Logistic sale, C2 and Christiana will be the only members of Logistic, which is a Delaware limited liability company. Additional members may be admitted to Logistic only with the unanimous vote or written consent of the members.

     Allocations. All items of income, gain, loss or deduction of Logistic will be allocated between the members in proportion to their respective ownership interests and in compliance with the Treasury Regulations promulgated under the federal tax laws.

     Distributions. To permit the members to make their required estimated income tax payments arising from their ownership interests in Logistic, Logistic will make mandatory distributions to the members in amounts sufficient to cover the members' respective tax liabilities. Logistic may make additional distributions to the members in proportion to their respective ownership interests upon the agreement of C2 and Christiania.

     Management. The management of Logistic will be vested in a board of managers with six managers. The initial board of managers will be comprised of William T. Donovan, Bernard J. Duroc-Danner, Curtis W. Huff, Sheldon B. Lubar, John R. Patterson and Gary R. Sarner. Each manager is elected by the vote or written consent of the members holding at least a majority of the ownership interests in Logistic; provided, however, that Christiana and C2 will each be entitled to elect, without the consent of the other member, a number of managers that is proportionate to its respective ownership interest in Logistic. The operating agreement provides that certain significant or extraordinary actions or transactions may be taken or entered into only with the approval of all members.

     Logistic will generally indemnify the managers to the fullest extent permitted under the Delaware law against any losses incurred by reason of any act or omission in connection with the business of Logistic. The board of managers may appoint officers of Logistic to perform such duties as are set forth in the operating agreement or as specified by the board of managers. The board of managers may authorize Logistic to pay the officers any reasonable fees for their services. Neither the members nor the managers are required to devote their full time and efforts to Logistic. Logistic will pay C2 an annual management fee of $250,000.

     Assignment, Transfer and Repurchase of a Member's Units. Generally, neither Christiana nor C2 may transfer its interest in Logistic without the prior written consent of the board of managers. Notwithstanding the foregoing:

     - C2 may transfer its interest in Logistic if it complies with the Logistic purchase agreement.

     - C2 may pledge and assign its interest in Logistic to Christiana and Christiana may effect a transfer of C2's interest in Logistic pursuant to any action taken with respect to any security interest granted to Christiana by C2.

     - Christiana may transfer its interest in Logistic if the transferee is an affiliate of Christiana or C2 and the transferee agrees to be bound by the provisions of the operating agreement.

     - At any time after the fifth anniversary of the date of the operating agreement, Christiana has the option to sell to C2 or Logistic its one-third interest in Logistic for $7.0 million.

     - At any time after the fifth anniversary of the date of the operating agreement, Christiana may transfer any or all of its interest in Logistic to any person; provided, however, that C2 shall have a right of first refusal to purchase such interest for the same price and at the same terms as such interest was offered to the transferee.

     In the event of any attempted involuntary transfer of an interest in Logistic, Logistic will have the option to purchase the interest subject to the involuntary transfer at an amount equal to the book value of such interest. An involuntary transferee receiving an interest in Logistic will not be considered a member of Logistic unless all of the members consent in writing to treat the involuntary transferee as a member. In addition, if there is a proposed merger, consolidation or share exchange involving C2 or if the Lubar family proposes to sell their interest in C2 or if C2 proposes to sell its interest in Logistic to an unrelated third party, Christiana will have the right to participate in such sale with respect to its interest in Logistic for the same equivalent consideration.

     Dissolution and Winding Up. Logistic will be dissolved upon:

     - The unanimous vote or written consent of the Members to dissolve
       Logistic.

     - Logistic being adjudicated insolvent or bankrupt.

     - An entry of a decree of judicial dissolution relating to Logistic.

                                   THE MERGER


     The detailed terms and conditions to the consummation of the merger are contained in the merger agreement. The following description of the material terms and conditions to the consummation of the merger is qualified by, and made subject to, the more detailed terms and conditions set forth in the merger agreement which is attached as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated in this Joint Proxy Statement/Prospectus by reference.



TERMS OF THE MERGER



     General Description of the Merger. At the closing of the merger, Sub will merge with Christiana and Christiana will be the surviving corporation. Pursuant to the merger, each outstanding share of Christiana common stock will be converted into the right to receive the Weatherford share consideration and the cash consideration. Each holder of a share of Christiana common stock as of the closing of the merger will be entitled to receive from Weatherford with respect to each share of Christiana common stock the Weatherford share consideration and the cash consideration. Based on the current capitalization of Christiana and the assets and liabilities of Christiana as of September 30, 1998, and after giving effect to the estimated expenses of the merger payable by Christiana, Christiana currently expects that, if Christiana makes no additional purchases of Weatherford common stock, the Weatherford share consideration and the cash consideration will be -- of a share of Weatherford common stock and between $3.50 and $4.00 in cash, respectively. The specific number of shares of Weatherford common stock and the exact amount of cash consideration per share of Christiana common stock payable in the merger will be determined at the closing of the merger and could vary from that which would be payable had the merger been effective on September 30, 1998. If Christiana uses $5.0 million to make additional purchases of Weatherford common stock, the cash consideration would drop by approximately $1.00 per share to an estimated $2.50 to $3.00 per share of Christiana common stock. In addition, Weatherford will determine the cash consideration following the closing of the merger based on a 30-day post closing review by Weatherford of the assets and liabilities of Christiana at the closing of the merger. Weatherford will distribute the cash consideration to the Christiana shareholders promptly following the calculation of such amount.



     Christiana will be obligated to spend up to $15.0 million to purchase additional shares of Weatherford common stock in order for the merger to qualify as a "tax free" reorganization under the federal tax laws. Of this money, Christiana committed to spend $10.0 million to purchase additional shares of Weatherford common stock prior to the mailing of this Joint Proxy
Statement/Prospectus. The total number of shares purchased were        --
at an average price per share of $ -- . Christiana is required to spend up to an additional $5.0 million cash to purchase additional shares of Weatherford common stock within one week following the vote at the Christiana special meeting if necessary to allow the stock component of the consideration to be paid in the merger to equal at least 80% of the total consideration to be paid in the merger. In addition, Christiana may, but is not obligated to, make additional purchases of Weatherford common stock in excess of $5.0 million. If the market price of the Weatherford common stock is less than $19.00 per share following the Christiana special meeting, it is expected that it will be necessary for Christiana to make additional purchases of Weatherford common stock.



     For each $1.00 drop in the price of the Weatherford common stock below $19.00 per share, Christiana will have to effect approximately $1.0 million in additional purchases of Weatherford common stock for the merger to qualify as a partially tax free reorganization. Because Christiana has committed to a maximum of $5.0 million of additional purchases of Weatherford common stock, the lowest price for Weatherford common stock at which the merger will be partially tax free is approximately $14.00 per share. If the price of Weatherford common stock declines below approximately $14.00 and does not increase above that level prior to January 31, 1999, the condition that the merger be a partially tax free reorganization under the Code would not be satisfied and the merger would not be completed unless Christiana purchased additional shares of Weatherford common stock to qualify the merger as a partially tax free reorganization. The following table shows to what extent additional purchases of Weatherford common stock will be necessary and the effect of such additional purchases on the Weatherford share consideration and the cash consideration.

                              ADDITIONAL PURCHASES

                           AMOUNT OF
                           ADDITIONAL         WEATHERFORD
 PRICE PER SHARE OF        PURCHASES             SHARE        APPROXIMATE CASH
     WEATHERFORD          NECESSARY TO     CONSIDERATION PER  CONSIDERATION PER
   COMMON STOCK AS     QUALIFY MERGER AS       SHARE OF           SHARE OF
  OF THE CHRISTIANA    PARTIALLY TAX FREE     CHRISTIANA         CHRISTIANA
   SPECIAL MEETING       REORGANIZATION      COMMON STOCK       COMMON STOCK
---------------------  ------------------  -----------------  -----------------
     $17.00                                                        $4.00
     $15.00
     $13.00
     $11.00

     As of the record date, there were -- shares of Weatherford common stock outstanding, including the -- shares of Weatherford common stock held by Christiana. Based upon the number of shares of Christiana common stock outstanding as of the record date, and after giving effect to the conversion of
the      --     shares of Weatherford common stock held by Christiana into treasury shares, the number of shares of Weatherford common stock outstanding after the merger will be the same as prior to the merger.

     Closing of the Merger. The merger will become effective when the Articles of Merger are duly filed with the Department of Financial Institutions of the State of Wisconsin or at such later time (not to exceed 90 days from the date the Articles of Merger are filed) as is specified in the Articles of Merger pursuant to the mutual agreement of Weatherford and Christiana. It is anticipated that, if the merger proposal is approved at the special meetings and all other conditions to the merger have been satisfied or waived, the closing of the merger will occur as soon as practicable after the special meetings.

     Manner and Basis of Converting Shares. At the closing of the merger, each share of Christiana common stock issued and outstanding immediately prior to the closing of the merger not owned directly or indirectly by Christiana shall be converted into a right to receive the Weatherford share consideration and the cash consideration. No fractional shares of Weatherford common stock will be issued, and, in lieu thereof, all fractional shares of Weatherford common stock that would otherwise be issuable in the merger will be rounded to the nearest whole share of Weatherford common stock.

     A letter of transmittal is provided to Christiana shareholders with this Joint Proxy Statement/Prospectus for use in exchanging Christiana common stock certificates for Weatherford common stock certificates and the cash consideration. Christiana shareholders should complete the letter of transmittal in accordance with its instructions and return it to Firstar Bank Milwaukee N.A.
on or before 5:00 p.m. Central Standard Time on        --       , 1998.

     Christiana common stock certificates should be submitted with the letter of transmittal. If such certificates were submitted in connection with the prior special meeting, no further action need be taken with respect to such certificates. Christiana shareholders may receive their certificates back at any time upon request.

     As soon as possible after the closing of the merger, but no later than 30 days thereafter (the "Payment Date"), the parties to the merger agreement shall calculate and agree upon the cash consideration (anticipated to be between $2.50 and $4.00 per share of Christiana common stock, based upon the terms of the merger agreement as described more fully in this Joint Proxy Statement/Prospectus). On the Payment Date, Weatherford will pay the cash consideration due each Christiana shareholder who completed the letter of transmittal and submitted his or her Christiana common stock certificates therewith to Firstar Bank Milwaukee N.A., Milwaukee, Wisconsin (the "Escrow Agent"), which shall promptly distribute the cash consideration to each such Christiana shareholder unless such shareholder has elected in the letter of transmittal to apply all or a portion of the cash consideration to the purchase of shares of C2 common stock as described in the C2 prospectus, in which case the cash consideration shall be so applied. The Escrow Agent shall, following instructions from the Christiana shareholders, either transmit such funds to C2 to purchase shares of C2 common stock or transmit such funds to the Christiana shareholders.

     Contemporaneously with this Joint Proxy Statement/Prospectus, C2 will deliver to each Christiana shareholder the C2 prospectus regarding the proposed issuance of C2 common stock. If the merger is approved, each Christiana shareholder is entitled to purchase shares of C2 common stock and may use the cash consideration for such purpose by following the procedures described in the C2 prospectus. The letter of transmittal provided to Christiana shareholders with this Joint Proxy Statement/Prospectus is the means by which Christiana shareholders may elect to purchase shares of C2 common stock.

     The rights of the Christiana shareholders regarding the purchase of C2 common stock and the terms upon which the cash consideration may be used to purchase such shares are governed by the C2 prospectus. Christiana shareholders should only rely upon that document with regard to the purchase of those shares.

     Until such time as a holder of Christiana common stock surrenders such shareholder's outstanding stock certificate to the Escrow Agent, together with an appropriately completed and executed letter of transmittal, such shareholder will have no rights as a stockholder of Weatherford. Such certificate shall represent only the right to receive upon surrender thereof the number of shares of Weatherford common stock and the cash consideration into which the shares of Christiana common stock theretofore represented by such certificate shall be converted pursuant to the merger agreement. Unless and until such outstanding certificates are surrendered, no dividends or other distributions payable to the holders of Weatherford common stock, as of any time on or after the closing of the merger, will be paid to the holders of such outstanding certificates. Upon surrender of the certificate previously representing Christiana common stock, the holder thereof will receive certificates representing the number of shares of Weatherford common stock to which such shareholder is entitled, the cash consideration to which such shareholder is entitled and the amount of any dividends or other distributions, if any, payable to holders of Weatherford common stock on or after the closing of the merger with respect to such shares, without interest thereon. Christiana shareholders who submitted their Christiana common stock certificates in connection with the prior Christiana special meeting need not take further action with respect to their stock certificates. A Christiana shareholder may upon request, receive their certificates back at any time.

     Conditions to the Merger. Weatherford's and Christiana's obligations to effect the merger are subject to the fulfillment of, at or prior to the closing date, the following conditions:

     - The merger proposal shall have been approved and adopted by the requisite vote of the stockholders of Christiana and Weatherford.

     - No order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency that would prevent or make illegal the consummation of the Logistic sale and the merger.

     - The registration statement of which this Joint Proxy Statement/Prospectus forms a part and the registration statement under the Securities Act to be filed by C2 in connection with the C2 offering shall be effective on the closing date, and all post-effective amendments filed shall have been declared effective or shall have been withdrawn and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the Commission.

     - There shall have been obtained any and all material permits, approvals and consents of any governmental body or agency, that reasonably may be deemed necessary so that the consummation of the merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have (1) a material adverse effect on the financial condition of Christiana after giving effect to the Logistic sale or prevent or adversely affect the ability of Christiana, Logistic or C2 to perform and comply with their respective obligations under the merger agreement, the Logistic purchase agreement or any other agreement to be executed and delivered in connection with the transactions contemplated thereby (collectively, a "Christiana MAE") or (2) a material adverse effect on the financial condition of Weatherford and its subsidiaries, taken as a whole (a "Weatherford MAE").

     - The shares of Weatherford common stock issuable upon consummation of the merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

     - Weatherford and Christiana shall have received a solvency opinion from American Appraisal, in form and substance satisfactory to them.

     - Weatherford and Christiana shall have received all material third party consents.

     Weatherford's obligation to effect the merger is, at the option of Weatherford, also subject to the fulfillment at or prior to the closing date of the following conditions:

     - The representations and warranties of Christiana contained in the merger agreement shall be accurate as of the date of the merger agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the closing date as though such representations and warranties had been made at and as of that time, and all of the terms, covenants and conditions of the merger agreement to be complied with and performed by Christiana on or before the closing date shall have been duly complied with and performed in all material respects.

     - There shall not have occurred or exist any fact or condition that would reasonably result in a Christiana MAE or would constitute a material fixed or contingent liability to Christiana.

     - The Morgan Stanley Opinion shall not have been withdrawn.

     - All stock options of Christiana under its various stock option plans shall have been terminated or such options shall have been exercised.

     - Christiana shall have received, and furnished written copies to Weatherford of, the Christiana affiliates' agreements required by the merger agreement.

     - Weatherford shall have received from Foley & Lardner, counsel to Christiana, an opinion dated the closing date covering customary matters relating to the merger agreement, the merger and other corporate and securities law matters related to Christiana.

     - Weatherford shall have received a written opinion from Arthur Andersen LLP, in form and substance satisfactory to Weatherford, covering the matters described under "Material Federal Income Tax
       Considerations -- Federal Income Tax Consequences of the Merger".

     - C2 shall have executed and delivered to Christiana and Weatherford the Logistic purchase agreement and agreement among members, in form and substance, including schedules, acceptable to Weatherford.

     - The Logistic sale shall have been consummated.

     - Weatherford shall have received from Arthur Andersen LLP an opinion, in form and substance satisfactory to Weatherford, dated as of the closing date, to the effect that the merger would not adversely affect the ability of Weatherford to account for any prior or future business combination as a pooling of interest.

     - Christiana shall have delivered to Weatherford a pro forma balance sheet after giving effect to the Logistic sale, including a full accrual for taxes thereon without regard to any tax credits or tax deductions that Christiana may have in connection with the exercise of any stock options, reflecting Christiana Net Cash (as defined in the merger agreement) in an amount not less than $13.0 million.

     - Except for certain liabilities agreed to by Weatherford, all outstanding indebtedness (including guarantees thereof) of Christiana and its subsidiaries (other than Logistic) shall have been paid in full or Christiana shall have been released therefrom.

     - The assets of Christiana shall consist only of cash of at least $13.0 million, at least 3,897,462 shares of Weatherford common stock and
       333.333 units of Logistic representing one-third of the outstanding interests of Logistic.

     - There shall not be any pending litigation involving Christiana or any of its subsidiaries that Weatherford, in its sole discretion, considers to be a material liability for which adequate security has not been provided Weatherford. See "Description of Christiana -- Legal Proceedings".


     Christiana's obligation to effect the merger is, at the option of Christiana, also subject to the fulfillment at or prior to the closing date of the following conditions:



     - The representations and warranties of Weatherford and Sub contained in the merger agreement shall be accurate as of the date of the merger agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the closing date as though such representations and warranties had been made at and as of that time, and all the terms, covenants and conditions of the merger agreement to be complied with and performed by Weatherford on or before the closing date shall have been duly complied with and performed in all material respects.


     - The Prudential Securities Opinion shall not have been withdrawn.


     - Christiana and C2 shall have received from Fulbright & Jaworski L.L.P., counsel to Weatherford, an opinion dated the closing date covering customary matters relating to the merger agreement and the merger.



     - Christiana and C2 shall have received a written opinion from Arthur Andersen LLP, in form and substance satisfactory to Christiana, covering the matters described under "Material Federal Income Tax
       Considerations -- Federal Income Tax Consequences of the Merger".



     - The Logistic sale shall have occurred.



     Representations and Warranties of the Parties to the Merger Agreement. Weatherford, Sub, Christiana and C2 have made various representations and warranties in the merger agreement relating to, among other things, their respective businesses and financial conditions, the accuracy of their various filings with the Commission and their financial statements contained therein, the status of various employee benefit plans and environmental matters, the satisfaction of certain legal requirements for the merger and the existence of certain litigation. The representations and warranties of each of the parties to the merger agreement other than C2 will expire upon consummation of the merger. The representations and warranties of C2 will survive the closing of the merger without limitation.



     Conduct of Business of Christiana and Weatherford Prior to Merger. Christiana is prohibited from taking various actions prior to the closing of the merger without the prior consent of Weatherford. In this regard, Christiana has agreed that, unless otherwise expressly contemplated by the merger agreement or the Logistic purchase agreement:


     - Its business and its subsidiaries' business would be conducted only in, and it and its subsidiaries would not take any action except in, the ordinary course of business and consistent with past practice.


     - It would not directly or indirectly do any of the following: (1) issue, sell, pledge, dispose of or encumber any capital stock of Christiana except upon the exercise of Christiana stock options; (2) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to its capital stock outstanding at any time; (3) redeem, purchase or acquire or offer to acquire any of its capital stock; (4) acquire, agree to acquire or make any offer to acquire for cash or other consideration any equity interest in or assets of any corporation, partnership, joint venture or other entity in an amount greater than $500,000; or (5) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this clause.



     - It would not transfer, dispose or otherwise convey any of the shares of Weatherford common stock held by it or grant or permit there to exist any lien or other encumbrance on such shares.

     - Subject to certain procedures relating to approvals of new contracts, it would not enter into any contract regarding its business having a term greater than 120 days or involving an amount in excess of $50,000 or commit to do the same.

     - It would not become bound by any agreement or obligation in an amount in excess of $500,000 in the aggregate for all such agreements and obligations.

     - It would not pledge or encumber any of the assets to be held by it following the Logistic sale.

     - Neither it nor its subsidiaries would enter into any employment or consulting contracts.

     - Neither it nor its subsidiaries would enter into any contract or agreement that if effective on the date of the merger agreement would be required to be identified to Weatherford under the terms of the merger agreement.

     - It would not sell, lease, mortgage, pledge, grant a lien or other encumbrance on or otherwise encumber or otherwise dispose of any of its subsidiaries' properties or assets, except sales of inventory in the ordinary course of business consistent with past practice, provided that Christiana may liquidate (in a manner acceptable to Weatherford) CST Financial, Inc., Martinique Holdings, Inc. and Christiana Community Builders, Inc.

     - Subject to certain exceptions, neither it nor its subsidiaries would directly or indirectly incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Christiana or its subsidiaries or guarantee any debt securities of another person.

     - Neither it nor any of its subsidiaries would make any election relating to taxes except for those elections to be made in connection with its 1997 tax returns that are consistent with the 1996 tax returns.

     - Neither it nor any of its subsidiaries would change any accounting principle used by it.

     - It would use its reasonable efforts to preserve intact the business organization and goodwill of Christiana and Logistic.

     - It would cause there to exist, immediately prior to the closing of the merger, Christiana Net Cash (as defined in the merger agreement) of not less than $13.0 million (including $10.67 million to be paid by C2 under the Logistic purchase agreement).

     - Subject to certain exceptions, neither it nor any of its subsidiaries would settle or compromise any litigation.

     - It would cause the Logistic sale to be effected prior to the closing of the merger.

     - It would not authorize any of, or commit or agree to take any of, or permit any of its subsidiaries to take any of the foregoing actions to the extent prohibited by the foregoing.

     - It shall cause Logistic to pay to Christiana a distribution in the amount of $20.0 million cash prior to the closing of the merger.

     - It shall cause Logistic to pay in full the entire principal amount of a promissory note dated September 1, 1992 in the principal amount of $3.0 million together with all accrued interest thereon.

     - Except as set forth in the disclosure schedule to the merger agreement, or agreed to in writing by Weatherford prior to the closing, Christiana shall cause all of its obligations (1) relating to Logistic or any other historical business of Christiana or its subsidiaries and (2) under any and all agreements relating to the borrowing of funds, including all guarantees and other similar arrangements relating thereto, to be fully released or otherwise satisfied in a manner acceptable to Weatherford.

     Pursuant to the merger agreement, Weatherford agreed that, from the date of the merger agreement until the closing of the merger, unless Christiana otherwise agrees in writing or as otherwise expressly contemplated by the merger agreement, it would not take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in the merger agreement becoming untrue or any of the conditions to the merger set forth above not being satisfied.



     Expenses. Christiana is required to bear significant transaction costs, which costs and the estimates thereof are as follows: Prudential Securities Opinion ($450,000), legal fees and expenses ($450,000), accounting and tax services ($250,000), American Appraisal Opinion ($75,000), lease cancellation ($327,000), Weatherford's filing fees with the Commission ($50,000), filing fees under the HSR Act ($90,000), reimbursement for certain costs incurred by Weatherford ($900,000), including all printing and proxy solicitation costs and expenses for blue sky and state securities law filings, and miscellaneous ($208,000). Weatherford is required to pay its own legal and financial advisory fees. Such costs are estimated as of the date of this Joint Proxy Statement/Prospectus and may be higher. If higher, the cash consideration available for distribution may be lower. See "Related Party Transactions".



     Management Following the Merger. No changes in the directors or officers of Weatherford will be effected as a result of the merger. As of the closing of the merger, the directors and officers of Sub will become the directors and officers of Christiana.



     Termination or Amendment of the Merger Agreement. The merger agreement provides that it may be terminated and the merger and the other transactions contemplated therein may be abandoned at any time prior to the closing of the merger, whether prior to or after approval by the stockholders of Weatherford or the shareholders of Christiana, by mutual written consent of Weatherford and Christiana.



     Weatherford or Christiana may also terminate the merger agreement if:



     - The merger has not been consummated on or before January 31, 1999 (provided that the right to terminate the merger agreement under this provision is not available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under the merger agreement is the cause of or resulted in the failure of the merger to occur on or before such date).



     - Any court of competent jurisdiction, or some other governmental body or regulatory authority, shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the merger.



     - The shareholders of Christiana do not approve the merger proposal at the Christiana special meeting or at any adjournment thereof.



     - The stockholders of Weatherford do not approve the merger proposal at the Weatherford special meeting or any adjournment thereof.


     - In the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, as advised by outside counsel, the Board of Directors of Christiana or Weatherford determines that such termination is appropriate in complying with its fiduciary obligations.


     Christiana may terminate the merger agreement if:



     - Weatherford fails to comply in any material respect with any of the covenants or agreements contained in the merger agreement to be complied with or performed by Weatherford or Sub at or prior to such date of termination (provided such breach is not cured within 30 days following receipt by Weatherford of written notice from Christiana of such breach and is existing at the time of termination of the merger agreement).



     - Any representation or warranty of Weatherford contained in the merger agreement shall not have been true in all respects when made (provided such breach has not been cured within 30 days following receipt by Weatherford of written notice from Christiana of such breach and is existing at the time of termination of the merger agreement) or on and as of the closing of the merger as if made on and as of the closing of the merger (except to the extent it relates to a particular date), except for such failures to be so true and correct which would not, individually or in the aggregate, reasonably be expected to have a Weatherford MAE, assuming the effectiveness of the merger.

     - The Board of Directors of Weatherford withdraws, modifies or changes its recommendation of the merger proposal in a manner adverse to Christiana or shall have resolved to do any of the foregoing.

     Weatherford may terminate the merger agreement if:

     - Christiana fails to comply in any material respect with any of the covenants or agreements contained in the merger agreement to be complied with or performed by it at or prior to such date of termination (provided such breach is not cured within 30 days following receipt by Christiana of written notice from Weatherford of such breach and is existing at the time of termination of the merger agreement).

     - Any representation or warranty of Christiana contained in the merger agreement shall not have been true in all respects when made (provided such breach has not been cured within 30 days following receipt by Christiana of written notice from Weatherford of such breach and is existing at the time of termination of the merger agreement) or on and as of the closing of the merger as if made on and as of the closing of the merger (except to the extent it relates to a particular date), except for such failures to be so true and correct which would not, individually or in the aggregate, reasonably be expected to have a Christiana MAE, assuming the effectiveness of the merger.

     - The Board of Directors of Christiana withdraws, modifies or changes its recommendation of the merger proposal in a manner adverse to Weatherford or shall have resolved to do any of the foregoing.

GOVERNMENTAL AND REGULATORY APPROVALS

     Under the provisions of the HSR Act, the merger may not be consummated until such time as the specified waiting period requirements of the HSR Act have been satisfied. Weatherford and Christiana have filed notification reports, together with requests for early termination of the waiting period, with the Department of Justice and the Federal Trade Commission ("FTC") and the applicable waiting period has expired. At any time before or after the closing of the merger, the Department of Justice, the FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the merger or to cause Weatherford to divest itself, in whole or in part, of Christiana or of other businesses conducted by Weatherford. Although neither Weatherford nor Christiana knows of any reason that a challenge to the merger would be made under the antitrust laws, there can be no assurance that a challenge to the merger will not be made.

     Weatherford and Christiana are aware of no other governmental or regulatory approvals required for consummation of the merger, other than compliance with applicable securities laws of the various states.

ACCOUNTING TREATMENT

     The merger will be accounted for as a purchase under generally accepted accounting principles.

NYSE LISTING OF WEATHERFORD COMMON STOCK

     Pursuant to the merger agreement, Weatherford is required to use reasonable efforts to obtain listing on the NYSE of the shares of Weatherford common stock to be issued in connection with the merger. An application for a listing of such shares on the NYSE, subject to the approval of the merger by the stockholders of Weatherford, is expected to be filed and approved prior to the closing of the merger. Approval of the listing on the NYSE of the shares of Weatherford common stock to be issued in the merger is a condition to the respective obligations of Weatherford, Christiana and Sub to consummate the merger.

FEDERAL SECURITIES LAW CONSEQUENCES

     All shares of Weatherford common stock issued in connection with the merger will be freely transferable, except that any shares of Weatherford common stock received by persons who are deemed to be "affiliates" (as that term is defined under the Securities Act) of Christiana prior to the merger may be resold by them only in transactions registered under the Securities Act, permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 if such persons are or become affiliates of Weatherford) or otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Weatherford generally include individuals or entities that control, are controlled by or are in common control with such party, and may include certain officers and directors of such party, as well as principal stockholders of such party.

DISSENTERS' RIGHTS

     Under Delaware law, the holders of Weatherford common stock who object to the merger proposal or abstain from voting in favor of the merger proposal will not have any appraisal rights or right to receive cash for their shares of Weatherford common stock, and Weatherford does not intend to make any such rights available to its stockholders.

     The following discussion of dissenters' rights under the Wisconsin Business Corporation Law (the "WBCL") does not purport to be complete and is qualified in its entirety by reference to the provisions of Section 180.1301 to 180.1331 of the WBCL. Christiana undertakes to supply a complete copy of the dissenters' rights provisions upon written request of its respective shareholders to Christiana Companies, Inc., William T. Donovan, President and Chief Financial Officer, 700 North Water Street, Suite 1200, Milwaukee, Wisconsin 53202.

     Any holder of Christiana common stock who is entitled to vote at the Christiana special meeting and who objects to the merger may demand payment of his or her shares of Christiana common stock. Any such shareholder who elects to exercise such rights and wishes to do so must do the following:

     - Before the vote is taken at the Christiana special meeting regarding approval of the merger, deliver to Christiana written notice that complies with Section 180.0141 of the WBCL of such shareholder's intent to demand payment for such shareholder's shares.

     - Not vote such shares in favor of approval of the merger.

A shareholder may assert dissenters' rights as to fewer than all the shares registered in such shareholder's name only if such shareholder dissents with respect to all shares beneficially owned by any one person and notifies Christiana in writing of the name and address of each person on whose behalf such record shareholder asserts dissenters' rights. The rights of a shareholder asserting dissenters' rights as to fewer than all shares registered in such shareholder's name are determined as if the shares as to which such shareholder dissents and such shareholder's other shares were registered in the names of different shareholders. Similarly, a beneficial owner of Christiana common stock may assert dissenters' rights as to shares held on the beneficial owner's behalf only if the beneficial owner submits to Christiana the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights and the beneficial owner does so with respect to all shares of which it is the beneficial owner or over which it has power to direct the vote. All notices to Christiana should be sent or delivered to its address at the end of the immediately preceding paragraph.

     Not more than ten days after approval of the merger by Christiana shareholders, Christiana must send to each person who has satisfied the foregoing requirements for asserting dissenters' rights a notice that complies with Section 180.0141 of the WBCL which must, among other things:

     - State where the demand for payment must be sent.

     - State where and when share certificates must be deposited.

     - State the extent to which the transfer of the shares will be restricted after the demand for payment is received.

     - Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed merger (which date was December 15, 1997) and requires that the shareholder or beneficial shareholder asserting dissenters' rights certify whether such shareholder acquired beneficial ownership of its shares before that date.

     - Set a date (which must be at least 30 but not more than 60 days after the date the dissenters' notice is delivered) by which Christiana must receive a demand for payment.

     - Be accompanied by a copy of the dissenters' rights provisions of the WBCL.

     A shareholder or beneficial shareholder who receives a dissenters' notice and wishes to exercise dissenters' rights must submit a written demand for payment, must certify whether beneficial ownership was acquired prior to December 15, 1997, and must deposit the applicable share certificates in accordance with the terms of the dissenters' notice. A shareholder or beneficial shareholder who does not demand payment in the foregoing manner will not be entitled to payment for his or her shares under Sections 180.1301 to 180.1331 of the WBCL. Upon receipt of an appropriate demand for payment and the share certificates from a dissenting shareholder who certified that beneficial ownership was acquired before December 15, 1997, Christiana will pay the dissenting shareholder (provided such shareholder has complied with Section
180.1323 of the WBCL) Christiana's estimate of the fair value of the dissenting shareholder's shares plus interest, if any, from the date the merger is consummated. Upon receipt of such demand for payment and the share certificates from a dissenting shareholder who did not certify that beneficial ownership was acquired prior to December 15, 1997, Christiana may choose to withhold payment required by Section 180.1325 of the WBCL from such dissenting shareholder. If Christiana elects to withhold payment in the foregoing manner, it must offer to purchase the dissenting shareholder's shares at a price based upon Christiana's estimate of the fair value of the dissenting shareholder's shares plus accrued interest, if any.

     The payment must be accompanied by all of the following:

     - Christiana's latest available financial statements, audited and including footnote disclosure, if available, including a balance sheet as of the end of a fiscal year ended not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any.

     - Christiana's estimate of the fair value of shares.

     - An explanation of how interest was calculated.

     - A statement of the dissenting shareholder's right to demand payment under
       Section 180.1328 of the WBCL if dissatisfied with the payment.

     - A copy of Sections 180.1301 to 180.1331 of the WBCL.

     Within 30 days after receipt of such payment or offer, the dissenting shareholder either must accept the payment or offer or must notify Christiana in writing of the shareholder's estimate of the fair value of the shares (and accrued interest) and demand payment of the shareholder's estimate (less any payment previously received). In the event Christiana fails to make payment to a person within 60 days after the date set for demanding payment, such person may notify Christiana in writing of his or her own estimate of the fair value of his or her shares (and accrued interest) and demand payment of such shareholder's estimate. If a dissenting shareholder and Christiana cannot agree as to the fair value of such dissenter's shares, Christiana must, within 60 days after receiving the demand for payment, commence a special proceeding in the Circuit Court of Milwaukee County, Wisconsin to determine the fair value of such shares and accrued interest. If Christiana fails to commence such a proceeding within such 60-day time period, Christiana must pay to each dissenting shareholder whose demand remains unsettled the amount each such dissenting shareholder demands as fair value.

     Shareholders contemplating exercising dissenters' rights under Wisconsin law are urged to read carefully the dissenters' rights provisions of the WBCL.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion of the material United States Federal income tax consequences of the merger is based in part on an opinion of Arthur Andersen LLP dated -- , 1998, and on the current federal tax laws and regulations and judicial and administrative interpretations thereof. No rulings have been requested from the Internal Revenue Service (the "IRS") regarding these matters. Additionally, the opinion of Arthur Andersen LLP is based on various representations and assumptions, including representations by Weatherford and Christiana regarding the reasons for the transaction described in "Weatherford's Reasons for the Transaction" and "Christiana's Reasons for the Transaction", and is not binding on the IRS or the courts. The conclusions set forth in the discussion may change as a result of changes in applicable laws or interpretations thereof occurring after the date hereof. The discussion does not address the effects of any state, local or foreign tax laws on the merger.

     THE OPINION OF ARTHUR ANDERSEN LLP ALSO IS REQUIRED TO BE DELIVERED TO WEATHERFORD AND CHRISTIANA AS A CONDITION TO THE CLOSING OF THE MERGER. WEATHERFORD AND CHRISTIANA MAY WAIVE THE RECEIPT OF THE OPINION AS A CONDITION TO CLOSING. EXCEPT FOR MODIFICATIONS TO THE OPINIONS WHICH WOULD NOT CHANGE THE CONCLUSIONS OF THE OPINIONS DESCRIBED BELOW OR WHICH WEATHERFORD AND CHRISTIANA DO NOT BELIEVE WILL MATERIALLY CHANGE THE SUBSTANCE OF SUCH OPINIONS, NO WAIVER OF THE REQUIRED OPINIONS OF ARTHUR ANDERSEN LLP WILL BE EFFECTED BY WEATHERFORD OR CHRISTIANA WITHOUT DISCLOSURE TO THEIR STOCKHOLDERS OF THE WAIVER, INCLUDING THE RISKS THEREOF, AND PROVIDING STOCKHOLDERS WITH AN OPPORTUNITY TO CHANGE THEIR VOTE ON THE TRANSACTION.

     The tax treatment of a shareholder may vary depending upon his or her particular situation, and certain shareholders that have a special status (including individuals who hold restricted Christiana common stock, individuals who acquired Christiana common stock as a result of the exercise of an employee stock option, pursuant to an employee stock purchase plan or otherwise as compensation, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons who do not hold Christiana common stock as a capital asset and persons who are neither citizens nor residents of the United States, or who are foreign corporations, foreign partnerships or foreign estates or trusts not subject to United States Federal income tax on income regardless of source) may be subject to special rules not discussed below.

     EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE TRANSACTION, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     In the opinion of Arthur Andersen LLP:

     - The merger of Sub will constitute a partially tax free reorganization under the federal tax laws and Christiana, Weatherford and Sub will be parties to the reorganization.

     - Neither Weatherford nor Sub will recognize any gain or loss as a result of the merger.

     - No gain or loss will be recognized by Christiana on the consummation of the merger.

     - Except for the cash consideration to be received in the merger, a holder of Christiana common stock will not recognize any income, gain or loss as a result of the receipt of Weatherford common stock in the merger.

     - A holder's tax basis in his or her shares of Weatherford common stock to be received in the merger will equal such holder's basis in his or her shares of Christiana common stock to be surrendered in exchange therefor (as determined immediately following the merger) less the cash consideration to be received for the holder's shares of Christiana common stock and increased by the gain recognized in the merger by the holder.

     - A holder's holding period for his or her shares of Weatherford common stock to be received in the merger will include the period for which the shares of Christiana common stock were held if the shares were held as capital assets at the time of the merger.

     - Holders of Christiana common stock will recognize gain for the cash consideration to be received in the merger. The gain recognized by the holders of Christiana common stock in the merger will be a capital gain provided the Christiana common stock to be exchanged is a capital asset in the hands of the shareholder and provided it is not essentially equivalent to a dividend.

BACKUP WITHHOLDING

     Under the backup withholding rules, a holder of Weatherford common stock may be subject to backup withholding at the rate of 31% with respect to dividends and proceeds of redemption, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against the holder's United States Federal income tax liability. Weatherford may require holders of Weatherford common stock to establish an exemption from backup withholding or to make arrangements satisfactory to Weatherford with respect to the payment of backup withholding. A holder who does not provide Weatherford with his or her current taxpayer identification number may be subject to penalties imposed by the IRS.

                INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

CHRISTIANA OWNERSHIP

     Christiana currently owns -- shares of Weatherford common stock, which in the aggregate represents approximately --% of the total outstanding shares of Weatherford common stock. Sheldon B. Lubar is a member of the Board of Directors of Weatherford and the Chairman of Christiana. Mr. Lubar in his capacity as a director of Weatherford did not participate in any business of the Weatherford Board of Directors relating to the merger or any transactions related to the merger. As of the date of this Joint Proxy Statement/ Prospectus, Mr. Lubar beneficially owns, together with his wife (who owns 433,705 shares) and as trustee of certain trusts for the benefit of his grandchildren, 968,615 shares of Christiana common stock (18.8% of the outstanding shares of Christiana common stock) and options to purchase an aggregate of 30,000 shares of Weatherford common stock. In addition, certain members of Mr. Lubar's immediate family own shares of Christiana common stock in the following amounts: David J. Lubar, his son, 427,403 shares (8.2% of the outstanding shares of Christiana common stock); Joan P. Lubar, his daughter, 448,551 shares (8.6% of the outstanding shares of Christiana common stock); Kristine L. Thomson, his daughter, 430,478 shares (8.3% of the outstanding shares of Christiana common stock); and Susan Solvang, his daughter, 442,953 shares (8.5% of the outstanding shares of Christiana common stock). As a result of the transaction and assuming Christiana makes no additional purchases of Weatherford common stock, Sheldon B. Lubar, David J. Lubar, Joan P. Lubar, Kristine L. Thomson and Susan Solvang, will own -- ,
 -- ,  -- ,  -- and  -- shares of Weatherford common stock, respectively.

     In addition, other directors and executive officers beneficially own shares of Christiana common stock in the following amounts: Albert O. Nicholas, a Christiana director, 310,700 shares (6.0% of the outstanding shares of Christiana common stock); Nicholas F. Brady, a Christiana director, 200,000 shares (3.8% of the outstanding shares of Christiana common stock); William T. Donovan, President, Chief Financial Officer and a director of Christiana, 167,532 shares (3.3% of the outstanding shares of Christiana common stock); Gary
R. Sarner, Chairman of Logistic, 61,000 shares (less than 1.0% of the outstanding shares of Christiana common stock); and John R. Patterson, President and Chief Executive Officer of Logistic, 45,000 shares (less than 1.0% of the outstanding shares of Christiana common stock). The amounts reflected for Messrs. Donovan, Sarner and Patterson include options to purchase 14,000, 55,000 and 32,500 shares of Christiana common stock, respectively. As a result of the merger and assuming there are no additional purchases of Weatherford common stock, Messrs. Nicholas, Brady, Donovan, Sarner and Patterson will own -- ,
 -- ,  -- ,  -- and  -- shares of Weatherford common stock, respectively.

     Christiana's executive officers and directors, like all other Christiana shareholders, will be entitled to purchase one share of C2 Common Stock for each share of Christiana common stock held immediately prior to the completion of the merger. In addition, the Lubar family agreed to purchase enough shares of C2 common stock as are necessary for the net proceeds of the C2 offering to equal $10.67 million to fund C2's purchase of two-thirds of Logistic. This will insure that C2 has sufficient funds to complete the Logistic sale, after deducting the expenses of the C2 offering.



     Certain executive officers and directors of Christiana will be executive officers and directors of C2, and, to the extent such officers and directors are Christiana shareholders, they will have the ability to purchase their pro rata interest in C2 pursuant to the C2 offering. Assuming all shareholders of Christiana exercise their ability to purchase their pro rata interest in C2 pursuant to the C2 offering, the Lubar family and the other officers and directors of C2 would beneficially own approximately 66% of the outstanding shares of C2 common stock. To the extent Christiana shareholders do not exercise their ability to purchase their pro rata interest in C2, the beneficial ownership interest in C2 of the Lubar family and the other directors and officers of C2 will increase, and such persons could potentially own up to 100% of C2 common stock.



     Under the terms of the merger agreement, all employee stock options of Christiana are required to be exercised or cancelled prior to the merger. As a result, the executive officers and other individuals who hold options to purchase shares of Christiana common stock were given a choice of either of the following:



     - Cancel, in whole or in part, their options in exchange for an amount equal to the (1) difference between $40 and the option exercise price, multiplied by (2) the number of shares subject to the cancelled option. This price was fixed at the time the merger agreement was initially entered into and is substantially greater than the current market price. Christiana's cash payments to such persons will be reduced to the extent necessary to allow Christiana to deduct the full amount of the payments for federal income tax purposes.



     - Exercise their options prior to the closing of the merger.



Mr. Donovan has elected to cancel options to purchase -- shares of Christiana common stock, in exchange for $--. Mr. Sarner has elected to cancel options to purchase 75,000 shares of Christiana common stock, in exchange for $501,751. Mr. Patterson has elected to cancel options to purchase 92,300 shares of Christiana common stock, in exchange for $777,703.


INDEMNITY


     Under the agreement providing for C2's purchase of two-thirds of Logistic, Logistic and C2 are obligated to indemnify Christiana, Weatherford and their respective affiliates and agents for various liabilities relating to historical operations of Christiana, Logistic and their current and historical subsidiaries and predecessors. Among the matters for which Logistic and C2 are required to indemnify Christiana and Weatherford are:



     - Any liability relating to any claim or damage by any stockholder of Christiana or Weatherford with respect to the merger, the Logistic sale or the transactions relating thereto.



     - Any taxes as a result of the merger subsequently being determined to be a taxable transaction for foreign, federal, state or local law purposes regardless of the theory or reason for the merger being subject to tax and any taxes as a result of the Logistic sale. This indemnity includes claims and liabilities arising under the securities laws and claims with respect to this Joint Proxy Statement/ Prospectus.

           WEATHERFORD SELECTED CONDENSED CONSOLIDATED FINANCIAL DATA


     The following table sets forth certain selected historical condensed consolidated financial data of Weatherford. You should also read the following:



     - Weatherford's Management's Discussion and Analysis of Financial Condition and Results of Operations and its financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 1997.



     - Weatherford's Quarterly Report on Form 10-Q for the period ended September 30, 1998.



     - Weatherford's Current Report on Form 8-K dated June 15, 1998, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated July 20, 1998.



     - Christiana's financial statements and related notes.



The above information is included or incorporated by reference in this Joint Proxy Statement/Prospectus.



                                  NINE MONTHS ENDED
                                    SEPTEMBER 30,                         YEAR ENDED DECEMBER 31,
                               -----------------------   ----------------------------------------------------------
                                  1998         1997         1997         1996         1995        1994       1993
                               ----------   ----------   ----------   ----------   ----------   --------   --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
  Revenues...................  $1,586,747   $1,417,970   $1,969,089   $1,467,270   $1,125,803   $858,993   $671,470
  Cost of sales..............   1,078,704      995,631    1,371,126    1,090,814      831,231    630,850    482,878
  Selling, general and
    administrative
    expenses.................     213,330      189,117      264,553      209,433      195,747    155,860    127,966
  Equity in earnings of
    unconsolidated
    affiliates...............      (2,241)      (1,754)      (2,582)      (2,078)      (1,477)    (1,169)    (2,716)
  Merger costs and other
    charges..................     120,000           --           --           --       88,182      2,500      4,000
                               ----------   ----------   ----------   ----------   ----------   --------   --------
  Operating income...........     176,954      234,976      335,992      169,101       12,120     70,952     59,342
  Interest expense...........     (40,482)     (31,273)     (43,273)     (39,368)     (33,504)   (22,384)   (11,601)
  Other income, net..........       4,357        8,064       12,242        2,941        8,409        615      2,231
  Income tax (provision)
    benefit..................     (51,823)     (74,397)    (108,188)     (40,513)       4,707    (13,137)   (14,741)
                               ----------   ----------   ----------   ----------   ----------   --------   --------
  Income (loss) from
    continuing operations....  $   89,006   $  137,370   $  196,773   $   92,161   $   (8,268)  $ 36,046   $ 35,231
                               ==========   ==========   ==========   ==========   ==========   ========   ========
  Earnings (loss) per share
    from continuing
    operations:
    Basic....................  $     0.92   $     1.44   $     2.04   $     1.03   $    (0.10)  $   0.53   $   0.58
    Diluted..................        0.91         1.41         2.01         1.01        (0.10)      0.53       0.58
  Weighted average shares
    outstanding:
    Basic....................      96,973       95,703       96,052       89,842       77,595     67,672     60,628
    Diluted..................      97,684       97,194       97,562       90,981       77,595     68,032     60,894



                                                                               DECEMBER 31,
                                       SEPTEMBER 30,   ------------------------------------------------------------
                                           1998           1997         1996         1995         1994        1993
                                       -------------   ----------   ----------   ----------   ----------   --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
  Total assets.......................   $2,924,220     $2,737,910   $2,243,633   $1,710,568   $1,464,804   $885,981
  Long-term debt.....................      244,552        252,322      417,976      416,473      303,854     56,580
  5% Convertible Subordinated
    Preferred Equivalent
    Debentures.......................      402,500        402,500           --           --           --         --
  Stockholders' equity...............    1,523,510      1,458,549    1,292,704      958,337      845,287    582,187
  Cash dividends per share...........           --             --           --           --           --         --

                CHRISTIANA SELECTED CONSOLIDATED FINANCIAL DATA


     The following table sets forth certain selected historical financial data for Christiana as of and for each of the five years ended June 30, 1998 and as of September 30, 1998 and for the three month periods ended September 30, 1998 and 1997. The historical financial data as of and for each of the five years in the period ended June 30, 1998 was derived from the consolidated financial statements of Christiana, which were audited by Arthur Andersen LLP, independent public accountants. The historical financial data as of September 30, 1998 and for the three month periods ended September 30, 1998 and 1997 have not been audited. In the opinion of Christiana, the historical financial data as of September 30, 1998 and for the three month periods ended September 30, 1998 and 1997 include all adjusting entries necessary to present fairly the information set forth therein. The operating data for the three months ended September 30, 1998 is not necessarily indicative of results that may be expected for the year ending June 30, 1999. You should read the following selected historical consolidated financial data in conjunction with Christiana's "Management's Discussion and Analysis of Results of Operations and Financial Condition" and Christiana's Consolidated Financial Statements and related notes appearing elsewhere in this Joint Proxy Statement/Prospectus.



                                       THREE MONTHS ENDED
                                          SEPTEMBER 30,                 FISCAL YEAR ENDED JUNE 30,
                                       -------------------   ------------------------------------------------
                                         1998       1997      1998      1997      1996       1995      1994
                                       --------   --------   -------   -------   -------   --------   -------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating Data:
  Revenues...........................  $22,370    $23,047    $90,179   $84,208   $77,170   $126,881   $90,153
  Direct operating expenses..........   18,633     19,201     76,057    70,973    65,418    104,818    74,976
  Selling, general and administrative
     expenses........................    2,365      2,229      8,364     8,656     7,531     11,739     8,755
                                       -------    -------    -------   -------   -------   --------   -------
  Operating income...................    1,372      1,617      5,758     4,579     4,221     10,324     6,422
  Interest expense...................     (573)      (752)    (2,691)   (3,166)   (3,096)    (4,842)   (3,710)
  Equity in earnings of
     Weatherford.....................       --(1)   1,937      7,872    10,479     1,745         --        --
  Other income (expense), net........       26       (364)    (1,012)     (923)    3,141      3,658     3,195
  Income tax expenses................      323        953      3,920     4,306     2,408      3,394     2,256
  Minority interest..................       --         --         --        --        --       (684)     (530)
                                       -------    -------    -------   -------   -------   --------   -------
  Net income.........................  $   502    $ 1,485    $ 6,007   $ 6,663   $ 3,603   $  5,062   $ 3,121
                                       =======    =======    =======   =======   =======   ========   =======
  Earnings per share(2):
     Basic...........................  $  0.10    $  0.29    $  1.17   $  1.30   $  0.69   $   0.96   $  0.59
     Diluted.........................     0.10       0.29       1.15      1.29      0.69       0.96      0.59
  Weighted average shares
     outstanding.....................    5,149      5,137      5,143     5,137     5,187      5,276     5,321



                                                                          JUNE 30,
                                      SEPTEMBER 30,   -------------------------------------------------
                                          1998          1998       1997      1996      1995      1994
                                      -------------   --------   --------  --------  --------  --------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Balance Sheet Data:
  Total assets......................    $179,351      $239,241   $142,355  $131,018  $121,742  $147,565
  Long-term debt....................      26,275        27,122     36,149    44,013    38,256    53,458
  Stockholders' equity..............     100,297(3)    136,229(3)   72,085   61,077    58,710    60,088
  Cash dividends per share..........          --            --         --        --        --        --


---------------


(1) On May 27, 1998, Weatherford acquired Weatherford Enterra, Inc., issuing additional shares of Weatherford common stock and thereby reducing Christiana's ownership percentage in Weatherford to approximately 4%. As a result, on May 27, 1998, Christiana changed the manner in which it accounts for its investment in Weatherford from the equity method to the cost method. Under the cost method, only dividends paid by Weatherford will be reflected in future earnings of Christiana.



(2) All earnings per share amounts have been restated to reflect the adoption of Statement of Accounting Standards No. 128, "Earnings Per Share", effective December 15, 1997.



(3) Includes $21.4 million and $57.8 million of unrealized holding gains on securities available-for-sale as of September 30, 1998 and June 30, 1998, respectively, resulting from a change in the method of accounting for Christiana's investment in Weatherford.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


     The following summary unaudited pro forma condensed consolidated financial data of Weatherford is based on the historical financial data of Weatherford and the historical financial data of Christiana. The Unaudited Pro Forma Condensed Consolidated Statements of Income for the twelve months ended December 31, 1997, and the nine months ended September 30, 1998, give effect to the proposed merger and the sale by Christiana, prior to the proposed merger, of a two-thirds interest in Logistic to C2 for approximately $10.7 million, as if these transactions occurred on January 1, 1997. The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the sale by Christiana of a two-thirds interest in Logistic to C2 for approximately $10.7 million, and the $10.0 million purchase of Weatherford common stock by Christiana in the merger as if these transactions occurred on September 30, 1998.



     The pro forma information is not necessarily indicative of the results that actually would have been achieved had such transactions been consummated as of the dates mentioned above, or that may be achieved in the future. All other acquisitions by Weatherford are not material individually or in the aggregate; therefore, pro forma information is not reflected. Because this pro forma information is a summary, it does not contain all information that may be important to you. You should also read the following:



     - Weatherford's Management's Discussion and Analysis of Financial Condition and Results of Operations and its financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 1997.



     - Weatherford's Quarterly Report on Form 10-Q for the period ended September 30, 1998.



     - Weatherford's Current Report on Form 8-K dated June 15, 1998, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated July 20, 1998.



     - Weatherford's Selected Condensed Consolidated Financial Data.



     - Christiana's financial statements and related notes.



These annual, quarterly and current reports are included or are incorporated by reference in this Joint Proxy Statement/Prospectus.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET


                            AS OF SEPTEMBER 30, 1998

                                 (IN THOUSANDS)

[CAPTION]

                                                                                  PRO FORMA
                                                                                 ADJUSTMENTS
                                                                  ------------------------------------------
                                                                                     PURCHASE OF
                                       WEATHERFORD   CHRISTIANA     SALE OF          WEATHERFORD    MERGER          WEATHERFORD
                                       HISTORICAL    HISTORICAL   LOGISTIC(a)         SHARES(b)     ENTRIES          PRO FORMA
                                       -----------   ----------   -----------        -----------   ---------        -----------
                                                            ASSETS
Current assets:
  Cash and cash equivalents..........  $   48,542     $  5,286     $ 33,246(c)        $(10,000)    $ (20,571)(d)(e) $   56,503
  Accounts receivable, net...........     461,323        9,172       (9,172)                --            --           461,323
  Inventories........................     552,609           --           --                 --            --           552,609
  Other current assets...............     114,802        3,839       (2,573)                --        (1,266)(f)       114,802
                                       ----------     --------     --------           --------     ---------        ----------
         Total current assets........   1,177,276       18,297       21,501            (10,000)      (21,837)        1,185,237
                                       ----------     --------     --------           --------     ---------        ----------
Property, plant and equipment, net...     900,616       69,906      (69,906)                --            --           900,616
Goodwill, net........................     766,031        5,396       (5,396)                --            --           766,031
Investment in Weatherford............          --       84,283           --             10,000       (94,283)(g)            --
Investment in Logistic...............          --           --        7,785(h)              --        (3,180)(i)         4,605
Other assets.........................      80,297        1,469       (1,469)                --            --            80,297
                                       ----------     --------     --------           --------     ---------        ----------
                                       $2,924,220     $179,351     $(47,485)          $     --     $(119,300)       $2,936,786
                                       ==========     ========     ========           ========     =========        ==========

                                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings and current
    portion of long-term debt........  $  259,742     $  2,630     $ (2,630)          $     --     $      --        $  259,742
  Accounts payable...................     159,025        4,248       (4,248)                --            --           159,025
  Other accrued liabilities..........     216,251        6,822         (435)(j)             --         2,448(e)(f)     225,086
                                       ----------     --------     --------           --------     ---------        ----------
         Total current liabilities...     635,018       13,700       (7,313)                --         2,448           643,853
                                       ----------     --------     --------           --------     ---------        ----------
Long-term debt.......................     244,552       26,275      (26,275)                --            --           244,552
Deferred income taxes and other......     118,640       39,079      (10,927)(j)             --       (24,421)(g)       122,371
5% Convertible Subordinated
  Preferred Equivalent Debentures....     402,500           --           --                 --            --           402,500
Stockholders' equity:
  Common stock.......................     103,461        5,209           --                 --          (849)(k)(l)    107,821
  Capital in excess of par...........   1,051,455       12,347           --                 --        83,571(k)(l)   1,147,373
  Treasury stock, at cost............    (190,996)      (1,236)          --                 --       (99,042)(k)(l)   (291,274)
  Retained earnings..................     631,354       62,612       (2,970)                --       (59,642)(e)(l)    631,354
  Cumulative foreign currency
    translation adjustment...........     (71,764)          --           --                 --            --           (71,764)
  Unrealized gain on securities
    available for sale...............          --       21,365           --                 --       (21,365)(g)            --
                                       ----------     --------     --------           --------     ---------        ----------
         Total stockholders'
           equity....................   1,523,510      100,297       (2,970)                --       (97,327)        1,523,510
                                       ----------     --------     --------           --------     ---------        ----------
                                       $2,924,220     $179,351     $(47,485)          $     --     $(119,300)       $2,936,786
                                       ==========     ========     ========           ========     =========        ==========

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                            PRO FORMA
                                                                           ADJUSTMENTS
                                              WEATHERFORD    CHRISTIANA   -------------    WEATHERFORD
                                               HISTORICAL    HISTORICAL   CHRISTIANA(m)     PRO FORMA
                                              ------------   ----------   -------------    -----------
Revenues:
  Products..................................   $1,097,823     $    --       $      -       $1,097,823
  Services and rentals......................      871,266      90,101        (90,101)         871,266
                                               ----------     -------       --------       ----------
                                                1,969,089      90,101        (90,101)       1,969,089
                                               ----------     -------       --------       ----------
Costs and expenses:
  Cost of sales:
     Products...............................      790,314          --             --          790,314
     Services and rentals...................      580,812      76,377        (76,377)         580,812
  Selling, general and administrative.......      264,553       9,103         (9,103)         264,553
  Equity in earnings in unconsolidated
     affiliates.............................       (2,582)         --             --           (2,582)
                                               ----------     -------       --------       ----------
                                                1,633,097      85,480        (85,480)       1,633,097
                                               ----------     -------       --------       ----------
Operating income............................      335,992       4,621         (4,621)         335,992
                                               ----------     -------       --------       ----------
Other income (expense):
  Interest expense..........................      (43,273)     (2,991)         2,991          (43,273)
  Interest income...........................        8,329         507           (507)           8,329
  Equity in earnings in Weatherford.........           --       6,290         (6,290)(n)           --
  Equity in earnings in Logistic............           --          --            130              130
  Other income (expense), net...............        3,913      (1,470)         1,470            3,913
                                               ----------     -------       --------       ----------
                                                  (31,031)      2,336         (2,206)         (30,901)
                                               ----------     -------       --------       ----------
Income (loss) before income taxes...........      304,961       6,957         (6,827)         305,091
Provision (benefit) for income taxes........      108,188       2,763         (2,717)(o)      108,234
                                               ----------     -------       --------       ----------
Income (loss) from continuing operations....   $  196,773     $ 4,194       $ (4,110)      $  196,857
                                               ==========     =======       ========       ==========
Earnings per share from continuing
  operations:
  Basic.....................................   $     2.04                                  $     2.05
                                               ==========                                  ==========
  Diluted...................................   $     2.01                                  $     2.02
                                               ==========                                  ==========
Weighted average shares outstanding:
  Basic.....................................       96,052                                      96,052(p)
                                               ==========                                  ==========
  Diluted...................................       97,562                                      97,562
                                               ==========                                  ==========

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           PRO FORMA
                                                                          ADJUSTMENTS
                                              WEATHERFORD   CHRISTIANA   --------------     WEATHERFORD
                                              HISTORICAL    HISTORICAL   CHRISTIANA(m)       PRO FORMA
                                              -----------   ----------   --------------     -----------
Revenues:
  Products..................................  $  978,927     $    --        $     --        $  978,927
  Services and rentals......................     607,820      65,835         (65,835)          607,820
                                              ----------     -------        --------        ----------
                                               1,586,747      65,835         (65,835)        1,586,747
                                              ----------     -------        --------        ----------
Costs and expenses:
  Cost of sales:
     Products...............................     675,442          --              --           675,442
     Services and rentals...................     403,262      55,373         (55,373)          403,262
  Selling, general and administrative.......     213,330       6,387          (6,387)          213,330
  Merger costs and other charges............     120,000          --              --           120,000
  Equity in earnings of unconsolidated
     affiliates.............................      (2,241)         --              --            (2,241)
                                              ----------     -------        --------        ----------
                                               1,409,793      61,760         (61,760)        1,409,793
                                              ----------     -------        --------        ----------
Operating income............................     176,954       4,075          (4,075)          176,954
                                              ----------     -------        --------        ----------
Other income (expense):
  Interest expense..........................     (40,482)     (1,772)          1,772           (40,482)
  Interest income...........................       1,692         273            (273)            1,692
  Equity in earnings in Weatherford.........          --       4,425          (4,425)(n)            --
  Equity in earnings in Logistic............          --          --             495               495
  Other income (expense), net...............       2,665        (128)            128             2,665
                                              ----------     -------        --------        ----------
                                                 (36,125)      2,798          (2,303)          (35,630)
                                              ----------     -------        --------        ----------
Income (loss) before income taxes...........     140,829       6,873          (6,378)          141,324
Provision (benefit) for income taxes........      51,823       2,707          (2,534)(o)        51,996
                                              ----------     -------        --------        ----------
Income (loss) from continuing operations....  $   89,006     $ 4,166        $ (3,844)       $   89,328
                                              ==========     =======        ========        ==========
Earnings per share from continuing
  operations:
  Basic.....................................  $     0.92                                    $     0.92
                                              ==========                                    ==========
  Diluted...................................  $     0.91                                    $     0.91
                                              ==========                                    ==========
Weighted average shares outstanding:
  Basic.....................................      96,973                                        96,973(p)
                                              ==========                                    ==========
  Diluted...................................      97,684                                        97,684
                                              ==========                                    ==========

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

GENERAL


     These notes describe the assumptions used to prepare the unaudited pro forma condensed consolidated financial statements. The pro forma adjustments are based on estimates made by Weatherford's management using information currently available.


PRO FORMA ADJUSTMENTS


     The adjustments to the accompanying Unaudited Pro Forma Condensed Consolidated Balance Sheet are the following:



(a) This adjustment reflects the sale of a two-thirds interest in Logistic by Christiana to C2 for cash of $10.67 million and reflects a $3.0 million loss, net of taxes of $1.9 million. The loss results from the sale price being less than the $15.6 million carrying value of the two-thirds interest in Logistic. The sale is in accordance with the merger agreement as (1) Logistic is required to distribute $23.0 million to Christiana, funded from borrowings of Logistic to permit Christiana to have sufficient cash to allow Weatherford to pay the cash consideration, (2) Christiana is required to sell its two-thirds interest in Logistic to C2 for $10.67 million and
     (3) Weatherford is required to pay to the Christiana shareholders an amount of cash equal to the cash held by Christiana in excess of the amount of accrued unpaid taxes (without giving effect to the value of certain tax deductions to be retained by Christiana) and fixed liabilities at the closing of the transaction to be maintained by Christiana for the benefit of Weatherford.



(b) This adjustment reflects Christiana's pro forma purchase in the open market of $10.0 million, or 462,428 shares, of Weatherford common stock at the market price on September 30, 1998 of $21 5/8 per share. Subsequent to this purchase, Christiana's investment in Weatherford represents 4,359,890 shares of Weatherford common stock, accordingly, 4,359,890 shares of Weatherford common stock will be distributed to the Christiana shareholders as a result of the merger.



(c) This adjustment reflects the receipt by Christiana of $23.0 million from a dividend from Logistic funded through Logistic's borrowings to meet the required minimum cash levels required by the merger agreement, and reflects the receipt by Christiana of $10.67 million from its sale of the two-thirds interest in Logistic less $0.4 million of cash held by Logistic.



(d) This adjustment reflects the pro forma cash payment by Weatherford of $18.9 million ($3.67 per share) to the holders of Christiana common stock pursuant to the merger agreement. The pro forma cash payment by Weatherford of $3.67 per share is based on the pro forma data as of September 30, 1998; however, Christiana currently estimates that such payment will be between $3.50 and $4.00 per share. The cash payment difference of $0.33 per share reflects expected cash flow through the anticipated closing and timing differences for cash expenditures, including taxes, for the period from October 1, 1998, to closing, not reflected in the historical financial information of Christiana. Both the pro forma cash payment by Weatherford of $3.67 per share and Christiana's estimate of a cash payment between $3.50 and $4.00 per share assume Christiana is not required to make additional purchases of up to $5.0 million of Weatherford common stock. If Christiana makes additional purchases of Weatherford common stock of $5.0 million, Christiana estimates that the pro forma cash payment would be between $2.50 and $3.00 per share.



(e) This adjustment reflects the cancellation of Christiana employee stock options for $1.7 million in cash. The cancellation of Christiana employee stock options generates a tax benefit of $0.6 million and a reduction in retained earnings of $1.1 million. Cash in the amount of the tax benefit, $.06 million, is required to be retained by Christiana for the benefit of Weatherford.



(f) This adjustment records a $3.0 million liability, net of $1.3 million of expenses paid as of September 30, 1998, for transaction costs related to the transaction.



(g) This adjustment eliminates Christiana's investment of $94.3 million in 4,359,890 shares of Weatherford common stock, related deferred taxes of $24.4 million and unrealized gain on securities available-for-sale of $21.4 million.

                          NOTES TO PRO FORMA CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


(h) This adjustment reflects the remaining one-third interest in Logistic held by Christiana. The investment represents a one-third interest in the net book value of Logistic.



(i) Prior to the sale of Christiana's two-thirds interest in Logistic, the pro forma net book value of Logistic was $23.4 million at September 30, 1998. After the sale of Christiana's two-thirds interest in Logistic, the remaining net book value of Logistic is $7.8 million. Weatherford reflects a reduction of $3.2 million in the carrying value of Christiana's remaining one-third interest in Logistic to reflect the negative goodwill resulting from this transaction. The negative goodwill is calculated as follows:



                                                                 (IN THOUSANDS)
   Effect of Weatherford Shares of Common Stock Exchanged......     $    --
   Pro Forma Christiana Cash (after the cash distribution to
     Christiana shareholders)..................................       7,961
   One-third Interest in Logistic..............................       7,785
   Pro Forma Christiana Taxes Payable (current and deferred)...      (9,532)
   Weatherford and Christiana Transaction Costs Payable........      (3,034)
                                                                    -------
             Negative Goodwill.................................     $ 3,180
                                                                    =======



(j) This adjustment reflects the current federal taxes payable of $8.3 million resulting from the sale by Christiana of its two-thirds interest in Logistic. This liability had previously been provided as a deferred tax liability.



(k) This adjustment reflects the issuance of 4,359,890 shares of Weatherford common stock in the transaction at a price of $23.00 per share, or $100.3 million, the market price of the Weatherford common stock on September 22, 1998, and the acquisition of 4,359,890 shares of Weatherford common stock held by Christiana as a result of the transaction. The shares of Weatherford common stock held by Christiana have been classified as treasury shares valued at the market price of $23.00 per share, or $100.3 million, on September 22, 1998.



(l) This adjustment eliminates the remaining Christiana common stock of $5.2 million, capital in excess of par of $12.3 million, retained earnings of $58.5 million and treasury stock of $1.2 million.



     The adjustments to the accompanying Unaudited Pro Forma Condensed Consolidated Statements of Income are the following:



(m) This adjustment eliminates Logistic's historical operating results and reflects a one-third equity interest in Logistic.



(n)  This adjustment eliminates Christiana's equity in earnings of Weatherford.



(o) This adjustment records the income tax benefit related to the effect of the pro forma adjustments at the statutory rate.



(p) Weatherford's historical shares outstanding and basic weighted average pro forma post merger shares outstanding as of December 31, 1997, were 96,860,622 and 96,051,625, respectively. Weatherford's historical shares outstanding and basic weighted average pro forma post merger shares outstanding as of September 30, 1998, were 97,458,439 and 96,972,605, respectively.

                           DESCRIPTION OF WEATHERFORD

     Weatherford is a diversified international energy service and manufacturing company that provides a variety of services and equipment to the exploration, production and transmission sectors of the oil and gas industry. Weatherford's principal industry segments consist of (1) drilling products, (2) completion and oilfield products and services and (3) artificial lift and compression products and services. Weatherford operates in virtually every oil and gas exploration and production region in the world.

     Weatherford's drilling products segment manufactures (1) drill pipe and other drilling products, (2) premium engineered connections and associated tubulars and (3) marine connectors and related accessories. Weatherford's drilling products are designed and engineered for high performance applications. Drill pipe, as well as drill collars, heavyweights and kellys manufactured by Weatherford, serve as the principal mechanical drilling tools used to drill an oil or natural gas well. These products constitute all components of the drill stem used to drill a well from the rig to the drill bit. Weatherford's premium tubulars consist of premium tubing, liner and casing and, together with Weatherford's line of premium engineered connections, are used for the production of oil and natural gas in harsh downhole environments. Weatherford's marine connector product line consists of downhole conductors for offshore applications and is used to define the original architecture of an offshore well and to support subsea applications.

     Weatherford's completion and oilfield products and services segment manufactures, sells and services cementation products and liner hangers and equipment used to provide oilfield services. Other products manufactured by this segment include hydraulic power tongs and related equipment used to provide tubular running services, milling tools, whipstocks and weighted drill pipe used in rental and downhole services and sold to customers. This segment also provides oilfield equipment rental, downhole services and tubular running services. Weatherford's rental equipment includes specialized pressure control equipment, drill string equipment, handling tools, stabilizers and other equipment and tools used in the drilling, completion and workover of oil and gas wells. Downhole services include fishing, milling, whipstock installation and retrieval, well control assistance, plugging and abandonment services, pipe recovery wireline services, foam services and internal casing patch installation.

     Weatherford's artificial lift and compression segment (1) designs, manufactures and services a complete line of artificial lift equipment and (2) manufactures, packages, rents and sells parts and services for gas compressor units over a broad horsepower range. Weatherford's artificial lift product line includes a wide range of downhole pumps, surface pump drive units, gas lift equipment, hydraulic lift products and progressing cavity pumps. Weatherford's gas compressor units are used for increasing natural gas pressure to facilitate gas flow from the wellhead and through gas gathering systems and processing plants and injecting natural gas into oil wells to enhance recovery and into gas storage wells. Other general applications include cogeneration, seismic marine surveys and natural gas fueling stations.

     Weatherford has achieved significant growth in recent years through a consistent strategy of synergistic acquisitions and internal development. Acquisitions have focused on the acquisition of name brand products, geographic expansion, the development of complete product lines and savings through consolidation. Internal development has focused on product development and geographic expansion. Weatherford's growth strategy has resulted in the Company becoming the largest manufacturer of drill pipe, drill collars and heavyweight drill pipe in the world, the largest provider of premium tubular connectors in North America and one of the largest providers of artificial lift equipment in the world. Weatherford is the leading worldwide supplier of rental tools and fishing and other downhole services and the leading worldwide provider of tubular running services. To Weatherford's knowledge, none of its competitors has as broad a product line of rod lift and progressing cavity pumps.

     Weatherford was incorporated in 1972 as a Massachusetts corporation and was reincorporated in Delaware in 1980. Sub is a wholly owned subsidiary of Weatherford that was incorporated in Wisconsin in December 1997 for the purpose of effecting the merger. Weatherford's and Sub's corporate office is located at 5 Post Oak Park, Suite 1760, Houston, Texas 77027-3415, and their telephone number is (713) 297-8400.

MANAGEMENT STOCKHOLDINGS

     The following table sets forth as of the record date the beneficial ownership of the outstanding Weatherford common stock by each current director and each current executive officer of Weatherford and all directors and executive officers of Weatherford as a group.

                                                       BEFORE THE MERGER            AFTER THE MERGER
                                                    ------------------------    ------------------------
                                                     NUMBER OF                   NUMBER OF
                                                       SHARES       PERCENT        SHARES       PERCENT
                                                    BENEFICIALLY       OF       BENEFICIALLY       OF
                       NAME                           OWNED(1)      CLASS(%)      OWNED(1)      CLASS(%)
                       ----                         ------------    --------    ------------    --------
Bernard J. Duroc-Danner...........................     830,000        *            830,000        *
Curtis W. Huff(2).................................      76,000        *             76,000        *
James G. Kiley....................................      55,000        *             55,000        *
Frances R. Powell.................................      41,953        *             41,953        *
Randall D. Stilley................................      23,750        *             23,750        *
John C. Coble.....................................      80,400        *             80,400        *
Robert F. Stiles..................................      60,200        *             60,200        *
E. Lee Colley, III................................          --        *                 --        *
Jon Nicholson(3)..................................      16,294        *             16,294        *
Donald R. Galletly(4).............................       5,000        *              5,000        *
David J. Butters..................................      56,712        *             56,712        *
Sheldon B. Lubar(5)...............................      30,000        *             30,000        *
Robert B. Millard.................................     118,960        *            118,960        *
Robert A. Rayne(6)................................      20,000        *             20,000        *
Philip Burguieres(7)..............................     200,391        *            200,391        *
William E. Macaulay(8)............................   5,632,350        5.7%       5,632,350        5.7%
Robert K. Moses, Jr.(9) ..........................     424,383        *            424,383        *
All Directors and Executive Officers as a Group
  (17 persons)....................................   7,671,393        7.8%       7,671,393        7.8%

---------------

 *  Less than 1%.

(1) Beneficial ownership by a person includes both outstanding shares of Weatherford common stock owned and shares of Weatherford common stock which such person has a right to acquire within 60 days upon the exercise of outstanding options of Weatherford common stock. Shares beneficially owned as a result of such options consist of 830,000, 55,000, 19,000, 80,400, 60,000, 10,000, 30,000, 10,000, 20,000, 41,000 and 1,155,400 shares for
    Messrs. Duroc-Danner, Kiley, Stilley, Coble, Stiles, Butters, Lubar, Millard, and Rayne and Ms. Powell and all directors and executive officers as a group, respectively. Directors and executive officers have sole voting and investment power with respect to the shares they own.

(2) Includes 75,000 restricted shares subject to vesting over a four year period extending through June 2002. Until vested, these shares may not be transferred by Mr. Huff, but may be voted by him.

(3) Includes 1,055 shares of Weatherford common stock held under Weatherford's 401(k) Savings Plan (the "401(k) Plan") in Mr. Nicholson's account, as to which he has sole voting and no dispositive power.

(4) Includes 1,000 shares of Weatherford common stock held by Mr. Galletly's wife, with respect to which he has no voting or dispositive power.

(5) Does not include      --     shares of Weatherford common stock owned
    directly by Christiana. Mr. Lubar beneficially owns approximately 18.8% of the outstanding shares of Christiana common stock. Pursuant to the merger,
    Mr. Lubar will be entitled to receive      --     shares of Weatherford
    common stock or approximately -- % of the outstanding shares of Weatherford common stock after the merger.

(6) Excludes 400,000 shares beneficially owned by London Merchant Securities plc, of which Mr. Rayne serves as Executive Director. Mr. Rayne disclaims beneficial ownership of these shares.

(7) Includes (a) 950 shares of Weatherford common stock held by Mr. Burguieres' wife, with respect to which he has no voting or dispositive power, and (b) 475 shares of Weatherford common stock held by

    Mr. Burguieres' adult son supported by him, with respect to which he has sole voting and dispositive power; Mr. Burguieres disclaims beneficial ownership of all such shares. Also includes (a) 431 shares of Weatherford Common Stock held under Weatherford's Employee Stock Purchase Plan (the "ESPP") in the account of Mr. Burguieres, as to which he has sole voting and no dispositive power prior to withdrawal of such shares from the ESPP, and
    (b) 421 shares of Weatherford common stock held under the 401(k) Plan in Mr. Burguieres' account, as to which shares Mr. Burguieres has sole voting and no dispositive power.

(8) Includes 6,619 shares of Weatherford common stock held by Mr. Macaulay's wife, with respect to which he has no voting or dispositive power. Mr. Macaulay disclaims beneficial ownership of such shares. Also includes 5,623,340 shares of Weatherford Common Stock owned beneficially by First Reserve Corporation ("First Reserve") and certain affiliated funds of which First Reserve acts as general partner. Mr. Macaulay serves as President and Chief Executive Officer of First Reserve. However, Mr. Macaulay disclaims beneficial ownership of the shares of Weatherford common stock beneficially owned by First Reserve.

(9) Includes an aggregate of 42,750 shares of Weatherford common stock held in various trusts for Mr. Moses' children, his brother and his sister, of which Mr. Moses is the trustee, with respect to which Mr. Moses has sole voting and dispositive power; Mr. Moses disclaims beneficial ownership of all such shares. Does not include (a) an aggregate of 49,875 shares of Weatherford common stock held in various trusts for Mr. Moses' children, with respect to which Mr. Moses has no voting or dispositive power, (b) 1,758 shares of Weatherford common stock held in a trust for Mr. Moses' son, with respect to which he has no voting or dispositive power (since Mr. Moses is not a trustee of such trusts and has no voting or dispositive power, he disclaims beneficial ownership of all such shares) or (c) 593 shares of Weatherford common stock held by Mr. Moses' adult son supported by him, with respect to which Mr. Moses has no voting or dispositive power.

                           DESCRIPTION OF CHRISTIANA

BUSINESS

     General.  Christiana's only operating entity is Logistic. Christiana also
owns   -- shares of Weatherford common stock, which represents approximately 4%
of the outstanding shares of Weatherford common stock. Christiana also holds, through a wholly owned subsidiary, mortgage notes receivable, derived from certain condominium sales, which as of September 30, 1998, had an aggregate principal amount outstanding of $187,000.

     Christiana was incorporated in 1954 as a Delaware corporation and was reincorporated in 1992 as a Wisconsin corporation. The principal executive offices of Christiana are located at 700 North Water Street, Suite 1200, Milwaukee, Wisconsin 53202, and its telephone number is (414) 291-9000.

     Logistic. Logistic provides refrigerated and dry (non-refrigerated) warehousing, transportation and distribution services and international freight forwarding services. Logistic's industry is comprised generally of entities that provide warehousing or trucking and other entities that provide management services for the distribution and warehousing needs of their customers. Logistic believes that its ability to offer customers "one-stop shopping" through its complement of warehousing, trucking and the provision of management services for distribution and warehousing needs provides it with a competitive advantage. Christiana's services generally combine transportation, warehousing and information services to manage the distribution channel for a customer's products from the point of manufacturing to the point of consumption. This combination allows Logistic to capitalize on the growing trend of corporations toward seeking to reduce costs by outsourcing large components of their logistics function.

     Logistic's operations are conducted through a network of 12 distribution warehouses, comprised of an aggregate of 34 million cubic feet of refrigerated and frozen storage capacity in six locations and five dry distribution centers in key markets, primarily in the upper Midwest. Logistic's refrigerated warehousing operations include temperature sensitive storage services, freezing vegetable processing and packaging services. Logistic's transportation and distribution services include refrigerated and non-refrigerated transportation services, full service truckload and less-than-truckload. Transportation services are provided utilizing Christiana-owned equipment as well as through carrier management service. Logistic also provides a full range of international freight management services, fully computerized inventory management, assembling and repackaging.

     Revenues. Logistic's revenue for each of the basic service lines are detailed below for fiscal years ended June 30, 1998, 1997, and 1996.

                                                         REVENUES
                                                   (DOLLARS IN MILLIONS)
                                      -----------------------------------------------
                                          1998             1997             1996
                                      -------------    -------------    -------------
                                      AMOUNT     %     AMOUNT     %     AMOUNT     %
                                      ------    ---    ------    ---    ------    ---
Refrigerated Warehousing............   $44       49%    $38       45%    $35       45%
Dry Warehousing.....................     8        9%     12       14%     14       18%
Transportation......................    39       43%     33       39%     28       36%
International.......................     2        2%      3        4%      3        4%
Eliminations........................    (3)      (3%)    (2)      (2%)    (3)      (3%)
                                       ---      ---     ---      ---     ---      ---
          Total Revenues............   $90      100%    $84      100%    $77      100%
                                       ===      ===     ===      ===     ===      ===

     As of September 30, 1998, the pro forma book value of Logistic was approximately $25 million.

     Customers. Logistic's services target the consumer goods industries. Nearly 75% of Logistic's revenues come from food manufacturers, food wholesalers and food retailers.

     While Logistic's top 15 customers, all of which participate in the food industry, account for 60% of revenues, no one customer represents more than 10% of the business. Beyond the food industry, the balance of Logistic's customer base is spread across a broad base of industries including pharmaceuticals, automotive suppliers, building supplies and office furniture.

     Competition. Competition in Logistic's industry is very fragmented. Leonard's Guide, a leading industry publication, lists more than 1,500 companies competing in the United States marketplace. Among Logistic's competitors are companies, such as Exel, AmeriCold Logistics, Inc. (formerly Americold Corporation), GATX Logistics, Inc., ProLogis, Inc. or Ryder Integrated Logistics, Inc. that own and operate warehouses and/or transportation equipment. These companies utilize their asset base and the expertise with which to operate them to provide services. Other competitors, such as Hub Group Logistics Services, Menlo Logistics, and C.H. Robinson Logistics offer transportation and distribution management expertise and information systems and sub-contract warehousing and transportation services.

     Logistic experiences competition for transportation management services on a national basis. In its warehousing and transportation business, Logistic competes generally on a regional and local basis. Other than the high capital requirements of building a refrigerated warehouse facility, there are no significant barriers to entry into the transportation, warehousing and management service markets in which Logistic operates, permitting a large number of smaller competitors to enter the various markets.

     In addition, Logistic's customers, many of which have substantially greater resources than Logistic, may divert business from Logistic's warehousing and transportation operations by building their own warehouse facilities and/or operating their own transportation fleet.

     Organization. Logistic's operations are headquartered in Zeeland, Michigan, and Logistic also maintains an office in Milwaukee, Wisconsin. Logistic is organized into three main operating units: refrigerated warehousing, dry warehousing and transportation. Each operating unit is headed up by a group vice president/ general manager. Sales and marketing for Logistic are principally performed at the corporate level, with support from the group vice presidents as well as local warehouse facility managers.

     Sales and marketing are principally performed at the corporate level, with support from the group vice presidents and facility managers. The sales organization is comprised of seven individuals and is divided into the following teams: refrigerated warehousing team; dry warehousing team; transportation team; and logistics sales team. Each of these teams has primary responsibility for selling their specific services. The goal is to develop the sales team to effectively present the fullest extent of Logistic's services suited for each customer.

     Marketing and advertising is done centrally for the entire company and uses a combination of media advertising and direct mail. The marketing organization also has responsibility for maintaining and gathering information on market intelligence related to competition, customers and the logistic industry in general.

     Business development supports both sales and operations by providing logistics engineering capabilities, pricing and costing services, and assists in the startup of complex logistic projects.

     The only employees of Christiana are the executive officers described under "Directors and Executive Officers". Logistic had approximately 737 employees as of September 30, 1998. A breakdown of the employees by functional area is set forth below:

                                                         EMPLOYEE BREAKDOWN BY FUNCTION
                                                   ------------------------------------------
                    FUNCTION                       NUMBER OF EMPLOYEES    PERCENTAGE OF TOTAL
                    --------                       -------------------    -------------------
Operations.......................................          484                   65.7%
Transportation...................................          192                   26.1%
Administration...................................           51                    6.9%
Sales and Marketing..............................           10                    1.3%
                                                           ---                   ----
Total............................................          737                    100%

     No Logistic employees are covered by union contracts.

     Intellectual Property. Logistic's operations are not dependent on any particular patent, license, franchises, or trademarks. Logistic has registered a trademark and the name "Total Logistic Control" with the United States Patent and Trademark office.

     Weatherford. Christiana owned 3,897,462 shares of Weatherford, representing an approximate 4% ownership interest as of September 30, 1998. Christiana's holdings in Weatherford resulted from the June 30, 1995 merger of Prideco, a former majority owned subsidiary of Christiana, with a subsidiary of Weatherford and a $13.2 million cash investment to purchase additional Weatherford shares in connection with the Prideco merger transaction. Prior to
     --     , 1998, Christiana purchased an additional      --     shares of
Weatherford common stock pursuant to the amended merger agreement.

PROPERTIES

     As of September 30, 1998, Logistic owned or leased twelve facilities in five states. Of this total, seven are refrigerated/frozen with the balance being dry facilities. The refrigerated facilities are operated through seven public refrigerated warehouses located in Wisconsin (2), Michigan (3), and Illinois
(2). Logistic's refrigerated facilities are large single-story buildings constructed at dock height with full insulation and vapor barrier protection. These facilities are strategically located and well served by rail and truck.

     In addition to the refrigerated facilities discussed above, there are five public non-refrigerated (or dry) warehouse distribution facilities, three of which are located in Michigan and one in each of Indiana and New Jersey. Zeeland Distribution Center II, located in Zeeland, Michigan is a company-owned facility. All other dry facilities are held under lease. Lease terms generally match the underlying contracts with major customers served at each facility. These facilities are single-story block or metal construction buildings. All dry facilities are approved as food grade storage facilities.

     The following tables list the twelve facilities by location, size, type, and if owned or leased.

                       REFRIGERATED WAREHOUSE FACILITIES

                                                           TOTAL STORAGE SPACE
                                                               (CUBIC FEET          TYPE OF
           FACILITY                     LOCATION              IN MILLIONS)         FACILITY
           --------                     --------           -------------------   -------------
Rochelle Logistic Center I.....  Rochelle, Illinois #1            10.6           Distribution
Rochelle Logistic Center II....  Rochelle, Illinois #2             3.5           Distribution
Beaver Dam Logistic Center.....  Beaver Dam, Wisconsin             7.2           Distribution/
                                                                                 Production
Milwaukee Logistic Center......  Wauwatosa, Wisconsin              4.3           Distribution
Holland Logistic Center........  Holland, Michigan*                2.1           Distribution/
                                                                                 Production
Kalamazoo Logistic Center I....  Kalamazoo Logistic #1**           3.3           Distribution
Kalamazoo Logistic Center II...  Kalamazoo Logistic #2             2.8           Distribution
                                                                  ----
Total...................................................          33.8
                                                                  ====

                            DRY WAREHOUSE FACILITIES

                                                                             TOTAL STORAGE      TYPE
                                                                             SPACE (SQ. FT.      OF
                      FACILITY                              LOCATION         IN THOUSANDS)    FACILITY
                      --------                              --------         --------------   --------
Zeeland Logistic Center I*...........................          Zeeland, MI        202          Public
Zeeland Logistic Center II...........................          Zeeland, MI        220          Public
Michigan Distr. Center I*............................        Kalamazoo, MI         88          Public
Munster Logistic Center*.............................          Munster, IN        125          Public
Dayton Logistic Center*..............................           Dayton, NJ         90          Public
                                                                                  ---
Total.....................................................................        725
                                                                                  ===

---------------

  *Leased facility

 **Includes 1.8 million cubic feet of dry storage capacity.

     Logistic owns and operates a 10,000 square foot truck maintenance facility located at the Kalamazoo Logistics Center. This facility is used for the maintenance of Logistic's transportation equipment.

DESCRIPTION OF PROPERTIES

     A brief description of each of the properties described above follows, listed alphabetically by state and city.

  Illinois Properties.

Rochelle Logistic Center I                  Rochelle Logistic Center II
975 South Caron Road                        600 Wiscold Drive
Rochelle, IL 61068                          Rochelle, IL 61068

     Rochelle Cold Storage campus is Logistic's newest and largest refrigerated facility, initially constructed in 1986. Logistic believes that Rochelle Cold Storage is one of the largest and most modern cold storage warehouse facilities in the United States. Currently this facility is comprised of 14,100,000 cubic feet of capacity after undergoing four capacity expansions in 1988, 1990, 1993, and 1996. All space is capable of temperatures of -20 degreesF to ambient. Rochelle Cold Storage is strategically located at the intersection of two main line East-West railroads, the Burlington Northern and the Chicago Northwestern, and the cross roads of interstate highways I 39 and I 88. Rochelle Cold Storage serves primarily distribution customers in the Midwest.

  Indiana Properties.

     Munster Logistic Center
     9200 Calumet Avenue
     Munster, IN 46321

     Munster Logistic Center is located just south of the Chicago market with access to major north-south and east-west highways. The facility has access to rail through Conrail and is a food grade warehouse. The total facility has available 125,000 square feet of dry storage. The warehouse operates as a public warehouse with most of the customer base on short term contracts.

  Michigan Properties.

     Holland Logistic Center
     449 Howard Avenue
     Holland, MI 49424

     Holland Logistic Center has undergone a number of expansions over the years, with a major reconstruction in 1983 after a fire destroyed approximately 50% of the facility. Today, this refrigerated facility comprises 2,100,000 cubic feet of storage capacity of which 1,300,000 cubic feet is freezer capacity, 400,000 cubic feet is cooler capacity and 400,000 cubic feet is convertible capacity between freezer and cooler. Holland services both distribution customers as well as blueberry growers in the West Michigan area. This location is situated on a CSX rail spur with two refrigerated rail docks. This facility is held under a lease which expires December 31, 2000.

Kalamazoo Logistic Center I                    Kalamazoo Logistic Center II
6677 Beatrice Drive                            6805 Beatrice Drive
Kalamazoo, MI 49009                            Kalamazoo, MI 49009

     Kalamazoo Logistic Center campus has two distribution centers at this location. Facility #1 is a 3,300,000 cubic foot facility with 1,100,000 cubic feet of freezer capacity, 400,000 cubic feet of cooler capacity and 1,800,000 cubic feet of dry storage capacity. This location services a number of distribution customers in the Midwest and is strategically located at the I 94 and U.S. 31 crossroads in Michigan, equal distance between Chicago and Detroit.

     Facility #2 is located adjacent to Facility #1 and is comprised of 2,800,000 cubic feet of capacity. This facility contains 1,500,000 cubic feet of cooler capacity and 1,300,000 cubic feet of freezer capacity. Two large distribution customers utilize 75% of this space. These facilities are held under long term leases.

     Also located at the Kalamazoo Logistic Center is a company owned 10,000 square foot transportation equipment maintenance center. Approximately 50% of Logistic's fleet of over-the-road transportation units is domiciled in Kalamazoo, Michigan.

Zeeland Logistic Center I                      Zeeland Logistic Center II
8250 Logistic Drive                            8363 Logistic Drive
Zeeland, MI 49464                              Zeeland, MI 49464

     Zeeland Logistic Center campus has two facilities each of which provide dry warehousing storage as public warehouses. Each of these facilities are foreign trade zones and food grade warehouses, that provide both racked and bulk storage. Capacity is utilized by both long term contractual customers and as short term public warehouses. Zeeland Logistic Center I has 201,600 square feet of storage and Zeeland Logistic Center II has 220,000 square feet.

  New Jersey Property.

     Dayton Logistic Center
     260 Docks Corner Road
     Dayton, NJ 08810

     Dayton Logistic Center provides warehousing and distribution services for customers to the northeast region of the country. The facility has both contractual and short term customers and operates as a public warehouse. In total, the facility has 90,000 square feet of dry storage capacity.

  Wisconsin Properties.

     Beaver Dam Logistic Center
     1201 Green Valley Road
     Beaver Dam, WI 53916

     Beaver Dam Logistic Center was originally constructed in 1975. Since 1975, this facility has undergone three freezer additions, the most recent in 1991, and today is comprised of 7,200,000 cubic feet of freezer storage space. Beaver Dam Logistic Center serves distribution related customers as well as vegetable and cranberry processors. This facility's unique capabilities involve value added services for vegetable processors and food service and packaging operations.

     Milwaukee Logistic Center
     11400 West Burleigh Street
     Milwaukee, WI 53222

     Milwaukee Logistic Center was originally constructed in 1954. There have been six expansions of this facility and today the Milwaukee Logistic Center facility comprises 4,300,000 cubic feet of which 3,754,000 cubic feet is freezer capacity and 546,000 cubic feet is cooler space. This facility has multi-temperature refrigerated storage ranging from -20 degreesF to +40 degreesF and daily blast freezing capacity of 750,000 pounds. This location has a 7-car private rail siding. An additional 3,000,000 cubic feet of company owned refrigerated and processing space adjacent to the Milwaukee Logistic Center facility is leased on a long term basis to a third party retail grocery company.

LEGAL PROCEEDINGS

     From time to time, Christiana is named as a defendant in actions arising out of the normal course of business. As of September 30, 1998, Christiana was not a party to any pending legal proceeding that it believes to be material.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Three months ended September 30, 1998 compared to three months ended September 30, 1997

     Christiana's consolidated revenues for the three months ended September 30, 1998 were $22,370,000 compared to $23,047,000, reflecting a decline of 2.9% due primarily to the closure of two dry warehouses offset partially by a 3.8% revenue gain in refrigerated warehousing services. Volume growth in refrigerated warehousing services resulted primarily from increased capacity utilization, due both to new customer relationships and expanded programs with existing customers at the Rochelle and Milwaukee Logistic Centers. Revenues for the quarter attributable to transportation services were level with the prior year's period.

     Earnings from operations for the quarter were $1,372,000 compared to $1,617,000 for the same period last year. Operating earnings contributed by Logistic totaled $1,764,000 in the first quarter compared to $1,987,000 for the same period last year. The decline in operating earnings was primarily attributable to increased depreciation, marketing and administrative expenses directed at developing new value-added service programs.

     Consolidated net earnings for the quarter were $502,000 or $0.10 per share compared to $1,485,000 or $0.29 per share for the same period last year. Included in the prior year's period results were equity earnings of Weatherford which contributed net earnings of $1,178,000 or $0.23 per share. Since May 27, 1998, Christiana no longer reports its proportionate share of Weatherford's earnings under the equity method. On a comparable basis, without equity earnings of Weatherford, Christiana's net earnings increased 64% from $307,000 to $502,000 quarter to quarter. The improvement in net earnings for the quarter, adjusted to eliminate Weatherford's contribution, was primarily due to reduced interest expense and other charges related to litigation settlement and facility closures which were incurred in the comparable period last year.

     Interest income was lower in the quarter compared to the same period last year due both to lower rates available on short-term U.S. government securities and lower principal amount of mortgage notes receivable.

     Interest expense was lower this period due primarily to reduced borrowings resulting from $9,699,000 of debt reduction during the last twelve months ended September 30, 1998.

  Net earnings for past three fiscal years.

     The following table reflects the components of Christiana's net earnings for each of the past three fiscal years:

                          CONTRIBUTION TO NET EARNINGS

                                                     FISCAL YEAR ENDED JUNE 30,
                                    -------------------------------------------------------------
                                           1998                  1997                 1996
                                    -------------------   ------------------   ------------------
                                       $      PER SHARE     $      PER SHARE     $      PER SHARE
                                    -------   ---------   ------   ---------   ------   ---------
                                              (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Christiana, including Corporate...  $(1,171)    $(.23)    $ (719)    $(.14)    $  971     $0.19
Refrigerated Warehousing and
  Logistics.......................    2,392       .47      1,011       .20      1,536      0.29
Weatherford*......................    4,786       .93      6,371      1.24      1,096      0.21
                                    -------     -----     ------     -----     ------     -----
Net Earnings......................  $ 6,007     $1.17     $6,663     $1.30     $3,603     $0.69
                                    =======     =====     ======     =====     ======     =====

---------------
* Net of deferred taxes.

  Fiscal 1998 compared to Fiscal 1997.

     Christiana's consolidated revenues for fiscal 1998 were $90,179,000 compared to $84,208,000 reported for fiscal 1997, an increase of $5,971,000 or 7.1%. Revenue growth at Logistic was primarily attributable to volume increases in logistic services which include carrier management services, transportation management services and transportation operations. During fiscal 1998, revenues attributable to logistic services increased $6,049,000 or 18.1% over the prior year due to operation of an expanded fleet and strong demand for transportation services. Revenue growth in Refrigerated Warehousing services was $1,686,000 or 5.1% in fiscal 1998 due primarily to increased utilization of existing facilities from both new and existing customer relationships. Revenues from Dry Warehousing operations in fiscal 1998 declined $3,599,000 or 29.9%, due to the closure of two facilities at the end of fiscal 1997 consistent with Logistic's strategy to de-emphasize public dry warehousing activities. The balance of the revenue increase in fiscal 1998 of $1,835,000, is primarily attributable to expanded volume in distribution services of food products to the State of Michigan Department of Education under a new five-year contract.

     Gross profit for the year increased $887,000 or 6.7% to $14,122,000. Each of Logistic's service lines with the exception of Dry Warehousing had increased gross profit due primarily to better utilization of the assets, improved productivity and strong cost controls. Logistic services increased gross profit by $1,009,000 or 38.5%, due to volume growth, higher utilization of revenue producing assets and an expanded fleet compared to fiscal 1997. Refrigerated Warehousing operations increased gross profit by $465,000 or 6.0%, through increased capacity utilization of facilities and strong cost control. Dry Warehousing had a decline in gross profit of $494,000 or 26% primarily due to reduced revenues in this area. Distribution services gross profit increased $240,000 or 49%, due to higher volume attributable to a new five-year contract with Michigan Department of Education covering an expanded region of service.

     Selling, general and administrative expenses for the year were reduced $292,000 due primarily to lower corporate related expenses. Selling, general and administrative expenses at Logistic increased $305,000 or 4.3% in fiscal 1998 due to increased sale and marketing activities designed to grow Logistic services.

     Earnings from operations of $5,758,000 increased $1,179,000 or 25.7%, compared to $4,579,000 reported for fiscal 1997. The improvements in earnings from operations is attributable to revenue growth, improved operating margins and lower corporate overhead expense.

     Interest expense in fiscal 1998 was $2,691,000, a reduction of $475,000 from the prior year due to strong cash flow from Logistic which enabled over $9,000,000 of debt reduction during fiscal 1998.

     Net earnings in fiscal 1998 totaled $6,007,000 or $1.17 per share ($1.15 diluted) compared to $6,663,000 or $1.30 per share ($1.29 diluted) in fiscal 1997. The decline in net earnings reported for this period is primarily attributable to two items: in last year's period, Weatherford sold Mallard Bay Drilling, realizing a $66,900,000 one time after tax gain which resulted in Christiana recording an after tax gain of $3,475,000 and in this fiscal year, Christiana incurred a $589,000 after-tax charge related to the settlement of litigation. Net earnings in fiscal 1998 include equity in earnings of Weatherford of $4,786,000 for 11 months ended May 27, 1998 when Christiana changed the method of accounting for its Weatherford investment to the cost method.

  Fiscal 1997 compared to Fiscal 1996.

     Christiana's consolidated revenues for fiscal 1997 were $84,208,000 compared to $77,170,000 reported for fiscal 1996, an increase of 9.1%. Revenue growth was primarily attributable to increased volume in transportation and refrigerated warehousing services. The most significant improvement was in transportation revenues which increased 20.6% over the previous year. During fiscal 1997, Logistic secured a large multi-year contract to provide logistic services to a major frozen food producer. This contract, as well as certain management changes, enabled Christiana to significantly improve the operating performance in transportation related logistic services during fiscal 1997. Refrigerated warehousing services revenues increased 14.7% over last year's level due primarily to increased utilization of the expanded capacity at the Rochelle Logistic Center and higher utilization at all the Michigan based refrigerated facilities during fiscal 1997.

     Revenue growth combined with aggressive cost management resulted in a 1% increase in gross margin. During fiscal 1997, Logistic closed two dry public warehouses which were leased facilities, Atlanta, Georgia and Sparks, Nevada. The closure of these facilities resulted from Christiana's inability to secure longer term value-added logistic services contracts in line with Christiana's strategic focus on dry warehousing operations. Warehousing and Logistic expenses were negatively impacted by $358,000 of charges related to warehouse closures and corporate restructuring. Selling, general and administrative expenses increased $1,125,000 or 14.9% due mainly to increased marketing and sales activities. Earnings from operations increased $358,000 or 8.5% to $4,579,000 in fiscal 1997 from $4,221,000 in fiscal 1996.


     Loss on disposal of assets of $765,000 was primarily related to a $1,085,000 charge incurred in the disposal of special freezing equipment in connection with securing a long term contract for vegetable processing, freezing, and warehouse services with a major customer of the Beaver Dam Logistic Center. In addition, in fiscal 1997 gains on the sales of real estate totaled $271,000 which included the final sales of the 366 condominium home project in San Diego. In fiscal 1996, gains on sales of real estate were $2,818,000.


     Consolidated net earnings for fiscal 1997 were $6,663,000, or $1.30 per share, up 85% from last year's level of $3,603,000, or $.69 per share. The principal factors impacting net earnings in fiscal 1997 were the growth in equity earnings in Weatherford and improved operating performance at Logistic.


  Financial Condition, Liquidity and Capital Resources



     Cash equivalents and short-term investments totaled $5,286,000 at September 30, 1998 compared to $5,539,000 at June 30, 1998, a decrease of $253,000.
Christiana's working capital at June 30, 1998 was $3,493,000 compared to $4,257,000 at June 30, 1997.



     Operating activities for the fiscal year ended June 30, 1998 provided cash of $7,944,000 derived primarily from net earnings, depreciation and amortization partially offset by equity in earnings of Weatherford. Operating activities for the three month period ended September 30, 1998 provided cash of $1,273,000 attributable primarily to net earnings, depreciation and amortization and increased accounts payable and accrued liabilities offset by increased accounts receivable, and inventories.



     Capital expenditures for the fiscal year ended June 30, 1998 totaled $2,829,000, the major components of which were: $1,671,000 for machinery and equipment additions primarily related to warehousing operations; $400,000 for leasehold improvements at the corporate office; and $163,000 for computer systems. The remaining expenditures were incurred for equipment and facility improvements within the dry warehousing and transportation segments. Capital expenditures for the three month period ended September 30, 1998 of $546,000 were attributable to Logistic.



     Investing activities for the fiscal year ended June 30, 1998 provided cash of $3,685,000 derived primarily from $4,611,000 of proceeds of short-term investments and $1,217,000 from payments on mortgage notes receivable partially offset by the sale of mortgage notes receivable and mortgage prepayments. Investing activities for the three month period ended September 30, 1998 used cash of $67,000 primarily from capital expenditures offset by a decrease in mortgage notes receivable and sale of assets.



     Cash used in financing activities for the fiscal year ended June 30, 1998 resulted in the reduction of long term debt by $9,555,000. Net cash used in financing activities to reduce debt in the three month period ended September 30, 1998 totaled $1,459,000.



     Christiana's balance sheet at June 30, 1998, reflects $144,206,000 as its carrying value for 3,897,462 shares of Weatherford common stock. This represents the fair market value of Christiana's holding in Weatherford at June 30, 1998. Weatherford has not paid dividends on Weatherford common stock since 1984 and it is anticipated, for the foreseeable future, that its earnings will be retained for the development of its business. As of September 30, 1998, the fair market value of this investment decreased from $144.2 million at June 30, 1998 to approximately $84.3 million as a result of market fluctuations.



     At September 30, 1998 Christiana had in place a $15 million unsecured line of credit for general corporate purposes. Borrowings under this line of credit bear interest on a floating rate of LIBOR plus 125 basis points or prime at Christiana's option. There were no borrowings under this facility during the fiscal year ended June 30, 1998 or at September 30, 1998.



     Logistic has available to it a revolving credit facility at a floating rate of LIBOR plus 175 basis points. This facility will finance Logistic's capital needs, the $20.0 million dividend to Christiana and the repayment of the promissory note to Christiana in the amount of $3.0 million, plus interest. After the merger it is anticipated that Logistic will have approximately $17.0 million of additional borrowing capacity under its revolving credit facility.


     Christiana's current sources of capital include: cash generated from operations, sale of remaining mortgage portfolio, borrowings under its revolving credit agreement and line of credit and the use of its marketable Weatherford shares. Christiana believes that current reserves of cash and short-term investments, access to existing credit facilities and internally generated cash from operations are sufficient to finance the projected cash requirements of its current operations.


     Christiana continues to evaluate new acquisitions in areas strategic to existing operations as well as new lines of business. However, while Christiana is a party to the merger agreement with Weatherford, Christiana is restricted from making acquisitions without the approval of Weatherford. Future acquisitions may be funded through cash flow from operations, liquidation of mortgage notes receivable, liquidation of Weatherford common stock, borrowings under its existing line of credit and other facilities, and equity issuance if desirable.



     As of September 30, 1998, Christiana had no material capital commitments.


  Year 2000 Disclosure.


     During fiscal 1998, Christiana completed a comprehensive assessment of its Year 2000 problem for both its financial information systems and other non-financial systems. In the opinion of Christiana management, all hardware and software that could have a significant Year 2000 problem have been identified and a remediation plan has been implemented. Year 2000 problems for financial information systems are being corrected through hardware and software upgrades. Non-financial systems, primarily telephone and security, will be repaired or replaced in order to achieve Year 2000 compliance. Based on Christiana's current projections, all Year 2000 compliant systems, both financial and non-financial, will be implemented no later than January 1, 1999 to allow for sufficient testing. As of September 30, 1998, Christiana was approximately 70% complete with the installation of its Year 2000 compliant upgrades. By the time these upgrades are completed, Christiana estimates that it will have expended approximately $950,000 to resolve its Year 2000 problem.



     Christiana believes that its efforts are sufficient to address its Year 2000 problem. However, there can be no assurance that Christiana will be successful in its efforts. Any failure to address the Year 2000 problem will have a material adverse effect on the ability of Logistic to provide its transportation and warehousing services and process vital financial data. This could result in a material loss of revenues to Christiana in amounts which are not known at this time. Christiana currently has no contingency plans if its efforts to address the Year 2000 problem fail. After Christiana has completed the upgrades described above, contingency plans will be developed.



     Logistic has solicited all of its major service providers concerning their progress in compliance with the Year 2000 problem. Logistic has received responses from such providers and is not aware of the inability of any service provider to address its Year 2000 problem.

DIRECTORS AND EXECUTIVE OFFICERS


     The following table provides certain information, as of the date hereof, about the members of the board of directors of Christiana and also provides information about the beneficial ownership of Christiana's capital stock by all of the directors and executive officers as a group. The persons shown in the table as officers of Christiana comprise all of Christiana's executive officers. Directors of Christiana are elected annually by a plurality of the votes cast by shareholders. Executive officers are appointed annually by the board of directors. The Christiana board met six times during its 1998 fiscal year.



                                                                         SERVED AS   NO. OF SHARES
                                          PRINCIPAL OCCUPATION           DIRECTOR    BENEFICIALLY
        NAME (AND AGE)                   DURING LAST FIVE YEARS            SINCE         OWNED
        --------------                   ----------------------          ---------   -------------
Nicholas F. Brady(68)..........  Chairman and President (since 2/93)       10/93         200,000(1)
                                 of Darby Advisors, Inc., a private                        (3.9%)
                                 investment company, Easton,
                                   Maryland(1)
William T. Donovan(46).........  President and Chief Financial Officer     10/90         167,532(2)
                                 of Christiana(2)                                          (3.3%)
David J. Lubar(43).............  President of Lubar & Co. Incorporated     10/90         427,403
                                 ("Lubar & Co."), venture capital                          (8.3%)
                                 and investments, Milwaukee, Wisconsin
Sheldon B. Lubar(69)...........  Chairman and Chief Executive               1/87         968,615(3)
                                 Officer of Christiana(3)                                  18.8%
Albert O. Nicholas(67).........  Owner and President of Nicholas            1/90         310,700(4)
                                 Company, Inc., a registered                               (6.0%)
                                 investment adviser, Milwaukee,
                                   Wisconsin(4)
John R. Patterson(51)..........  President and Chief Executive Officer     10/96          45,000(5)*
                                 of Logistic(5)
Gary R. Sarner(52).............  Chairman of Logistic(6)                   10/92          61,000(6)*
All directors and executive officers as a group...................................     2,180,250(7)
                                                                                          (42.3%)


---------------

 *  Less than 1%.

(1) Previously, Secretary of the United States Department of the Treasury for over four years, and before that, Chairman of Dillon, Read & Co., Inc. He is also a director of Amerada Hess Corporation and H.J. Heinz Company, as well as a director (or trustee) of 27 Templeton Funds, which are registered investment companies. The shares listed are owned by a trust of which Mr. Brady is the beneficiary and a co-trustee.

(2) Donovan has served in the capacity listed or in another capacity as an executive officer of Christiana for more than the last five years. He has also been a principal of Lubar & Co. for more than the last five years. Mr. Donovan is also a director of Grey Wolf, Inc. The shares listed include 14,000 shares subject to acquisition upon exercise of employee stock options currently exercisable or exercisable within 60 days from the date hereof.

(3) Mr. Lubar has also been a principal of Lubar & Co. for more than the last five years. Mr. Lubar is also a director of Ameritech Corporation, Weatherford, Firstar Corporation, Massachusetts Mutual Life Insurance Co., Jefferies & Company, Inc. and MGIC Investment Corporation. Includes 433,705 shares held by Mr. Lubar's wife.


(4) Nicholas Company is the adviser to six registered investment companies:
    Nicholas Fund, Inc., Nicholas II, Inc., Nicholas Income Fund, Inc., Nicholas Limited Edition, Inc., Nicholas Money Market Fund, Inc. and Nicholas Equity Fund. Mr. Nicholas is the president and a director of each of those companies. Mr. Nicholas is also a director of Bando McGlocklin Capital Corporation.


(5) Mr. Patterson has served in the capacity listed since February 1996. Before joining Logistic, Mr. Patterson served as Vice President-Operations for Schneider Logistics, Inc., Green Bay, Wisconsin (a provider of transportation and logistics services). For six years prior thereto, Mr. Patterson was the President and principal owner of Pro Drive, Inc., Green Bay, Wisconsin (a truck driver recruiting and training firm). The shares listed include 32,300 shares subject to acquisition upon exercise of employee stock options currently exercisable or exercisable within 60 days from the date hereof.

(6) Chairman of Logistic since January 1994. Before that, Mr. Sarner was the President of Wiscold, Inc., the business of which was acquired by Christiana in September 1992. The shares listed include 55,000 shares subject to acquisition upon exercise of employee stock options currently exercisable or exercisable within 60 days from the date hereof.

(7) Does not include shares for which Messrs. Donovan, Sarner and Patterson hold options that are not currently exercisable or exercisable within 60 days of the date hereof.

     Sheldon B. Lubar is the father of David J. Lubar.


     During fiscal 1998, the Board of Directors met six times. Each director attended at least 75% of the aggregate of (1) the total number of all Board meetings and (2) the total number of meetings of committees of which he was a member. The Board has two standing committees: audit and compensation. It has no standing nominating committee or any committee performing similar functions.


EXECUTIVE COMPENSATION

     Summary Compensation Table. This table gives information about the compensation of the four persons who were executive officers of Christiana during fiscal 1998.

                           SUMMARY COMPENSATION TABLE


                                                                    LONG-TERM
                                                                  COMPENSATION
                                          ANNUAL COMPENSATION   -----------------
                                 FISCAL   -------------------   SHARES UNDERLYING      ALL OTHER
  NAME AND PRINCIPAL POSITION     YEAR     SALARY     BONUS      OPTIONS (#)(1)     COMPENSATION(2)
  ---------------------------    ------   --------   --------   -----------------   ---------------
Sheldon B. Lubar,                  1998   $ 65,250         --             --                --
  Chairman and Chief               1997     66,000         --             --            $  750
  Executive Officer                1996     66,000         --             --               750
William T. Donovan,                1998   $150,000   $ 50,000             --            $  860
  President and Chief              1997    150,000    100,000         15,000               750
  Financial Officer                1996    150,000         --             --               750
Gary R. Sarner,                    1998   $167,500   $ 15,000             --            $1,055
  Chairman of Logistic             1997    167,500     15,000             --               750
                                   1996    167,500         --             --               750
John R. Patterson(3)               1998   $175,000   $ 75,000             --            $2,387
  President and Chief              1997    175,000     40,000             --             2,900(3)
  Executive Officer of Logistic    1996     55,000     25,000        100,000             2,150(3)


---------------

(1) Christiana's only long-term compensation plan or program is the 1995 Stock Option Plan. The amounts shown are the number of shares underlying options granted during the fiscal year.

(2) Except as set forth in footnote 3, this column consists solely of amounts contributed by Christiana to a Section 401(k) retirement plan.

(3) Mr. Patterson joined Logistic in February 1996. In fiscal 1998, 1997 and 1996, Christiana paid life insurance premiums in the amount of $2,150 on a term life policy maintained by Christiana for Mr. Patterson's benefit. In fiscal 1997, Christiana contributed $750 to a Section 401(k) retirement plan for the benefit of Mr. Patterson.

     Fiscal Year-End Option Value Table. The table below gives information about the number and value of unexercised options for Christiana's stock held by William T. Donovan, Gary R. Sarner and John R. Patterson at June 30, 1998. Christiana's other executive officer, Sheldon B. Lubar, does not hold any options on Christiana's stock. The closing price as reported by the NYSE on that date was $31.00 per share. At June 30,

1998 only options whose exercise price was below $31.00 were in-the-money. For these options, the value shown is the difference between $31.00 and the exercise price for the number of options held. The value of options which were not-in-the-money is shown as zero.

                                                              JUNE 30, 1998
                                        ----------------------------------------------------------
                                              NO. OF SHARES
                                           UNDERLYING OPTIONS        VALUE OF IN-THE-MONEY OPTIONS
                 NAME                   EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
                 ----                   -------------------------    -----------------------------
William T. Donovan....................     10,000/15,000                $77,000/$115,500
Gary R. Sarner........................     55,000/40,000                $31,527/$23,851
John R. Patterson.....................     32,300/60,000               $218,025/$405,000

     Pensions. Christiana has no pension plans or programs.

     Compensation of Directors. Non-employee directors (Nicholas F. Brady, David
J. Lubar and Albert O. Nicholas) are each paid an annual retainer of $15,000 for attendance at Board and committee meetings and other consultations.

     Employment Contracts. No officer of Christiana has an employment contract.

     Compensation Committee Interlocks and Insider Participation. The members of the Compensation Committee are Nicholas F. Brady, Sheldon B. Lubar and Albert O. Nicholas. This Committee, which also administers Christiana's stock option program, met twice during fiscal 1998. Mr. Lubar is Christiana's principal officer and its principal shareholder.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In the merger, each share of Christiana common stock as of the closing of the merger will be converted into the right to receive Weatherford common stock and cash. The directors and officers of Christiana beneficially own shares of Christiana common stock (including shares of Christiana common stock subject to options) in the amounts set forth under "-- Management -- Directors and Executive Officers".

     Sheldon B. Lubar's three daughters, Joan P. Lubar, Kristine L. Thomson and Susan Solvang (the wife of Oyvind Solvang, the Vice President of C2), each own 448,551, 430,478 and 442,953 shares of Christiana common stock, respectively.

     In connection with the merger, Sheldon Lubar and C2 entered into an agreement providing:

     - That all Christiana shareholders would have the right to purchase at least the same percentage ownership in C2 as such Christiana shareholder has in Christiana immediately prior to completion of the merger and at the same price per share as each member of the Lubar family.

     - That Mr. Lubar and the remainder of the Lubar family will purchase enough shares of C2 common stock in the C2 offering so that the net proceeds are at least $10.67 million to fund C2's purchase of two-thirds of Logistic.

     This agreement will insure that C2 has sufficient funds to complete the Logistic sale.

     The Lubar family, Lubar & Co. and Venture Capital Fund, L.P., a fund managed by Lubar & Co., and William T. Donovan own 5.3%, 0.8%, 6.0% and 0.7%, respectively, of Emmpak Foods, Inc. ("Emmpak"), a customer of Logistic. During fiscal 1998, Emmpak accounted for approximately $2.2 million in gross revenue for Logistic. David J. Lubar serves on the board of directors of Emmpak.

     David J. Lubar and Sheldon B. Lubar are officers and directors of Lubar & Co., and each own 50% of its stock, respectively. Christiana's headquarters are in part of the premises occupied by Lubar & Co., 700 North Water Street, Suite 1200, Milwaukee, Wisconsin and owned by 700 North Water LLC. The Lubar family owns 90% of 700 North Water LLC and William T. Donovan owns 5% of 700 North Water LLC. Christiana pays 700 North Water LLC its pro rata share ($6,500 per month for fiscal 1998) of the rent, utilities and other expenses of those premises.

                               DESCRIPTION OF C2

GENERAL

     C2 was formed on December 11, 1997 for the purpose of acquiring a two-thirds interest in Logistic. C2 is a Wisconsin corporation with its executive offices located at 700 North Water Street, Suite 1200, Milwaukee, Wisconsin 53202, and its telephone number is (414) 291-9000.

     Simultaneously herewith, C2 is offering, pursuant to the C2 prospectus, 5,202,664 shares of C2 common stock for $4.00 per share, with the objective of raising approximately $21.0 million. Approximately $10.67 million of the proceeds from the C2 offering will be utilized to fund the acquisition of a two-thirds interest in Logistic. C2 intends to utilize any additional funds raised in the C2 offering for general corporate purposes, including future acquisitions. The Lubar family has committed, pursuant to the Lubar/C2 agreement, to purchase such number of shares of C2 common stock as is necessary for the net proceeds of the C2 offering, after deducting expenses of the C2 offering, to equal $10.67 million.

     C2 will bear expenses associated with the C2 offering. These expenses are estimated as follows: (1) Commission filing fees, $6,140; (2) Nasdaq listing fee, $10,000; (3) printing costs, expenses for state securities laws filings and transfer agent fees and expenses, $36,000; (4) accounting and tax services, $75,000; (5) legal fees and expenses, $140,000; and (6) miscellaneous, $8,000. Mr. Lubar will not personally bear any expenses relating to the merger, the Logistic sale or the C2 offering.

MANAGEMENT

     The following table contains the name, age and position with C2 of each executive officer and director as of January 1, 1998. Each person's respective background is described following the table.

                      NAME                         AGE         POSITION
                      ----                         ---   ---------------------
William T. Donovan...............................  45    Chairman and Director
                                                         President and
David J. Lubar...................................  43    Director
Oyvind Solvang...................................  38    Vice President
David E. Beckwith................................  69    Secretary
Nicholas F. Brady................................  67    Director
Sheldon B. Lubar.................................  68    Director
Albert O. Nicholas...............................  66    Director

     William T. Donovan was named Chairman of C2 in December 1997. Mr. Donovan is also the President, Chief Financial Officer and a director of Christiana, positions he will vacate at the close of the merger. Mr. Donovan has held various executive positions with Christiana since June 1988. Mr. Donovan has also been a principal of Lubar & Co., a venture capital and investments firm located in Milwaukee, Wisconsin since January 1980. Mr. Donovan is also a Director of Grey Wolf, Inc.

     David J. Lubar has been President of C2 since December 1997. Mr. Lubar also serves as President of Lubar & Co., a position he has held since January 1991. Mr. Lubar is a Director of Christiana, a position he will vacate as of the close of the merger. Mr. Lubar is the son of Sheldon B. Lubar.

     Oyvind Solvang has been Vice President of C2 since December 1997. Mr. Solvang is also the Vice President of Christiana, a position he will vacate as of the close of the merger. Mr. Solvang has served as President of Cleary Gull Reiland & McDevitt, Inc., an investment banking firm located in Milwaukee, Wisconsin from January 1996 to October 1996 and Chief Operating Officer of Cleary Gull Reiland & McDevitt, Inc., from October 1995 to January 1996. Prior thereto, from May 1994 to September 1995, Mr. Solvang served as President of Scinticor, Incorporated, a manufacturer of cardiac imaging devices, located in Milwaukee, Wisconsin, and from August 1990 to April 1994 as Vice President and General Manager of Applied Power, Inc., a supplier of hydraulic systems, located in Butler, Wisconsin.

     David E. Beckwith has been Secretary of C2 since December 1997. Since May 1995, he served as Secretary of Christiana, a position he will vacate as of the close of the merger. Mr. Beckwith has been associated with the law firm of Foley & Lardner since 1952 and has been a Partner at Foley & Lardner since 1960.

     Nicholas F. Brady has been a Director of C2 since December 1997. Since February 1993, Mr. Brady has been Chairman and President of Darby Advisors, Inc., a private investment company located in Easton, Maryland. Prior thereto, Mr. Brady served as Secretary of the United States Department of the Treasury for over four years, and before that, Chairman of Dillon, Reed & Co., Inc. Mr. Brady is a Director of Amerada Hess Corporation and H.J. Heinz Company, as well as a Director (or trustee) of 27 Templeton funds, which are registered investment companies. Mr. Brady is also a Director of Christiana, a position he will vacate as of the close of the merger.

     Sheldon B. Lubar has been a Director of C2 since December 1997. Mr. Lubar has also been a principal of Lubar & Co. since its inception in 1977. Mr. Lubar is a Director of Ameritech Corporation, Weatherford, Firstar Corporation, Massachusetts Mutual Life Insurance Co., Jefferies & Company, Inc. and MGIC Investment Corporation. Mr. Lubar currently serves as Chairman, Chief Executive Officer and a Director of Christiana, all of which positions he will vacate as of the close of the merger. Mr. Lubar is the father of David J. Lubar.

     Albert O. Nicholas has been a Director of C2 since December 1997. Mr. Nicholas has been owner and President of Nicholas Company, Inc., a registered investment advisor located in Milwaukee, Wisconsin since December, 1967. Nicholas Company, Inc. is the advisor to six registered investment companies:
Nicholas Fund, Inc., Nicholas Two, Inc., Nicholas Income Fund, Inc., Nicholas Limited Addition, Inc., Nicholas Money Market Fund, Inc. and Nicholas Equity Income Fund. Mr. Nicholas is the President and a Director of each of these investment companies. Mr. Nicholas is also a Director of Bando McGlocklin Capital Corporation. In addition, Mr. Nicholas serves as a Director of Christiana, a position he will vacate as of the close of the merger.

DESCRIPTION OF LOGISTIC CREDIT AGREEMENT

     Logistic entered into a credit agreement, dated November 2, 1998, with Firstar Bank Milwaukee, N.A., as agent, and certain other banks that will be parties thereto. Pursuant to the credit agreement, Logistic will, subject to the achievement of certain financial ratios and compliance with certain conditions, have the right to obtain revolving loans in the following outstanding principal amounts:

                                                             MAXIMUM AMOUNT OF
TIME PERIOD                                             REVOLVING LOANS OUTSTANDING
-----------                                             ---------------------------
Closing date through November 2, 1999.................        $70.00 million
November 3, 1999 through November 2, 2000.............        $65.35 million
November 3, 2000 through November 2, 2001.............        $64.35 million
November 3, 2001 through November 2, 2002.............        $59.35 million
November 3, 2002 through November 2, 2003.............        $53.35 million

     The entire unpaid principal balance of loans made under the credit agreement will be due and payable on November 2, 2003.

     The proceeds of the initial loans under the credit agreement were used to refinance existing indebtedness of Logistic in the amount of approximately $32.0 million. Additional loans will finance the payment of a distribution to Christiana of $20.0 million cash and the repayment of $3.0 million, plus interest, under the note to Christiana. The available balance of the facility, estimated to be $17.0 million after completion of the merger, will be available for working capital and general corporate purposes, including the issuance of letters of credit of up to $3.5 million outstanding at any one time.

     The credit agreement is secured by liens or security interests on all or substantially all of the assets of Logistic, other than certain transportation equipment, and mortgages on its real estate.

     The interest rate on borrowings under the credit agreement after the C2 offering is expected to be, at the option of Logistic, LIBOR plus 175 basis points or the prime rate, less 25 basis points. These rates will vary over the term of the credit agreement pursuant to a pricing grid based on the ratio of consolidated funded debt to consolidated EBITDA, all as defined in the credit agreement, in accordance with the following table:

                             APPLICABLE PERCENTAGES

                                                           APPLICABLE
                                                           PERCENTAGE   APPLICABLE   APPLICABLE
                                                              FOR       PERCENTAGE   PERCENTAGE
                                                           EURODOLLAR   FOR PRIME    FOR LETTER
            PRICING                CONSOLIDATED FUNDED     REVOLVING       RATE      OF CREDIT
             LEVEL                     DEBT RATIO            LOANS        LOANS         FEE
            -------              -----------------------   ----------   ----------   ----------
  7............................         >4.5:1.0              2.25         0.00         1.25
  6............................   <4.5:1.0 but >4.0:1.0       2.00        (0.25)        1.25
  5............................   <4.0:1.0 but >3.5:1.0       1.75        (0.25)        1.25
  4............................   <3.5:1.0 but >3.0:1.0       1.50        (0.50)        1.25
  3............................   <3.0:1.0 but >2.5:1.0       1.25        (0.50)        1.25
  2............................   <2.5:1.0 but >2.0:1.0       1.00        (0.50)        1.25
  1............................         <2.0:1.0              0.75        (1.00)        1.25

The credit agreement also contains provisions requiring Logistic to reimburse its lenders for increases in certain taxes, revenue requirements and other costs incurred by the lenders.

     Loans made under the credit agreement may be prepaid in whole or in part without premium or penalty, except for reimbursement of the lenders for any losses the lenders suffer as a result of repayment of LIBOR-based loan prior to the last day of that applicable interest period.

     Events of default under the credit agreement, include, without limitation, those relating to:

     - Non-payment of interest, principal or fees payable under the credit agreement.

     - Inaccuracy of representations or warranties in the loan documents.

     - Non-performance of covenants.

     - Cross-default to other material debt of Logistic and its subsidiaries.

     - Bankruptcy or insolvency.

     - Judgments in excess of specified amounts.

     - Certain ERISA events.

     - Impairment of security interests in collateral.

     - Invalidity of guarantees.

     - Materially inaccurate or false representations or warranties.

     - A change in control.

     As a result of the borrowings under the credit agreement, Logistic, as well as C2 on a pro forma basis, will be highly leveraged. C2's pro forma total funded debt to total capitalization including minority interest at September 30, 1998 was 62% assuming 5,202,664 shares are sold in the C2 offering. In addition, Logistic may, subject to certain restrictions in its debt agreements, incur further indebtedness from time to time to finance expansion, either through acquisitions or capital leases, or for other purposes.

     Due to Logistic's substantial indebtedness, a significant portion of its cash flow from operations will be required for debt service.

     The extent to which Logistic is leveraged could have the following consequences:

     - Impairment of Logistic's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes.

     - Dedication of a substantial portion of Logistic's cash flow from operations to the payment of debt service requirements (principal and interest) on its indebtedness.

     - Vulnerability of Logistic to changes in general economic conditions.

     - Limitations on Logistic's ability to capitalize on significant business opportunities and to respond to competition.

            DESCRIPTION OF WEATHERFORD AND CHRISTIANA CAPITAL STOCK

WEATHERFORD


     Weatherford's authorized capital stock consists of 250,000,000 shares of Weatherford common stock, par value $1.00 per share, and 3,000,000 shares of Preferred Stock, par value $1.00 per share. At November 19, 1998, 97,812,244 shares of Weatherford common stock were outstanding, including (1) 49,024 shares of Weatherford common stock remaining to be exchanged for shares of common stock of GulfMark International, Inc. ("GulfMark") in connection with Weatherford's prior acquisition of GulfMark, (2) 3,358 shares of Weatherford common stock remaining to be exchanged for common shares of Taro Industries Limited ("Taro") in connection with Weatherford's prior acquisition of Taro and (3) 495,999 shares of Weatherford common stock remaining to be exchanged for shares of common stock of Weatherford Enterra, Inc. in connection with the merger of Weatherford and Weatherford Enterra, Inc. In addition, at November 19, 1998, there were (1) 5,031,250 shares of Weatherford common stock reserved for issuance upon the conversion of Weatherford's 5% Convertible Subordinated Preferred Equivalent Debentures due 2027, (2) 5,052,000 shares of Weatherford common stock reserved for issuance pursuant to the proposed merger and (3) 7,900,000 shares of Weatherford common stock reserved for issuance pursuant to various benefit plans of Weatherford and its subsidiaries, of which 6,013,252 shares of Weatherford common stock were reserved for issuance upon the exercise of outstanding options and awards. At November 19, 1998, there were no shares of Weatherford preferred stock issued or outstanding. The holders of shares of Weatherford common stock are not liable to further calls or assessments by Weatherford. The description below is a summary of and is qualified in its entirety by the provisions of Weatherford's Amended and Restated Certificate of Incorporation, as amended, as currently in effect.



     Subject to the rights of the holders of any outstanding shares of Weatherford preferred stock and those rights provided by law, (1) dividends may be declared and paid or set apart for payment upon the Weatherford common stock out of any assets or funds of Weatherford legally available for the payment of dividends and may be payable in cash, stock or otherwise, (2) the holders of Weatherford stock have the exclusive right to vote for the election of directors and, except as provided below, on all other matters requiring stockholder action generally, with each share being entitled to one vote and (3) upon the voluntary or involuntary liquidation, dissolution or winding up of Weatherford, the net assets of Weatherford will be distributed pro rata to the holders of the Weatherford common stock in accordance with their respective rights and interests to the exclusion of the holders of any outstanding shares of Weatherford preferred stock.



     Although the holders of the Weatherford common stock are generally entitled to vote for the approval of amendments to Weatherford's Amended and Restated Certificate of Incorporation, as amended, the voting rights of the holders of the Weatherford common stock are limited with respect to certain amendments to Weatherford's Amended and Restated Certificate of Incorporation, as amended, that affect only the holders of the Weatherford preferred stock. Specifically, subject to the rights of any outstanding shares of any series of Weatherford preferred stock, Weatherford's Amended and Restated Certificate of Incorporation, as amended, provides that it may be amended from time to time in any manner that would solely modify or change the relative powers, preferences and rights and the qualifications or restrictions of any issued shares of any series of Weatherford preferred stock then outstanding with the only required vote or consent for approval of such amendment being the affirmative vote or consent of the holders of a majority of the outstanding shares of the series of Weatherford preferred stock so affected, provided that the powers, preferences and rights and the qualifications and limitations or restrictions of such series after giving effect to such amendment are no greater than the powers, preferences and rights and qualifications and limitations or restrictions permitted to be fixed and determined by the Board of Directors with respect to the establishment of any new series of shares of Weatherford preferred stock pursuant to the authority vested in the Board of Directors as to such matters.



     Holders of the Weatherford common stock do not have any cumulative voting, redemptive or conversion rights and have no preemptive rights to subscribe for, purchase or receive any class of shares or securities of Weatherford. Holders of the Weatherford common stock have no fixed dividend rights. Dividends may be declared by the Board of Directors at its discretion depending on various factors, although no dividends are anticipated for the foreseeable future.

     The Weatherford preferred stock may be issued from time to time in one or more series, with each such series having such powers, preferences and rights and qualifications and limitations or restrictions as may be fixed by Weatherford's Board of Directors pursuant to the resolution or resolutions providing for the issuance of such series.

     Under Delaware law, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by Weatherford of stock or any transaction from which the director derived an improper personal benefit. Weatherford's Amended and Restated Certificate of Incorporation, as amended, provides that Weatherford's directors are not liable to Weatherford or its stockholders for monetary damages for breach of their fiduciary duty, subject to the above described exceptions specified by Delaware law.

     As a Delaware corporation, Weatherford is subject to Section 203 of the Delaware General Corporation Law (the "DGCL"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the time such person became an interested stockholder unless (1) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (3) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. Weatherford has approved the acquisition by Christiana of the shares of Weatherford common stock owned by them under Section 203 and Christiana are therefore not subject to the restrictions under Section 203.

     The Registrar and Transfer Agent for the Weatherford common stock is American Stock Transfer and Trust Company, New York, New York.

CHRISTIANA

     Authorized Capital Stock. The aggregate number of shares of Christiana capital stock which Christiana has authority to issue is 13,000,000, consisting of one class, designated as "Common Stock", with a par value of $1.00 per share and 1,000,000 shares of a class designated as Preferred Stock, with a par value of $10.00 per share. As of September 30, 1998 there were 5,149,330 shares of Christiana common stock issued and outstanding. Based on certain commitments by officers of Christiana to exercise options and purchase shares of Christiana common stock, as of the closing of the merger, Christiana expects that there will be 5,149,330 shares of Christiana common stock issued and outstanding. There are no shares of preferred stock outstanding and the Board of Directors of Christiana has not fixed any powers, preferences or rights with respect to any Preferred Stock.

     Dividend and Liquidation Rights. All shares of Christiana common stock will participate equally with respect to dividends and rank equally upon liquidation subject to the rights of holders of any prior ranking stock which may be subsequently authorized and issued. In the event of liquidation, dissolution or winding up of Christiana, the owners of Christiana common stock are entitled to receive pro rata the assets and funds of Christiana remaining after satisfaction of all creditors of Christiana and payment of all amounts to which owners of prior ranking stock, if any, then outstanding may be entitled.

     Voting Rights. Except as hereinafter set forth, every holder of Christiana common stock has one vote for each share.

     No shareholder of Christiana has cumulative voting rights which means that the holders of shares entitled to exercise more than 50% of the voting power of shares entitled to vote, represented in person or by proxy at a meeting at which a quorum (a majority of the shares entitled to vote) is represented, are entitled to elect all of the directors to be elected. Under Christiana's Bylaws, each member of the Board of Directors is elected each year at Christiana's annual meeting.

     Certain Statutory Provisions. Section 180.1150 of the WBCL provides that the voting power of shares of an "issuing public corporation", which includes Christiana, which are held by any person holding in excess of 20% of the voting power in the election of directors of the issuing public corporation's shares shall be limited to 10% of the full voting power of such excess shares. This statutory voting restriction will not be applicable to shares acquired directly from Christiana, to shares acquired in a transaction incident to which shareholders of Christiana vote to restore the full voting power of such shares (either before or after the acquisition of the shares) and under certain other circumstances.

     Except as may otherwise be provided by law, the requisite affirmative vote of shareholders for certain significant corporate actions, including a merger or share exchange with another corporation, sale of all or substantially all of the corporate property and assets, or voluntary liquidation, is a majority of all the votes entitled to be cast on the transaction by each voting group of outstanding shares entitled to vote thereon. Sections 180.1130 through 180.1134 of the WBCL provide generally that, in addition to the vote otherwise required by law or the articles of incorporation of an "issuing public corporation", certain business combinations not meeting certain adequacy-of-price standards specified in the statute must be approved by (1) the holders of at least 80% of the votes entitled to be cast and (2) two-thirds of the votes entitled to be cast by the corporation's outstanding voting shares owned by persons other than a "significant shareholder" who is a party to the transaction or an affiliate or associate thereof. Section 180.1130 defines "business combination" to include, subject to certain exceptions, a merger or share exchange of the issuing public corporation (or any subsidiary thereof) with, or the sale or other disposition of substantially all assets of the issuing public corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to mean a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the issuing public corporation.

     Pursuant to the requirements of Sections 180.1130 through 180.1134 of the WBCL, the Lubar Shares will not be counted for purposes of obtaining the affirmative vote of two-thirds of the outstanding voting shares of Christiana common stock required to approve the merger.

     Sections 180.1140 through 180.1145 of the WBCL provide that a "resident domestic corporation", such as Christiana, may not engage in a "business combination" with an "interested stockholder" (e.g., a person beneficially owning 10% or more of the aggregate voting power of the stock of such corporation) within three years after the date (the "stock acquisition date") on which the interested stockholder acquired his or her 10% or greater interest, unless the business combination (or the acquisition of the 10% or greater interest) was approved before the stock acquisition date by the corporation's board of directors. If the interested stockholder fails to obtain such approval by the board of directors, then even after such three-year period, a business combination with the interested stockholder may be consummated only with the approval of the holders of a majority of the voting stock not beneficially owned by such interested stockholder, unless the combination satisfies certain adequacy-of-price standards intended to provide a fair price for shares held by non-interested shareholders.

     The above sections of the WBCL could have the effect, among others, of discouraging takeover proposals for Christiana or impeding a business combination between Christiana and a major shareholder of Christiana.

     Preemptive Rights. No holder of Christiana common stock has any preemptive or subscription rights.

     Conversion Rights, Redemption Provisions and Sinking Fund
Provisions. Christiana common stock is not convertible, is not redeemable and has no sinking fund.

     Liability to Further Calls or to Assessment. Certain statutory personal liability may be imposed upon shareholders of Wisconsin corporations, including Christiana, under Section 180.0622(2)(b) of the WBCL. The substantially identical predecessor to such statute has been judicially interpreted to mean that shareholders of a Wisconsin corporation are subject to personal liability, up to an amount equal to the consideration for which their shares were issued (instead of the aggregate par value in the case of shares with par value, as the statute states), for all debts owing to employees of the corporation for services performed for the corporation, but not exceeding six months service in any one case. The provisions of this Section of the WBCL are presently applicable to the shares of capital stock of Christiana.

        COMPARATIVE RIGHTS OF STOCKHOLDERS OF WEATHERFORD AND CHRISTIANA

     The rights of holders of Christiana common stock are currently governed by Wisconsin law, Christiana's Articles of Incorporation, as amended, and Christiana's By-laws, as amended. Upon consummation of the merger, holders of Christiana common stock will become holders of Weatherford common stock and their rights as holders of Weatherford common stock will be governed by Delaware law and Weatherford's Amended and Restated Certificate of Incorporation, as amended, and Weatherford's Amended and Restated By-laws. Set forth below is a summary of material differences between the rights of holders of Christiana common stock and rights of holders of Weatherford common stock.

SPECIAL VOTE REQUIRED FOR CERTAIN COMBINATIONS

     Section 203 of the DGCL applies to Weatherford. Although Weatherford is subject to Section 203, the merger with Christiana is not prohibited by Section 203.

     Except as may otherwise be provided by law, the WBCL provides that the requisite affirmative vote of shareholders for certain significant corporate actions, including a merger or share exchange with another corporation, sale of all or substantially all of the corporate property and assets, or voluntary liquidation, is a majority of all the votes entitled to be cast on the transaction by each voting group of outstanding shares entitled to vote thereon.
Section 180.1131 of the WBCL provides generally that, in addition to the vote otherwise required by law or the articles of incorporation of an "issuing public corporation", certain business combinations not meeting certain adequacy-of-price standards specified in the statute must be approved by (1) the holders of at least 80% of the votes entitled to be cast and (2) two-thirds of the votes entitled to be cast by the corporation's outstanding voting shares owned by persons other than a "significant shareholder" who is a party to the transaction or an affiliate or associate thereof. Section 180.1130 defines "business combination" to include, subject to certain exceptions, a merger or share exchange of the issuing public corporation (or any subsidiary thereof) with, or the sale or other disposition of substantially all assets of the issuing public corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to mean a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the issuing public corporation. Although Christiana believes that Sections 180.1130 through 180.1134 of the WBCL are not intended to apply to transactions such as the merger, Christiana will require the shareholder vote required under Section 180.1131 under the assumption that such Section applies to the merger.

VOTE REQUIRED FOR CORPORATE TRANSACTIONS AND OTHER MATTERS

     Under the DGCL, an amendment to a corporation's certificate of incorporation requires the affirmative vote of the holders of a majority of the outstanding stock of the corporation entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class unless the corporation's certificate of incorporation provides for a higher percentage. The DGCL also provides that the holders of a majority of the outstanding stock of the corporation entitled to vote thereon may approve an agreement of merger or consolidation or the dissolution of a corporation.

     The WBCL generally requires the approval of a majority of the votes entitled to be cast on the amendment by each voting group with respect to which the amendment would create dissenters' rights and a majority of votes of every other voting group entitled to vote on the amendment, unless the articles of incorporation, bylaws adopted under authority granted in the articles of incorporation or the WBCL require a greater proportion. The WBCL also provides generally that holders of a majority of outstanding stock of a corporation entitled to vote thereon may approve an agreement of merger, consolidation or the dissolution of a corporation, subject to the statutory provisions described above under "-- Special Vote Required for Certain Combinations" and "Description of Weatherford and Christiana Capital Stock -- Christiana".

     Article 8 of Weatherford's Amended and Restated Certificate of Incorporation, as amended, provides that the Amended and Restated Certificate of Incorporation, as amended, may be amended, altered, changed or repealed as prescribed by statute. Under the DGCL, such amendment must be approved by a majority of the outstanding Weatherford common stock. Under Article 4 of Weatherford's Amended and Restated Certificate of Incorporation, as amended, any amendment to the Amended and Restated Certificate of Incorporation, as amended, that affects any series of outstanding preferred stock must be approved by a majority of the holders of such series. The DGCL does not require a vote of the Weatherford stockholders for the consummation of the merger.

     Christiana's Articles of Incorporation, as amended, are silent as to amendments to the Articles of Incorporation, as amended, and the vote required to approve mergers and other material corporate transactions.

DISPOSITION OF ASSETS

     The DGCL provides that a corporation may sell, lease or exchange all or substantially all of its property and assets for such consideration as its Board of Directors deems expedient and in the best interest of the corporation, when and as authorized by resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote thereon.

     Under the WBCL, a corporation may sell, lease, exchange or otherwise dispose of all, or substantially all, of its property and assets otherwise than in the usual and regular course of business on such terms and conditions and for the consideration determined by the corporation's Board of Directors, upon adoption of a resolution by the Board of Directors approving the proposed transaction and approval by the majority of all the votes entitled to be cast on the transactions by the shareholders of the corporation.

POWER TO AMEND BY-LAWS

     Under the DGCL, the power to adopt, amend or repeal by-laws of a corporation is vested in the authority of the stockholders entitled to vote, unless the corporation's certificate of incorporation confers such power upon its directors. However, power conferred shall not divest the stockholders of their power to adopt, amend or repeal the by-laws. Weatherford's Amended and Restated By-laws permit amendments by its board of directors and require an 80% vote of stockholders to amend the Amended and Restated By-laws.

     Under the WBCL, the power to adopt, amend or repeal by-laws of a corporation is vested in the authority of the board of directors of the corporation, unless the articles of incorporation provide otherwise. However, the corporation's stockholders may adopt, amend or repeal by-laws even though the board of directors has this power as well. Christiana's articles of incorporation do not divest the directors of their power to adopt, amend and repeal by-laws.

QUORUM REQUIREMENTS FOR DIRECTORS' MEETINGS

     The DGCL provides that a majority of the total number of directors shall constitute a quorum for the transaction of business, unless the certificate of incorporation or by-laws require a greater number. Weather-ford's Amended and Restated By-laws provide that a majority of the total number of directors shall constitute a quorum for the transaction of business.

     The WBCL provides that a majority of the total number of directors shall constitute a quorum for the transaction of business, unless the articles of incorporation or by-laws provide for a greater or lesser number, provided that a quorum may not be fewer than one-third of the number of directors. Christiana's By-laws provide that a quorum of the board of directors consists of any four directors of the eight member board of directors.

REMOVAL OF DIRECTORS

     The DGCL and Weatherford's Amended and Restated By-laws provide that directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. In addition, Weatherford's Amended and Restated By-laws provide that directors may be removed, to the extent permitted by law, for cause by vote of the majority of the directors then in office. A director may be removed for cause only after reasonable notice and opportunity to be heard before the body proposing to remove him. The WBCL provides that directors may be removed with or without cause, unless the articles of incorporation or by-laws provide that directors may be removed only for cause. Shareholders may remove a director if the number of shareholder votes cast to remove the director exceeds the numbers of shareholder votes cast not to remove such director, unless the articles of incorporation or by-laws provide for a greater voting requirement. Neither Christiana's Articles of Incorporation, as amended, nor its By-laws expressly addresses the removal of directors.

DIRECTOR ELECTIONS, QUALIFICATIONS AND NUMBER

     The DGCL provides that the number of directors of a Delaware corporation shall be fixed by, or in the manner provided in, the by-laws, unless the certificate of incorporation fixes such number, in which case, it can only be changed by amending the certificate of incorporation. Under the DGCL, a director need not be a stockholder to be qualified unless so required by the corporation's certificate of incorporation or by-laws. Weatherford's Amended and Restated By-laws provide that directors are to be elected by a plurality vote of the stockholders; provided, however, that any vacancies occurring in the board may be filled by the remaining directors.

     The WBCL provides that the number of directors of a Wisconsin corporation shall be fixed in accordance with the articles of incorporation or by-laws. Under the WBCL, a director need not be a stockholder to be qualified unless so required by the corporation's articles of incorporation or by-laws. Under the WBCL, unless otherwise provided by the articles of incorporation, directors are to be elected by a plurality of votes cast by the shares entitled to vote in the election; provided, however, that a vacancy on the board may be filled by the shareholders or the board of directors. Christiana's Articles of Incorporation, as amended, are silent with respect to the qualifications and election of directors.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Weatherford common stock and Christiana common stock are each traded on the NYSE under the symbols "WFT" and "CST", respectively. The following table sets forth the range of high and low sale prices for Weatherford common stock and Christiana common stock for the periods indicated, as reported on the NYSE. The prices for the Weatherford common stock have been adjusted to reflect a two-for-one stock split effected in May 1997.

                                                                  WEATHERFORD                  CHRISTIANA
                                                             ----------------------      ----------------------
                                                               HIGH          LOW           HIGH          LOW
                                                               ----          ---           ----          ---
Twelve Months Ended December 31, 1996
  Quarter ended March 31, 1996.............................    $14 7/16      $11 1/8       $24 3/4       $22 1/4
  Quarter ended June 30, 1996..............................     17 1/2        12 7/8        24 1/4        20 1/8
  Quarter ended September 30, 1996.........................     20 1/4        14            22 3/4        20 5/8
  Quarter ended December 31, 1996..........................     25 3/4        19 1/2        25 3/4        23 1/2
Twelve Months Ended December 31, 1997
  Quarter ended March 31, 1997.............................    $31 7/8       $23 7/8       $33 3/4       $26 1/2
  Quarter ended June 30, 1997..............................     45 1/2        28            39 7/8        31 1/2
  Quarter ended September 30, 1997.........................     64            42 1/16       44 3/8        37 5/8
  Quarter ended December 31, 1997..........................     73            40 1/4        46 9/16       36 5/8
Twelve Months Ended December 31, 1998
  Quarter ended March 31, 1998.............................    $53 7/8       $37 1/2       $41 1/2       $33 15/16
  Quarter ended June 30, 1998..............................     58 7/16       34 3/4        43 5/8        29 3/16
  Quarter ended September 30, 1998.........................     39 15/16      15            31 13/16      17 3/8
  Quarter ended December 31, 1998 (through November 19,
     1998).................................................     28 3/4        16            25 3/8        16 1/8

     On October 13, 1998, the last full trading day prior to the public announcement of the execution by Weatherford and Christiana of the amended merger agreement, the closing sale prices of Weatherford common stock and of Christiania common stock as reported by the NYSE were $16 13/16 and $16 3/8 per share, respectively.

     On November 19, 1998, the closing sale prices of Weatherford common stock and of Christiana common stock as reported by the NYSE were $20 13/16 and $21 1/4 per share, respectively.

     Following the merger, Weatherford common stock will continue to be traded on the NYSE under the symbol "WFT", and Christiana common stock will cease to be traded and there will be no further market for such stock.

     Weatherford has not paid any dividends on the Weatherford common stock since 1984 and currently anticipates that, for the foreseeable future, any earnings will be retained for the development of Weatherford's business. The declaration of all dividends is at the discretion of Weatherford's Board of Directors. Weatherford's dividend policy will be reviewed by the Board of Directors at such future time as may be appropriate in light of relevant factors at the time.

     Christiana has not declared or paid any dividends during the past five years.

                 STOCK OWNERSHIP AND CERTAIN BENEFICIAL OWNERS

WEATHERFORD

     The following table sets forth certain information with respect to each person who as of the record date, was known by Weatherford to be the beneficial owner of more than 5% of the outstanding shares of Weatherford common stock.

                                                BEFORE THE MERGER                 AFTER THE MERGER
                                          ------------------------------   ------------------------------
                                          NUMBER OF SHARES                 NUMBER OF SHARES
                                            BENEFICIALLY       PERCENT       BENEFICIALLY       PERCENT
            NAME AND ADDRESS                  OWNED(1)       OF CLASS(%)       OWNED(1)       OF CLASS(%)
            ----------------              ----------------   -----------   ----------------   -----------
First Reserve Corporation(2)............     5,623,340          5.8           5,623,340          5.8
  475 Steamboat Road
  Greenwich, CT 06830
FMR Corp.(3)............................     6,200,050          6.4           6,200,050          6.4
  82 Devonshire Street
  Boston, Massachusetts 02109

---------------

(1) Information with respect to beneficial ownership is based on information furnished by each stockholder or contained in filings made with the Commission. Unless otherwise indicated below, the persons or group listed have sole voting and dispositive power with respect to their shares of Weatherford common stock, and none of such shares are deemed to be owned because the holder has the right to acquire the shares within 60 days.

(2) Represents shares owned by the following funds (the "First Reserve Funds"), for each of which First Reserve is the general partner: American Gas & Oil Investors, Limited Partnership -- 1,292,000 shares; AmGO II, Limited Partnership -- 807,500 shares; First Reserve Fund V, Limited Partnership -- 2,185,000 shares; First Reserve Fund V-2, Limited Partnership -- 608,000 shares; and First Reserve Fund VI, Limited Partnership -- 698,602 shares. Also includes 32,238 shares owned directly by First Reserve. First Reserve, in its role as managing general partner of the First Reserve Funds and acting on behalf of the First Reserve Funds, has the power to cause each First Reserve Fund to dispose of or vote shares of Common Stock held by such First Reserve Fund. The principal beneficial owners of the common stock of First Reserve are its executive officers, including Mr. Macaulay, President and Chief Executive Officer of First Reserve, who is also a director of Weatherford.

(3) Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. ("FMR") and a registered investment adviser, is the beneficial owner of 5,353,024 shares as a result of acting as investment adviser to various registered investment companies (the "Funds"). Fidelity Management Trust Company ("FMTC"), a wholly owned subsidiary of FMR, is the beneficial owner of 778,781 shares as a result of serving as investment manager of various institutional accounts. Fidelity International Limited is the beneficial owner of 49,495 shares and has sole voting and dispositive power over all such shares. Edward C. Johnson 3d, FMR's Chairman and principal stockholder, FMR, through its control of Fidelity, and the Funds each has sole power to dispose of the 5,353,024 shares owned by the Funds and Mr. Johnson and FMR, through its control of FMTC, each has sole power to vote and dispose of 709,571 shares owned by the institutional accounts; however, Mr. Johnson and FMR have no power to vote 69,210 shares owned by the institutional accounts. The sole power to vote all shares owned by the Funds resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the Funds' shares under written guidelines established by the Funds' Board of Trustees. Additionally, Mr. Johnson and FMR may be deemed to be the beneficial owner of an additional 18,750 shares resulting from the assumed conversion of 30,000 of the Debentures. Members of the Mr. Johnson's family and trusts for their benefit are the predominant owners of Class B shares of common stock of FMR. Mr. Johnson owns 12.0% and Abigail P. Johnson, Mr. Johnson's wife and a Director of FMR, owns 24.5% of the voting stock of FMR. The Johnson family and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR.

CHRISTIANA

     The following table gives information, as of the record date, about the beneficial ownership of Christiana common stock by the persons known to the Board of Directors to own beneficially more than 5% of the outstanding Christiana common stock. As used in this proxy statement, "beneficial ownership" has the meaning set forth in Rule 13d-3 of the Exchange Act. The information is provided as of the record date except that information regarding Dimensional Fund Advisors, Inc. is provided as of February 10, 1998, the date on which it filed its Schedule 13G with the Commission.

                                                                NO. OF SHARES       PERCENT
                      NAME AND ADDRESS                        BENEFICIALLY OWNED    OF CLASS
                      ----------------                        ------------------    --------
Sheldon B. Lubar............................................       968,615(1)        18.8%
  Suite 1200
  700 North Water Street
  Milwaukee, WI 53202
Albert O. Nicholas..........................................       310,700            6.0%
  700 North Water Street
  Milwaukee, WI 53202
David J. Lubar..............................................       427,403            8.2%
Joan P. Lubar(1)............................................       448,551            8.7%
Kristine L. Thomson(1)......................................       430,478            8.4%
Susan Solvang(1)............................................       442,953            8.6%
Dimensional Fund Advisors Inc.(2)...........................       290,100            5.6%

---------------

(1) Joan P. Lubar, Kristine L. Thomson and Susan Solvang (the wife of Oyvind Solvang, the Vice President of Christiana) are Sheldon B. Lubar's daughters. Their address is c/o Christiana Companies, Inc., 700 North Water Street, Suite 1200, Milwaukee, Wisconsin 53202.

(2) Includes 22,100 shares owned by DFA Investment Dimensions Group Inc. (the "Fund") and 69,000 shares owned by The DFA Investment Trust Company (the "Trust"). Persons who are officers of Dimensional Fund Advisors Inc. also serve as officers of the Fund and the Trust, each an open-end management investment company registered under the Investment Company Act of 1940. In their capacities as officers of the Fund and the Trust, these persons vote the shares owned by the Fund and the Trust. Dimensional Fund Advisors Inc.'s address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. The information provided with respect to the Fund and the Trust is based on a Schedule 13G filed with the Commission.

                                 LEGAL MATTERS

     The validity of the shares of Weatherford common stock to be issued in connection with the merger will be passed upon by Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas 77010. Uriel E. Dutton, formerly a director of Weatherford, is a partner of Fulbright & Jaworski L.L.P. Mr. Dutton currently holds options to purchase 70,000 shares of Weatherford common stock, which options were granted to him pursuant to Weatherford's Amended and Restated Non-Employee Director Stock Option Plan. In addition, Curtis W. Huff, who has been engaged as a special consultant to Fulbright & Jaworski L.L.P. on matters unrelated to Weatherford and its competitors, is Senior Vice President, General Counsel and Secretary of Weatherford. Pursuant to an agreement with Weatherford, Mr. Huff holds 75,000 restricted shares of Weatherford common stock and options to purchase 200,000 shares of Weatherford common stock.

                                    EXPERTS

     Weatherford's supplemental restated consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, and historical consolidated financial statements, prior to the restatement thereof for the merger of EVI, Inc. and Weatherford Enterra, Inc., as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Joint Proxy Statement/Prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     Christiana's consolidated financial statements as of June 30, 1998 and 1997 and for each of the three years in the period ended June 30, 1998, included in this Joint Proxy Statement/Prospectus and the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     Weatherford Enterra, Inc.'s consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Joint Proxy Statement/Prospectus and the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     GulfMark Retained Assets' (a business segment of GulfMark International, Inc.) financial statements as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, incorporated by reference in this Joint Proxy Statement/Prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The consolidated financial statements of Trico at December 31, 1995 and 1996 and for the years then ended, appearing in Weatherford's Amendment No. 1 to Form 8-K on Form 8-K/A, dated December 2, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements for BMW as of March 31, 1997 and 1996, and for each of the two years in the period ended March 31, 1997, incorporated by reference in this Joint Proxy Statement/Prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent chartered accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                            STOCKHOLDERS' PROPOSALS

     Any proposals of holders of Weatherford common stock intended to be presented at the Annual Meeting of Stockholders of Weatherford to be held in 1999 must be submitted in writing and received by Weatherford, addressed to the Secretary at 5 Post Oak Park, Suite 1760, Houston, Texas 77027, no later than January 15, 1999, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

     If the merger is not consummated, any proposals of stockholders of Christiana intended to be presented at the Annual Meeting of Shareholders of Christiana to be held in 1998 are required to be received by Christiana, addressed to the Secretary at 700 North Water Street, Suite 1200, Milwaukee, Wisconsin 53202, no later than January 29, 1999, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

      CERTAIN DEFINED TERMS USED IN THIS JOINT PROXY STATEMENT/PROSPECTUS

     In this Joint Proxy Statement/Prospectus:

          - We refer to Weatherford International, Inc., a Delaware corporation, as "Weatherford". Weatherford was previously known as EVI Weatherford, Inc. and is the surviving corporation in the merger of EVI, Inc. and Weatherford Enterra, Inc. that was completed on May 27, 1998.

          - We refer to Christiana Acquisition, Inc., a Wisconsin corporation and wholly owned subsidiary of Weatherford, as "Sub".

          - We refer to Christiana Companies, Inc., a Wisconsin corporation, as "Christiana".

          - We refer to C2, Inc., a Wisconsin corporation, as "C2".

          - We refer to Total Logistic Control, LLC, a Delaware limited liability company, as "Logistic".

          - We refer to the merger of Sub into Christiana as the "merger".

          - We refer to the sale by Christiana to C2 of a two-thirds interest in Logistic as the "Logistic sale".

          - We sometimes refer to the merger and related transactions as the "transaction".

          - We refer to Sheldon Lubar, Chairman of the Board of Directors of Christiana, and the members of his immediate family as the "Lubar family".

          - We refer to the agreement between Weatherford, Christiana, C2 and Sub concerning the merger as the "merger agreement" and sometimes as the "amended merger agreement".

          - We refer to the merger agreement prior to the most recent amendment as the "prior merger agreement".

          - We refer to the agreement under which C2 will acquire its interest in Logistic as the "Logistic purchase agreement".

          - We refer to the agreement governing the future operations of Logistic as the "operating agreement".

          - We refer to the right of the shareholders of Christiana to purchase shares of C2 common stock pursuant to the Lubar/C2 agreement as the "C2 offering".

          - We refer to the prospectus of C2 relating to the C2 offering as the "C2 prospectus".

          - We refer to the special meeting of Weatherford stockholders described on page -- as the "Weatherford special meeting".

          - We refer to the special meeting of Christiana shareholders described on page -- as the "Christiana special meeting". We also refer to the Christiana special meeting and the Weatherford special meeting as the "special meetings".

          - We refer to the proposal to approve the merger as the "merger proposal".

          - We refer to the common stock, par value $1.00 per share, of Weatherford as "Weatherford common stock".

          - We refer to the common stock, par value $1.00 per share, of Christiana as "Christiana common stock".

          - We refer to the common stock, par value $.01 per share, of C2 as "C2 common stock".

          - We refer to that fraction of a share of Weatherford common stock to be issued in the merger in exchange for each share of Christiana common stock as the "Weatherford share consideration".

          - We refer to the amount of cash to be paid in respect of each share of Christiana common stock as the "cash consideration".

          - We refer to the obligations and liabilities to be assumed by C2 and Logistic pursuant to the Logistic purchase agreement as the "C2/Logistic assumed liabilities".

          - We refer to the purchases of $10.0 million of Weatherford common stock made by Christiana pursuant to the amended merger agreement as the "Weatherford Common Stock Purchases".

          - We refer to the purchases of up to $5.0 million of Weatherford common stock required to be made by Christiana following the Christiana special meeting, if necessary to qualify the merger as a partially tax free reorganization, as the "additional purchases of Weatherford common stock".

          - We refer to the agreement of Sheldon B. Lubar and certain members of this family to purchase enough shares of common stock of C2 as is necessary to raise the $10.67 million needed to fund C2's purchase of a two-thirds interest in Logistic as the "Lubar/C2 agreement".

     All information in this Joint Proxy Statement/Prospectus relating to Weatherford (other than tax consequences, which has been supplied by Christiana) has been supplied by Weatherford and all information relating to Christiana and C2 has been supplied by Christiana and C2, respectively.

                           CHRISTIANA COMPANIES, INC.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE NO.
                                                              --------
Report of Independent Public Accountants....................     F-2
Consolidated Statements of Earnings for the years ended June
  30, 1998, 1997, and 1996..................................     F-3
Consolidated Balance Sheets as of June 30, 1998 and June 30,
  1997......................................................     F-4
Consolidated Statements of Shareholders' Equity for the
  years ended June 30, 1998, 1997
  and 1996..................................................     F-5
Consolidated Statements of Cash Flows for the years ended
  June 30, 1998, 1997 and 1996..............................     F-6
Notes to Consolidated Financial Statements..................     F-7
Consolidated Condensed Balance Sheets as of September 30,
  1998 and June 30, 1998 (unaudited)........................    F-16
Consolidated Condensed Statements of Earnings for the three
  months ended September 30, 1998 and 1997 (unaudited)......    F-17
Consolidated Statements of Shareholders' Equity as of
  September 30, 1998 (unaudited)............................    F-18
Consolidated Condensed Statements of Cash Flows for the
  three months ended September 30, 1998 and 1997
  (unaudited)...............................................    F-19
Notes to Consolidated Condensed Financial Statements
  (unaudited)...............................................    F-20

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Christiana Companies, Inc.:

     We have audited the accompanying consolidated balance sheets of Christiana Companies, Inc. (a Wisconsin corporation) and subsidiary as of June 30, 1998 and 1997, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three year period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Christiana Companies, Inc. as of June 30, 1998 and 1997, and the results of their consolidated operations and their cash flows for each of the three years in the period ended June 30, 1998, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin
September 23, 1998

                           CHRISTIANA COMPANIES, INC.

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                              FOR THE YEAR ENDED JUNE 30
                                                        ---------------------------------------
                                                           1998          1997          1996
                                                        -----------   -----------   -----------
Revenues:
  Warehousing and Logistic Services...................  $90,179,000   $84,208,000   $77,170,000
                                                        -----------   -----------   -----------
Costs and Expenses:
  Warehousing and Logistic Expenses...................   76,057,000    70,973,000    65,418,000
  Selling, General & Administrative Expenses..........    8,364,000     8,656,000     7,531,000
                                                        -----------   -----------   -----------
                                                         84,421,000    79,629,000    72,949,000
                                                        -----------   -----------   -----------
Earnings From Operations..............................    5,758,000     4,579,000     4,221,000
                                                        -----------   -----------   -----------
Other Income (Expense):
  Interest Income.....................................      441,000       516,000       531,000
  Interest Expense....................................   (2,691,000)   (3,166,000)   (3,096,000)
  Gain (Loss) on Disposal of Assets...................      (17,000)     (765,000)    2,818,000
  Equity in Earnings of Weatherford...................    7,872,000    10,479,000     1,745,000
  Other Expense, Net..................................   (1,436,000)     (674,000)     (208,000)
                                                        -----------   -----------   -----------
                                                          4,169,000     6,390,000     1,790,000
                                                        -----------   -----------   -----------
Earnings Before Income Taxes..........................    9,927,000    10,969,000     6,011,000
Income Tax Provision..................................    3,920,000     4,306,000     2,408,000
                                                        -----------   -----------   -----------
Net Earnings..........................................  $ 6,007,000   $ 6,663,000   $ 3,603,000
                                                        ===========   ===========   ===========
Basic Net Earnings Per Share..........................  $      1.17   $      1.30   $      0.69
                                                        ===========   ===========   ===========
Diluted Net Earnings Per Share........................  $      1.15   $      1.29   $      0.69
                                                        ===========   ===========   ===========
Weighted Average Number of Shares Outstanding.........    5,142,963     5,136,630     5,186,679

                See notes to consolidated financial statements.

                           CHRISTIANA COMPANIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                     AS OF JUNE 30
                                                              ---------------------------
                                                                  1998           1997
                                                              ------------   ------------
Current Assets:
  Cash and Cash Equivalents.................................  $  5,539,000   $  2,888,000
  Short-Term Investments....................................            --      4,611,000
  Accounts Receivable, Net..................................     8,342,000      7,649,000
  Inventories, Prepaids and Other Assets....................     1,330,000        978,000
  Current Portion of Mortgage Notes Receivable..............       347,000             --
  Deferred Tax Asset........................................     1,445,000        750,000
                                                              ------------   ------------
          Total Current Assets..............................    17,003,000     16,876,000
                                                              ------------   ------------
Long-Term Assets:
  Investment in Weatherford International Inc...............   144,206,000     41,257,000
  Mortgage Notes Receivable.................................       185,000      1,749,000
  Fixed Assets, Net.........................................    71,112,000     75,604,000
  Goodwill..................................................     5,435,000      5,592,000
  Other Assets..............................................     1,300,000      1,277,000
                                                              ------------   ------------
          Total Long-Term Assets............................   222,238,000    125,479,000
                                                              ------------   ------------
          TOTAL ASSETS......................................  $239,241,000   $142,355,000
                                                              ============   ============

                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Line of Credit............................................  $    239,000   $         --
  Current Portion of Long-Term Debt.........................     3,003,000      3,531,000
  Accounts Payable..........................................     3,505,000      3,526,000
  Accrued Liabilities.......................................     6,763,000      5,562,000
                                                              ------------   ------------
          Total Current Liabilities.........................    13,510,000     12,619,000
                                                              ------------   ------------
Long-Term Liabilities:
  Long-Term Debt............................................    27,122,000     36,149,000
  Deferred Tax Liability....................................    61,207,000     20,288,000
  Other Liabilities.........................................     1,173,000      1,214,000
                                                              ------------   ------------
          Total Long-Term Liabilities.......................    89,502,000     57,651,000
                                                              ------------   ------------
          Total Liabilities.................................   103,012,000     70,270,000
                                                              ------------   ------------
Shareholders' Equity:
  Preferred Stock...........................................            --             --
  Common Stock..............................................     5,209,000      5,196,000
  Additional Paid-In Capital................................    12,347,000     12,022,000
  Unrealized Gain on Securities Available for Sale..........    57,799,000             --
  Treasury Stock, at Cost...................................    (1,236,000)    (1,236,000)
  Retained Earnings.........................................    62,110,000     56,103,000
                                                              ------------   ------------
          Total Shareholders' Equity........................   136,229,000     72,085,000
                                                              ------------   ------------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........  $239,241,000   $142,355,000
                                                              ============   ============

                See notes to consolidated financial statements.

                           CHRISTIANA COMPANIES, INC.

             CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY(1)(2)

                                                                                         UNREALIZED
                                                                                           GAIN ON
                               COMMON STOCK           TREASURY STOCK       ADDITIONAL    SECURITIES
                          ----------------------   ---------------------     PAID-IN      AVAILABLE     RETAINED
                           SHARES       AMOUNT     SHARES      AMOUNT        CAPITAL      FOR SALE      EARNINGS        TOTAL
                          ---------   ----------   -------   -----------   -----------   -----------   -----------   ------------
Balance, June 30,
  1995..................  5,195,630   $5,196,000        --   $        --   $12,022,000   $        --   $41,492,000   $ 58,710,000
Purchase of Treasury
  Stock.................         --           --   (59,000)   (1,236,000)           --            --            --     (1,236,000)
Net Earnings............         --           --        --            --            --            --     3,603,000      3,603,000
                          ---------   ----------   -------   -----------   -----------   -----------   -----------   ------------
Balance, June 30,
  1996..................  5,195,630   $5,196,000   (59,000)  $(1,236,000)  $12,022,000   $        --   $45,095,000   $ 61,077,000
Weatherford Stock
  Issuance..............         --           --        --            --            --            --     4,345,000      4,345,000
Net Earnings............         --           --        --            --            --            --     6,663,000      6,663,000
                          ---------   ----------   -------   -----------   -----------   -----------   -----------   ------------
Balance, June 30,
  1997..................  5,195,630   $5,196,000   (59,000)  $(1,236,000)  $12,022,000   $        --   $56,103,000   $ 72,085,000
Unrealized Gain on
  Securities Available
  for Sale..............         --           --        --            --            --    57,799,000            --     57,799,000
Exercise of Options.....     12,700       13,000        --            --       325,000            --            --        338,000
Net Earnings............         --           --        --            --            --            --     6,007,000      6,007,000
                          ---------   ----------   -------   -----------   -----------   -----------   -----------   ------------
Balance, June 30,
  1998..................  5,208,330   $5,209,000   (59,000)  $(1,236,000)  $12,347,000   $57,799,000   $62,110,000   $136,229,000
                          =========   ==========   =======   ===========   ===========   ===========   ===========   ============

---------------

(1) Preferred stock: $10 par value, 1,000,000 shares authorized, none issued.

(2) Common stock: $1 par value, 12,000,000 shares authorized.

                See notes to consolidated financial statements.

                           CHRISTIANA COMPANIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               FOR THE YEAR ENDED JUNE 30
                                                        -----------------------------------------
                                                           1998           1997           1996
                                                        -----------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings..........................................  $ 6,007,000   $  6,663,000   $  3,603,000
Adjustments to Reconcile Net Earnings to Net Cash
  Provided By Operating Activities:
  Depreciation and Amortization.......................    6,678,000      7,155,000      7,159,000
  (Gain) Loss on Disposal of Assets...................      177,000        765,000     (3,024,000)
  Deferred Income Tax (Benefit) Provision.............    2,955,000      4,813,000     (1,084,000)
  Equity in Earnings of Weatherford...................   (7,872,000)   (10,479,000)    (1,745,000)
Changes in Assets and Liabilities:
  (Increase) Decrease in Accounts Receivable..........     (693,000)       645,000        (34,000)
  (Increase) Decrease in Inventories..................      119,000       (166,000)      (191,000)
  (Increase) Decrease in Prepaids and Other Assets....     (565,000)      (303,000)       788,000
  Increase (Decrease) in Accounts Payable and Accrued
     Liabilities......................................    1,138,000         90,000      3,091,000
                                                        -----------   ------------   ------------
Net Cash Provided By Operating Activities.............    7,944,000      9,183,000      8,563,000
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from (Purchase of) Short-Term Investments,
     Net..............................................    4,611,000     (3,861,000)     2,072,000
  Investments Capital Expenditures....................   (2,829,000)    (3,488,000)   (19,715,000)
  (Increase) Decrease in Mortgage Notes Receivable....    1,217,000      1,565,000       (109,000)
  Proceeds from Sales of Assets.......................      686,000      2,743,000      8,894,000
                                                        -----------   ------------   ------------
Net Cash Provided By (Used In) Investing Activities...    3,685,000     (3,041,000)    (8,858,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings (Payments) on Line of Credit, Net........      239,000     (1,354,000)      (489,000)
  Proceeds from Issuance of Common Stock..............      338,000             --             --
  Proceeds from Notes Payable.........................           --             --      9,011,000
  Stock Repurchase....................................           --             --     (1,236,000)
  Payments of Long-Term Debt..........................   (9,555,000)    (5,628,000)    (3,638,000)
                                                        -----------   ------------   ------------
Net Cash Provided By (Used In) Financing Activities...   (8,978,000)    (6,982,000)     3,648,000
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.........................................    2,651,000       (840,000)     3,353,000
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR..........    2,888,000      3,728,000        375,000
                                                        -----------   ------------   ------------
CASH AND CASH EQUIVALENTS, END OF YEAR................  $ 5,539,000   $  2,888,000   $  3,728,000
                                                        ===========   ============   ============
Supplemental Disclosures of Cash Flow Information:
  Interest Paid.......................................  $ 2,683,000   $  3,190,000   $  3,228,000
  Income Taxes Paid...................................  $   813,000   $  1,396,000   $  2,579,000

                See notes to consolidated financial statements.

                           CHRISTIANA COMPANIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (THREE YEARS ENDED JUNE 30, 1997)

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Description of Business: At June 30, 1998, Christiana is engaged in providing public refrigerated and dry (non-refrigerated) warehousing and logistic services; and owning 3,897,462 shares of Weatherford International, Inc. common stock which represents an approximate 4% ownership interest.

     Revenue Recognition: Transportation revenue is recognized when the goods are delivered to the customer. Warehousing revenue is recognized as services are provided. Costs and related expenses are recorded as incurred.

     Principles of Consolidation: The consolidated financial statements include the accounts of Christiana Companies, Inc., ("Christiana") and its wholly-owned subsidiary (together with Christiana referred to as the "Company"). All material intercompany transactions have been eliminated in consolidation.

     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Short-Term Investments: Short-term investments consist of U.S. Treasury securities and commercial paper maturing in less than one year. These investments are carried at amortized cost, which approximates fair value.

     Accounts Receivable: Accounts receivable are presented net of a reserve for bad debts of $222,000 and $333,000 at June 30, 1998 and 1997, respectively. The provision for bad debts was $119,000, $227,000 and $123,000 for the years ended June 30, 1998, 1997 and 1996, respectively.

     Inventories: Inventories consist predominately of transportation equipment repair parts. These items are carried at their lower of FIFO (first-in, first-out) cost or market value.

     Investment in Weatherford International, Inc.: Prior to May 27, 1998, the Company accounted for its investment in Weatherford under the equity method. As such, the Company's proportionate share of Weatherford earnings through May 27, 1998, is recorded in the statement of earnings as "Equity in Earnings of Weatherford International, Inc." On May 27, 1998, Weatherford acquired Weatherford Enterra, Inc. issuing additional shares of common stock which reduced the Company's ownership percentage to approximately 4%. As a result of this reduction in ownership, the Company no longer accounts for this investment under the equity method; but rather accounts for its investment in Weatherford using the cost method. Under the cost method, only dividends paid by Weatherford will be reflected in future earnings of the Company.

     The Company has classified its investment in Weatherford as "available-for sale." Accordingly, the Weatherford shares owned by the Company (3,897,462 shares as of June 30, 1998) are recorded at their fair market value on the balance sheet. Unrealized gains, net of deferred taxes, in the amount of $57,799,000, are reflected as an increase to Shareholders' Equity.

     Mortgage Notes Receivable: At June 30, 1998, mortgage notes receivable, derived from condominium sales, totaled $532,000 and accrue interest at rates ranging from 7.250% to 8.500%.

     The principal balance of mortgage notes receivable matures as follows:

YEAR ENDED JUNE 30
------------------
     1999.........................  $347,000
     2000.........................     3,000
     2001.........................     3,000

YEAR ENDED JUNE 30
------------------
     2002.........................  $  3,000
     2003.........................     4,000
     Thereafter...................   172,000

                           CHRISTIANA COMPANIES, INC.

     During the years ended June 30, 1998 and 1997, mortgage notes receivable of $1,170,000 and $1,882,000, respectively, were sold or prepaid.

     Fixed Assets: Fixed assets are carried at cost less accumulated depreciation, which is computed using both straight-line and accelerated methods for financial reporting purposes. The cost of major renewals and improvements are capitalized; repair and maintenance costs are expensed as incurred. A summary of the cost of fixed assets and the estimated useful lives for financial reporting purposes is as follows:

                                                        AT JUNE 30,
                                                ---------------------------    ESTIMATED
                                                    1998           1997       USEFUL LIVES
                                                ------------   ------------   ------------
Fixed Assets:
  Land........................................  $  3,331,000   $  3,380,000       --
  Machinery and Equipment.....................    53,644,000     53,171,000     5-7 years
  Buildings and Improvements..................    41,488,000     41,534,000   30-32 years
  Construction-In-Progress....................       616,000        451,000       --
  Less: Accumulated Depreciation..............   (27,967,000)   (22,932,000)
                                                ------------   ------------
                                                $ 71,112,000   $ 75,604,000
                                                ============   ============

     Goodwill: Goodwill is amortized on a straight-line basis over 40 years ($157,000 in 1998, 1997 and 1996). The accumulated amortization at June 30, 1998 and 1997 was $723,000 and $566,000, respectively. The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of undiscounted cash flows over the remaining life of the goodwill measuring whether the goodwill is impaired. If impaired, a loss is recognized for the amount that the carrying value exceeds the fair value.

     Long-Lived Assets: During fiscal 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-lived Assets and Assets to be Disposed of." Adoption of this standard did not have a material impact on the Company's financial position or results of operations. The Company continually evaluates whether events and circumstances have occurred that may indicate the remaining estimated useful life may warrant revision or that the remaining balance of long-lived assets may be not recoverable. When factors indicate that long-lived assets should be evaluated for possible impairment, the Company uses an estimate of the undiscounted cash flows over the remaining life of the long-lived assets measuring whether these assets are impaired. If impaired, a loss is recognized for the amount that the carrying value exceeds the fair value.

     Other Assets: Other Assets primarily represent deferred charges and cash surrender value of officer's life insurance.

     Income Taxes: Deferred income taxes are provided on the temporary differences in the carrying values of assets and liabilities for financial reporting and income tax purposes.

     Cash and Cash Equivalents: The Company considers all highly liquid investments with original maturities of less than ninety days to be cash equivalents.

     Reclassifications: Certain reclassifications have been made in the 1997 statements to conform with 1998 presentation.

                           CHRISTIANA COMPANIES, INC.

B. WEATHERFORD INTERNATIONAL, INC. MERGER AGREEMENT:

     On December 12, 1997, the Company entered into an agreement with Weatherford International, Inc. ("Weatherford") whereby Weatherford will purchase all of the outstanding shares of the Company. The terms of the merger provide that each Christiana common share will be converted into (i) .7453 shares of Weatherford International, Inc. common stock, (ii) cash in the approximate amount of $4.00, depending upon the balance of certain assets and liabilities at the time of closing and (iii) a contingent cash payment of approximately $1.92 after 5 years, subject to the incurrence of any indemnity claims by Weatherford during this period.

     On August 17, 1998, the shareholders of both Weatherford and Christiana overwhelmingly approved the Merger agreement and sale of Total Logistic Control to C2, Inc. However, due to the recent decline in the value of Weatherford's common stock price, the merger transaction was postponed until the conditions are met for Christiana's shareholders to not recognize any taxable gain or loss on their exchange of Christiana shares for Weatherford common stock in the merger. To meet this requirement, Weatherford's stock price must be approximately $30.00 per share. As of September 23, 1998, the fair market value of this investment decreased from $144.2 million at June 30, 1998 to approximately $97.4 million as a result of market fluctuations.

     By its terms, the Merger Agreement may be terminated by either party after October 31, 1998. Currently, both Christiana and Weatherford are monitoring Weatherford's stock price and will close the merger on or prior to October 31, 1998, if it exceeds $30.00 per share and all other requirements remain satisfied.

     As of June 30, 1998, the Company has deferred approximately $773,000 of transaction costs related to the merger. If the merger is not completed, these costs will be charged to earnings during fiscal 1999 at the time of termination. Total merger related costs that would ultimately be charged to earnings, including those amounts deferred at June 30, 1998, are estimated at approximately $1.8 million.

C. INDEBTEDNESS:

     The following is a summary of consolidated indebtedness:

                                                                    AT JUNE 30,
                                                             -------------------------
                                                                1998          1997
                                                             -----------   -----------
Christiana Corporate
  Notes Payable............................................  $        --   $ 2,286,000
Total Logistic Control, LLC
  Revolving Credit Agreement...............................   27,273,000    31,248,000
  Notes Payable, Equipment Related.........................    1,088,000     4,382,000
  Subordinated Note........................................    1,764,000     1,764,000
                                                             -----------   -----------
          Subtotal.........................................   30,125,000    39,680,000
Less: Current Portion of Long-Term Debt....................   (3,003,000)   (3,531,000)
                                                             -----------   -----------
Long-Term Debt.............................................  $27,122,000   $36,149,000
                                                             ===========   ===========

     Christiana has a $15,000,000 unsecured line of credit, renewable annually. Borrowings under this line bear interest at either the London Interbank Offered Rate ("LIBOR") plus 125 basis points, or prime at the Company's option. No compensating balances are required under the terms of this credit facility. There were no borrowings under this credit line in fiscal 1998 or 1997.

     Total Logistic Control, LLC ("TLC") has a $5,000,000 line of credit with a bank, renewable annually. Borrowings under this credit facility bear interest at either LIBOR plus 200 basis points or the bank's prime

                           CHRISTIANA COMPANIES, INC.

rate (8.5% at June 30, 1998) and are secured by certain accounts receivable. As of June 30, 1998 and 1997, $239,000 and $0 was outstanding under this line. This line of credit was terminated on August 5, 1998.

     TLC has a revolving credit agreement that provides for borrowings at June 30, 1998 up to $35,000,000. Borrowings under this agreement mature on March 31, 2001 and bear interest, payable monthly at either LIBOR plus 125 basis points (6.906% at June 30, 1998) or the bank's prime rate (8.5% at June 30, 1998) and are unsecured. The revolving credit agreement requires, among other things, that defined levels of net worth and debt service coverage be maintained and restricts certain activities including limitation on new indebtedness and the disposition of assets. As of June 30, 1998, the Company was in compliance with all covenants. No compensating balances are required under the terms of this credit facility.

     TLC's notes payable relate to specific equipment purchases, primarily transportation and material handling equipment and are secured by specified assets. These notes bear interest on both fixed and floating terms ranging from 6.375% to 9.37%. No compensating balances are required under the terms of these credit arrangements. TLC's subordinated note bears interest at 8% and was incurred in the redemption of a former shareholder's ownership coincident with the sale to Christiana. This obligation is guaranteed by Christiana.

     Future maturities of consolidated indebtedness are as follows:

                         YEAR ENDED
                          JUNE 30                                 TOTAL
                         ----------                            -----------
1999........................................................   $ 3,003,000
2000........................................................     5,008,000
2001........................................................    22,114,000

D. INCOME TAXES:

     The Income Tax Provision consists of the following:

                                                           YEAR ENDED JUNE 30
                                                  -------------------------------------
                                                     1998         1997         1996
                                                  ----------   ----------   -----------
Current
  Federal......................................   $  837,000   $ (442,000)  $ 3,029,000
  State........................................      128,000      (65,000)      463,000
Deferred.......................................    2,955,000    4,813,000    (1,084,000)
                                                  ----------   ----------   -----------
                                                  $3,920,000   $4,306,000   $ 2,408,000
                                                  ==========   ==========   ===========

                           CHRISTIANA COMPANIES, INC.

     The components of Deferred Income Taxes are:

                                                                    AT JUNE 30
                                                             -------------------------
                                                                1998          1997
                                                             -----------   -----------
Deferred Tax Assets:
  Accrued Expenses and Other Reserves......................  $ 1,722,000   $ 1,612,000
                                                             -----------   -----------
          Total Deferred Tax Assets........................  $ 1,722,000   $ 1,612,000
                                                             -----------   -----------
Deferred Tax Liabilities:
  Tax Over Book Depreciation...............................  $12,795,000   $12,329,000
  Unrealized Gain on Weatherford shares....................   37,270,000            --
  Equity in Earnings of Weatherford........................    7,854,000     4,767,000
  Weatherford Stock Issuance...............................    2,787,000     2,787,000
  Installment Sales........................................           --       407,000
  Other....................................................      779,000       860,000
                                                             -----------   -----------
          Total Deferred Tax Liability.....................   61,485,000    21,150,000
                                                             -----------   -----------
Net Deferred Tax Liability.................................  $59,763,000   $19,538,000
                                                             ===========   ===========

     A reconciliation of the statutory Federal income tax rate to the Company's effective tax rate follows:

                                                               YEAR ENDED JUNE 30
                                                               ------------------
                                                               1998   1997   1996
                                                               ----   ----   ----
Statutory Federal Income Tax Rate...........................    34%    35%    34%
Increase (Reduction) in Taxes Resulting From:
  State Income Tax, Net.....................................     4      5      5
  Other, Net................................................     1     (1)     1
                                                                ==     ==     ==
                                                                39%    39%    40%
                                                                ==     ==     ==

E. STOCK OPTIONS AND EMPLOYEE BENEFIT PLAN:

     The Company has 295,000 shares of its common stock reserved for issuance under a stock option plan, which permits the granting of options as well as appreciation rights and awards. During fiscal 1998, options totaling 16,666 were cancelled and 12,700 options were exercised. During fiscal 1997, options for a total of 40,000 shares were granted at exercise prices of $21.50 and $22.25. During fiscal 1996, options for a total of 100,000 shares were granted at an exercise price of $24.25 per share. At June 30, 1998 and 1997, 52.8% and 36.0%, respectively, of total options granted were exercisable. The remaining options are exercisable over the next six years.

     As of June 30, 1998, the total number of stock options outstanding and those currently exercisable were 254,384 and 134,384, respectively. The weighted-average exercise price of total stock options outstanding and those currently exercisable was $27.49 and $28.31, respectively. Additionally, the weighted average contractual life of stock options outstanding as of June 30, 1998 was 2.2 years.

                           CHRISTIANA COMPANIES, INC.

     Changes in stock options outstanding are summarized as follows:

                                                           NUMBER OF    EXERCISE PRICE
                                                            OPTIONS       PER OPTION
                                                           ---------    ---------------
Balance, June 30, 1995...................................   151,250     26.000 - 34.375
  Options Granted........................................   100,000              24.250
  Options Cancelled......................................     7,500     27.125 - 34.375
                                                            -------     ---------------
Balance, June 30, 1996...................................   243,750     24.250 - 34.375
  Options Granted........................................    40,000     21.500 - 22.250
                                                            -------     ---------------
Balance, June 30, 1997...................................   283,750     21.500 - 34.375
  Options Cancelled......................................    16,666              22.250
  Options Exercised......................................    12,700     24.250 - 30.150
                                                            -------     ---------------
Balance, June 30, 1998...................................   254,384     21.500 - 34.375
                                                            =======     ===============

     Pro forma information regarding net income and earnings per share is required by Statement of Financial Accounting Standards No. 123 and has been determined as if the Company had accounted for its stock options under the fair value method as provided therein. The fair value of each option is estimated on the date of the grant using an option pricing model with the following weighted-average assumptions used for options issued in fiscal 1997 and 1996, respectively: risk-free interest rate of 6.5%; expected remaining lives of 5 and 6 years; expected volatility of 25% and 20%; and no expected dividends.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Set forth below is a summary of the Company's net earnings and earnings per share as reported and pro forma, as if the fair value based method of accounting defined in SFAS No. 123 had been applied. The pro forma information is not meant to be representative of the effects on reported net income for future years, because as provided by SFAS No. 123, only the effects of awards granted after July 1, 1996 are considered in the pro forma calculation.

                                                    JUNE 30, 1998              JUNE 30, 1997
                                               ------------------------   ------------------------
                                               AS REPORTED   PRO FORMA    AS REPORTED   PRO FORMA
                                               -----------   ----------   -----------   ----------
Net Earnings.................................  $6,007,000    $5,767,000   $6,663,000    $6,282,000
Basic Earnings Per Share.....................  $     1.17    $     1.12   $     1.30    $     1.22

     The Company has a 401(k) plan covering substantially all of its employees. The costs under this plan have not been material. The Company does not provide post employment medical or life insurance benefits.

F. COMMITMENTS:

     TLC has operating leases for certain warehousing and office facilities. Rental expense under these leases was $6,812,000, $7,213,000 and $5,479,000 in fiscal 1998, 1997 and 1996, respectively. At June 30, 1998, future minimum lease payments under these operating leases are as follows:

                                                              YEAR ENDED
                                                               JUNE 30
                                                              ----------
1999........................................................  $4,226,000
2000........................................................   3,765,000
2001........................................................   3,304,000
2002........................................................   2,630,000
2003........................................................   1,825,000
Thereafter..................................................   8,456,000

                           CHRISTIANA COMPANIES, INC.

G. EARNINGS PER SHARE:

     In fiscal 1998, the Company adopted SFAS No. 128, "Earnings per Share". As a result, a summary of basic and diluted earnings per share for the years ended June 30, 1998, 1997 and 1996 is as follows:

                                                       FOR THE YEAR ENDED JUNE 30,
                                                   ------------------------------------
                                                      1998         1997         1996
                                                   ----------   ----------   ----------
Basic Earnings per share:
  Net income available to common shareholders....  $6,007,000   $6,663,000   $3,603,000
                                                   ==========   ==========   ==========
  Average shares of common stock outstanding.....   5,142,963    5,136,630    5,186,679
  Basic earnings per share.......................  $     1.17   $     1.30   $     0.69
                                                   ==========   ==========   ==========
Diluted earnings per share:
  Average shares of common stock outstanding.....   5,142,963    5,136,630    5,186,679
  Incremental common shares applicable to common
     stock options...............................      66,290       22,974           --
                                                   ----------   ----------   ----------
  Average common shares assuming full dilution...   5,209,253    5,159,604    5,186,679
  Diluted earnings per share.....................  $     1.15   $     1.29   $     0.69
                                                   ==========   ==========   ==========

H. WEATHERFORD INTERNATIONAL, INC. SUMMARY FINANCIAL INFORMATION:

     The following represents summarized financial information for Weatherford International, Inc. Weatherford's fiscal year ends on December 31, 1997. For more information regarding Weatherford's financial condition and operations, reference is made to Weatherford's Form 10-K filed with the Securities and Exchange Commission.

                                                                 AT DECEMBER 31,
                                                              ---------------------
                                                                 1997        1996
                                                              ----------   --------
                                                                 (IN THOUSANDS)
Current Assets..............................................  $  631,025   $558,681
Noncurrent Assets...........................................     735,041    294,162
                                                              ----------   --------
          Total Assets......................................  $1,366,066   $852,843
                                                              ==========   ========
Current Liabilities.........................................  $  314,165   $233,126
Noncurrent Liabilities......................................     524,668    165,633
Stockholders' Equity........................................     527,233    454,084
                                                              ----------   --------
          Total Liabilities & Stockholders' Equity..........  $1,366,066   $852,843
                                                              ==========   ========

                           CHRISTIANA COMPANIES, INC.

                          SUMMARIZED INCOME STATEMENTS

                                                               FOR YEAR ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              1997        1996        1995
                                                            ---------   ---------   ---------
                                                                     (IN THOUSANDS)
Revenues..................................................  $ 892,264   $ 478,020   $ 351,587
Operating Expenses........................................   (750,260)   (431,733)   (319,147)
Other Expenses, Net.......................................    (13,350)    (14,741)    (16,049)
                                                            ---------   ---------   ---------
Income Before Taxes.......................................    128,654      31,546      16,391
Provision for Taxes.......................................    (44,959)     (7,041)     (5,080)
                                                            ---------   ---------   ---------
Income from Continuing Operations.........................     83,695      24,505      11,311
Discontinued Operations, Net of Taxes.....................         --      74,392          --
                                                            ---------   ---------   ---------
Income before Extraordinary Item..........................     83,695      98,897      11,311
Extraordinary Item........................................     (9,010)       (731)         --
                                                            ---------   ---------   ---------
Net Income................................................  $  74,685   $  98,166   $  11,311
                                                            =========   =========   =========
Earnings per Share........................................  $    1.62   $    2.41   $    0.38
                                                            =========   =========   =========

     During fiscal 1997, Weatherford issued additional stock in a public offering. The Company's proportionate share of the gain was $4,345,000 and is reflected as an increase in retained earnings in the consolidated statement of Shareholders' Equity.

     Included in the Company's retained earnings is $16,598,000 of undistributed earnings related to its' investment in Weatherford.

I. ACCOUNTING PRONOUNCEMENTS:

     Effective July 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components. Components of comprehensive income are net income and all other non-shareholder changes in equity. For the quarter ended September 30, 1998, the Company will be required to show components of comprehensive income in a separate financial statement.

     Effective July 1, 1998, the Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." This statement establishes standards for the way that a public company reports information about operating segments in its annual financial statements. It also requires the company to report selected information about operating segments in its interim financial reports. This statement requires that a public company report financial and descriptive information about its operating segments based on the way that the chief operating decision maker organizes segments within the company for making operating decisions and assessing performance. For the quarter ended September 30, 1998, the Company will be required to disclose segment information in the notes to financial statements.

                           CHRISTIANA COMPANIES, INC.
                        QUARTERLY FINANCIAL INFORMATION
                                  (UNAUDITED)

                                                    QUARTER ENDED
                                -----------------------------------------------------
                                 SEPTEMBER     DECEMBER        MARCH         JUNE          TOTAL
                                -----------   -----------   -----------   -----------   -----------
FISCAL 1998
Revenues......................  $23,047,000   $23,667,000   $21,865,000   $21,600,000   $90,179,000
Earnings From Operations......    1,617,000     1,438,000     1,066,000     1,637,000     5,758,000
Earnings Before Taxes.........    2,438,000     1,441,000     3,001,000     3,047,000     9,927,000
Net Earnings..................    1,485,000       858,000     1,833,000     1,831,000     6,007,000
Basic Earnings Per Share......  $      0.29   $      0.17   $      0.36   $      0.35   $      1.17
Diluted Earnings Per Share....  $      0.29   $      0.16   $      0.35   $      0.35   $      1.15
FISCAL 1997
Revenues......................  $20,480,000   $20,342,000   $22,450,000   $20,936,000   $84,208,000
Earnings From Operations......    1,489,000     1,525,000     1,093,000       472,000     4,579,000
Earnings Before Taxes.........    1,767,000     6,126,000*    1,671,000     1,405,000    10,969,000
Net Earnings..................    1,083,000     3,730,000     1,019,000       831,000     6,663,000
Basic Earnings Per Share......  $      0.21   $      0.73   $      0.20   $      0.16   $      1.30
Diluted Earnings per Share....  $      0.21   $      0.73   $      0.20   $      0.16   $      1.30

---------------

* Includes $5,715,000 of gain on the sale of Mallard Drilling, a Weatherford subsidiary.

                        FIVE YEAR FINANCIAL INFORMATION

                                                        YEAR ENDED JUNE 30
                             ------------------------------------------------------------------------
                                 1998           1997           1996           1995           1994
                             ------------   ------------   ------------   ------------   ------------
Revenues:
  Product Sales............  $         --   $         --   $         --   $ 55,239,000   $ 46,428,000
     Warehousing and
       Logistic Services...    90,179,000     84,208,000     77,170,000     71,642,000     43,725,000
                             ------------   ------------   ------------   ------------   ------------
                               90,179,000     84,208,000     77,170,000    126,881,000     90,153,000
Net Earnings...............     6,007,000      6,663,000      3,603,000      5,062,000      3,121,000
Basic Earnings Per Share...  $       1.17   $       1.30   $       0.69   $       0.96   $       0.59
Total Assets...............   239,241,000    142,355,000    131,018,000    121,742,000    147,565,000
Long-Term Liabilities......    89,502,000     57,651,000     57,926,000     51,388,000     67,154,000
Shareholders' Equity.......   136,229,000     72,085,000     61,077,000     58,710,000     60,088,000

                           CHRISTIANA COMPANIES, INC.


                     CONSOLIDATED CONDENSED BALANCE SHEETS

                                     ASSETS

                                                              SEPTEMBER 30,     JUNE 30,
                                                                  1998            1998
                                                              -------------   ------------
                                                               (UNAUDITED)     (AUDITED)
Current Assets:
  Cash and cash equivalents.................................  $  5,286,000    $  5,539,000
  Accounts receivable, net..................................     9,172,000       8,342,000
  Inventories, prepaids and other...........................     3,839,000       2,775,000
  Current portion of mortgage notes receivable..............            --         347,000
                                                              ------------    ------------
          Total Current Assets..............................    18,297,000      17,003,000
                                                              ------------    ------------
Long-Term Assets:
  Investment in Weatherford.................................    84,283,000     144,206,000
  Mortgage notes receivable.................................       187,000         185,000
  Fixed assets, net.........................................    69,906,000      71,112,000
  Other assets..............................................     6,678,000       6,735,000
                                                              ------------    ------------
          Total Long-Term Assets............................   161,054,000     222,238,000
                                                              ------------    ------------
                                                              $179,351,000    $239,241,000
                                                              ============    ============

                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................  $  4,248,000    $  3,505,000
  Accrued liabilities.......................................     6,822,000       6,763,000
  Line of credit............................................            --         239,000
  Current portion of long-term debt.........................     2,630,000       3,003,000
                                                              ------------    ------------
          Total Current Liabilities.........................    13,700,000      13,510,000
                                                              ------------    ------------
Long-Term Liabilities:
  Long-term debt............................................    26,275,000      27,122,000
  Deferred federal and state income taxes...................    37,917,000      61,207,000
  Other liabilities.........................................     1,162,000       1,173,000
                                                              ------------    ------------
          Total Long-Term Liabilities.......................    65,354,000      89,502,000
                                                              ------------    ------------
          Total Liabilities.................................    79,054,000     103,012,000
                                                              ------------    ------------
Shareholders' Equity:
  Preferred stock
  Common stock, par value $1 per share; authorized
     12,000,000 shares; issued 5,208,330....................     5,209,000       5,209,000
  Additional paid-in capital................................    12,347,000      12,347,000
  Unrealized gain on securities available for sale..........    21,365,000      57,799,000
  Treasury stock, at cost...................................    (1,236,000)     (1,236,000)
  Retained earnings.........................................    62,612,000      62,110,000
                                                              ------------    ------------
          Total Shareholders' Equity........................   100,297,000     136,229,000
                                                              ------------    ------------
                                                              $179,351,000    $239,241,000
                                                              ============    ============

                See notes to consolidated financial statements.

                           CHRISTIANA COMPANIES, INC.



                 CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

                                  (UNAUDITED)

                                                                 THREE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              -------------------------
                                                                 1998          1997
                                                              -----------   -----------
Revenues:
  Warehousing and logistic services.........................  $22,370,000   $23,047,000
                                                              -----------   -----------
Costs and Expenses:
  Warehousing and logistic services.........................   18,633,000    19,201,000
  Selling, general and administrative.......................    2,365,000     2,229,000
                                                              -----------   -----------
                                                               20,998,000    21,430,000
                                                              -----------   -----------
Earnings from Operations....................................    1,372,000     1,617,000
Other Income (Expense):
  Interest income...........................................       80,000       132,000
  Interest expense..........................................     (573,000)     (752,000)
  Equity in earnings of Weatherford.........................           --     1,937,000
  Other income (expense), net...............................      (54,000)     (496,000)
                                                              -----------   -----------
                                                                 (547,000)      821,000
                                                              -----------   -----------
Earnings before income taxes................................      825,000     2,438,000
Income tax provision........................................      323,000       953,000
                                                              -----------   -----------
Net Earnings................................................  $   502,000   $ 1,485,000
                                                              ===========   ===========
Basic Earnings per Share....................................  $      0.10   $      0.29
                                                              ===========   ===========
Diluted Earnings per Share..................................  $      0.10   $      0.29
                                                              ===========   ===========
Weighted average number of shares outstanding...............    5,149,330     5,136,630
                                                              ===========   ===========

                See notes to consolidated financial statements.

                           CHRISTIANA COMPANIES, INC.


                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                      COMMON STOCK           TREASURY STOCK
                                                 ----------------------   ---------------------
                                                  SHARES       AMOUNT     SHARES      AMOUNT
                                                 ---------   ----------   -------   -----------
Balance, June 30, 1998.........................  5,208,330   $5,209,000   (59,000)  $(1,236,000)
                                                 ---------   ----------   -------   -----------
  Unrealized loss on securities available for
     sale......................................         --           --        --            --
  Net earnings for the three months ended
     September 30, 1998 (unaudited)............         --           --        --            --
                                                 ---------   ----------   -------   -----------
Balance, September 30, 1998....................  5,208,330   $5,209,000   (59,000)  $(1,236,000)
                                                 =========   ==========   =======   ===========

                                                        UNREALIZED
                                                          GAIN ON
                                          ADDITIONAL    SECURITIES
                                            PAID-IN      AVAILABLE     RETAINED
                                            CAPITAL      FOR SALE      EARNINGS        TOTAL
                                          -----------   -----------   -----------   ------------
Balance, June 30, 1998..................  $12,347,000   $57,799,000   $62,110,000   $136,229,000
                                          -----------   -----------   -----------   ------------
  Unrealized loss on securities
     available for sale.................           --   (36,434,000)           --    (36,434,000)
  Net earnings for the three months
     ended September 30, 1998
     (unaudited)........................           --            --       502,000        502,000
                                          -----------   -----------   -----------   ------------
Balance, September 30, 1998.............  $12,347,000   $21,365,000   $62,612,000   $100,297,000
                                          ===========   ===========   ===========   ============

                See notes to consolidated financial statements.

                           CHRISTIANA COMPANIES, INC.


                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                  THREE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                 1998           1997
                                                              -----------    -----------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net earnings..............................................  $   502,000    $ 1,485,000
     Adjustments to reconcile net earnings to net cash
      provided by operating activities:
       Depreciation and amortization........................    1,735,000      1,708,000
       Deferred income tax expenses.........................      200,000      1,171,000
       Equity in earnings of Weatherford....................           --     (1,937,000)
     Changes in assets and liabilities:
       Increase in accounts receivable......................     (830,000)    (2,419,000)
       (Increase) decrease in other assets..................   (1,125,000)       254,000
       Increase in accounts payable and accrued
        liabilities.........................................      791,000      1,525,000
                                                              -----------    -----------
Net cash provided by operating activities...................    1,273,000      1,787,000
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of short-term investments, net...................           --     (1,987,000)
  Capital expenditures......................................     (546,000)    (1,029,000)
  Proceeds from sale of assets..............................      134,000             --
  Decrease in mortgage notes receivable.....................      345,000          3,000
                                                              -----------    -----------
Net cash (used in) investing activities.....................      (67,000)    (3,013,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (payments) borrowings on credit lines.................     (239,000)       944,000
  Net payments of notes and loans payable...................   (1,220,000)    (2,020,000)
                                                              -----------    -----------
Net cash (used in) financing activities.....................   (1,459,000)    (1,076,000)
NET (DECREASE) IN CASH AND CASH EQUIVALENTS.................     (253,000)    (2,302,000)
BEGINNING CASH AND CASH EQUIVALENTS, July 1.................    5,539,000      2,888,000
                                                              -----------    -----------
ENDING CASH AND CASH EQUIVALENTS, September 30..............  $ 5,286,000    $   586,000
                                                              ===========    ===========
Supplemental disclosures of cash flow information:
  Interest paid.............................................  $   573,000    $   765,000
  Income taxes paid.........................................      401,000             --

                See notes to consolidated financial statements.

                           CHRISTIANA COMPANIES, INC.


              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

NOTE 1 -- ACCOUNTING POLICIES

     The accompanying unaudited financial statements reflect all adjustments which are, in the opinion of management, necessary to present fairly the results for the interim periods presented and should be read in conjunction with the Company's 1998 Annual Report on Form 10-K.

NOTE 2 -- INVESTMENT IN WEATHERFORD INTERNATIONAL, INC.

     Prior to May 27, 1998, the Company accounted for its investment in Weatherford under the equity method. As such, the Company's proportionate share of Weatherford earnings through May 27, 1998, is recorded in the statement of earnings as "Equity in Earnings of Weatherford." On May 27, 1998, Weatherford acquired Weatherford Enterra, Inc. issuing additional shares of common stock which reduced the Company's ownership percentage to approximately 4%. As a result of this reduction in ownership, the Company no longer accounts for this investment under the equity method; but rather accounts for its investment in Weatherford using the cost method. Under the cost method, only dividends paid by Weatherford will be reflected in future earnings of the Company.

     The Company has classified its investment in Weatherford as "available-for-sale." Accordingly, the Weatherford shares owned by the Company (3,897,462 shares as of September 30, 1998) are recorded at their fair market value on the balance sheet. Unrealized gains, net of deferred taxes, in the amount of $21,365,000, are reflected as an increase to Shareholders' Equity.

NOTE 3 -- WEATHERFORD/CHRISTIANA MERGER

     On October 14, 1998, Christiana and Weatherford International, Inc. announced amended merger terms which were designed both to improve the terms for Christiana shareholders and to increase substantially the likelihood of completing the merger on a partially tax free basis. The amended terms eliminate a $10 million contingent holdback that was previously required and commits Christiana to purchase at least $10 million of Weatherford common stock, plus up to an additional $5 million of Weatherford share purchases, if necessary, to allow for the stock consideration in the merger to be received by the Christiana shareholders to be on a tax-free basis. The cash component in the merger is anticipated to be between $3.00 and $4.00 per Christiana share depending on if any of the additional $5 million Weatherford common share purchases are completed. Completion of the merger, as amended, is subject to various conditions, including approvals by Weatherford and Christiana shareholders.

NOTE 4 -- COMPREHENSIVE INCOME

     Effective July 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement establishes rules for the reporting of comprehensive income and its components. The Company's comprehensive income components consist of net income and unrealized gains on securities available for sale and are presented in the Consolidated Statement of Shareholders' Equity. For interim reporting, the Company has chosen to disclose comprehensive income in the notes to financial statements. The components of comprehensive income for the three months ended September 30, 1998 and 1997 are as follows:


                                                                  THREE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                  1998           1997
                                                              ------------    ----------
Net income..................................................  $    502,000    $1,485,000
Unrealized loss on securities held for sale, net of taxes...   (36,434,000)           --
                                                              ------------    ----------
          Total comprehensive income/(loss).................  $(35,932,000)   $1,485,000
                                                              ============    ==========

                           CHRISTIANA COMPANIES, INC.

NOTE 5 -- EARNINGS PER SHARE

     In fiscal 1998, the Company adopted SFAS No. 128, "Earnings per Share." The following is a reconciliation of basic and diluted earnings per share for the quarters ended September 30, 1998 and 1997:

                                                              FOR THE THREE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                 1998           1997
                                                              -----------    -----------
Basic Earnings per Share:
  Net income available to common shareholders...............  $  502,000     $1,485,000
  Average shares of common stock outstanding................   5,149,330      5,136,630
                                                              ----------     ----------
  Basic earnings per share..................................  $     0.10     $     0.29
                                                              ==========     ==========
Diluted Earnings per Share:
  Average shares of common stock outstanding................   5,149,330      5,136,630
  Incremental common shares applicable to common stock
     options................................................       1,898         70,483
                                                              ----------     ----------
  Average common shares assuming full dilution..............   5,151,228      5,207,113
                                                              ----------     ----------
  Diluted earnings per share................................  $     0.10     $     0.29
                                                              ==========     ==========

NOTE 6 -- ACCOUNTING PRONOUNCEMENTS

     The Company is currently researching SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This statement shall be effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. Earlier application of all provisions of this statement is permitted. This statement shall not be applied retroactively to financial statements of prior periods. This statement is expected not to impact the Company's operating results or financial position as the Company does not currently use derivative financial instruments.

                                                                      APPENDIX A

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                        WEATHERFORD INTERNATIONAL, INC.,

                         CHRISTIANA ACQUISITION, INC.,

                           CHRISTIANA COMPANIES, INC.

                                      AND

                                    C2, INC.

                                  DATED AS OF

                                OCTOBER 14, 1998

                               TABLE OF CONTENTS

                                   ARTICLE I

        THE MERGER..................................................   A-3
1.1     THE MERGER..................................................   A-3
1.2     CLOSING DATE................................................   A-4
1.3     CONSUMMATION OF THE MERGER..................................   A-4
1.4     EFFECTS OF THE MERGER.......................................   A-4
1.5     ARTICLES OF INCORPORATION; BYLAWS...........................   A-4
1.6     DIRECTORS AND OFFICERS......................................   A-4
1.7     CONVERSION OF SECURITIES....................................   A-4
1.8     EXCHANGE OF CERTIFICATES....................................   A-5
        (a) Exchange Agent..........................................   A-5
        (b) Payment of Merger Consideration.........................   A-5
        (c) Retention of Cash Pending Post Closing Audit............   A-5
        (d) [Intentionally Omitted].................................   A-5
        (e) Exchange Procedure......................................   A-5
        (f) Distributions with Respect to Unexchanged Christiana
        Shares......................................................   A-6
        (g) No Further Ownership Rights in Christiana Shares........   A-6
        (h) Escheat.................................................   A-6
1.9     TAKING OF NECESSARY ACTION; FURTHER ACTION..................   A-6

                                ARTICLE II

        REPRESENTATIONS AND WARRANTIES..............................   A-7
2.1     REPRESENTATIONS AND WARRANTIES OF WEATHERFORD AND SUB.......   A-7
        (a) Organization and Compliance with Law....................   A-7
        (b) Capitalization..........................................   A-7
        (c) Authorization and Validity of Agreement.................   A-7
        (d) No Approvals or Notices Required; No Conflict...........   A-8
        (e) Commission Filings; Financial Statements................   A-8
        (f) Absence of Certain Charges and Events...................   A-8
        (g) Tax Matters.............................................   A-8
        (h) Voting Requirements.....................................   A-9
        (i) Brokers.................................................   A-9
        (j) Information Supplied....................................   A-9
2.2     REPRESENTATIONS AND WARRANTIES OF CHRISTIANA AND C2.........   A-9
        (a) Organization............................................   A-9
        (b) Capitalization..........................................  A-10
        (c) Authorization and Validity of Agreement.................  A-11
        (d) No Approvals or Notices Required; No Conflict with
        Instruments to which Christiana is a Party..................  A-11
        (e) Commission Filings; Financial Statements................  A-12
        (f) Conduct of Business in the Ordinary Course; Absence of
        Certain Changes and Events..................................  A-12
        (g) Litigation..............................................  A-13
        (h) Employee Benefit Plans..................................  A-13
        (i) Taxes...................................................  A-14
        (j) Environmental Matters...................................  A-15
        (k) Investment Company......................................  A-16
        (l) Severance Payments......................................  A-16
        (m) Voting Requirements.....................................  A-16
        (n) Brokers.................................................  A-16
        (o) Assets and Liabilities at Closing.......................  A-16
        (p) Compliance with Laws....................................  A-17
        (q) Contracts...............................................  A-17
        (r) Title to Property.......................................  A-18

        (s) Insurance Policies......................................  A-18
        (t) Loans...................................................  A-18
        (u) No Fraudulent Transfer..................................  A-18
        (v) Information Supplied....................................  A-19

                               ARTICLE III

        COVENANTS OF CHRISTIANA.....................................  A-19
3.1     CONDUCT OF BUSINESS BY CHRISTIANA PENDING THE MERGER........  A-19
3.2     CASH REQUIREMENTS...........................................  A-21
3.3     AFFILIATES' AGREEMENTS......................................  A-22
3.4     WEATHERFORD COMMON STOCK PURCHASES..........................  A-22

                                ARTICLE IV

        COVENANTS OF WEATHERFORD PRIOR TO THE EFFECTIVE TIME........  A-22
4.1     RESERVATION OF WEATHERFORD STOCK............................  A-22
4.2     CONDUCT OF WEATHERFORD PENDING THE MERGER...................  A-22
4.3     STOCK EXCHANGE LISTING......................................  A-22

                                ARTICLE V

        ADDITIONAL AGREEMENTS.......................................  A-22
5.1     JOINT PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT....  A-22
5.2     ACCOUNTANTS LETTER..........................................  A-23
5.3     MEETINGS OF STOCKHOLDERS....................................  A-23
5.4     FILINGS; CONSENTS; REASONABLE EFFORTS.......................  A-23
5.5     NOTIFICATION OF CERTAIN MATTERS.............................  A-24
5.6     EXPENSES....................................................  A-24
5.7     CHRISTIANA'S EMPLOYEE BENEFITS..............................  A-24
5.8     LIQUIDATION OR MERGER OF CHRISTIANA.........................  A-24

                                ARTICLE VI

        CONDITIONS..................................................  A-25
        CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE
6.1     MERGER......................................................  A-25
6.2     ADDITIONAL CONDITIONS TO OBLIGATIONS OF WEATHERFORD.........  A-25
6.3     ADDITIONAL CONDITIONS TO OBLIGATIONS OF CHRISTIANA..........  A-27

                               ARTICLE VII

        MISCELLANEOUS...............................................  A-27
7.1     TERMINATION.................................................  A-27
7.2     EFFECT OF TERMINATION.......................................  A-28
7.3     WAIVER AND AMENDMENT........................................  A-28
7.4     NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES...............  A-28
7.5     PUBLIC STATEMENTS...........................................  A-29
7.6     ASSIGNMENT..................................................  A-29
7.7     NOTICES.....................................................  A-29
7.8     GOVERNING LAW...............................................  A-30
7.9     ARBITRATION.................................................  A-30
7.10    SEVERABILITY................................................  A-31
7.11    COUNTERPARTS................................................  A-31
7.12    HEADINGS....................................................  A-31
7.13    CONFIDENTIALITY AGREEMENT...................................  A-31
7.14    ENTIRE AGREEMENT: THIRD PARTY BENEFICIARIES.................  A-31
7.15    DISCLOSURE LETTERS..........................................  A-31

LIST OF EXHIBITS

Exhibit A -- Logistic Purchase Agreement

Exhibit B -- Amended and Restated Articles of Incorporation of Christiana

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER dated as of October 14, 1998 (this "Agreement"), is made and entered into by and among WEATHERFORD INTERNATIONAL, INC. (formerly known as EVI, Inc.), a Delaware corporation ("Weatherford"), CHRISTIANA ACQUISITION, INC., a Wisconsin corporation and wholly owned subsidiary of Weatherford ("Sub"), CHRISTIANA COMPANIES, INC., a Wisconsin corporation ("Christiana"), and C2, INC., a Wisconsin corporation ("C2").

     WHEREAS, Weatherford, Sub, Christiana and C2 entered into an Agreement and Plan of Merger, dated as of December 12, 1997, and an Amendment No. 1 to Agreement and Plan of Merger and Logistic Purchase Agreement dated May 26, 1998;

     WHEREAS, Weatherford, Sub, Christiana and C2 desire to amend and restate the Agreement and Plan of Merger to provide for additional amendments set forth herein;

     WHEREAS, subject to and in accordance with the terms and conditions of this Agreement, the respective Boards of Directors of Weatherford, Sub and Christiana, and Weatherford as sole stockholder of Sub, have approved the merger of Sub with and into Christiana (the "Merger"), whereby each issued and outstanding share of common stock, $1.00 par value, of Christiana ("Christiana Common Stock") not owned directly or indirectly by Christiana will be converted into the right to receive (i) common stock, $1.00 par value, of Weatherford ("Weatherford Common Stock") plus (ii) the Cash Consideration Per Share (as defined in Section 1.7(e));

     WHEREAS, as a condition to the Merger, Christiana will sell to C2 two-thirds of the interest (the "Logistic Interest") in Total Logistic Control, LLC, a Delaware limited liability company and wholly owned subsidiary of Christiana ("Logistic"), in consideration for $10,666,667 in cash (the "Logistic Sale") pursuant to a Purchase Agreement, as amended by Amendment No. 1 to Agreement and Plan of Merger and Logistic Purchase Agreement, dated May 26, 1998 and Amendment No. 2 to Logistic Purchase Agreement dated October 14, 1998, between Christiana, C2, EVI, Inc. (now known as Weatherford International, Inc.) and Sub in substantially the form attached hereto as Exhibit A (the "Logistic Purchase Agreement");

     WHEREAS, immediately after the Effective Time, Christiana will only hold the Christiana Assets, as such terms are hereinafter defined in Sections 1.3 and 2.2(o);

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) by reason of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger;

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 THE MERGER. Subject to and in accordance with the terms and conditions of this Agreement and in accordance with the Wisconsin Business Corporation Law ("WBCL"), at the Effective Time (as defined in Section 1.3), Sub shall be merged with and into Christiana. As a result of the Merger, the separate corporate existence of Sub shall cease and Christiana shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation"), and all the properties, rights, privileges, powers and franchises of Sub and Christiana shall vest in the Surviving Corporation, without any transfer or assignment having occurred, and certain liabilities, debts and duties of Sub and Christiana shall attach to the Surviving Corporation, all in accordance with the WBCL and subject to the provisions of the Logistic Purchase Agreement.

     1.2 CLOSING DATE. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Fulbright & Jaworski L.L.P., Houston, Texas, as soon as practicable after the satisfaction or waiver of the conditions set forth in Article VI hereof or at such other time and place and on such other date as Weatherford and Christiana shall agree; provided that the closing conditions set forth in Article VI hereof shall have been satisfied or waived at or prior to such time. The date on which the Closing occurs is herein referred to as the "Closing Date".

     1.3 CONSUMMATION OF THE MERGER. As soon as practicable on the Closing Date, the parties hereto will cause the Merger to be consummated by filing with the Department of Financial Institutions of the State of Wisconsin the Articles of Merger in such form as required by, and executed in accordance with, the relevant provisions of the WBCL. The "Effective Time" of the Merger, as that term is used in this Agreement, shall mean such time as the Articles of Merger are duly filed with the Department of Financial Institutions of the State of Wisconsin or at such later time (not to exceed seven days from the date the Articles of Merger are filed) as is specified in the Articles of Merger pursuant to the mutual agreement of Weatherford and Christiana.

     1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the WBCL. If at any time after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of Christiana and Sub, the Surviving Corporation and its proper officers and directors, in the name and on behalf of Christiana and Sub, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Christiana or otherwise to take any and all such action.

     1.5 ARTICLES OF INCORPORATION; BYLAWS. The Articles of Incorporation of Christiana, as amended and restated by the amendment set forth in Exhibit B attached hereto, shall be the Articles of Incorporation of the Surviving Corporation and thereafter shall continue to be its Articles of Incorporation until amended as provided therein or under the WBCL. The bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and thereafter shall continue to be its bylaws until amended as provided therein or under the WBCL.

     1.6 DIRECTORS AND OFFICERS. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation at and after the Effective Time, each to hold office in accordance with the Articles of Incorporation and bylaws of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation at and after the Effective Time, in each case until the earlier of their resignation or removal or their respective successors are duly elected or appointed and qualified.

     1.7 CONVERSION OF SECURITIES. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Weatherford, Christiana, Sub or their stockholders:

          (a) Subject to adjustments pursuant to Section 1.7(e) hereof, each share of Christiana Common Stock issued and outstanding immediately prior to the Effective Time (the "Christiana Shares") shall be converted into the right to receive (i) a fraction of a share of Weatherford Common Stock equal to the number of shares of Weatherford Common Stock held by Christiana at the Effective Time divided by the number of shares of Christiana Common Stock outstanding immediately prior to the Effective Time (the "Stock Exchange Ratio") plus (ii) the Cash Consideration Per Share as defined in Section 1.7(e); provided, however, that no fractional shares of Weatherford Common Stock shall be issued and, in lieu thereof, all fractional shares of Weatherford Common Stock that would otherwise be issuable in the Merger shall be rounded to the nearest whole share of Weatherford Common Stock. Except as set forth in the preceding sentence with respect to the Cash Consideration Per Share, no other consideration will be paid to the Christiana stockholders.

          (b) Each Christiana Share owned directly or indirectly by Christiana as treasury stock and each Christiana Share owned by Sub, Weatherford or any direct or indirect wholly-owned subsidiary of Weatherford or of Christiana immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment or other consideration shall be made or paid with respect thereto.

          (c) Each share of common stock, $1.00 par value, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, $1.00 par value, of the Surviving Corporation.

          (d) [Intentionally Omitted]

          (e) The "Cash Consideration Per Share", shall equal the quotient of the Christiana Net Cash divided by 5,149,330. The "Christiana Net Cash" shall mean and be equal to all cash on hand of Christiana at the Closing minus (ii) an amount of cash necessary to pay the Christiana Liabilities in full without giving effect to the use or application of any tax deductions relating to the exercise of options or any tax benefits that may be realized as a result of amended Tax Returns. The "Cash Consideration Per Share" is based on 5,149,330 shares of Christiana Common Stock being issued and outstanding immediately prior to the Effective Time. In the event the number of shares of Christiana Common Stock outstanding immediately prior to the Effective Time is greater or less than 5,149,330, the Cash Consideration Per Share shall be adjusted to equal the quotient of the Christiana Net Cash divided by the number of shares of Christiana Common Stock issued and outstanding immediately prior to the Effective Time.

1.8  EXCHANGE OF CERTIFICATES.

          (a) Exchange Agent. Prior to the Effective Time of the Merger, Weatherford shall select a bank or trust company to act as exchange agent (the "Exchange Agent") for the issue of shares of Weatherford Common Stock upon surrender of certificates representing Christiana Shares.

          (b) Payment of Merger Consideration. Weatherford shall take all steps necessary to enable and cause there to be provided to the Exchange Agent on a timely basis, as and when needed after the Effective Time of the Merger, certificates for the shares of Weatherford Common Stock to be issued upon the conversion of the Christiana Shares pursuant to Section 1.7 and the cash necessary to be issued for the Cash Consideration Per Share.

          (c) Retention of Cash Pending Post Closing Audit. Within 30 days following the Effective Date, Weatherford shall (i) complete a post closing audit by Weatherford of the Christiana Net Cash and (ii) pay to the Exchange Agent on behalf of the holders of the Christiana Shares the Cash Consideration Per Share in respect of such Christiana Shares subject to the prior presentation of the certificates that immediately prior to the Effective Time represented the outstanding Christiana Shares (the "Certificates").

          (d) [Intentionally Omitted]

          (e) Exchange Procedure. As soon as reasonably practical after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates, other than Weatherford, Sub and Christiana and any directly or indirectly wholly owned subsidiary of Weatherford, Sub or Christiana, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Weatherford and Sub may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the certificates representing the shares of Weatherford Common Stock and the Cash Consideration Per Share. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Weatherford Common Stock into which the Christiana Shares theretofore represented by such Certificate shall have been converted pursuant to Section 1.7 and the Cash

     Consideration Per Share as provided in Section 1.8(c), and the Certificate so surrendered shall forthwith be canceled. If the shares of Weatherford Common Stock are to be issued to an individual, corporation, limited liability company, partnership, governmental authority or any other entity (a "Person"), other than the person in whose name the Certificate so surrendered is registered, it shall be a condition of exchange that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the number of shares of Weatherford Common Stock and the Cash Consideration Per Share payable in respect of the Christiana Shares pursuant to Section 1.7. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Weatherford Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of Persons entitled thereto. Any unexchanged shares of Weatherford Common Stock issuable pursuant to the Merger in respect of the Christiana Shares shall be issued in the name of the Exchange Agent pending the receipt by the Exchange Agent of Certificates.

          (f) Distributions with Respect to Unexchanged Christiana Shares. No dividends or other distributions declared or made after the Effective Time of the Merger with respect to the shares of Weatherford Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Weatherford Common Stock represented thereby and the Cash Consideration Per Share shall not be paid until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the Certificates representing the shares of Weatherford Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of Weatherford Common Stock, as the case may be, (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Weatherford Common Stock and (iii) the Cash Consideration Per Share at the appropriate payment date as provided in this Section 1.8.

          (g) No Further Ownership Rights in Christiana Shares. All shares of Weatherford Common Stock issued upon the surrender of Certificates in accordance with the terms of this Article I, together with any dividends payable thereon to the extent contemplated by this Section 1.8 and the rights to receive the Cash Consideration Per Share as provided herein, shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the Christiana Shares theretofore represented by such Certificates and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Christiana Shares that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

          (h) Escheat. None of Weatherford, Sub, Christiana, the Surviving Corporation or their transfer agents shall be liable to a holder of the Christiana Shares for any amount properly paid to a public official pursuant to applicable property, escheat or similar laws.

     1.9 TAKING OF NECESSARY ACTION; FURTHER ACTION. The parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and the Logistic Sale as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement or the Logistic Sale, and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Christiana or Sub as of the Effective Time, such corporations shall direct their respective officers and directors to take all such lawful and necessary action.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     2.1 REPRESENTATIONS AND WARRANTIES OF WEATHERFORD AND SUB. Weatherford and Sub hereby jointly and severally represent and warrant to Christiana that:

          (a) Organization and Compliance with Law. Weatherford and Sub are corporations duly incorporated, validly existing and in good standing under the laws of the states of Delaware and Wisconsin, respectively. Each of Weatherford and Sub has all requisite corporate power and corporate authority to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing would not have a material adverse effect on the financial condition of Weatherford and its subsidiaries (the "Weatherford Subsidiaries"), taken as a whole (a "Weatherford MAE"). Each of Weatherford and Sub is duly qualified to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified would not have a Weatherford MAE. Each of Weatherford and Sub is in compliance with all applicable laws, judgments, orders, rules and regulations, except where such failure would not have a Weatherford MAE. Weatherford has heretofore delivered to Christiana true and complete copies of Weatherford's Amended and Restated Certificate of Incorporation (the "Weatherford Certificate"), and Sub's Articles of Incorporation and their respective bylaws as in existence on the date hereof.

          (b) Capitalization.

             (i) The authorized capital stock of Weatherford consists of 250,000,000 shares of Weatherford Common Stock, $1.00 par value, and 3,000,000 shares of preferred stock, $1.00 par value ("Weatherford Preferred Stock"). As of July 10, 1998, there were 97,511,967 shares of Weatherford Common Stock issued and outstanding. As of July 10, 1998,
        (i) 5,031,250 shares of Weatherford Common Stock were reserved for issuance pursuant to the conversion provisions of Weatherford's 5% Convertible Subordinated Preferred Equivalent Debentures due 2027, (ii) 3,900,000 shares of Weatherford Common Stock were reserved for issuance pursuant to pending or proposed acquisitions, (iii) 1,577,410 shares of Weatherford Common Stock were remaining to be exchanged for shares of stock in connection with various completed acquisitions and (iv) 3,269,376 shares of Weatherford Common Stock were reserved for issuance pursuant to Weatherford's employee and director benefit plans and arrangements, of which 1,897,704 shares of Weatherford Common Stock were reserved for issuance upon exercise of outstanding options. At July 10, 1998, there were no shares of Weatherford Preferred Stock issued or outstanding. No holder of Weatherford Common Stock is entitled to preemptive rights under Delaware law or Weatherford's Certificate of Incorporation.

             (ii) As of the date hereof, the authorized capital stock of Sub consists of 1,000 shares of common stock, $1.00 par value, all of which are validly issued, fully paid and nonassessable and are owned by Weatherford.

             (iii) Each share of Weatherford Common Stock to be issued hereunder as a result of the Merger will be fully paid and non-assessable upon issuance.

          (c) Authorization and Validity of Agreement. The execution and delivery by Weatherford and Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary corporate action (subject only, with respect to the Merger, to approval of this Agreement by each of their stockholders as provided for in Section 5.3). On or prior to the date hereof, the Board of Directors of Weatherford or duly authorized committee thereof has determined to recommend approval of the Merger to the stockholders of Weatherford, and such determination is in effect on the date hereof. This Agreement has been duly executed and delivered by Weatherford and Sub and is the valid and binding obligation of Weatherford and Sub, enforceable against Weatherford and Sub in accordance with its terms.

          (d) No Approvals or Notices Required; No Conflict. Neither the execution and delivery of this Agreement nor the performance by Weatherford or Sub of its obligations hereunder, nor the consummation of the transactions contemplated hereby by Weatherford and Sub, will (i) conflict with the Weatherford Certificate or the bylaws of Weatherford or Sub; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to Weatherford or any of the Weatherford Subsidiaries; (iii) except for (A) requirements of Federal or state securities laws, (B) requirements arising out of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (C) requirements of notice filings in such foreign jurisdictions as may be applicable, and (D) the filing of Articles of Merger by Sub in accordance with the WBCL, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to Weatherford or any of the Weatherford Subsidiaries; or
     (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien, mortgage, pledge, security interest, restriction on transfer, option, charge, right of any third Person or any other encumbrance of any nature (a "Lien") upon any properties, assets or business of Weatherford or any of the Weatherford Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Weatherford or any of the Weatherford Subsidiaries is a party or by which Weatherford or any of the Weatherford Subsidiaries or any of its or their assets or properties is bound or encumbered, except (A) those that have already been given, obtained or filed and (B) those that, in the aggregate, would not have a Weatherford MAE.

          (e) Commission Filings; Financial Statements. Weatherford has filed all reports and documents required to filed with the Securities and Exchange Commission (the "Commission") since December 31, 1995. All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Weatherford with the Commission since December 31, 1995, through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "Weatherford Commission Filings". Weatherford has heretofore delivered to, or made accessible to, Christiana copies of the Weatherford Commission Filings. As of the respective dates of their filing with the Commission, the Weatherford Commission Filings complied in all material respects with the applicable requirements of the Securities Act of 1934 (the "Securities Act"), the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the Commission thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (f) Absence of Certain Charges and Events. Since December 31, 1997, except as contemplated by this Agreement or as disclosed in the Weatherford Commission Filings filed with the Commission prior to the date hereof, there has been no Weatherford MAE.

          (g) Tax Matters.

             (i) Except as set forth in Section 2.1(g) of the disclosure letter delivered by Weatherford to Christiana on the date hereof (the "Weatherford Disclosure Letter"), all returns and reports, including, without limitation, information and withholding returns and reports ("Tax Returns"), of or relating to any foreign, federal, state or local tax, assessment or other governmental charge ("Taxes" or a "Tax") that are required to be filed on or before the Closing Date by or with respect to Weatherford or any of the Weatherford Subsidiaries, or any other corporation that is or was a member of an affiliated group (within the meaning of Section 1504(a) of the Code) of corporations of which Weatherford was a member for any period ending on or prior to the Closing Date, have been or will be duly and timely filed, and all Taxes, including interest and penalties, due and payable pursuant to such Tax Returns have been paid or, except as set forth in Section 2.1(g) of the Weatherford Disclosure Letter, adequately provided for in reserves established by Weatherford, except where the failure to file, pay or provide for would not have a Weatherford MAE.

             (ii) Weatherford has no present plan or intention after the Merger to (A) liquidate the Surviving Corporation, (B) merge the Surviving Corporation with or into another corporation, (C) sell or otherwise dispose of the stock of the Surviving Corporation, (D) cause or permit the Surviving Corporation to sell or otherwise dispose of any of the assets of Christiana or the assets of Sub vested in the Surviving Corporation except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Surviving Corporation within the meaning of Section 368(a)(2)(C) of the Code, or (E) reacquire any of the stock issued to the Christiana stockholders pursuant to the Merger.

             (iii) Weatherford is not an investment company as defined in sec.368(a)(2)(F)(iii) and (iv) of the Code or as defined in the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

          (h) Voting Requirements. The affirmative vote of the holders of a majority of the shares of Weatherford Common Stock present at the special stockholders' meeting and entitled to vote is the only vote of the holders and any class or series of the capital stock of Weatherford necessary to approve this Agreement and the Merger.

          (i) Brokers. Except for fees and expenses payable by Weatherford to Morgan Stanley & Co. Incorporated, no broker, investment banker, or other Person acting on behalf of Weatherford is or will be entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement.

          (j) Information Supplied. None of the information supplied or to be supplied by Weatherford for inclusion or incorporation by reference in (i) the Registration Statement (as defined in Section 5.1) will, at the time the Registration Statement is filed with the Commission, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement (as defined in Section 2.2(d)) will, at the date the Proxy Statement is first mailed to Weatherford's stockholders and at the time of the Weatherford Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. For purposes of this Agreement, the parties agree that the statements made and information in the Registration Statement and the Proxy Statement relating to the Federal income tax consequences of the transactions contemplated hereby shall be deemed to be supplied by Christiana and not by Weatherford or Sub.

     2.2 REPRESENTATIONS AND WARRANTIES OF CHRISTIANA AND C2. Each of Christiana and C2 hereby, jointly and severally, represents and warrants to Weatherford that:

          (a) Organization. Each of Christiana and C2 is a corporation duly organized, validly existing and in good standing under the laws of the state of Wisconsin. Logistic is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of Christiana, C2 and Logistic has all requisite corporate (or equivalent) power and corporate (or equivalent) authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such governmental authority would not (i) have a material adverse effect on the financial condition of Christiana or Logistic after giving effect to the Logistic Sale or (ii) prevent or adversely affect the ability of Christiana and C2 to perform and comply with their respective obligations under this Agreement, the Logistic Purchase Agreement or any other agreement to be executed and delivered in connection with the transactions contemplated hereby or thereby (a "Christiana MAE"). Except as set forth in Section 2.2(a) of the disclosure letter delivered by Christiana to Weatherford on the date hereof (the "Christiana Disclosure Letter"), each of Christiana,

     Logistic and C2 is duly qualified as a foreign corporation or limited liability company to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not have a Christiana MAE. Each of Christiana, Logistic and C2 is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not have a Christiana MAE. Christiana has heretofore delivered to Weatherford true and complete copies of (i) Christiana's Articles of Incorporation (the "Christiana Articles") and bylaws, (ii) Logistic's Certificate of Organization and operating agreement and (iii) C2's Articles of Incorporation and operating agreement, in each case as in existence on the date hereof.

          (b) Capitalization.

             (i) The authorized capital stock of Christiana consists of 12,000,000 shares of Christiana Common Stock, $1.00 par value, and 1,000,000 shares of preferred stock, $10.00 par value ("Christiana Preferred Stock"). As of July 10, 1998, there were 5,149,330 shares of Christiana Common Stock issued and outstanding and no shares of Christiana Common Stock were held as treasury shares. There are no outstanding shares of Christiana Preferred Stock. No shares of Christiana Common Stock have been reserved for issuance pursuant to the stock option plan described in Section 2.2(b)(iii). All issued and outstanding shares of Christiana Common Stock are validly issued, fully paid and nonassessable (except as set forth in Wis Stats sec. 180.0622) and no holder thereof is entitled to preemptive rights. Christiana is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Christiana.

             (ii) Christiana owns 100% of the membership interests in Logistic. All issued and outstanding membership interests of Logistic are validly issued, fully paid and nonassessable and no holder thereof is entitled to preemptive rights. Logistic is not a party to, any voting agreement, voting trust or similar agreement or arrangement relating to its membership interests, or any agreement or arrangement providing for registration rights with respect to any membership interests or other interests of Logistic.

             (iii) As of the date hereof, there are outstanding options (the "Christiana Options") to purchase an aggregate of 267,083 shares of Christiana Common Stock under the 1995 Stock Option Plan (the "Christiana Option Plan"). All Christiana Options shall be terminated or exercised prior to the Effective Time. As of the Effective Time, there will be no options outstanding under the Christiana Option Plan. There are not now (other than as set forth in this Section 2.2(b)), and at the Effective Time there will not be, any (A) shares of capital stock or other equity securities of Christiana issuable pursuant to the exercise of Christiana Options or (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of Christiana, or contracts, understandings or arrangements to which Christiana is a party, or by which it is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock.

             (iv) Section 2.2(b)(iv) of the Christiana Disclosure Letter sets forth a list of all corporations, partnerships, limited liability companies and other entities of which Christiana owns directly or indirectly, an equity interest (such entities, excluding Weatherford and its subsidiaries, referred to herein as the "Christiana Subsidiaries").

          (c) Authorization and Validity of Agreement. Each of Christiana and C2 has all requisite corporate power and authority to enter into this Agreement, the Logistic Purchase Agreement and the other agreements and instruments contemplated to be executed and delivered in connection with the Merger and the Logistic Sale (the Logistic Purchase Agreement and such other agreements and instruments contemplated to be executed and delivered in connection with the Merger and the Logistic Sale being referred to as the "Other Agreements") and to perform its obligations hereunder and thereunder. The execution and delivery by Christiana and C2 of this Agreement and the Other Agreements to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (subject only, with respect to the Merger and the Logistic Sale, to approval of this Agreement and the Logistic Sale by the Christiana stockholders as provided for in
     Section 5.3). On or prior to the date hereof the Board of Directors of Christiana has determined to recommend approval of the Merger and the Logistic Sale to the stockholders of Christiana, and such determination is in effect as of the date hereof. This Agreement has been duly executed and delivered by Christiana and C2 and is the valid and binding obligation of Christiana and C2 enforceable against it in accordance with its terms. The Other Agreements, when executed and delivered by Christiana and C2, as applicable, will constitute valid and binding obligations of Christiana and C2, enforceable against them in accordance with their respective terms.

          (d) No Approvals or Notices Required; No Conflict with Instruments to which Christiana is a Party. The execution and delivery of this Agreement and the Other Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Christiana, Logistic, C2 or any of their subsidiaries under, any provision of (i) the Christiana Articles or bylaws of Christiana, the Certificate of Organization or operating agreement of Logistic or the Articles of Incorporation or bylaws of C2, or any provision of the comparable organizational documents of its subsidiaries, (ii) except as set forth in Section 2.2(d) of the Christiana Disclosure Letter, any loan or credit agreement, note, bond, mortgage, indenture, lease, guaranty or other financial assurance agreement or other agreement, instrument, permit, concession, franchise or license applicable to Christiana or its properties or assets, (iii) except as set forth in Section 2.2(d) of the Christiana Disclosure Letter, any loan or credit agreement, note, bond, mortgage, indenture, lease, guaranty or other financial assurance agreement or other agreement, instrument, permit, concession, franchise or license applicable to Logistic or any other Christiana Subsidiary, or their respective properties or assets and (iv) subject to governmental filing and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to Christiana, Logistic or C2 or any of their subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a Christiana MAE. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including local authorities (a "Governmental Entity"), is required by or with respect to Christiana, Logistic or C2 or any of their subsidiaries in connection with the execution and delivery of this Agreement by Christiana and C2 or the consummation by Christiana of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification and report form by Christiana under the HSR Act, (ii) the filing with the Commission of (A) a proxy or information statement relating to Stockholder Approval (such proxy or information statement as amended or supplemented from time to time, the "Proxy Statement"), and (B) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Wisconsin Secretary of State with respect to the Merger as provided in the WBCL and appropriate documents with the relevant authorities of other states in which Christiana is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices as are set forth in
     Section 2.2(d) of the Christiana Disclosure Letter.

          (e) Commission Filings; Financial Statements. Christiana has filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with the Commission. All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Christiana with the Commission since December 31, 1995, through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "Christiana Commission Filings." Christiana has heretofore delivered to Weatherford copies of the Christiana Commission Filings. As of the respective dates of their filing with the Commission, the Christiana Commission Filings complied in all material respects with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. To the best knowledge of Christiana, all material contracts of Christiana and its subsidiaries have been included in the Christiana Commission Filings since the initial registration of its stock under the Exchange Act, except for those contracts not required to be filed pursuant to the rules and regulations of the Commission.

          Each of the consolidated financial statements (including any related notes or schedules) included in the Christiana Commission Filings was prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and complied with the rules and regulations of the Commission. Such consolidated financial statements fairly present the consolidated financial position of Christiana as of the dates thereof and the results of operations, cash flows and changes in stockholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments on a basis comparable with past periods). As of the date hereof, Christiana has no liabilities, absolute or contingent, that may reasonably be expected to have a Christiana MAE, that are not reflected in the Christiana Commission Filings, except (i) those incurred in the ordinary course of business consistent with past operations and not relating to the borrowing of money and (ii) those set forth in Section 2.2(e) of the Christiana Disclosure Letter.

          (f) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events. Since December 31, 1995, except as contemplated by this Agreement, the Logistic Purchase Agreement or as disclosed in the Christiana Commission Filings or set forth in Section 2.2(f) of the Christiana Disclosure Letter, Christiana and its subsidiaries have conducted their respective businesses only in the ordinary and usual course in accordance with past practice, and there has not been: (i) a Christiana MAE or any other material adverse change in the financial condition, results of operations, assets or business of Christiana, taken as a whole;
     (ii) to the knowledge of Christiana, any other condition, event or development that reasonably may be expected to result in any such material adverse change or a Christiana MAE; (iii) any change by Christiana or Logistic in its accounting methods, principles or practices; (iv) any revaluation by Christiana or Logistic of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice; (v) any entry by Christiana or Logistic into any commitment or transaction that would be material to Christiana or Logistic; (vi) any declaration, setting aside or payment of any dividends or distributions in respect of the Christiana Common Stock or any redemption, purchase or other acquisition of any of its securities; (vii) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties or business of Christiana or Logistic;
     (viii) any increase in indebtedness of borrowed money other than borrowing under existing credit facilities as disclosed in Section 2.2(f) of the Christiana Disclosure Letter; (ix) any granting of a security interest or Lien on any property or assets of Christiana or Logistic, other than (A) Liens for taxes not due and payable and (B) inchoate mechanics', warehousemen's and other statutory Liens incurred in the ordinary course of business (collectively, "Permitted Liens"); or (x) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or any other increase in the compensation payable or to become payable to any directors, officers or key employees of Christiana or Logistic or which Christiana or Logistic would be responsible.

          (g) Litigation. Except as disclosed in the Christiana Commission Filings or as set forth in Section 2.2(g) of the Christiana Disclosure Letter, there are no claims, actions, suits, investigations, inquiries or proceedings, ("Demands"), pending or, to the knowledge of Christiana, threatened against or affecting (i) Christiana or Logistic or any of their respective properties at law or in equity, or any of their employee benefit plans or fiduciaries of such plans, or (ii) C2 or any Christiana or C2 subsidiaries or any of their respective properties at law or in equity, or any of their respective employee benefit plans or fiduciaries of such plans, before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel (each a "Governmental Entity"), wherever located (i) that exist today or (ii) that would otherwise, if adversely determined, have a Christiana MAE. None of Christiana, Logistic or C2 is subject to any judicial, governmental or administrative order, writ, judgment, injunction or decree.

          (h) Employee Benefit Plans.

             (i) Section 2.2(h) of the Christiana Disclosure Letter provides a description of each of the following which is sponsored, maintained or contributed to by Christiana or any corporation, trade, business or entity under common control with Christiana within the meaning of
        Section 414(b),(c),(m) or (o) of the Code or Section 4001 of ERISA (a "Christiana ERISA Affiliate") for the benefit of its employees, or has been so sponsored, maintained or contributed to within three years prior to the Closing Date.

                (A) each "employee benefit plan," as such term is defined in
           Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), ("Plan"); and

                (B) each stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not described in Section 2.2(h)(i)(A) to which Christiana or Logistic is a party or has any obligation ("Benefit Program or Agreement").

                True and complete copies of each of the Plans, Benefit Programs or Agreements, related trusts, if applicable, and all amendments thereto, together with (i) the Forms 5500, 990 and 1041, as applicable, for the three most recent fiscal years, (ii) all current summary plan descriptions for each such Plan, (iii) the most recent Internal Revenue Service determination letters for each such Plan, as applicable, and all correspondence with the Internal Revenue Service and the Department of Labor relating to such Plans, Benefit Programs and Agreements have been furnished to Weatherford.

             (ii) Except as otherwise set forth in Section 2.2(h) of the Christiana Disclosure Letter,

                (A) None of Christiana or any Christiana ERISA Affiliate contributes to or has an obligation to contribute to, or has at any time contributed to or had an obligation to contribute to, a plan subject to Title IV of ERISA, including, without limitation, a multi employer plan within the meaning of Section 3(37) of ERISA, nor have such companies engaged in any transaction described in Sections 406 and 407 of ERISA (unless exempt under Section 408) or Section 4975 of the Code (unless exempt);

                (B) Each Plan and each Benefit Program or Agreement has been administered, maintained and operated in all material respects in accordance with the terms thereof and in compliance with its governing documents and applicable law (including, where applicable, ERISA and the Code and timely filing of Form 5500s for each year);

                (C) There is no matter pending with respect to any of the Plans before any governmental agency, and there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Christiana or C2, threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or its assets;

                (D) No act, omission or transaction has occurred which would result in imposition on Christiana or any Christiana ERISA Affiliate of breach of fiduciary duty liability damages under Section 409 of ERISA, a civil penalty assessed pursuant to subsections (c), (i) or
           (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; and

                (E) Except as provided in Section 5.7, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not require Christiana or any Christiana ERISA Affiliate to make a larger contribution to, or pay greater benefits under, any Plan, Benefit Program or Agreement than it otherwise would or create or give rise to any additional vested rights or service credits under any Plan or Benefit Program or Agreement or cause the companies to make accelerated payments.

             (iii) Except as set forth in Section 2.2(h) of the Christiana Disclosure Letter, termination of employment of any employee of Christiana immediately after consummation of the transactions contemplated by this Agreement would not result in payments under the Plans, Benefit Programs or Agreements which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code.

             (iv) Each Plan may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

             (v) Except as set forth in Section 2.2(h) of the Christiana Disclosure Letter, none of the employees of Christiana or Logistic are subject to union or collective bargaining agreements.

             (vi) None of Christiana or any of the Christiana ERISA Affiliates has agreed or is obligated to provide retiree medical coverage and each of such companies has fully complied with all obligations under COBRA applicable to it.

          (i) Taxes.

             (i) Except as set forth in Section 2.2(i) of the Christiana Disclosure Letter, all Tax Returns of or relating to any Tax that are required to be filed on or before the Closing Date by or with respect to Christiana or any Christiana Subsidiary, or any other corporation that is or was a member of an affiliated group (within the meaning of Section 1504(a) of the Code) of corporations of which Christiana was a member for any period ending on or prior to the Closing Date, have been or will be duly and timely filed, and all Taxes, including interest and penalties, due and payable pursuant to such Tax Returns have been or will be duly and timely paid or adequately provided for in reserves established by Christiana or any such Christiana Subsidiary, except where the failure to file, pay or provide for would not have a material adverse effect on the financial condition, results of operations, or business of Christiana or otherwise result in a Christiana MAE. All income Tax Returns of or with respect to Christiana or any Christiana Subsidiary have been audited by the applicable Governmental Authority, or the applicable statute of limitations has expired, for all periods up to and including the tax year ended June 30, 1993. There is no material claim against Christiana or any Christiana Subsidiary with respect to any Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to Christiana or any Christiana Subsidiary that has not been adequately provided for in reserves established by Christiana or such Christiana Subsidiary. The total amounts set up as liabilities for current and deferred Taxes in the consolidated financial statements included in the Christiana Commission Filings have been prepared in accordance with generally accepted accounting principles and are sufficient to cover the payment of all material Taxes, including any penalties or interest thereon and whether or not assessed or disputed, that are, or are hereafter found to be, or to have been, due with respect to the operations of Christiana or any Christiana Subsidiary through the periods covered thereby. Christiana has (and as of the Closing Date will have) made estimated tax payments for taxable years for which the United States consolidated federal income Tax return is not yet due required with respect to Taxes. Except as set forth in Section 2.2(i) of the Christiana Disclosure Letter, no waiver or extension of any statute of limitations as to any federal, state, local or foreign Tax matter has been given by or requested from Christiana or any Christiana Subsidiary. Except for statutory Liens for current Taxes not yet due, no Liens for Taxes exist upon the assets of Christiana. Except as set forth in paragraph 2.2(i) of the Christiana Disclosure Letter, none of Christiana or any Christiana Subsidiary has filed consolidated income Tax Returns with any corporation, other than consolidated federal, state or foreign income Tax returns by Christiana for any taxable period which is not now closed by the applicable statute of limitations. Except as set forth in Section 2.2(i) of the Christiana Disclosure Letter, none of Christiana or any Christiana Subsidiary has any deferred intercompany gain as defined in Treasury Regulations
        Section 1.1502-13.

             (ii) As of the Closing Date, to Christiana's knowledge, there is no plan or intention by the stockholders of Christiana to sell, exchange or otherwise dispose of a number of shares of Weatherford received in the Merger that would reduce the Christiana stockholders' ownership of Weatherford shares to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding Christiana Shares as of the same date. The shares of Weatherford Common Stock held by the Christiana stockholders and otherwise sold, redeemed or disposed of prior or subsequent to the Merger will be considered in making this representation.

             (iii) Christiana is not under the jurisdiction of a court in a Title 11 or similar case with the meaning of sec.368(a)(3)(A) of the Code.

             (iv) There is no intercorporate indebtedness existing between Christiana and Weatherford that was issued, acquired or will be settled at a discount.

             (v) As of the Closing Date, Christiana shall have fully accrued for all Taxes that may be required to be paid as a result of the Logistic Sale and the other transactions contemplated hereby. The value of the interest in Logistic Common Stock to be sold pursuant to the Logistic Sale has been determined pursuant to an outside appraisal and reflects an amount equal to or greater than the fair value and fair market value of such shares.

          (j) Environmental Matters. Except as set forth in Section 2.2(j) of the Christiana Disclosure Letter, (i) the properties, operations and activities of Christiana and each of its Subsidiaries complies in all material respects with all applicable Environmental Laws; (ii) none of Christiana or any of its Christiana Subsidiaries is subject to any existing, pending or, to the knowledge of Christiana, threatened action, suit, investigation, inquiry or proceeding by or before any governmental authority under any Environmental Law; (iii) except where the failure would have a Christiana MAE, all notices, permits, licenses, or similar authorizations, if any, required to be obtained or filed by Christiana under any Environmental Law in connection with any aspect of the business of Christiana, Logistic or any Christiana Subsidiary, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance or solid waste, have been duly obtained or filed and will remain valid and in effect after the Merger and the Logistic Sale, and each of Christiana, Logistic and each other Christiana Subsidiary is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations; (iv) Christiana and each of its Subsidiaries has satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any governmental authority under any other Environmental Law, and none of such parties has received any notice of noncompliance with any such requirements; (v) to Christiana's knowledge, there are no physical or environmental conditions existing on any property currently owned or previously owned by Christiana or any entity in which it has or had ownership interest that could reasonably be expected to give rise to any on-site or off-site remedial obligations under any Environmental Laws; and
     (vi) to Christiana's knowledge, since the effective date of the relevant requirements of applicable Environmental Laws, all hazardous substances or solid wastes generated by Christiana or used in connection with their properties or operations have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage, and disposal facilities authorized under environmental laws to treat, store or dispose of such substances and wastes, and, to the knowledge of Christiana, such carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending, or overtly threatened action, investigation, or inquiry by any governmental authority in connection with any Environmental Laws.

          For purposes of this Agreement, the term "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any Governmental Authority pertaining to health or the environment currently in effect in any and all jurisdictions in which the party in question and its subsidiaries own property or conduct business, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990 ("OPA"), any state laws pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance, and closure of pits and impoundments, and all other environmental conservation or protection laws. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in RCRA; provided, however, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release," "solid waste" or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply. For purposes of this Agreement, the term "Governmental Authority" includes the United States, any foreign jurisdiction, the state, county, city, and political subdivisions in which the party in question owns property or conducts business, and any agency, department, commission, board, bureau or instrumentality of any of them.

          (k) Investment Company. Christiana is not an investment company as defined in the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

          (l) Severance Payments. Except as set forth in Section 2.2(l) of the Christiana Disclosure Letter, Christiana will not have any liability or obligation to pay a severance payment or similar obligation to any of their respective employees, officers, or directors as a result of the Merger or the transactions contemplated by this Agreement, nor will any of such Persons be entitled to an increase in severance payments or other benefits as a result of the Merger, the Logistic Sale or the transactions contemplated by this Agreement or the Other Agreements in the event of the subsequent termination of their employment.

          (m) Voting Requirements. Subject to the provisions of Section 5.3(a), the affirmative vote of the holders of a majority of the outstanding shares of Christiana Common Stock is the only vote of the holders of any class or series of the capital stock of Christiana necessary to approve this Agreement, the Merger, the Logistic Sale and the transactions contemplated hereby and by the Other Agreements in order to comply with the WBCL, Christiana's Articles of Incorporation and Bylaws and the rules and regulations of the New York Stock Exchange (the "NYSE").

          (n) Brokers. Except for Prudential Securities Incorporated, whose fees shall be paid by Christiana, no broker, investment banker, or other Person acting on behalf of Christiana is or will be entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement.

          (o) Assets and Liabilities at Closing. At the Effective Time:

             (i) the assets of Christiana (the "Christiana Assets") shall consist of (1) at least 3,897,462 shares of Weatherford Common Stock, which shall be held free and clear of all Liens, (2) cash of at least $13,000,000, (3) a one-third interest in Logistic, (4) certain tax benefits, and (5) all tax, financial, accounting and other general corporate records, including records relating to all past operations and subsidiaries (including partnerships and joint ventures);

             (ii) the liabilities of Christiana (the "Christiana Liabilities") shall consist only of (1) transactional expenses related to the Merger and the Logistic Sale, (2) all Taxes of Christiana relating to periods through the Closing Date, including Taxes (other than the Weatherford Related Taxes) from the Logistic Sale and deferred intercompany Taxes and (3) all other outstanding and accrued liabilities to which Christiana may be subject, other than Assumed Liabilities (as defined in the Logistic Purchase Agreement) and Weatherford Related Taxes;

             (iii) all obligations and liabilities (fixed or contingent, known or unknown) of Christiana shall have been assumed by C2 and Logistic other than liabilities described in clause (ii); and

             (iv) except as set forth in Section 2.2(o) of the Disclosure Schedule or agreed to in writing by Weatherford prior to the Closing, Christiana shall have been released from all continuing obligations (i) relating to Logistic or any other historical business of Christiana or its subsidiaries and affiliates and (ii) under any and all agreements relating to the borrowing of funds, including any and all guarantees or similar arrangements relating thereto.

          (p) Compliance with Laws. Christiana, Logistic, C2 and each of their respective subsidiaries hold all required, necessary or applicable permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities, except where the failure to so hold could not reasonably be expected to have a Christiana MAE (the "Christiana Permits"). All applications with respect to such permits, licenses, variances, exemptions, orders, franchises and approvals were complete and correct in all material respects when made and neither Christiana nor C2 know of any reason why any of such permits, licenses, variances, exemptions, orders, franchises and approvals would be subject to cancellation. Christiana, Logistic, C2 and each of their respective subsidiaries are in compliance with the terms of the Christiana Permits except where the failure to so comply could not reasonably be expected to have a Christiana MAE. None of Christiana, Logistic, C2 or any of their respective subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any Federal, state or local government, domestic or foreign, or any Governmental Entity, any arbitration award or any judgment, decree or order of any court or other Governmental Entity, applicable to Christiana, Logistic, C2 or any of their respective subsidiaries or their respective business, assets or operations, except for violations and failures to comply that would not have a Christiana MAE.

          (q) Contracts.

             (i) Section 2.2(q) to the Christiana Disclosure Letter contains a complete list of the following contracts, agreements, arrangements and commitments: (i) all employment or consulting contracts or agreements to which Christiana or Logistic is contractually obligated; (ii) current leases, sales contracts and other agreements with respect to any property, real or personal, of Christiana or Logistic or to which Christiana or Logistic is contractually obligated; (iii) contracts or commitments for capital expenditures or acquisitions in excess of $30,000 to which Christiana or Logistic is obligated; (iv) agreements, contracts, indentures or other instruments relating to the borrowing of money, or the guarantee of any obligation for the borrowing of money, to which Christiana or Logistic or any of their subsidiaries is a party or any of their respective properties is bound; (v) contracts or agreements or amendments thereto that would be required to be filed as an exhibit to an Annual Report on Form 10-K filed by Christiana as of the date hereof that has not been filed as an exhibit to the Christiana's Annual Report on Form 10-K for the year ended June 30, 1997, filed by it with the Commission or any report filed with the Commission under the Exchange Act since such date; (vi) all corporations, partnerships, limited liability companies and other entities which Christiana has owed, directly or indirectly, an equity interest since 1953, (vii) all material indemnification and guaranty or other similar obligations to which Christiana or Logistic is bound and which the officers of Christiana, after reasonable investigation, are aware, (viii) any outstanding bonds, letters of credit posted or guaranteed by Christiana or Logistic with respect to any Person, (ix) any covenants not to compete or other obligations affecting Christiana or Logistic that would restrict the Surviving Corporation or Weatherford and its affiliates from engaging in any business or activity which the officers of Christiana or Logistic are aware, after reasonable investigation and (x) contracts, agreements, arrangements or commitments, other than the foregoing that could reasonably be considered to be material to Christiana or Logistic.

             (ii) True and correct copies of all the instruments described in
        Section 2.2(q) of the Christiana Disclosure Letter have been furnished or made available to Weatherford. Except as noted in the Christiana Disclosure Letter, all such agreements, arrangements or commitments are valid and subsisting and each of Christiana, Logistic and their respective subsidiaries to the extent each is a party, has duly performed its obligations thereunder in all material respects to the extent such obligations have accrued, and no breach or default thereunder by Christiana, Logistic or their respective subsidiaries or, to the knowledge of Christiana, any other party thereto has occurred that could impair the ability of Christiana, Logistic or their respective subsidiaries to enforce any material rights thereunder. There are no material liabilities of any of the parties to any of the contracts between Christiana, Logistic or C2 or any of their respective subsidiaries and third parties arising from any breach of or default in any provision thereof or which would permit the acceleration of any obligation of any party thereto or the creation of a Lien upon any asset of Christiana, Logistic or any of their respective subsidiaries.

          (r) Title to Property.

             (i) At the Effective Time, Christiana will have good and marketable title to, or valid leasehold interests in, all its properties and assets. Christiana has good and valid title to 3,897,462 shares of Weatherford Common Stock, free and clear of all Liens. Christiana has good and valid title to 1000 units of Logistic, free and clear of all Liens, which units represents all of the interest in Logistics.

             (ii) Except as set forth in Section 2.2(r)(ii) of the Christiana Disclosure Letter, each of Christiana and Logistic has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of Christiana and Logistic enjoys peaceful and undisturbed possession under all such leases.

          (s) Insurance Policies. Section 2.2(s) of the Christiana Disclosure Letter contains a correct and complete description of all insurance policies of Christiana covering Christiana, Logistic and their respective subsidiaries, any employees or other agents of Christiana, Logistic and their respective subsidiaries or any assets of Christiana and its subsidiaries. Each such policy is in full force and effect, is with responsible insurance carriers and is substantially equivalent in coverage and amount to policies covering companies of the size of Christiana and in the business in which Christiana and its subsidiaries is engaged, in light of the risk to which such companies and their employees, businesses, properties and other assets may be exposed. All retroactive premium adjustments under any worker's compensation policy of Christiana or any of its Subsidiaries have been recorded in Christiana's financial statements in accordance with generally accepted accounting principles and are reflected in the financial statements contained in the Commission Filings.

          (t) Loans. Section 2.2(t) of the Christiana Disclosure Letter sets forth all existing loans, advances or other extensions of credit (excluding accounts receivable arising in the ordinary course of business) by Christiana or its subsidiaries to any party other than intercompany loans, advances, guaranties or extensions of credit. All items listed in Section 2.2(t) of the Christiana Disclosure Letter will be repaid in full or assumed by C2 prior to the Effective Time of the Merger. All intercompany obligations and loans between Christiana and its subsidiaries, including C2, will be extinguished prior to the Logistic Sale without any ongoing liability to Christiana or C2 with respect thereto, except as set forth herein or in the Logistic Purchase Agreement.

          (u) No Fraudulent Transfer. Christiana has not within the last twelve months made any transfer or incurred any obligation with actual intent to hinder, delay or defraud any entity to which it was or may become indebted and it has not transferred any material property without receiving reasonably equivalent value for any such transfer obligation. Both immediately prior to and immediately after the Logistic Sale and the Merger, (i) the fair value of (x) Christiana's assets at the time of the Merger and (y) Logistic's and C2's assets after the Logistic Sale and (z) the assets of CST Financial, Inc. ("CST") Martinique Holdings, Inc. ("MHI") and Christiana Community Builders, Inc. ("CCB") immediately prior to their liquidation in each case at a fair valuation exceeds their respective debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of Christiana's, Logistic's, C2's, CST's, MHI's and CCB's property is greater than the amount that will be required to pay its probable liability on their respective debts and other liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and mature, (iii) Christiana prior to the Logistic Sale and Logistic, C2 after the Logistic Sale and CST, MHI and CCB prior to their liquidation each reasonably expect to be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and
     (iv) Christiana before the Logistic Sale and Logistic and C2 after the Logistic Sale will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. For all purposes of clauses of
     (i) through (iv), the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          (v) Information Supplied. None of the information supplied or to be supplied by Christiana or C2 for inclusion or incorporation by reference in
     (i) the Registration Statement (as defined in Section 5.1) will, at the time the Registration Statement is filed with the Commission, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to Christiana's stockholders and at the time of the Christiana Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. For purposes of this Agreement, the parties agree that the statements made and information in the Registration Statement and the Proxy Statement relating to the Federal income tax consequences of the transactions contemplated hereby shall be deemed to be supplied by Christiana and C2 and not by Weatherford or Sub.

                                  ARTICLE III

                            COVENANTS OF CHRISTIANA

     3.1 CONDUCT OF BUSINESS BY CHRISTIANA PENDING THE MERGER. Christiana covenants and agrees that, from the date of this Agreement until the Effective Time, unless Weatherford shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement or the Logistic Purchase Agreement or set forth in Section 3.1 of the Christiana Disclosure Letter:

          (a) the business of Christiana and the Christiana Subsidiaries shall be conducted only in, and Christiana and the Christiana Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice, provided that, Christiana may take the actions required by Section 3.4 hereof;

          (b) Christiana shall not directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber any capital stock of Christiana except upon the exercise of Christiana Options; (ii) split, combine, or reclassify any outstanding capital stock, or declare, set aside, or pay any dividend payable in cash, stock, property, or otherwise with respect to its capital stock whether now or hereafter outstanding; (iii) redeem, purchase or acquire or offer to acquire any of its capital stock; (iv) acquire, agree to acquire or make any offer to acquire for cash or other consideration, any equity interest in or assets of any corporation, partnership, joint venture, or other entity in an amount greater than $500,000, provided that, Christiana may take the actions required by Section 3.4 hereof; or (v) enter into any contract, agreement, commitment, or arrangement with respect to any of the matters set forth in this Section 3.1(b);

          (c) Christiana shall not transfer, dispose or otherwise convey any of the shares of Weatherford Common Stock held by it or grant or permit there to exist any Lien on such shares;

          (d) Christiana shall not enter into any contract regarding its business having a term greater than 120 days or involving an amount in excess of $50,000 or commit to do the same and except for a cold storage facility in Hudsonville, Michigan, no Christiana Subsidiary shall enter into any contract outside the ordinary course of business;

          (e) Christiana shall not become bound by any agreement or obligation in an amount in excess of $500,000 in the aggregate for all such agreements and obligations;

          (f) Christiana shall not pledge or encumber any of the assets to be held by Christiana following the Logistic Sale;

          (g) Neither Christiana nor any of its Subsidiaries shall enter into any employment or consulting contracts;

          (h) Neither Christiana nor any of its Subsidiaries shall enter into any contract or agreement that if effective on the date hereof would be required to be identified as a disclosure pursuant to Section 2.2(q) of the Christiana Disclosure Letter;

          (i) Neither Christiana nor any of its Subsidiaries shall sell, lease, mortgage, pledge, grant a Lien on or otherwise encumber or otherwise dispose of any of Christiana's or its Subsidiaries' properties or assets, except sales of inventory in the ordinary course of business consistent with past practice and Christiana may liquidate (in a manner acceptable to Weatherford) CST Financial, Inc., Martinique Holdings, Inc. and Christiana Community Builders, Inc. and transfer their assets to Logistic without consideration;

          (j) Neither Christiana nor any of its Subsidiaries shall, directly or indirectly, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Christiana or its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice which obligations in respect of Christiana and its Subsidiaries other than Logistic shall be released in connection with the Logistic Sale, or make or permit to remain outstanding any loans, advances or capital contributions to, or investments in, any other Person, other than to Christiana or any direct or indirect wholly owned subsidiary of Christiana;

          (k) Neither Christiana nor any of its Subsidiaries shall make any election relating to Taxes except for those elections to be made in connection with its 1997 Tax Returns that are consistent with the 1996 Tax Returns;

          (l) Neither Christiana nor any of its Subsidiaries shall change any accounting principle used by it;

          (m) Christiana shall use its reasonable efforts (i) to preserve intact the business organization of Christiana and Logistic except Christiana may liquidate (in a manner acceptable to Weatherford) CST Financial, Inc., Martinique Holdings, Inc. and Christiana Community Builders, Inc. and transfer their assets to Logistic without consideration, (ii) to maintain in effect any material authorizations or similar rights of Christiana and Logistic, (iii) to preserve the goodwill of those having material business relationships with it; (iv) to maintain and keep each of Christiana's properties in the same repair and condition as presently exists, except for deterioration due to ordinary wear and tear and damage due to casualty; and
     (v) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it;

          (n) Christiana shall, and shall cause the Christiana Subsidiaries to, perform their respective obligations under any contracts and agreements to which it is a party or to which any of its assets is subject, except to the extent such failure to perform would not have a Christiana MAE and except for such obligations as Christiana in good faith may dispute;

          (o) Christiana shall cause there to exist immediately prior to the Effective Time Christiana Net Cash (including $10,666,677 to be paid by C2 under the Logistic Purchase Agreement) of not less than $13 million;

          (p) Neither Christiana nor any of its Subsidiaries shall settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises: (i) of litigation where the amount paid in settlement or compromise does not exceed $500,000, or if greater, the amount of the reserve therefor reflected in the most recent SEC Documents and the terms of the settlement would not otherwise have a Christiana MAE, or (ii) in consultation and cooperation with Weatherford, and, with respect to any such settlement, with the prior written consent of Weatherford;

          (q) Christiana shall cause the Logistic Purchase Agreement to be executed and delivered by Christiana and the Logistic Sale to be effected prior to the Merger immediately prior to the Effective Time;

          (r) Christiana shall not authorize any of, or commit or agree to take any of, or permit any Christiana Subsidiary to take any of, the foregoing actions to the extent prohibited by the foregoing and shall not, and shall not permit any of the Christiana Subsidiaries to, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article VI not being satisfied. Christiana promptly shall advise Weatherford orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a material adverse effect on Christiana and the Christiana Subsidiaries, taken as a whole, or cause a Christiana MAE.

          (s) Christiana shall cause Logistic to pay to Christiana a distribution in the amount of $20 million cash prior to the Effective Time (the "TLC Dividend");

          (t) Christiana shall cause Logistic to pay in full the entire principal amount of the Wiscold Note dated September 1, 1992, in the principal amount of $3,000,000, together with all accrued interest thereon (the "Wiscold Note"); and

          (u) Except as set forth in Section 2.2(o) of the Disclosure Schedule or agreed to in writing by Weatherford prior to the Closing, Christiana shall cause all of its obligations (i) relating to Logistic or any other historical business of Christiana or its Subsidiaries and (ii) under any and all agreements relating to the borrowing of funds, including all guarantees and other similar arrangements relating thereto, to be fully released or otherwise satisfied in a manner acceptable to Weatherford.

     3.2 CASH REQUIREMENTS. Christiana covenants that as of the Effective Time it shall have cash equal to the sum of (i) $13 million (including $10,666,677 to be received under the Logistic Purchase Agreement) and (ii) all accrued and unpaid liabilities and obligations of Christiana. For purposes of this Section 3.2, the unpaid liabilities and obligations of Christiana shall mean the full undiscounted amount of liabilities for which Christiana shall be responsible, including any liabilities that will accrue as a result of the Merger, the Logistic Sale or the transactions contemplated herein, whether or not such liabilities would be required to be reflected as a liability by generally accepted accounting principles; provided, however, that such liabilities shall not include any liabilities for any gain on any Weatherford Common Stock held by Christiana realized as a result of a sale of such stock by Christiana or a liquidation or merger of Christiana (other than the Merger) within two years after the Effective Time, nor any tax liability for income of Weatherford attributable to Christiana under the equity method of accounting either before or after the Effective Time (the "Weatherford Related Taxes"). Further, for purposes of calculating such liabilities, any Taxes (other than the Weatherford Related Taxes) payable in respect of the Logistic Sale or other transactions contemplated herein or under the Logistic Purchase Agreement shall be fully accrued as a liability and any Tax credits, deductions, other Tax benefits of Christiana shall not be considered or used to offset any such liability. The provisions of this Section 3.2 shall not affect Logistic's and C2's obligations under the Logistic Purchase Agreement to assume and indemnify Weatherford as set forth therein.

     3.3 AFFILIATES' AGREEMENTS. Prior to the Closing Date, Christiana shall deliver to Weatherford a letter identifying all Persons that are, at the time this Agreement is submitted for approval to the stockholders of Christiana, "affiliates" of Christiana for purposes of Rule 145 under the Securities Act ("Affiliates"). Christiana shall deliver or cause to be delivered to Weatherford an undertaking by each Affiliate in form satisfactory to Weatherford that no Weatherford Common Stock received or to be received by such Affiliate pursuant to the Merger will be sold or disposed of except pursuant to an effective registration statement under the Securities Act or in accordance with the provisions of Rule 144 or paragraph (d) of Rule 145 under the Securities Act or another exemption from registration under the Securities Act.

     3.4 WEATHERFORD COMMON STOCK PURCHASES. Prior to the date the Proxy Statement is mailed to the stockholders of Weatherford and Christiana, Christiana shall purchase, in one transaction or a series of transactions, at least $10 million of Weatherford Common Stock (the "$10 Million Purchase"). After the Christiana Stockholders Meeting, as defined in Section 5.3, Christiana shall purchase, in one transaction or a series of transactions, up to an additional $5 million of Weatherford Common Stock (the "$5 Million Purchase"). Notwithstanding the foregoing, Christiana shall not be required to make any purchase unless such purchase, when considering the then current price of Weatherford Common Stock, prior purchases and amounts, if any, remaining under the $10 Million Purchase and the $5 Million Purchase, will allow the Merger when completed to qualify as a reorganization within the meaning of Section 368(a)(1)(A) by reason of Section 368(a)(2)(E) of the Code. Christiana may, but is not required to, waive the foregoing and purchase any other Weatherford Common Stock. All such purchases shall be made in accordance with applicable securities laws, including Regulation M and Rule 10b-18 promulgated under the Exchange Act.

                                   ARTICLE IV

              COVENANTS OF WEATHERFORD PRIOR TO THE EFFECTIVE TIME

     4.1 RESERVATION OF WEATHERFORD STOCK. Weatherford shall reserve for issuance, out of its authorized but unissued capital stock, such number of shares of Weatherford Common Stock as may be issuable upon consummation of the Merger.

     4.2 CONDUCT OF WEATHERFORD PENDING THE MERGER. Weatherford covenants and agrees that, from the date of this Agreement until the Effective Time, unless Christiana shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement, it will not take any action that would, or that could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the merger set forth in Article VI not being satisfied.

     4.3 STOCK EXCHANGE LISTING. Weatherford shall use reasonable efforts to cause the shares of Weatherford Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 JOINT PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. As promptly as reasonably practicable after the execution of this Agreement, Weatherford and Christiana shall prepare and file with the Commission preliminary proxy materials that shall constitute the Proxy Statement of Weatherford and Christiana and the registration statement with respect to the Weatherford Common Stock to be issued in connection with the Merger (the "Registration Statement"). As promptly as reasonably practicable after final comments are received from and cleared by the Commission on the preliminary proxy materials, Weatherford and Christiana shall file with the Commission a combined joint proxy statement and registration statement on Form S-4 (or on such other form as shall be appropriate) relating to the approval and adoption of the Merger and this Agreement by the stockholders of Weatherford and the stockholders of Christiana and the issuance by Weatherford of Weatherford Common Stock in connection with the Merger and shall use their reasonable efforts to cause the Registration Statement to become effective as soon as practicable. Subject to the terms and conditions set forth in Section 6.2 and the fiduciary obligations of the Board of Directors of Weatherford with respect to such matters, the Proxy Statement shall contain a statement that the Board of Directors of Weatherford recommended that the stockholders of Weatherford approve and adopt the Merger and this

Agreement. Subject to the terms and conditions set forth in Section 6.3 and the fiduciary obligations of the Board of Directors of Christiana with respect to such matters, the Proxy Statement shall contain a statement that the Board of Directors of Christiana recommended that the stockholders of Christiana approve and adopt the Merger and this Agreement.

     5.2 ACCOUNTANTS LETTER. Christiana shall use its reasonable efforts to cause Arthur Andersen LLP to deliver a letter pursuant to SAS 72 dated as of the date of the Proxy Statement and confirmed and updated at the Closing as of the Closing Date, and addressed to itself and Weatherford, in the form and substance reasonably satisfactory to Weatherford and customary in the scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and Proxy Statement.

     5.3  MEETINGS OF STOCKHOLDERS.

          (a) Christiana shall promptly take all action reasonably necessary in accordance with the WBCL and its Articles of Incorporation and bylaws to convene a meeting of its stockholders to consider and vote upon the adoption and approval of the Merger and this Agreement and the Logistic Sale (the "Christiana Shareholders Meeting"). Christiana shall provide that, in addition to any vote that may be required by law, the approval of the Merger and this Agreement and the Logistic Sale shall require approval of a majority of the votes cast for or against such matters excluding any shares of Christiana Common Stock held by Lubar & Co. Incorporated and its affiliates; provided, however, Christiana may, in lieu of such requirement, obtain an agreement by Lubar & Co. Incorporated and its affiliates to vote all of its shares of Christiana Common Stock for, against or abstain from voting with respect to such matters in the same proportion as the shares of Christiana Common Stock are voted on such matters by the other stockholders of Christiana. Subject to the terms and conditions set forth in Section 6.3 and the fiduciary obligations of the Board of Directors of Christiana with respect to such matters, the Board of Directors of Christiana (i) shall recommend at such meeting that the stockholders of Christiana vote to adopt and approve the Merger and this Agreement and the Logistic Sale, (ii) shall use its best efforts to solicit from stockholders of Christiana proxies in favor of such adoption and approval and (iii) shall take all other action reasonably necessary to secure a vote of its stockholders in favor of the adoption and approval of the Merger and this Agreement.

          (b) Weatherford shall promptly take all action reasonably necessary in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and its Certificate of Incorporation and bylaws to convene a meeting of its stockholders to consider and vote upon the adoption and approval of the Merger and this Agreement. Subject to the terms and conditions set forth in Section 6.2 and the fiduciary obligations of the Board of Directors of Weatherford with respect to such matters, the Board of Directors of Weatherford (i) shall recommend at such meeting that the stockholders of Weatherford vote to adopt and approve the Merger and this Agreement, (ii) shall use its reasonable efforts to solicit from stockholders of Weatherford proxies in favor of such adoption and approval and (iii) shall take all other action reasonably necessary to secure a vote of its stockholders in favor of the adoption and approval of the Merger and this Agreement.

          (c) Weatherford and Christiana shall coordinate and cooperate with respect to the timing of such meetings and shall endeavor to hold such meetings on the same day and as soon as practicable after the date hereof.

     5.4 FILINGS; CONSENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, Christiana and Weatherford shall (i) make all necessary filings with respect to the Merger and this Agreement under the HSR Act, the Securities Act, the Exchange Act, and applicable blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto; (ii) use reasonable efforts to obtain all consents, waivers, approvals, authorizations, and orders required in connection with the authorization, execution, and delivery of this Agreement and the consummation of the Merger; and (iii) use reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

     5.5 NOTIFICATION OF CERTAIN MATTERS. Christiana shall give prompt notice to Weatherford, and Weatherford shall give prompt notice to Christiana, orally and in writing, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time; and (ii) any material failure of Christiana or Weatherford, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be compiled with or satisfied by it hereunder.

     5.6 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except those out-of-pocket expenses (which do not include fees for attorneys, accountants and financial advisors) incurred in connection with (i) the registration fees for the Weatherford Common Stock under the Securities Act to be issued in the Merger, (ii) the registration and qualification of the Weatherford Common Stock under any state securities and blue sky laws, (iii) the listing of the Weatherford Common Stock on the NYSE, (iv) the HSR filing fee (v) the investment banking, appraisal, and related expenses of Christiana, (vi) the cost of any proxy solicitors and (vii) the printing and mailing of the Registration Statement and the Proxy Statement shall be paid by Christiana; provided, however, that if this Agreement shall have been terminated pursuant to
Section 7.1 as a result of the willful breach by a party of any of its representations, warranties, covenants, or agreements set forth in this Agreement, such breaching party shall pay the direct out-of-pocket costs and expenses of the other parties in connection with the transactions contemplated by this Agreement.

     5.7  CHRISTIANA'S EMPLOYEE BENEFITS.

          (a) Christiana shall take action prior to the Merger and the Logistic Sale to (i) either cancel all outstanding Christiana Options or accelerate such Christiana Options and make such Christiana Options terminate prior to the Effective Time and (ii) and terminate the Christiana Option Plan.

          (b) Christiana shall pay to each holder of Christiana Options an amount of cash necessary to obtain cancellation of all Christiana Options held by such holders.

          (c) Christiana shall cause all employee benefit plans to which it is a sponsor or has obligations to be terminated or assumed by Logistic or C2 without any continuing obligations on the part of Christiana.

          (d) Christiana shall transfer to Logistic or C2 all employees of Christiana without any liability to the Surviving Corporation. C2 shall be responsible for all severance and other obligations with respect to such terminated employees, if any. As of the Effective Time, Christiana shall have no employees or employee benefit plans or obligations.

     5.8 LIQUIDATION OR MERGER OF CHRISTIANA. Weatherford agrees that for a period of two years following the Effective Date it shall not cause or permit Christiana to (i) liquidate or dissolve, (ii) sell or transfer any shares of Weatherford Common Stock held by Christiana or (iii) merge Christiana into any other entity unless Weatherford receives an opinion of a nationally-recognized tax counsel or accounting firm that such transaction will not adversely affect the tax treatment of the Merger; provided, however, this restriction shall not be deemed to prohibit or restrict (i) a sale or disposition of Christiana's interest in Logistic to the extent permitted by the Logistic Purchase Agreement or the operating agreement relating to Logistic, (ii) a change in control of Weatherford, (iii) a merger, consolidation, share exchange or similar transaction involving Weatherford or its subsidiaries (other than Christiana) or
(iv) a sale or disposition of any assets of Weatherford or its subsidiaries (other than Christiana).

                                   ARTICLE VI

                                   CONDITIONS

     6.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) This Agreement and the Merger (and the Logistic Sale in the case of Christiana) shall have been approved and adopted by the requisite vote of the stockholders of Christiana and Weatherford, as may be required by law, by the rules of the NYSE, by Section 5.3(a) and by any applicable provisions of their respective charters or bylaws;

          (b) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

          (c) No order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Logistic Sale and the Merger;

          (d) The Registration Statement and a registration statement under the Securities Act to be filed by C2 in connection with the Merger shall each be effective on the Closing Date, and all post-effective amendments thereto filed shall have been declared effective or shall have been withdrawn; and no stop-order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the Commission;

          (e) There shall have been obtained any and all material permits, approvals and consents of securities or blue sky commissions of any jurisdiction, and of any other governmental body or agency, that reasonably may be deemed necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a Christiana MAE or a Weatherford MAE;

          (f) The shares of Weatherford Common Stock issuable upon consummation of the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

          (g) Weatherford, C2 and Christiana shall have received an opinion, dated as of the Effective Date, from American Appraisal Associates, Inc. in form and substance satisfactory to them, in respect of the matters described in Section 2.2(u); and

          (h) All approvals and consents of third Persons (i) the granting of which is necessary for the consummation of the Merger, the Logistic Sale or the transactions contemplated in connection therewith and (ii) the non-receipt of which would have a Christiana MAE or a Weatherford MAE.

     6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF WEATHERFORD. The obligation of Weatherford to effect the Merger is, at the option of Weatherford, also subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The representations and warranties of Christiana contained in
     Section 2.2 shall be accurate as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though such representations and warranties had been made at and as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Christiana on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer and the president of Christiana shall have been delivered to Weatherford;

          (b) There shall not have occurred or exist any fact or condition that would reasonably result in a Christiana MAE or would constitute a material fixed or contingent liability to Christiana, and

     Weatherford shall have received a certificate signed by the president of Christiana dated the Closing Date to such effect;

          (c) The Board of Directors of Weatherford shall have received from Morgan Stanley & Co. Incorporated, financial advisor to Weatherford, a written opinion, satisfactory in form and substance to the Board of Directors of Weatherford, to the effect that consideration to be paid by Weatherford in the Merger is fair to Weatherford from a financial point of view, which opinion shall not subsequently be withdrawn;

          (d) The Christiana Options shall have been cancelled and the Christiana Plans shall have been terminated or such options shall have been exercised;

          (e) Christiana shall have received, and furnished written copies to Weatherford of, the Christiana affiliates' agreements pursuant to Section 3.3;

          (f) Weatherford shall have received from Foley & Lardner, counsel to Christiana, an opinion dated the Closing Date covering customary matters relating to the Agreement and the Merger, including an opinion in form and substance satisfactory to Weatherford with respect to the matters described in Section 2.2(a), (b), (c), (d) and (k) (provided that the form of such opinion shall be agreed upon prior to the filing of the Registration Statement with the Commission);

          (g) Weatherford shall have received from Arthur Andersen LLP a written opinion, in form and substance satisfactory to Weatherford, dated as of the date that the Proxy Statement is first mailed to the Stockholders of Christiana and Weatherford to the effect that (i) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) of the Code, (ii) Weatherford, Sub and Christiana will each be a party to that reorganization within the meaning of Section 368(b) of the Code and (iii) Weatherford, Sub and Christiana shall not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger (although Christiana will recognize gain or loss for U.S. federal income tax purposes as a result of the Logistic Sale), and such opinion shall be confirmed at the Closing;

          (h) Weatherford shall have received from Arthur Andersen LLP a letter, in form and substance satisfactory to Weatherford, dated as of the Closing Date, to the effect that the Merger would not adversely affect the ability of Weatherford to account for any prior or future business combination as a pooling of interest;

          (i) C2 shall have executed and delivered to Christiana and Weatherford the Logistic Purchase Agreement and agreement among members in form and substance, including schedules, acceptable to Weatherford;

          (j) The Logistic Sale shall have been consummated;

          (k) Christiana shall have delivered to Weatherford a pro forma balance sheet after giving effect to the Logistic Sale, including a full accrual for Taxes thereon without regard to any tax credits or tax deductions that Christiana may have in connection with the exercise of any stock options, reflecting Christiana Net Cash in an amount not less than $13 million;

          (l) Except as permitted by Section 3.1, all outstanding Indebtedness (including guarantees thereof) of Christiana and its Subsidiaries (other than Logistics) shall have been paid in full or Christiana shall have been fully released therefrom;

          (m) The assets of Christiana shall consist only of cash of at least $13 million, at least 3,897,462 shares of Weatherford Common Stock, certain tax benefits and 333.333 units of Logistic representing one-third of the outstanding interests of Logistic; and

          (n) There shall not be pending any litigation involving Christiana or any of its subsidiaries, that Weatherford, in its sole discretion, considers to be a material liability for which adequate security has not been provided.

     6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF CHRISTIANA. The obligation of Christiana to effect the Merger is, at the option of Christiana, also subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The representations and warranties of Weatherford and Sub contained in Section 2.1 shall be accurate as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though such representations and warranties had been made at and as of that time; all the terms, covenants and conditions of this Agreement to be complied with and performed by Weatherford on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of Weatherford shall have been delivered to Christiana;

          (b) The Board of Directors of Christiana and C2 shall have received from Prudential Securities Corporation, financial advisor to Christiana and C2, a written opinion, satisfactory in form and substance to the Board of Directors of Christiana and C2, to the effect that from a financial point of view to the Christiana Shareholders the Merger, which includes (i) the consideration to be received in the Merger and (ii) the purchase price for Logistic is fair to the Christiana Shareholders, which opinion shall not subsequently be withdrawn;

          (c) Christiana and C2 shall have received from Fulbright & Jaworski L.L.P. counsel to Weatherford, an opinion dated the Closing Date covering customary matters relating to this Agreement and the Merger, including an opinion in form and substance with respect to the matters described in
     Section 2.1(a), (b)(iii), (c) and (d)(i), (ii) and (iii);

          (d) C2 and Christiana shall have received from Arthur Andersen LLP, a written opinion, in form and substance satisfactory to Christiana, dated as of the date that the Proxy Statement is first mailed to stockholders of Christiana and Weatherford to the effect that (i) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) of the Code; (ii) Weatherford, Sub and Christiana will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (iii) Weatherford, Sub and Christiana shall not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger (although Christiana will recognize gain or loss for U.S. federal income tax purposes as a result of the Logistic Sale), and such opinion shall be confirmed at the Closing; and

          (e) The Logistic Sale under the Logistic Purchase Agreement shall have occurred.

                                  ARTICLE VII

                                 MISCELLANEOUS

     7.1 TERMINATION. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of Weatherford or the stockholders of Christiana:

          (a) by mutual written consent of Weatherford and Christiana;

          (b) by either Weatherford or Christiana if (i) the Merger has not been consummated on or before January 31, 1999 (provided that the right to terminate this Agreement under this clause (i) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (ii) any court of competent jurisdiction, or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger; (iii) the stockholders of Christiana shall not approve the Logistic Sale or the Merger at the Christiana stockholder meeting or at any adjournment thereof; (iv) the stockholders of Weatherford shall not approve the Merger at the Weatherford stockholder meeting or any adjournment thereof; or (v) in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, as advised by outside counsel, the Board of Directors of Christiana or Weatherford determines that such termination is appropriate in complying with its fiduciary obligations.

          (c) by Christiana if (i) Weatherford shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Weatherford or Sub at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by Weatherford of written notice from Christiana of such breach and is existing at the time of termination of this Agreement); (ii) any representation or warranty of Weatherford contained in this Agreement shall not be true in all respects when made (provided such breach has not been cured within 30 days following receipt by Weatherford of written notice from Christiana of such breach and is existing at the time of termination of this Agreement) or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent it relates to a particular date), except for such failures to be so true and correct which would not individually or in the aggregate, reasonably be expected to have a Weatherford MAE, assuming the effectiveness of the Merger; or (iii) the Board of Directors of Weatherford withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Christiana or shall have resolved to do any of the foregoing.

          (d) by Weatherford if (i) Christiana shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by it at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by Christiana of written notice from Weatherford of such breach and is existing at the time of termination of this Agreement); (ii) any representation or warranty of Christiana contained in this Agreement shall not be true in all respects when made (provided such breach has not been cured within 30 days following receipt by Christiana of written notice from Weatherford of such breach and is existing at the time of termination of this Agreement) or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent it relates to a particular date), except for such failures to be so true and correct which would not individually or in the aggregate, reasonably be expected to have a Christiana MAE assuming the effectiveness of the Merger or (iii) the Board of Directors of Christiana withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Weatherford or shall have resolved to do any of the foregoing.

     7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Weatherford or Christiana as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Weatherford, Sub or Christiana, except (i) with respect to this Section 7.2, Section 5.6 and Section 7.13, and (ii) such termination shall not relieve any party hereto for any intentional breach prior to such termination by a party hereto of any of its representations or warranties or of any of its covenants or agreements set forth in this Agreement.

     7.3 WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto, provided that after this Agreement has been approved and adopted by the stockholders of Weatherford and Christiana, this Agreement may be amended only as may be permitted by applicable provisions of the DGCL and the WBCL. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

     7.4 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except for the representations and warranties of C2 contained herein, which shall survive without limitation, none of the representations and warranties in this Agreement shall survive the Effective Time.

     7.5 PUBLIC STATEMENTS. Christiana and Weatherford agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby.

     7.6 ASSIGNMENT. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns.

     7.7 NOTICES. All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in Person or by courier, (ii) sent by telecopy or facsimile transmission, answer back requested, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

        if to Christiana:

 Christiana Companies, Inc.
 700 N. Water Street, Suite 1200
 Milwaukee, Wisconsin 53202
 Attn: William T. Donovan
 Facsimile: (414) 291-9061

        with a copy to:

 Foley & Lardner
 777 East Wisconsin Avenue
 Milwaukee, Wisconsin 53202
 Attn: Joseph B. Tyson, Jr.
 Facsimile: (414) 297-4900

        if to C2:

 C2, Inc.
 700 N. Water Street, Suite 1200
 Milwaukee, Wisconsin 53202
 Attn: William T. Donovan
 Facsimile: (414) 291-9061

        with a copy to:

           Foley & Lardner
 777 East Wisconsin Avenue
 Milwaukee, Wisconsin 53202
 Attn: Joseph B. Tyson, Jr.
 Facsimile: (414) 297-4900

        if to Weatherford or Sub:

 Weatherford International, Inc.
 5 Post Oak Park, Suite 1760
 Houston, Texas 77027
 Attn: Curtis W. Huff
 Facsimile: (713) 297-8488

        with a copy to:

 Fulbright & Jaworski, L.L.P.
 1301 McKinney, Suite 5100
 Houston, Texas 77010-3095
 Attn: Charles L. Strauss
 Facsimile: (713) 651-5246
or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 7.7. Such notices shall be effective, (i) if delivered in Person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the answer back is received, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

     7.8 GOVERNING LAW. All questions arising out of this Agreement and the rights and obligations created herein, or its validity, existence, interpretation, performance or breach shall be governed by the laws of the State of Delaware, without regard to conflict of laws principles.

     7.9 ARBITRATION. Any disputes, claims or controversies connected with, arising out of, or related to, this Agreement and the rights and obligations created herein, or the breach, validity, existence or termination hereof, shall be settled by Arbitration to be conducted in accordance with the Commercial Rules of Arbitration of the American Arbitration Association, except as such Commercial Rules may be changed by this Section 7.9. The disputes, claims or controversies shall be decided by three independent arbitrators (that is, arbitrators having no substantial economic or other material relationship with the parties), one to be appointed by Christiana, if prior to the Merger, or C2, if after the Merger, and one to be appointed by Weatherford within fourteen days following the submission of the claim to the parties hereto and the third to be appointed by the two so appointed within five days thereafter. Should either party refuse or neglect to join in the timely appointment of the arbitrators, the other party shall be entitled to select both arbitrators. Should the two arbitrators fail timely to appoint a third arbitrator, either party may apply to the Chief Judge of the United States District Court for the Southern District of Texas to make such appointment. The arbitrators shall have ninety days after the selection of the third arbitrator within which to allow discovery, hear evidence and issue their decision or award and shall in good faith attempt to comply with such time limits; provided, however, if two of the three arbitrators believe additional time is necessary to reach a decision, they may notify the parties and extend the time to reach a decision in thirty day increments, but in no event to exceed an additional ninety days. Discovery of evidence shall be conducted expeditiously by the parties, bearing in mind the parties desire to limit discovery and to expedite the decision or award of the arbitrators at the most reasonable cost and expense of the parties. Judgment upon an award rendered pursuant to such Arbitration may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award, and an order of enforcement, as the case may be. The place of Arbitration shall be Houston, Texas. The decision of the arbitrators, or a majority thereof, made in writing, shall be final and binding upon the parties hereto as to the questions submitted, and each party shall abide by such decision. Notwithstanding the provisions of this Section 7.9, neither party shall be prohibited from seeking injunctive relief pending the completion of any arbitration. The costs and expenses of the arbitration proceeding, including the fees of the arbitrators and all costs and expenses, including legal fees and witness fees, incurred by the prevailing party, shall be borne by the losing party.

     Solely for purposes of injunctive relief, orders in aid of arbitration and entry of the arbitrators' award:

          (a) each of the parties hereto irrevocably consents to the non-exclusive jurisdiction of, and venue in, any state court located in Harris County, Texas or any federal court sitting in the Southern District of Texas in any suit, action or proceeding seeking injunctive relief, orders in aid of arbitration, or entry of an arbitral award arising out of or relating to this Agreement or any of the other agreements contemplated hereby and any other court in which a matter that may result in a claim for indemnification hereunder by a Weatherford Indemnified Party (as defined in the Logistic Purchase Agreement) may be brought with respect to any claim for indemnification by a Weatherford Indemnified Party;

          (b) each of the parties hereto waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding seeking injunctive relief, orders in aid of arbitration or entry of an arbitral award arising out of or relating to this Agreement or any of the other agreements contemplated hereby brought in any state court located in Harris County, Texas or any federal court sitting in the Southern District of Texas or any other court in which a matter that may result in a claim hereunder or for indemnification under the Logistic Purchase Agreement by a Weatherford Indemnified Party may be brought with respect to any claim for indemnification by a

     Weatherford Indemnified Party, and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum;

          (c) each of the parties hereto irrevocably designates, appoints and empowers CT Corporation System, Inc. and any successor thereto as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any suit, action or proceeding arising out of or relating to this Agreement or any of the other agreements contemplated hereby for the purposes of injunctive relief, orders in aid of arbitration and entry of an arbitral award.

     7.10 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

     7.11 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     7.12 HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

     7.13 CONFIDENTIALITY Agreement. The Confidentiality Agreements entered into between Weatherford and Christiana on December 10, 1997 (the
"Confidentiality Agreements") are hereby incorporated by reference herein and made a part hereof.

     7.14 ENTIRE AGREEMENT: THIRD PARTY BENEFICIARIES. This Agreement, the Other Agreements and the Confidentiality Agreements constitute the entire agreement and supersede all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof and neither this nor any document delivered in connection with this Agreement confers upon any Person not a party hereto any rights or remedies hereunder.

     7.15  DISCLOSURE LETTERS.

          (a) The Christiana Disclosure Letter, executed by Christiana as of the date hereof, and delivered to Weatherford on the date hereof, contains all disclosure required to be made by Christiana under the various terms and provisions of this Agreement. Each item of disclosure set forth in the Christiana Disclosure Letter specifically refers to the Article and Section of the Agreement to which such disclosure responds, and shall not be deemed to be disclosed with respect to any other Article or Section of the Agreement.

          (b) The Weatherford Disclosure Letter, executed by Weatherford as of the date hereof, and delivered to Christiana on the date hereof, contains all disclosure required to be made by Weatherford under the various terms and provisions of this Agreement. Each item of disclosure set forth in the Weatherford Disclosure Letter specifically refers to the Article and Section of the Agreement to which such disclosure responds, and shall not be deemed to be disclosed with respect to any other Article or Section of the Agreement.

     IN WITNESS WHEREOF each of the parties caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                            WEATHERFORD INTERNATIONAL, INC.

                                            By: /s/ CURTIS W. HUFF
                                              ----------------------------------
                                            Name:   Curtis W. Huff
                                               ---------------------------------
                                            Title:  Senior Vice President,
                                                    General Counsel and
                                                    Secretary
                                               ---------------------------------

                                            CHRISTIANA ACQUISITION, INC.

                                            By: /s/ CURTIS W. HUFF
                                              ----------------------------------
                                            Name:   Curtis W. Huff
                                               ---------------------------------
                                            Title:  President
                                               ---------------------------------

                                            CHRISTIANA COMPANIES, INC.

                                            By: /s/ WILLIAM T. DONOVAN
                                              ----------------------------------
                                            Name:   William T. Donovan
                                               ---------------------------------
                                            Title:  President
                                               ---------------------------------

                                            C2, INC.

                                            By: /s/ WILLIAM T. DONOVAN
                                              ----------------------------------
                                            Name:   William T. Donovan
                                               ---------------------------------
                                            Title:  Chairman
                                               ---------------------------------

                                                                      APPENDIX B

                                   AGREEMENT*

                                  BY AND AMONG

                        WEATHERFORD INTERNATIONAL, INC.,

                          TOTAL LOGISTIC CONTROL, LLC,

                          CHRISTIANA COMPANIES, INC.,

                                      AND

                                    C2, INC.

                               DECEMBER 12, 1997

* As amended by Amendment No. 1 to Agreement and Plan of Merger and Logistic Purchase Agreement dated May 26, 1998 and Amendment No. 2 to Logistic Purchase Agreement dated October 14, 1998.

                                   AGREEMENT

     THIS AGREEMENT ("Agreement") made as of this 12th day of December, 1997, as amended by Amendment No. 1 dated May 26, 1998 and Amendment No. 2 dated October 14, 1998, by and among WEATHERFORD INTERNATIONAL, INC., a Delaware corporation (formerly known as EVI, Inc.) ("Weatherford"), TOTAL LOGISTIC CONTROL, LLC, a Delaware limited liability company ("TLC"), CHRISTIANA COMPANIES, INC., a Wisconsin corporation ("Christiana") and C2, INC., a Wisconsin corporation ("C2").

                             W I T N E S S E T H :

     WHEREAS, Weatherford, Christiana Acquisition, Inc., a Wisconsin corporation ("Sub"), Christiana and C2 have entered into an Amended and Restated Agreement and Plan of Merger dated as of October 14, 1998 (as amended, the "Merger Agreement") pursuant to which Sub, a wholly owned subsidiary of Weatherford, will merge with and into Christiana and thereby Christiana will become a wholly owned subsidiary of Weatherford (the "Merger").

     WHEREAS, as a condition to the Merger, Christiana will sell 666.667 Membership Units (as defined in Section 1.16 hereof) of TLC to C2 pursuant to the terms and conditions hereinafter set forth (the "Logistic Sale").

     NOW, THEREFORE, in consideration of the mutual covenants of the parties herein and the mutual benefits derived from this Agreement ("Agreement"), the parties, intending to be legally bound, hereby agree as follows:

     1.  Definitions.

     1.1 Affiliate. Affiliate means, as to the person specified, any person controlling, controlled by or under common control with such person, with the concept of control in such context meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

     1.2 Assumed Liabilities. Assumed Liabilities means any and all Liabilities and Environmental Liabilities (except for the Retained Liabilities) to which Christiana, Weatherford or a Christiana Company may now or at any time in the future become subject (whether directly or indirectly, including by reason of Christiana or a Christiana Company owning, controlling or operating any business or assets of any Person (including any current or past Affiliate)), resulting from, arising out of or relating to (i) any Christiana Company (other than TLC),
(ii) the business, operations or assets of Christiana or any Christiana Company on or prior to the Effective Date, (iii) any Christiana Taxes for periods ending on or before the Effective Date (except Christiana Taxes to be expressly retained by Christiana pursuant to the Merger Agreement), (iv) any obligation, matter, fact, circumstance or action or omission by any Person in any way relating to or arising from the business, operations or assets of Christiana or a Christiana Company that existed on or prior to the Effective Date; (v) any product or service provided by Christiana or any Christiana Company prior to the Effective Date, (vi) the Merger, the Logistic Sale or any of the other transactions contemplated hereby, (vii) previously conducted operations of Christiana or any Christiana Company and (viii) C2's interest in TLC. The term "Assumed Liabilities" shall include, without limitation, the following Liabilities (other than Retained Liabilities):

          (a) Any and all Liabilities and Environmental Liabilities resulting from, arising out of or relating to (i) the assets, activities, operations, current or former facilities, actions or omissions of Christiana or any of its officers, directors, employees, independent contractors or agents occurring on or before the Effective Date, (ii) the assets, activities, operations, current or former facilities, actions or omissions of any Christiana Company or any of its officers, directors, employees, independent contractors or agents, (iii) any product liability claim, recall, replacement, returns or customer allowances of or relating to Christiana or any Christiana Company, or (iv) any contract or permit of Christiana or any Christiana Company;

          (b) Any and all accounts and notes payable of Christiana or any Christiana Company, excluding accounts payable which have been accounted for in the calculation of Christiana Net Cash set forth in the Merger Agreement;

          (c) Any and all Liabilities relating to Christiana or any Christiana Company employee benefit plans;

          (d) Any and all Liabilities and Environmental Liabilities on behalf of or which arise from or relate to active employees, or retired and inactive employees, of Christiana or any Christiana Company, including, without limitation, (i) liability for any salaries, wages, tax equalization payments, vacation pay, sick leave, personal leave, severance pay, wrongful dismissal or discrimination claims; (ii) liability for or under any employee benefit plan, policy or arrangement, including, without limitation, retirement, pension, medical, dental, profit sharing, unemployment, supplemental unemployment or disability plan policy or arrangement; (iii) liability for any payroll taxes, social security or similar taxes or withholding; (iv) liability arising from claims or litigation; and (v) liability arising from any injury, death, loss, disability, occupational disease or claims under any worker's compensation laws;

          (e) Any and all Liabilities and Environmental Liabilities resulting from, arising out, relating to or occurring on the Properties, including those properties listed on Schedule 1.2 hereof, the operations on any of the foregoing, and any off-site Environmental Liabilities related to any of the foregoing, including without limitation, those under any indemnification agreement or obligation of Christiana or any Christiana Company and any documents relating thereto;

          (f) Any and all Liabilities of TLC or any of its subsidiaries with respect to transactions or events occurring or existing on or prior to the Effective Date;

          (g) Any and all litigation and claims for Liabilities of Christiana or any Christiana Company existing as of the Effective Date;

          (h) Any and all Liabilities for Christiana Taxes, arising out of, or related to, Christiana for taxable periods on or before the Effective Date (except such Christiana Taxes expressly retained by Christiana pursuant to the Merger Agreement);

          (i) Any misrepresentation or incorrect representation or warranty of Christiana under the Merger Agreement without regard to any materiality or knowledge qualification; and

          (j) Any and all legal, accounting, consulting and expert fees and expenses incurred after the date hereof in investigating, preparing, defending, settling or discharging any claim or action arising under, out of or in connection with any of the Assumed Liabilities other than those associated with Weatherford's counsel's evaluation of the Merger and the Logistic sale.

     1.3 Business Day. Business Day means a day on which national banks are generally open for the transaction of business in Houston, Texas.

     1.4 CERCLA. CERCLA means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sec. 9601, et seq.

     1.5 Christiana. Christiana, for purposes of the assumption indemnification provisions of this Agreement includes Christiana Companies, Inc. and any and all predecessors thereto, whether by merger, purchase or acquisition of assets or otherwise, and any and all predecessors to any such entities.

     1.6 Circumstance. Circumstance has the meaning specified in Section 6.2 hereof.

     1.7 Effective Date. Effective Date means the time and date the Merger is made effective.

     1.8 Environmental Conditions. Environmental Conditions means any pollution, contamination, degradation, damage or injury caused by, related to, arising form or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, release or emission of any Waste Materials.

     1.9 Environmental Law or Environmental Laws. Environmental Law or Environmental Laws means all laws, rules, regulations, statutes, ordinances, decrees or orders of any governmental entity now or at any time in the future in effect relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (iii) exposure to hazardous, toxic or other substances alleged to be harmful. The term "Environmental Law" or "Environmental Laws" includes, without limitation, (1) the terms and conditions of any license, permit, approval or other authorization by any governmental entity and (2) judicial, administrative or other regulatory decrees, judgments and orders of any governmental entity. The term "Environmental Law" or "Environmental Laws" includes, but is not limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. sec. 7401 et seq., The Clean Water Act, 33 U.S.C. sec. 1251 et seq., the Resource Conservation Recovery Act, 42 U.S.C. sec. 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. sec. 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq., the Water Pollution Control Act, 33 U.S.C. sec. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. sec. 300f et seq., CERCLA and any state, county or local regulations similar thereto.

     1.10 Environmental Liabilities. Environmental Liabilities means any and all liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, clean-up, investigative or monitoring costs and any other related costs and expenses), other causes of action recognized now or at any later time, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorney fees and other legal fees (i) pursuant to any agreement, order, notice, requirement, responsibility or directive (including directives embodied in Environmental Laws), injunction, judgment or similar documents (including settlements) arising out of or in connection with any Environmental Laws, or
(ii) pursuant to any claim by a governmental entity or other person or entity for personal injury, property damage, damage to natural resources, remediation or similar costs or expenses incurred or asserted by such entity or person pursuant to common law or statute.

     1.11 Weatherford Indemnified Parties. Weatherford Indemnified Parties shall have the meaning set forth in Section 6.1(a) hereof.

     1.12 Christiana Company. Christiana Company means any corporation, partnership, limited liability company, association or other entity, of which Christiana or any Christiana Company now or at any time in the past owned, directly or indirectly, an ownership interest in (whether or not such ownership interest constituted control of the entity and whether or not such interest represented a passive or active investment), including those companies named on
Schedule 1.12 hereto.

     1.13 Christiana Taxes. Christiana Taxes means any and all taxes (other than Weatherford Related Taxes as defined in the Merger Agreement) to which Christiana or any Christiana Company may be obligated relating to or arising from (i) the current or past operations or assets of Christiana or any Christiana Company through the Effective Date, (ii) the Logistic Sale, (iii) the Merger, (iv) any tax return filed by any current or past member of Christiana's consolidated group, (v) any Tax to which Christiana may be alleged to be liable by reason of being affiliated with any other Person for all periods prior to the Effective Date, (vi) property taxes with respect to the assets of Christiana or any Christiana Company for all periods prior to the Effective Date and (vii) any transfer taxes or value added taxes in connection with the transactions contemplated by the Logistic Sale and the Merger.

     1.14 Liability. Liability means any and all claims, demands, liabilities, responsibilities, disputes, causes of action and obligations of every nature whatsoever, liquidated or unliquidated, known or unknown, matured or unmatured, or fixed or contingent.

     1.15 Member. Member means each person who has been admitted to TLC as a member as provided in the Delaware Limited Liability Company Act (the "DLLCA") and the Operating Agreement.

     1.16 Membership Units. Membership Units means the basis by which a Member's ownership interest in TLC issued pursuant to the Operating Agreement is measured.

     1.17 Merger. Merger means the merger of Christiana Acquisition, Inc. with and into Christiana Companies, Inc. as contemplated by the Merger Agreement.

     1.18 Merger Agreement. Merger Agreement means the Amended and Restated Agreement and Plan of Merger dated as of October 14, 1998, by and among Weatherford International, Inc., a Delaware corporation, Christiana Acquisition, Inc., a Wisconsin corporation, Christiana Companies, Inc., a Wisconsin corporation, and C2, Inc. a Wisconsin corporation.

     1.19 Operating Agreement. Operating Agreement shall mean the form of Operating Agreement attached hereto as Exhibit A.

     1.20 Person. Person means an individual, corporation, limited liability company, partnership, governmental authority or any other entity.

     1.21 Properties. Properties means the properties currently or previously owned or operated by Christiana or any Christiana Company.

     1.22 Retained Liabilities. Retained Liabilities shall mean and be limited solely to (i) those accounts payable relating to Christiana that are reflected on the Effective Date balance sheet of Christiana, (ii) those accounts payable reflected on the Effective Date balance sheet of Christiana and agreed to by Weatherford prior to the Effective Date, (iii) the obligations of Christiana that arise after the Effective Date (other than obligations relating to matters existing or occurring on or prior to the Effective Date and indemnification, warranty and product liability, wrongful death or property claims associated with actions or omissions prior to the Effective Date or any business conducted prior to the Effective Date) and (iv) Weatherford Related Taxes (as defined in the Merger Agreement).

     1.23 Taxes. Taxes means all federal, state, local, foreign and other taxes, charges, fees, duties, levies, imposts, customs or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, premium, property, windfall profits or other taxes, fees, assessments, customs, duties, levies, imposts, or charges of any kind whatsoever with any interest, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term Tax means any one of the foregoing Taxes.

     1.24 Waste Materials. Waste Material means any (i) toxic or hazardous materials or substances; (ii) solid wastes, including asbestos, polychlorinated biphenyls, mercury, buried contaminants, chemicals, flammable or explosive materials; (iii) radioactive materials; (iv) petroleum wastes and spills or releases of petroleum products; and (v) any other chemical, pollutant, contaminant, substance or waste that is regulated by any governmental entity under any Environmental Law.

     2.  Purchase and Sale of Membership Units; Purchase Price.

     2.1  Purchase and Sale of Membership Units.

          (a) Effective as of the closing, Christiana shall sell, transfer, assign, convey and deliver, and C2 shall purchase and accept, 666.667 Membership Units.

          (b) CHRISTIANA MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE MEMBERSHIP UNITS OR THE ASSETS (CURRENT, FIXED, PERSONAL, REAL, TANGIBLE OR INTANGIBLE) OF TLC AND ITS SUBSIDIARIES, INCLUDING, BUT NOT LIMITED TO, CONDITION OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, CAPACITY, SUITABILITY, UTILITY, SALABILITY, AVAILABILITY, COLLECTIBILITY, OPERATIONS, CONDITIONS, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IT BEING THE EXPRESS AGREEMENT OF C2, TLC AND CHRISTIANA THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, C2 WILL ACQUIRE THE MEMBERSHIP UNITS AND INTEREST IN THE ASSETS OF TLC THROUGH SUCH OWNERSHIP INTEREST IN THEIR PRESENT CONDITION AND STATE OF REPAIR, ON AN "AS IS AND WHERE IS, WITH ALL FAULTS" BASIS.

     2.2 Assumption. Effective as of the closing, as an inducement to Sub to merge with Christiana, C2 hereby unconditionally assumes and undertakes to pay, satisfy and discharge when due the Assumed Liabilities. Notwithstanding the foregoing, Christiana hereby retains and C2 will have no liability with respect to the Retained Liabilities. In addition, effective as of the Closing, as a further inducement to Sub to merge with Christiana, TLC hereby unconditionally assumes and undertakes to pay, satisfy and discharge when due the Assumed Liabilities to the extent such Assumed Liabilities relate to any of the historical businesses, operations or assets of TLC and its subsidiaries. The closing shall occur on or prior to the closing of the Merger.

     2.3 Purchase Price. The aggregate purchase price ("Purchase Price") for the 666.667 Membership Units shall be (i) $10,666,667, payable on the same date that funds are paid by Weatherford to the Exchange Agent (as defined in the Merger Agreement) pursuant to Section 1.8(c) of the Merger Agreement by C2 to Christiana in the form of a certified or cashier's check, or, at the option of Christiana, by wire transfer of immediately available funds to an account designated by Christiana and (ii) the assumption by C2 at the closing of the Assumed Liabilities.

     2.4 ABSOLUTE ASSUMPTION. IT IS THE INTENT OF THE PARTIES THAT THE LIABILITIES AND ENVIRONMENTAL LIABILITIES ASSUMED BY C2 AND TLC UNDER THIS AGREEMENT SHALL BE WITHOUT REGARD TO THE CAUSE THEREOF OR THE NEGLIGENCE OF ANY PERSON, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, AND WHETHER SUCH LIABILITY OR ENVIRONMENTAL LIABILITY IS BASED ON STRICT LIABILITY, ABSOLUTE LIABILITY OR ARISING AS AN OBLIGATION OF CONTRIBUTION. C2 AND TLC EACH HEREBY WAIVES AND RELEASES FOR ITSELF AND ON BEHALF OF AFFILIATES (OTHER THAN CHRISTIANA, WEATHERFORD AND THEIR RESPECTIVE AFFILIATES) ANY CLAIMS, DEFENSES OR CLAIMS FOR CONTRIBUTION THAT IT HAS OR MAY HAVE AGAINST CHRISTIANA, WEATHERFORD OR ANY OF THEIR RESPECTIVE AFFILIATES WITH RESPECT TO THE ASSUMED LIABILITIES.

     3.  Representations of Christiana.

     3.1 Organization. Christiana is a corporation duly organized and validly existing under the laws of the state of Wisconsin. TLC is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware.

     3.2 Title. The 666.667 Membership Units being transferred pursuant to this Agreement without any representation or warranty of any kind, including any implied representations of the title.

     4.  Representations of C2 and TLC.

     4.1 Organization. TLC is a limited liability company duly organized and validly existing under the laws of the state of Delaware. C2 is a corporation duly organized and validly existing under the laws of the state of Wisconsin.

     4.2 Corporate Power. Each of C2 and TLC has full power, legal right and authority to enter into this Agreement, and to carry out the transactions contemplated hereby. The execution of this Agreement, and full performance hereunder, has been duly authorized by C2's Board of Directors and TLC's Members.

     4.3 Validity. This Agreement has been duly and validly executed and delivered by C2 and TLC and is the legal, valid and binding obligation of each of C2 and TLC, enforceable in accordance with its terms.

     5.  Operating Agreement; Put and Participation Rights.

     5.1 Operating Agreement. At the Closing, C2 and Christiana shall enter into the Operating Agreement.

     5.2 Put. At any time after the fifth anniversary date of the Effective Date, Christiana shall have the option (but shall not be required) to sell to C2 or TLC, at Christiana's option, and C2 and TLC, as applicable, shall be required to purchase, all (but not less than all) of Christiana's Membership Units for a price equal to $7 million. To exercise this option, Christiana shall provide notice in writing to C2 or TLC, as applicable, of such election. The closing of any purchase pursuant to this Section 5.2 shall occur within 60 days of notice to C2 or TLC, as applicable. The price required to be paid by C2 or TLC, as applicable pursuant to this Section 5.2 shall be paid in cash. The rights contained in this Section 5.2 shall expire on the date one year after the fifth anniversary of the Effective Date.

     5.3 Participation Rights.

     (a) If (x) there shall be proposed a C2 Change of Control or (y) C2 shall propose to transfer or sell all of its interest in TLC to an unrelated third party (a "Third Party") in one or more transactions (a "TLC Disposition"), Christiana shall have the right, but not the obligation, to participate (a "Tag Along Right") in such transaction as follows:

          (i) In the case of a C2 Change of Control, Christiana shall have a right to sell its Membership Units to C2 and Logistic as determined as set forth below for cash at the fair market value of such Membership Units as may be agreed to by Christiana and C2 or, in the absence of such agreement, as determined by appraisal, as set forth below; and

          (ii) In the case of a TLC Disposition, Christiana shall have the right to sell its Membership Units to the proposed purchaser of C2's Membership Units for the same equivalent consideration per equivalent unit in TLC, in cash, and otherwise on the same terms as C2 sells or transfers its interests in TLC.

     The purchasing entity in the case of a C2 Change of Control shall be determined by C2 and Logistic; provided, however, that each shall be responsible for the purchase in the event of a default by the selected purchasing entity.

     If circumstances occur which give rise to the Tag Along Right, then C2 shall give written notice ("Tag Along Notice") to Christiana providing a summary of the terms of the proposed transaction and advising Christiana of its Tag Along Right. The Tag Along Notice shall be required to be accompanied by the offer to purchase required by this Section 5.3 by (x) the proposed purchasing entity in the case of a C2 Change of Control and (y) the proposed purchaser in the case of a proposed TLC Disposition. Christiana may exercise its Tag Along Right by delivery of written notice to C2 within fifteen (15) days of its receipt of the Tag Along Notice. If Christiana gives written notice indicating that it wishes to exercise its Tag Along Right,

          (1) In the case of a C2 Change of Control, Christiana shall be obligated to sell its Membership Units to C2 or TLC, as the case may be, and C2 and TLC shall be obligated to purchase for cash at the fair market value of such Membership Units as may be agreed to by Christiana and C2 or, in the absence of such agreement, as determined by a mutually acceptable Third Party appraiser contemporaneous with the closing of the C2 Change of Control; provided that if the parties cannot agree on an appraiser, each shall appoint its own appraiser and those appraisers will appoint the Third Party appraiser; and, provided, further, that the final decision of the appraisers shall be as agreed by two of the three appraisers; and

          (2) In the case of a TLC Disposition, Christiana shall be obligated to sell its Membership Units, and the proposed purchaser shall be obligated to purchase, for the same equivalent consideration per equivalent unit in TLC and otherwise on the same terms as C2 sells or transfers its interests in TLC with the sale to occur on or prior to the closing of the TLC Disposition; provided, however, that Christiana shall receive its equivalent consideration per equivalent unit in TLC in cash.

     No transaction which would result in a C2 Change of Control may be effected unless such transaction is effected in full compliance with the terms of this
Section 5.3.

     (b) For the purposes of this Section 5.3, a "C2 Change of Control" shall be defined to be (x) a transfer, conveyance or other disposition of shares of C2 stock by a member of the Lubar Family, (y) the issuance by C2 of any additional shares of C2 stock or (z) a merger, consolidation, conversion or share exchange or other similar transaction involving C2, if, after giving effect to such transaction described in (x), (y) or (z), the Lubar Family shall cease to beneficially own (defined to mean both the right to vote and dispose of the full economic interests in the shares) at least 25% of all of the voting and ownership interests in C2 or the resulting entity.

     (c) For the purposes of this Section 5.3, the "Lubar Family" shall be defined to be Sheldon B. Lubar, Joan P. Lubar, David J. Lubar, Kristine L. Thomson, Susan L. Solvang, their spouses, their children, trusts for the benefit of any of the foregoing and the Lubar Family Foundation.

     6.  Indemnification.

     6.1  Indemnification Matters.

     (a) Indemnification. Each of C2 and TLC, jointly and severally, hereby agree to indemnify, defend and hold Christiana, Weatherford and their respective officers, directors, employees, agents and assigns (collectively, the "Weatherford Indemnified Parties") harmless from and against any and all Liabilities or Environmental Liabilities (including, without limitation, reasonable fees and expenses of attorneys, accountants, consultants and experts) that the Weatherford Indemnified Parties incur, are subject to a claim for, or are subject to, that are based upon, arising out of, relating to or otherwise in respect of:

          (i) Any breach of any covenant or agreement of C2 or TLC contained in this Agreement or in any other agreement contemplated hereby;

          (ii) The acts or omissions of Christiana or any Christiana Company on or before the Effective Date;

          (iii) The acts or omissions of TLC, any Christiana Company or any of its Affiliates (other than Christiana or Weatherford) or the conduct of any business by them on or after the Effective Date (it being understood that this indemnification shall not apply to acts or omissions by Christiana or Weatherford after the Effective Date);

          (iv) The Assumed Liabilities;

          (v) Any and all amounts for which Christiana or Weatherford may be liable on account of any claims, administrative charges, self-insured retentions, deductibles, retrospective premiums or fronting provisions in insurance policies, including as the result of any uninsured period, insolvent insurance carriers or exhausted policies, arising from claims by Christiana or any Christiana Company, or the employees of any of the foregoing, or claims by insurance carriers of Christiana or any Christiana Company for indemnity arising from or out of claims by or against Christiana or any Christiana Company for acts or omissions of Christiana or any Christiana Company, or related to any current or past business of Christiana or any Christiana Company or any product or service provided by Christiana or any Christiana Company in whole or part prior to the Effective Date;

          (vi) Any settlements or judgments in any litigation commenced by one or more insurance carriers against Christiana or Weatherford on account of claims by any Christiana Company or employees of any Christiana Company and, if filed prior to the Effective Date, by Christiana or any employee of Christiana;

          (vii) Any Taxes (other than Weatherford Related Taxes) as a result of the Logistic Sale and any Taxes as a result of the Merger subsequently being determined to be a taxable transaction for foreign, federal, state or local law purposes regardless of the theory or reason for the transactions being subject to Tax;

          (viii) The on-site or off-site handling, storage, treatment or disposal of any Waste Materials generated by Christiana or any Christiana Company on or prior to the Effective Date or any Christiana Company at any time;

          (ix) Any COBRA Liability with respect to any employees of Christiana or any Christiana Company prior to the Closing;

          (x) Any and all Environmental Conditions, known or unknown, existing on, at or underlying any of the Properties on or prior to the Effective Date;

          (xi) Any and all Liabilities incurred by Christiana or Weatherford pursuant to its obligations hereunder in seeking to obtain or obtaining any consent or approval to assign and transfer any interest in TLC;

          (xii) Any acts or omissions of Christiana or any Christiana Company relating to the ownership or operation of the business of Christiana or any Christiana Company or the Properties on or prior to the Effective Date;

          (xiii) Any Liability relating to any claim or demand by any stockholder of Christiana or Weatherford with respect to the Merger, the Logistic Sale or the transactions relating thereto; and

          (xiv) Any Liability relating to any Christiana or any Christiana Company employee benefit or welfare plans arising out of circumstances occurring on or prior to the Effective Date.

     (b) Allocation of Liability Payment Obligations. To the extent a Liability exists or a claim for indemnification is made by a Weatherford Indemnified Party hereunder, such Liability shall be paid and such claim shall be defended and paid as follows:

          (i) If the Liability or claim relates primarily to the historic assets, liability operations of business TLC (excluding [describe non TLC historic subs] (the "TLC Historic Business"), TLC shall, as between C2 and TLC, be primarily responsible for the payment of such Liability and the defense and payment of such claim. If TLC does not defend or pay such claim, C2 shall be responsible for the defense and payment of such claim.

          (ii) If the Liability or claim relates primarily to a matter other than the TLC Historic Business, C2 shall, as between C2 and TLC and subject to the provisions of clause (iii) below, be primarily responsible for the payment of such Liability and the defense and payment of such claim. If C2 does not defend or pay such claim, TLC shall be responsible for the defense and payment of such claim.

          (iii) If the Liability or claim relates primarily to a matter other than the TLC Historic Business, the costs of defense and payment of the Liability shall be paid by Weatherford to the extent and only to the extent of the Christiana Retained Cash (as defined in the Merger Agreement); provided that once such Christiana Retained Cash is paid pursuant to the Merger Agreement, Weatherford shall have no obligation to pay such amounts. Any such payments shall be subject to Weatherford being provided with reasonable documentation regarding the payment obligations.

          (iv) If TLC pays any amounts relating to an Assumed Liability or an indemnification claim hereunder, Christiana shall be entitled to receive a cash payment equal to one-third of any such amount paid when and if (i) TLC or all or substantially all of its assets are sold, (ii) there is a sale of Membership Units by C2 or (iii) there is a direct or indirect transfer or sale of the membership units of TLC held by C2 or of the membership units of C2. The obligation to pay such amounts shall be payable by C2.

          (v) To secure the obligations of C2 hereunder, C2 shall pledge to Christiana all of C2's interest in TLC, including all rights to distributions in respect thereof, pursuant to a pledge agreement in such form and having such terms as Christiana may reasonably request.

          (vi) Notwithstanding the foregoing, nothing contained in this Agreement shall be construed to be an assumption of any obligation or responsibility by Weatherford of any Assumed Liabilities and its obligations hereunder shall be personal to TLC and C2 to the extent and only to the extent Weatherford has agreed to fund the payment of indemnity claims by it with the Christiana Retained Cash as expressly provided herein. No third party shall be deemed to have any rights against Weatherford as result of this Agreement.

     (c) Absolute Indemnity. NONE OF THE WEATHERFORD INDEMNIFIED PARTIES WILL BE OBLIGATED TO INSTITUTE ANY LEGAL PROCEEDINGS IN CONNECTION WITH THE COLLECTION OR PURSUIT OF ANY INSURANCE IN ORDER TO EXERCISE AN INDEMNIFICATION REMEDY UNDER THIS SECTION VI. UNLESS OTHERWISE SPECIFICALLY EXPRESSED, THIS INDEMNITY OBLIGATION SHALL APPLY WITHOUT REGARD TO WHETHER THE LIABILITY OR ENVIRONMENTAL LIABILITY WAS CAUSED BY THE ORDINARY OR GROSS NEGLIGENCE OF ANY OF THE WEATHERFORD INDEMNIFIED PARTIES (WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE), OR WHETHER THE LIABILITY OR ENVIRONMENTAL LIABILITY IS BASED ON STRICT LIABILITY, ABSOLUTE LIABILITY OR ARISES AS AN OBLIGATION OF CONTRIBUTION OR INDEMNITY. EACH OF C2 AND TLC ACKNOWLEDGES THAT IT IS AWARE OF VARIOUS THEORIES KNOWN AS THE "EXPRESS NEGLIGENCE" DOCTRINE AND OTHER SIMILAR DOCTRINES AND THEORIES THAT MAY LIMIT INDEMNIFICATION AND AGREES

AND STIPULATES THAT THE PROVISIONS OF THIS AGREEMENT REFLECT THE EXPRESS INTENT OF THE PARTIES THAT THE INDEMNIFICATION TO BE PROVIDED BY TLC AND C2 APPLY NOTWITHSTANDING THE FACT THAT THE LIABILITY OR ENVIRONMENTAL LIABILITY (I) MAY NOT CURRENTLY BE KNOWN BY IT OR MANIFEST ITSELF IN ANY REGARD, (II) MAY ARISE UNDER A STATUTE OR THEORY THAT MAY NOT CURRENTLY EXIST OR BE KNOWN TO TLC, (III) MAY ARISE AS A RESULT OF A NEGLIGENT ACT OR OMISSION BY ANY OF THE WEATHERFORD INDEMNIFIED PARTIES (WHETHER SUCH CONDUCT BE SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OR (IV) MAY CONSTITUTE A VIOLATION OF ANY APPLICABLE CIVIL OR CRIMINAL LAW OR REGULATION.

     6.2 Notice of Circumstance. After receipt by a Weatherford Indemnified Party of notice, or a Weatherford Indemnified Party's actual discovery, of any action, proceeding, claim, demand or potential claim which could give rise to a right to indemnification pursuant to any provision of this Agreement (any of which is individually referred to a as a "Circumstance"), the Weatherford Indemnified Party shall give TLC and C2 (collectively the "TLC Parties") written notice describing the Circumstances in reasonable detail; provided, however, that no delay by a Weatherford Indemnified Party in notifying the TLC Parties shall relieve the TLC Parties from any Liability or Environmental Liability hereunder unless (and then solely to the extent) the TLC Parties' position is actually adversely prejudiced. In the event the TLC Parties notifies the Weatherford Indemnified Party within 15 days after such notice that the TLC Parties is assuming the defense thereof, (i) the TLC Parties will defend the Weatherford Indemnified Parties against the Circumstances with counsel of its choice, provided such counsel is reasonably satisfactory to Weatherford, (ii) the Weatherford Indemnified Parties may retain separate co-counsel at its or their sole cost or expense (except that the TLC Parties will be responsible for the fees and expenses for the separate co-counsel to the extent Weatherford concludes reasonably that the counsel the TLC Parties has selected has a conflict of interest), (iii) the Weatherford Indemnified Parties will not consent to the entry of any judgment or enter into any settlement with respect to the Circumstances without the written consent of the TLC Parties, and (iv) the TLC Parties will not consent to the entry of any judgment with respect to the Circumstances, or enter into any settlement which (x) requires any payments by or continuing obligations of a Weatherford Indemnified Party, (y) requires a Weatherford Indemnified Party to admit any facts or liability that could reasonably be expected to adversely affect a Weatherford Indemnified Party in any other matter or (z) does not include a provision whereby the plaintiff or claimant in the matter released the Weatherford Indemnified Parties from all Liability with respect thereto, without the written consent of Weatherford. In the event the TLC Parties does not notify Weatherford within 15 days after Weatherford has given notice of the Circumstance that the TLC Parties is assuming the defense thereof, the Weatherford Indemnified Parties may defend against, or enter into any settlement with respect to, the Circumstance in any manner the Weatherford Indemnified Parties reasonably may deem appropriate, at the TLC Parties' sole cost. The foregoing provisions shall be subject to the provisions of Section 6.1(b).

     6.3 Insurance. The TLC Parties shall not be obligated to indemnify the Weatherford Indemnified Parties for amounts which shall have been covered and paid by insurance of the Weatherford Indemnified Parties, provided, however, insurance shall not include deductibles or self-insured retentions.

     6.4 Scope of Indemnification. INDEMNIFICATION UNDER THIS SECTION VI SHALL BE IN ADDITION TO ANY REMEDIES CHRISTIANA, WEATHERFORD OR ANY WEATHERFORD INDEMNIFIED PARTY MAY HAVE AT LAW OR EQUITY. THERE SHALL BE NO TIME LIMIT AS TO C2'S OR TLC'S INDEMNIFICATION OBLIGATIONS HEREUNDER.

     6.5 Indemnity for Certain Environmental Liabilities. It is the intention of the parties that the indemnity provided herein with respect to Environmental Liabilities under CERCLA and corresponding provisions of state law is an agreement expressly not barred by 42 U.S.C. sec. 9607(e)(i) and corresponding provisions of state law.

     6.6 C2 and TLC Covenants. To assure the performance of the obligations of C2 and TLC under this Agreement, C2 and TLC each hereby covenants and agrees that it will not, and will cause its subsidiaries to not, merge, convert into another entity, engage in a share or interest exchange for a majority of its units or shares, liquidate or transfer, assign or otherwise convey or allocate, directly or indirectly, in one or more transactions, whether or not related, a majority of C2's or TLC's assets (determined in good faith by a board or similar managing body's resolution prior to the transaction on a fair value and consolidated basis) to any Person unless the acquiring Person expressly assumes the obligations of C2 or TLC, as the case may be, hereunder, (ii) executes and delivers to Christiana and Weatherford an agreement agreeing to be bound by each and every provision of this Agreement as if it were C2 or TLC, as the case may be,and (iii) has a net worth on a pro forma basis after giving effect to the acquisition or business combination equal to or greater than that of C2 or TLC, as the case may be, on a consolidated basis.

     7.  Miscellaneous.

     7.1 Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto, provided that this Agreement may be amended only as may be permitted by the laws that govern Weatherford, TLC, Christiana and C2. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

     7.2 Arbitration. Any disputes, claims or controversies connected with, arising out of, or related to, this Agreement and the rights and obligations created herein, or the breach, validity, existence or termination hereof, shall be settled by Arbitration to be conducted in accordance with the Commercial Rules of Arbitration of the American Arbitration Association, except as such Commercial Rules may be changed by this Section 7.2. The disputes, claims or controversies shall be decided by three independent arbitrators (that is, arbitrators having no substantial economic or other material relationship with the parties), one to be appointed by TLC and C2 and one to be appointed by Weatherford within fourteen days following the submission of the claim to the parties hereto and the third to be appointed by the two so appointed within five days. Should either party refuse or neglect to join in the timely appointment of the arbitrators, the other party shall be entitled to select both arbitrators. Should the two arbitrators fail timely to appoint a third arbitrator, either party may apply to the Chief Judge of the United States District Court for the Southern District of Texas to make such appointment. The arbitrators shall have ninety days after the selection of the third arbitrator within which to allow discovery, hear evidence and issue their decision or award and shall in good faith attempt to comply with such time limits; provided, however, if two of the three arbitrators believe additional time is necessary to reach a decision, they may notify the parties and extend the time to reach a decision in thirty day increments, but in no event to exceed an additional ninety days. Discovery of evidence shall be conducted expeditiously by the Parties, bearing in mind the parties desire to limit discovery and to expedite the decision or award of the arbitrators at the most reasonable cost and expense of the parties. Judgment upon an award rendered pursuant to such Arbitration may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award, and an order of enforcement, as the case may be. The place of Arbitration shall be Houston, Texas. The decision of the arbitrators, or a majority thereof, made in writing, shall be final and binding upon the parties hereto as to the questions submitted, and each party shall abide by such decision. Notwithstanding the provisions of this Section 7.2, neither party shall be prohibited from seeking injunctive relief pending the completion of any arbitration. The costs and expenses of the arbitration proceeding, including the fees of the arbitrators and all costs and expenses, including legal fees and witness fees, incurred by the prevailing party, shall be borne by the losing party.

Solely for purposes of injunctive relief, orders in aid of arbitration and entry of the arbitrator's award:

     (a) each of the parties hereto irrevocably consents to the non-exclusive jurisdiction of, and venue in, any state court located in Harris County, Texas or any federal court sitting in the Southern District of Texas in any suit, action or proceeding seeking injunctive relief, arising out of or relating to this Agreement or any of the other agreements contemplated hereby and any other court in which a matter that may result in a claim for indemnification hereunder by a Weatherford Indemnified Party may be brought with respect to any claim for indemnification by a Weatherford Indemnified Party;

     (b) each of the parties hereto waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding seeking injunctive relief, orders in aid of arbitration or entry of an arbitration arising out of or relating to this Agreement or any of the other agreements contemplated hereby brought in any state court located in Harris County, Texas or any federal court sitting in the Southern District of Texas or any other court in which a matter that may result in a claim for indemnification hereunder by a Weatherford Indemnified Party may be brought with respect to any claim for indemnification by a Weatherford Indemnified Party, and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum; and

     (c) each of the parties hereto irrevocably designates, appoints and empowers CT Corporation System, Inc. and any successor thereto as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any suit, action or proceeding arising out of or relating to this Agreement or any of the other agreements contemplated hereby.

     7.3 Assignment. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than TLC, C2, Christiana, Weatherford, and the Weatherford Indemnified Parties any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     7.4 Notices. All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in Person or by courier, (ii) sent by telecopy or facsimile transmission, answer back requested, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

        if to Weatherford:

           Weatherford International, Inc.
           5 Post Oak Park, Suite 1760
           Houston, Texas 77027
           Attn: Curtis W. Huff
           Facsimile: (713) 297-8488

        with a copy to:

           Fulbright & Jaworski, L.L.P.
           1301 McKinney, Suite 5100
           Houston, Texas 77010-3095
           Attn: Charles L. Strauss
           Facsimile: (713) 651-5246

        if to TLC:

           Total Logistic Control, LLC
           700 N. Water Street
           Suite 1200
           Milwaukee, Wisconsin 53202
           Attn: William T. Donovan
           Facsimile: (414) 291-9061
        with a copy to:

           Foley & Lardner
           777 East Wisconsin Avenue
           Milwaukee, Wisconsin 53202
           Attn: Joseph B. Tyson, Jr.
           Facsimile: (414) 297-4900

        if to Christiana:

           5 Post Oak Park, Suite 1760
           Houston, Texas 77027
           Attn: Curtis W. Huff
           Facsimile: (713) 297-8488

        with a copy to:

           Fulbright & Jaworski, L.L.P.
           1301 McKinney, Suite 5100
           Houston, Texas 77010-3095
           Attn: Charles L. Strauss
           Facsimile: (713) 651-5246

        if to C2:

           700 N. Water Street
           Suite 1200
           Milwaukee, Wisconsin 53202
           Attn: William T. Donovan
           Facsimile: (414) 291-9061

        with a copy to:

           Foley & Lardner
           777 East Wisconsin Avenue
           Milwaukee, Wisconsin 53202
           Attn: Joseph B. Tyson, Jr.
           Facsimile: (414) 297-4900

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 7.4. Such notices shall be effective, (i) if delivered in Person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the answer back is received, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

     7.5 Governing Law. All questions arising out of this Agreement and the rights and obligations created herein, or its validity, existence, interpretation, performance or breach shall by governed by the laws of the State of Texas without regard to conflict of laws principles.

     7.6 Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

     7.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     7.8 Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

     7.9 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                            WEATHERFORD INTERNATIONAL, INC.
                                            ("Weatherford")

                                            By: /s/ BERNARD J. DUROC-DANNER
                                              ----------------------------------
                                            Title:  President
                                               ---------------------------------

                                            TOTAL LOGISTIC CONTROL, LLC
                                            ("TLC")

                                            By: /s/ WILLIAM T. DONOVAN
                                              ----------------------------------
                                            Title:  Vice President
                                               ---------------------------------

                                            CHRISTIANA COMPANIES, INC.
                                            ("Christiana")

                                            By: /s/ WILLIAM T. DONOVAN
                                              ----------------------------------
                                            Title:  President
                                               ---------------------------------

                                            C2, INC.
                                            ("C2")

                                            By: /s/ WILLIAM T. DONOVAN

                                              ----------------------------------
                                            Title:  President
                                               ---------------------------------

                                                                      APPENDIX C

                          TOTAL LOGISTIC CONTROL, LLC

                           FIRST AMENDED AND RESTATED

                              OPERATING AGREEMENT

                                        , 1998

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
ARTICLE I  FORMATION.................................................      4
 1.01    Definitions.................................................      4
 1.02    Formation; Name.............................................      4
 1.03    Purposes....................................................      4
 1.04    Registered and Principal Offices............................      4
 1.05    Term........................................................      4
 1.06    Foreign Qualification.......................................      5
 1.07    No State Law Partnership....................................      5
 1.08    Partnership Classification..................................      5

ARTICLE II  MEMBERS..................................................      5
 2.01    Members.....................................................      5
 2.02    Admission of Additional Members.............................      5

ARTICLE III  CAPITAL CONTRIBUTIONS...................................      5
 3.01    Capital Contributions by Members............................      5
 3.02    Purchase of Units by C2, Inc................................      5
 3.03    Loans to the Company........................................      5
 3.04    Withdrawal and Return of Contributions......................      6
 3.05    Interest on Contributions...................................      6
 3.06    Limitation on Member's Deficit Make-up......................      6
 3.07    Capital Accounts............................................      6
 3.08    Units.......................................................      6

ARTICLE IV  ALLOCATIONS..............................................      6
 4.01    Profits and Losses..........................................      6
 4.02    Tax Allocations.............................................      6
 4.03    Construction................................................      7

ARTICLE V  DISTRIBUTIONS.............................................      7
 5.01    Current Tax Distributions...................................      7
 5.02    Other Distributions.........................................      7
 5.03    Amounts Withheld............................................      7
 5.04    Distribution Restrictions...................................      7

ARTICLE VI  MANAGEMENT...............................................      8
 6.01    Voting and Decisions........................................      8
 6.02    Restriction on Transactions.................................      8
 6.03    Regular Meetings............................................      8
 6.04    Special Meetings............................................      8
 6.05    Quorum......................................................      9
 6.06    Notice......................................................      9
 6.07    Manner of Acting............................................      9
 6.08    Vacancies...................................................      9
 6.09    Presumption of Assent.......................................      9
 6.10    Resignation of Manager......................................      9
 6.11    Action Without Meeting......................................      9
 6.12    Telephonic Meetings.........................................     10
 6.13    Reliance by Third Parties...................................     10
 6.14    Filing of Documents.........................................     10
 6.15    Limitation on Liability; Indemnification....................     10
 6.16    Delegation to Members or Representatives of Members.........     10

                                                                         PAGE
                                                                         ----
 6.17    Time Devoted to Business....................................     11
 6.18    Compensation of Members and Officers........................     12

ARTICLE VII ASSIGNMENT, TRANSFER AND REPURCHASE OF MEMBER'S UNITS AND
  DISASSOCIATION.....................................................     12
 7.01    Assignment and Transfer.....................................     12
 7.02    Disassociation..............................................     13
 7.03    Restraining Order...........................................     13

ARTICLE VIII DISSOLUTION AND WINDING UP..............................     13
 8.01    Dissolution.................................................     13
 8.02    Winding Up and Liquidation..................................     14
 8.03    Compliance With Timing Requirements of Regulations..........     14

ARTICLE IX BOOKS, REPORTS, ACCOUNTING, AND TAX ELECTIONS.............     14
 9.01    Books and Records...........................................     14
 9.02    Fiscal Year and Method of Accounting........................     14
 9.03    Reports and Statements......................................     15
 9.04    Tax Elections...............................................     15
 9.05    Tax Matters Partner.........................................     15

ARTICLE X MISCELLANEOUS..............................................     15
10.01    Amendments..................................................     15
10.02    Bank Accounts...............................................     15
10.03    Binding Effect..............................................     15
10.04    Rules of Construction.......................................     15
10.05    Choice of Law and Severability..............................     16
10.06    Counterparts................................................     16
10.07    Entire Agreement............................................     16
10.08    Last Day for Performance Other Than a Business Day..........     16
10.09    Notices.....................................................     16
10.10    Title to Property; No Partition.............................     16

ARTICLE XI GLOSSARY..................................................     17

                          TOTAL LOGISTIC CONTROL, LLC

                           FIRST AMENDED AND RESTATED

                              OPERATING AGREEMENT

     THIS FIRST AMENDED AND RESTATED OPERATING AGREEMENT (this "Operating
Agreement") is effective as of the [     ] day of [            ], 1998, between
Christiana Companies, Inc., a Wisconsin corporation, and C2, Inc., a Wisconsin corporation (individually, "Member", and collectively, the "Members").
                                  WITNESSETH:

     WHEREAS, Christiana Companies, Inc. has formed a limited liability company known as Total Logistic Control, LLC (the "Company"), by causing the filing of a Certificate of Organization (the "Certificate") pursuant to the Act;

     WHEREAS, C2, Inc. desires to acquire an interest in the Company and Christiana Companies, Inc. desires to sell a portion of its interest to C2, Inc. pursuant to the terms and conditions of that certain Agreement by and among Weatherford International, Inc., a Delaware corporation, Christiana Acquisition Co., a Wisconsin corporation, Christiana Companies, Inc., a Wisconsin corporation, and C2, Inc., a Wisconsin corporation, dated December 12, 1997, as amended by Amendment No. 1 dated as of May 26, 1998 and Amendment No. 2 dated as of October 14, 1998 (the "Purchase Agreement").

     WHEREAS, the parties hereto desire to set forth in full all of the terms and conditions of their agreements and understandings in this Operating Agreement;

     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

                                   ARTICLE I

                                   FORMATION

     1.01 Definitions. Capitalized terms used in this Operating Agreement shall have the meanings set forth in the text of this Operating Agreement in the Glossary contained in Article XI.

     1.02 Formation; Name. Christiana Companies, Inc. formed the Company as a limited liability company pursuant to the Act by causing, on June 13, 1997, the Certificate to be filed with the Delaware Secretary of State, which shall constitute notice that the Company is a limited liability company. The Company's name shall be Total Logistic Control, LLC.

     1.03 Purposes. The purposes of the Company shall be to engage in any and all general business activities permissible under the Act.

     1.04 Registered and Principal Offices. The registered office of the Company shall initially be located at 1209 Orange Street, Wilmington (County of New Castle), Delaware, 19801. The registered agent of the Company shall be the Corporation Trust Company, whose address is the same as that of the registered office. The principal office of the Company shall be located at 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. The Board of Managers may establish additional offices or may relocate the principal or registered offices.

     1.05 Term. The Company's term officially began on June 13, 1997, and shall continue until terminated by operation of law or by some provision of this Operating Agreement.

     1.06 Foreign Qualification. Prior to the Company's conducting business in any jurisdiction other than Delaware, the Board of Managers shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Board of Managers, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. Each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Operating Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

     1.07 No State Law Partnership. The Members intend that the Company be operated in a manner consistent with its treatment as a partnership for federal and state income tax purposes and not be operated or treated as a "partnership" (including, without limitation, a limited partnership or joint venture) for any other purpose, including, but not limited to, Section 303 of the Federal Bankruptcy Code, and this Operating Agreement shall not be construed to suggest otherwise. No Member shall take any action inconsistent with the express intent of the parties hereto as set forth herein.

     1.08 Partnership Classification. The Members hereby agree that the Company shall not be operated or treated as an "association" taxed as a corporation under the Code and that no election shall be made under the Treasury Regulations by the Members, the Members or any officer to treat the Company as an "association" taxable as a corporation without the prior unanimous written consent of the Members.

                                   ARTICLE II

                                    MEMBERS

     2.01 Members. The names and business addresses of the Members of the Company are set forth on Exhibit A hereto.

     2.02 Admission of Additional Members. Additional members may be admitted to the Company only with Member Approval.

                                  ARTICLE III

                             CAPITAL CONTRIBUTIONS

     3.01  Capital Contributions by Members.

          (a) Initial Capital Contributions. The initial capital contribution made by Christiana Companies, Inc. to the Company in exchange for its 100% percentage interest in the Company is set forth on Exhibit C to this Operating Agreement of Total Logistic Control, LLC dated June 13, 1997. Christiana Companies, Inc.'s 100% percentage interest is hereby restated as 1,000 Units in the Company.

          (b) Additional Capital Contributions. No additional capital contributions to the Company shall be required. Additional capital contributions to the Company may be made with Manager Approval. No additional Units in the Company may be issued without prior Member Approval.

     3.02 Purchase of Units by C2, Inc. Pursuant to the terms and conditions of the Purchase Agreement, C2, Inc. purchased 666.667 of the Units in the Company held by Christiana Companies, Inc. Immediately following such purchase, each Member holds the number of Units in the Company set forth on Exhibit A hereto.

     3.03 Loans to the Company. Except as set forth in this Operating Agreement, no Member shall make a loan to the Company without Manager Approval.

     3.04 Withdrawal and Return of Contributions. No Member shall be entitled to withdraw or to the return of its capital contributions. No Member shall have the right to demand and receive property other than cash in return for its contributions, except that upon dissolution, the Members shall be entitled to share in the distribution of the remaining assets of the Company in accordance with Article VIII of this Operating Agreement.

     3.05 Interest on Contributions. Capital contributions to the Company shall not earn interest.

     3.06 Limitation on Member's Deficit Make-up. The Members shall have no obligation to restore any deficit in their Capital Accounts.

     3.07  Capital Accounts.

          (a) Maintenance of Capital Accounts. A separate Capital Account shall be maintained and adjusted for each Member on the books and records of the Company in accordance with the Code and the Treasury Regulations. The initial balance of each Member's Capital Account shall be the amount of its initial contribution to the Company.

          (b) Transfers. In the event any interest in the Company is transferred in accordance with the terms of this Operating Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

          (c) Revaluation. In the event the Values of Company assets are adjusted pursuant to the definition of the term "Value" in Article XI hereof, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment, and such adjustment shall be allocated to the Members in accordance with Article IV hereof.

          (d) Interpretation. The manner in which Capital Accounts are to be maintained pursuant to this Section 3.07 is intended to and shall be construed so as to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     3.08 Units. The membership interests in the Company shall be divided into Units. Except as set forth herein, each Unit shall have identical preferences, limitations, and other relative rights.

                                   ARTICLE IV

                                  ALLOCATIONS

     4.01 Profits and Losses. Except as otherwise provided in Section 4.02 hereof, Profits and Losses shall be allocated among the Members in proportion to the number of Units held by such Members.

     4.02  Tax Allocations.

          (a) Capital Contributions. In accordance with section 704(c) of the Code and the Treasury Regulations under that section, income, gain, loss, and deduction with respect to any capital contribution shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the capital contribution for federal income tax purposes and its initial Value.

          (b) Adjustment of Value. If the Value of any Company asset is adjusted, subsequent allocations of income, gain, loss, and deduction with respect to the asset shall take account of any variation between the asset's adjusted basis for federal income tax purposes and its Value as so adjusted in the same manner as under section 704(c) of the Code and the Treasury Regulations under that section.

          (c) Elections. Any elections or other decisions relating to the allocations shall be made by the Board of Managers in any manner that reasonably reflects the purpose and intent of this Operating Agreement. Allocations pursuant to this Section 4.02 are solely for purposes of national, state and local taxes and shall not affect, or in any way be taken into account in computing, any Capital Account or share of Profits and Losses, other items, or Distributions pursuant to any provision of this Operating Agreement.

          (d) Determination of Allocable Amounts. For purposes of determining the Profits and Losses, or any other items of income, gain, loss, or deduction allocable to any fiscal period, Profits and Losses, and any other such items shall be determined on a daily, monthly, or other basis, as determined by the Board of Managers using any permissible method under section 706 of the Code and the Treasury Regulations under that section.

          (e) Income Tax Consequences. The Members are aware of the income tax consequences of the allocations made by this Article IV and agree to be bound by the provisions of this Article IV in reporting their shares of income, gain, loss, and deductions for income tax purposes.

     4.03 Construction. The provisions of this Article IV (and other related provisions in this Operating Agreement) pertaining to the allocation of items of Company income, gain, loss, deductions, and credits shall be interpreted consistently with the Treasury Regulations, and to the extent unintentionally inconsistent with such Treasury Regulations, shall be deemed to be modified to the extent necessary to make such provisions consistent with the Treasury Regulations.

                                   ARTICLE V

                                 DISTRIBUTIONS

     5.01 Current Tax Distributions. To the extent permitted by law and consistent with the Company's obligations to its creditors, the Company shall make distributions ("Tax Distributions") in accordance with this Section 5.01 on or before April 15, June 15, September 15 and December 15 of each year. The aggregate amount of the Tax Distribution made with respect to a given date shall be the product of (1) the Company's estimated federal taxable income (computed without taking into account any asset change in value due to the Purchase Agreement, for the calendar quarter that includes such date, multiplied by (2) the sum of (i) the highest corporate federal income tax rate as stated in the Internal Revenue Code, plus (ii) the highest corporate Wisconsin income tax rate as stated in Wisconsin law, minus (iii) the product of (i) and (ii). The aggregate amount of each Tax Distribution shall be distributed to the Members in proportion to the number of Units held by such Members.

     5.02 Other Distributions. At such times and in such form as may be determined by Member Approval, distributions (in addition to the distributions described in Sections 5.01 and 5.03) shall be made to the Members in proportion to the number of Units held by each such Member.

     5.03 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment or distribution to the Members shall be treated as amounts distributed to the Members pursuant to this Article V for all purposes under this Operating Agreement.

     5.04 Distribution Restrictions. The Company shall make no distribution if, and to the extent, that after such distribution, the Company would not be able to pay its debts as they become due in the usual course of business, or the fair value of the Company's total assets would be less than the sum of its total liabilities.

                                   ARTICLE VI

                                   MANAGEMENT

     6.01 Voting and Decisions. Subject to the provisions of Section 6.02, the management of the Company shall be vested in a Board of Managers. The initial Board of Managers shall consist of six Managers. Each Manager shall be elected by the vote or written consent of the Members owning at least a majority of the Units in the Company provided, however, that Christiana Companies, Inc. and C2, Inc. shall at all times each be entitled to elect, without the consent of any other Member, a number of Managers that is proportionate to the number of Units in the Company held by Christiana Companies, Inc. and C2, Inc., respectively.

     6.02 Restriction on Transactions. The following actions shall require Member Approval:

          (a) The authorization or issuance of additional Units except for the issuance of up to 101 Units to Company management for management incentive options with five year cliff vesting;

          (b) The authorization or payment of any distribution with respect to Units, except for payment of any distribution that is necessary for C2, Inc. to fulfill its obligation with respect to Section 5.2 of the Purchase Agreement;

          (c) The direct or indirect purchase or acquisition by the Company or any Subsidiary of the Company of Units;

          (d) The approval of any merger, consolidation or other similar transaction involving the Company or any subsidiary of the Company or sale of all or substantially all of the operating assets of the Company or any subsidiary of the Company in one or more transactions;

          (e) The creation of any new direct or indirect Subsidiary of the Company;

          (f) The making of any tax election;

          (g) The liquidation or dissolution of the Company or any Subsidiary of the Company;

          (h) Any transaction between the Company or any Subsidiary of the Company and any affiliate of a Member (other than a transaction between the Company and a Subsidiary of the Company);

          (i) The payment of any compensation to any Member or any affiliate of a Member or the entering into any employee benefit plan or compensatory arrangement with or for the benefit of any Member or affiliate of any Member except as permitted under Section 6.18;

          (j) Any amendment to this Operating Agreement or the Certificate; and

          (k) Any other matter for which Member Approval is required under the Act.

     6.03 Regular Meetings. A regular meeting of the Managers shall be held without other notice other than this Operating Agreement at such time and place as the Board of Managers shall determine. The Board of Managers may provide, by resolution, the time and place, either within or without the State of Delaware, for the holding of additional regular meetings without other notice than such resolution. An annual meeting of Members shall be held without notice other than this Operating Agreement immediately following the annual meeting of Managers.

     6.04 Special Meetings. Special meetings of the Board of Managers or Members may be called at the request of any two Managers or any Member. The person or persons authorized to call special meetings of the Board of Managers may fix any place, either within our without the State of Delaware, as the place for holding any special meeting of the Board of Managers called by them.

     6.05  Quorum.

          (a) Managers. A majority of the number of Managers shall constitute a quorum for the transaction of business at any meeting of the Board of Managers, but if less than such majority is present at a meeting, a majority of the Board of Managers or Members present may adjourn the meeting from time to time without further notice.

          (b) Members. All Members shall be required to be present to constitute a quorum for the transaction of business of a meeting of the Members. A Member may not unreasonably fail to attend a meeting of Members where such failure would cause irreparable damage to the Company, its business or its assets.

     6.06 Notice. Notice of any special meeting shall be given at least five business days prior thereto by written notice delivered personally or mailed to each Manager at his business address, or by telegram; provided, however, telephonic meetings may be called on only two business days' notice. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, so addressed, with postage thereon prepaid. If notice is given by telegram, such notice shall be deemed to be delivered when the telegram is delivered to the telegraph company. Any Manager or Member may waive notice of any meeting. The attendance of a Manager or Member at a meeting shall constitute a waiver of notice of such meeting, except where a Manager or Member attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Managers need be specified in the notice or waiver of notice of such meeting.

     6.07 Manner of Acting. The act of the majority of the Managers present at a meeting at which a quorum is present shall be the act of the Board of Managers ("Manager Approval").

     6.08 Vacancies. Subject to the provisions of Section 6.01 hereof, any vacancy occurring in the Board of Managers shall be filled by the affirmative vote of a majority of the remaining Managers through less than a quorum of the Board of Managers. A Manager elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

     6.09 Presumption of Assent. A Manager of the Company who is present at a meeting of the Board of Managers at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless such Manager's dissent shall be entered into the minutes of the meeting or unless such Manager shall file his or her written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Manager who voted in favor of such action.

     6.10 Resignation of Manager. A Manager may resign from his or her position as a Manager at any time by notice to the Board of Managers. Such resignation shall become effective as set forth in such notice.

     6.11 Action Without Meeting. Any action required or permitted by this Operating Agreement or by law to be taken at a meeting of the Board of Managers or by the Members may be taken without a meeting if a written consent or consents, describing the action so taken, is signed by all of the Managers or Members, respectively, entitled to vote with respect to the subject matter thereof and delivered to the Company for inclusion in the Company's records.

     6.12 Telephonic Meetings. Except as herein provided and notwithstanding any place set forth in the notice of the meeting or this Operating Agreement, Members, Board of Managers and any committees thereof may participate in regular or special meetings by, or through the use of, any means of communication by which (a) all participants may simultaneously hear each other, such as by conference telephone, or (b) all communication is immediately transmitted to each participant, and each participant can immediately send messages to all other participants. If a meeting is conducted by such means, then at the commencement of such meeting, the presiding person shall inform the participating Managers and Members that a meeting is taking place at which official business may be transacted. Any participants in a meeting by such means shall be deemed present in person at such meeting. Notwithstanding the foregoing, no action may be taken at any meeting held by such means on any particular matter, which the presiding person determines, in his or her sole discretion, to be inappropriate under the circumstances for action at a meeting held by such means. Such determination shall be made and announced in advance of such meeting.

     6.13 Reliance by Third Parties. Any person dealing with the Company, other than a Member, may rely on the authority of the Board of Managers and any officer of the Company in taking any action that is in the name of the Company without inquiry into the provisions of this Operating Agreement or compliance therewith. Every instrument purporting to be the action of the Company and executed by the Board of Managers or any officer of the Company shall be conclusive evidence in favor of any person relying thereon or claiming thereunder that, at the time of delivery thereof, this Operating Agreement was in full force and effect and that the execution and delivery of that instrument is duly authorized by the Company.

     6.14 Filing of Documents. The Board of Managers shall file or cause to be filed all certificates or documents as may be determined by the Board of Managers to be necessary or appropriate for the formation, continuation, qualification, and operation of a limited liability company in the State of Delaware and any other state in which the Company may elect to do business. To the extent that the Board of Managers determines the action to be necessary or appropriate, the Board of Managers shall do all things to maintain the Company as a limited liability company under the laws of the State of Delaware and any other state in which the Company may elect to do business.

     6.15 Limitation on Liability; Indemnification. No Manager, Member or officer of the Company shall be liable, responsible, or accountable in damages or otherwise to the Members or the Company for any act or omission in connection with the business of the Company if the officer acted (i) in good faith and in a manner he or she reasonably believed to be within the scope of the authority granted to him or her by this Operating Agreement and (ii) in the best interests, or not opposed to the best interests, of the Company; provided that the Manager or officer shall not be relieved from liability for any claim, issue or matter as to which the officer shall have been finally adjudicated to have committed fraud or willful misconduct. Subject to this limitation in the case of such adjudication of liability, the Company shall indemnify the Managers, to the fullest extent permitted under the Act, against any losses, judgements, liabilities, and expenses (including, without limitation, reasonable attorney's fees) incurred by reason of any act or omission in connection with the business of the Company.

     6.16 Delegation to Members or Representatives of Members. The Board of Managers may, from time to time, fill the offices of president, vice president, secretary and treasurer. The Board of Managers may appoint such other officers and assistant officers as they deem necessary. Unless the Board of Managers decide otherwise, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation of the authority and duties that are normally associated with that office, as set forth below, subject to any specific delegation of authority and duties made pursuant to the first sentence of this Section 6.16. Any number of titles may be held by the same person. Any delegation pursuant to this

Section 6.16 may be revoked at any time by the Board of Managers. Any person so delegated under this Section 6.16 shall not be considered a "manager" as defined in Section 18.101(10) of the Act.

          (a) President. The President shall be the principal executive officer of the Company and, subject to the direction of the Board of Managers, shall in general supervise and control the day-to-day operations of the Company. The President shall preside at all meetings of the Board of Managers. He or she shall have authority, subject to the terms of this Operating Agreement and such rules as may be prescribed by the Board of Managers, to appoint such agents and employees of the Company as he or she shall deem necessary, to prescribe their powers, duties and compensation, and to delegate authority to them. Such agents and employees shall hold office at the discretion of the President. He or she shall have authority to sign, execute, and acknowledge, on behalf of the Company, all deeds, mortgages, bonds, stock certificates, contracts, leases, reports, and all other documents or instruments necessary or proper to be executed in the course of the Company's regular business, or which shall be authorized by resolution of the Board of Managers or Members; and except as otherwise provided by the Board of Managers, he or she may authorize any Vice President or other officer or agent of the Corporation to sign, execute, and acknowledge such documents or instruments in his or her place and stead. In general, he or she shall perform all duties incident to the office of the President and such other duties as may be prescribed by the Board of Managers from time to time.

          (b) The Vice President. In the absence of the President or in the event of the President's death, inability or refusal to act, or in the event for any reason it shall be impracticable for the President to act personally, the Vice President (or in the event there be more than one vice President, the Vice Presidents in the order designated by the Board of Managers, or in the absence of any designation, then in the order of their election or appointment) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Any Vice President shall perform such other duties and have such authority as from time to time may be delegated or assigned to him or her by the President or by the Board of Managers. The execution of any instrument of the Company by any Vice President shall be conclusive evidence, as to third parties, of his or her authority to act in the stead of the President.

          (c) The Secretary. The Secretary shall (i) keep minutes of the meetings of the Members and the Board of Managers (and of committees thereof) in one or more books provided for that purpose (including records of actions taken by the Members and the Board of Managers); (ii) see that all notices are duly given in accordance with the provisions of this Operating Agreement or as required by the Act; (iii) be custodian of the corporate records; (iv) maintain a record of the Members of the Company, in a form that conforms to the requirements of the Act; and (v) in general perform all duties incidental to the office of Secretary and have such other duties and exercise such other authority as from time to time may be delegated or assigned by the President.

          (d) The Treasurer. The Treasurer shall (i) have charge and custody of and be responsible for all funds and securities of the Company; (ii) maintain appropriate accounting records; (iii) receive and give receipt for monies due and payable to the Company from any source whatsoever, and deposit all such monies in the name of the Company in such banks, trust companies, or other depositories as shall be selected in accordance with the provisions of this Operating Agreement; and (iv) in general perform all of the duties incident to the office of Treasurer and have such other duties and exercise such other authority as from time to time may be delegated or assigned by the President.

     6.17 Time Devoted to Business. The Members and the Managers shall not be required to devote their full time and efforts to the Company, but only so much of their time and efforts as is reasonably necessary to perform their duties and responsibilities to the Company.

     6.18 Compensation of Members and Officers. The Board of Managers may authorize the Company to pay the officers (other than those affiliated with Lubar & Co., Incorporated) any reasonable fees or other compensation for their services. C2 shall be paid an annual management fee of $250,000.

                                  ARTICLE VII

    ASSIGNMENT, TRANSFER AND REPURCHASE OF MEMBER'S UNITS AND DISASSOCIATION

     7.01  Assignment and Transfer.

          (a) General Restrictions on Transfers. Except as otherwise provided herein, a Member may not Transfer any Unit without the prior written consent of the Board of Managers. Any Transfer, attempted Transfer, or purported Transfer in violation of this Operating Agreement's terms and conditions shall be null and void. Notwithstanding the foregoing:

             (i) C2, Inc. may transfer its interest in the Company if it complies with Section 5.2 of the Purchase Agreement.

             (ii) C2, Inc. may pledge and assign its interest to Christiana and Christiana may effect a Transfer of C2, Inc.'s Units pursuant to any action taken with respect to any security interest granted to it by C2, Inc.

             (iii) Christiana may transfer its Units to any transferee that is an affiliate of Christiana or C2, Inc. if such party agrees in writing to be bound by the provisions of this Operating Agreement.

             (iv) At any time after the fifth anniversary of the date of this Operating Agreement, Christiana shall have the option (but shall not be required) to sell to C2, Inc. or the Company at Christiana's option, and C2, Inc. and the Company, as applicable, shall be required to purchase, all (but not less than all) of Christiana's interests in the Company for a price equal to $7.0 million. To exercise this option, Christiana shall provide notice in writing to C2, Inc. or the Company, as applicable, of such election. The closing of any purchase pursuant to this subsection shall occur within 60 days of notice to C2, Inc. or the Company, as applicable. The price required to be paid by C2, Inc. or the Company, as applicable, pursuant to this subsection shall be paid in cash. The rights contained in this subsection shall expire on the date one year after the fifth anniversary of the date of this Operating Agreement.

             (v) At any time after the fifth anniversary of the date of this Operating Agreement, Christiana may transfer any or all of its Units in the Company to any person without the prior consent of the Board of Managers, provided, however, that in order to effect any such Transfer, Christiana must provide C2, Inc. with a copy of the terms of the proposed Transfer (the "Transfer Notice"). C2, Inc. shall have a right of first refusal to purchase such Units for the same price and on the same terms set forth in the Transfer Notice. Such rights shall be exercised by C2, Inc. sending an appropriate notice to Christiana within 60 days after receipt of the Transfer Notice. The closing shall then be held 30 days after C2, Inc. sends its notice to Christiana.

          (b) Involuntary Transfer.

             (i) Notice of Involuntary Transfer. In the event of an Involuntary Transfer of a Unit, the Transferor or the Involuntary Transferee shall immediately deliver a Notice of Involuntary Transfer to the Company. During the 90-day period beginning on the earlier of (i) the date of receipt by the Company of the Notice of Involuntary Transfer or (ii) the date that the Company provides a notice to the Involuntary Transferee and the Members that the Company is aware of the Involuntary Transfer, the Company shall have the option to purchase the Units that are subject to the Involuntary Transfer. The purchase price shall be an amount equal to the book value attributable to those Units, as determined by the Company's accountants, calculated as of the last day of the calendar quarter immediately preceding the date of the Involuntary Transfer. The purchase price shall be payable pursuant to the terms of payment set forth in the applicable provisions of Section 7.01(e) below. Notwithstanding the foregoing, in the case of a Member that is an entity, the option described above in this Section 7.01(b) shall not apply with respect to an Involuntary Transfer of Units resulting from a merger of such Member into another entity if the proportionate interest owned by each person who owns, directly or indirectly, an ownership interest in such other entity immediately after the merger is substantially the same as the proportionate interest owned, directly or indirectly, by such person in the Member immediately before the merger.

             (ii) Acceptance of Offer. The Company shall exercise any such option by delivering a written notice to the Transferor (if the Transferor is still in existence) and the Involuntary Transferee within such 90-day period, which notice shall specify a closing date, occurring within 30 days after the end of such 90-day period, for the purchase by the Company.

             (iii) Status of Involuntary Transferee. Regardless of whether the Company exercises such option or closes such purchase, the Involuntary Transferee shall not be considered to be a Member, for any period of time, as a result of the Involuntary Transfer (and the rights of the Involuntary Transferee shall be as described in Section 7.01(c)), unless all the Nontransferring Members have delivered (within such 90-day period) their written consent, which consent may be withheld in the sole and absolute discretion of the Nontransferring Members, to treating the Involuntary Transferee as a Member.

          (c) Effect of Transfers. Until an Involuntary Transferee is considered a Member, if ever, pursuant to the applicable provisions of this Article VII, the Units transferred to an Involuntary Transferee shall be considered in all respects as Units held by the Transferor for purposes of this Operating Agreement except for those provisions relating to the economic rights associated with such Units, the nonmanagement provisions of which will apply to the Involuntary Transferee as though the Involuntary Transferee held the Units. Except as otherwise provided in this Operating Agreement, any actions that a Member takes or would be entitled to take with respect to Units, including, without limitation, votes, consents, offers, sales, purchases, options, or other deeds taken pursuant to this Operating Agreement, shall be taken by the Member for its Involuntary Transferees with respect to the Units held by those Involuntary Transferees. This Section 7.01(c) shall constitute an irrevocable and absolute proxy and power of attorney granted by each Involuntary Transferee to its Transferor to (1) take such actions on behalf of the Involuntary Transferee without any further deed than the taking of the action by the Member, and (2) sign any document or instrument evidencing such action for or on behalf of the Involuntary Transferee relating to the Units held by the Involuntary Transferee.

          (d) Time and Place of Closing. Except as otherwise agreed by the Company, the closing of any Involuntary Transfer (or purchase by the Company) pursuant to this Article VII shall occur at the Company's principal office on such day as the Company shall select pursuant to the provisions of this Article VII. The Company shall notify the Transferor and the Involuntary Transferee in writing of the exact date and time of closing at least 10 days before the closing date.

          (e) Transfer and Payment of Purchase Price. At the closing, the Transferor shall deliver the Units that are subject to the Involuntary Transfer (or purchase or redemption by the Company) free and clear of any liens, security interests, encumbrances, charges, or other restrictions (other than those created pursuant to this Operating Agreement), together with all such instruments or documents of conveyance as shall be reasonably required. If not otherwise provided pursuant to this Section 7.01 and the Notice of Involuntary Transfer, or otherwise agreed, the price for any Units to be purchased or redeemed by the Company shall be paid by certified or bank cashier's check.

     7.02 Disassociation. A person ceases to be a Member of the Company upon the occurrence of, and at the time of, any event of disassociation defined under the Act.

     7.03 Restraining Order. In the event that any Member shall at any time Transfer or attempt to Transfer its Units in violation of the provisions of this Operating Agreement and any rights hereby granted, then the other Members and the Company shall, in addition to all rights and remedies at law and in equity, be entitled to a decree or order restraining and enjoining such Transfer, and the offending Member shall not plead in defense thereto that there would be an adequate remedy at law; it being hereby expressly acknowledged and agreed that damages at law will be an inadequate remedy for a breach or threatened breach of the violation of the provisions concerning transfer set forth in this Operating Agreement.

                                  ARTICLE VIII

                           DISSOLUTION AND WINDING UP

     8.01 Dissolution. The Company shall be dissolved upon the happening of any of the following:

          (a) By Member Approval to dissolve the Company;

          (b) The Company being adjudicated insolvent or bankrupt; or

          (c) Entry of a decree of judicial dissolution.

     8.02 Winding Up and Liquidation. Upon a dissolution of the Company, the Members shall by Member Approval select a liquidator (the "Liquidator"). The Liquidator shall liquidate as much of the Company's assets in its discretion, and shall do so as promptly as is consistent with obtaining fair value for them, and shall apply and distribute the assets of the Company in accordance with the following:

          (a) First, to the payment and discharge of all of the Company's debts and liabilities to creditors of the Company regardless of whether they are Members, including, without limitation, the unpaid principal balance (and any interest thereon) of any loan made by a Member; and

          (b) Second, to the Members in accordance with their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

     8.03 Compliance With Timing Requirements of Regulations. In the event the Company is "liquidated" within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, distributions shall be made pursuant to this Article IX by the end of the fiscal year in which such liquidation occurs, or if later, within ninety (90) days of such liquidation. Distributions pursuant to the preceding sentence may be distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Members arising out of or in connection with the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Members in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Operating Agreement; provided, however, such trust may only be created if the Company has received an opinion from counsel, which is generally recognized as being capable and qualified in the area of federal income taxation, that such trust will not be classified as an association which would be taxed as a corporation for federal income tax purposes.

                                   ARTICLE IX

                 BOOKS, REPORTS, ACCOUNTING, AND TAX ELECTIONS

     9.01 Books and Records. The Company shall maintain or cause to be maintained at the Company's principal place of business, complete and accurate books and records with respect to all Company business and transactions. Such books and records shall be at all times during normal business hours open to inspection by any Member. At a minimum, the Company shall keep the following books and records at the principal place of business of the Company: (a) a list of the full name(s) and last known business address(es) of each current and former Member in alphabetical order, setting forth the date on which such person became a Member and the date, if applicable, on which the person ceased to be a Member; (b) a copy of the Articles of Organization and all certificates of amendment, together with executed copies of any powers of attorney pursuant to which any certificate has been executed; (c) a copy of this Operating Agreement and all amendments thereto, including any prior Operating Agreements no longer in effect; (d) copies of the Company's federal, state, and local income tax returns and reports for the seven (7) most recent years; (e) copies of any effective written Company agreements and of any financial statements of the Company for the seven (7) most recent years; (f) all such other records as may be required by law; and (g) full and true books of account.

     9.02 Fiscal Year and Method of Accounting. The Company's fiscal year for both tax and financial reporting purposes shall be the calendar year. The method of accounting for both tax and financial reporting purposes shall be the cash method, unless otherwise required for tax purposes or if the Board of Managers determine that there would be a significant advantage to the Company if different methods were followed.

     9.03  Reports and Statements.

          (a) Annual Tax Reports. Within ninety (90) days of the end of each fiscal year of the Company, the Company shall deliver to the Members such information as shall be necessary for the preparation by the Members of their federal, state, and local income and other tax returns.

          (b) Annual Financial Reports. Within ninety (90) days after the end of each fiscal year of the Company, the Company shall deliver to the Members unaudited financial statements of the Company for the just completed fiscal year, prepared at the expense of the Company, which financial statements shall set forth, as of the end of and for the preceding fiscal year, the following:

             (1) A profit and loss statement and a balance sheet of the Company;

             (2) Members' equity and changes in financial position; and

             (3) The balances in the Capital Accounts of each Member.

     9.04  Tax Elections.

          (a) General. The Members shall have the sole authority through Member Approval to make or revoke any elections on behalf of the Company for tax purposes.

          (b) Section 754 Election. In the event of a transfer of all or part of the interest of a Member in the Company, at the request of the transferee, the Board of Managers may, in its sole discretion, cause the Company to elect, pursuant to Code Section 754, or the corresponding provision of subsequent law, to adjust the basis of the Company property as provided by Code Sections 734 and 743 provided, however, such election shall be made effective as of the Closing of the transactions contemplated by the Purchase Agreement.

     9.05 Tax Matters Partner. C2, Inc. is designated as the "tax matters partner" of the Company, as provided in regulations pursuant to Code Section 6231 and to perform such duties as are required or appropriate thereunder.

                                   ARTICLE X

                                 MISCELLANEOUS

     10.01 Amendments. Except as provided in Section 10.05 hereof, amendments to this Operating Agreement shall be undertaken and effective only with Member Approval.

     10.02 Bank Accounts. Company funds shall be deposited in the name of the Company in accounts designated by the Board of Managers and withdrawals shall be made only by persons duly authorized by the Board of Managers.

     10.03 Binding Effect. Except as provided to the contrary, the terms and provisions of this Operating Agreement shall be binding upon and shall inure to the benefit of all the Members, their personal representatives, heirs, successors, and assigns.

     10.04 Rules of Construction. The captions in this Operating Agreement are inserted only as a matter of convenience and in no way affect the terms or intent of any provision of this Operating Agreement. All defined phrases, pronouns, and other variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the actual identity of the organization, person, or persons may require. No provision of this Operating Agreement shall be construed against any party hereto by reason of the extent to which such party or its counsel participated in the drafting hereof.

     10.05 Choice of Law and Severability. This Operating Agreement shall be construed in accordance with the internal laws of Delaware. If any provision of this Operating Agreement shall be contrary to the internal laws of Delaware or any other applicable law, at the present time or in the future, such provision shall be deemed null and void, but shall not affect the legality of the remaining provisions of this Operating Agreement. This Operating Agreement shall be deemed to be modified and amended so as to be in compliance with applicable law and this Operating Agreement shall then be construed in such a way as will best serve the intention of the parties at the time of the execution of this Operating Agreement.

     10.06 Counterparts. This Operating Agreement may be executed in one or more counterparts. Each such counterpart shall be considered an original and all of such counterparts shall constitute a single agreement binding all the parties as if all had signed a single document.

     10.07 Entire Agreement. This Operating Agreement constitutes the entire agreement among the Members regarding the terms and operations of the Company, except for any amendments to this Operating Agreement adopted in accordance with
Section 10.01 hereof. This Operating Agreement and the other agreements referred to in the preceding sentence supersede all prior and contemporaneous agreements, statements, understandings, and representations of the parties regarding the terms and operations of the Company, except as provided in the preceding sentence.

     10.08 Last Day for Performance Other Than a Business Day. In the event that the last day for performance of an act or the exercise of a right hereunder falls on a day other than a Business Day, then the last day for such performance or exercise shall be the first Business Day immediately following the otherwise last day for such performance or such exercise.

     10.09 Notices. All notices, requests, consents, or other communications provided for in or to be given under this Operating Agreement shall be in writing, may be delivered in person, by facsimile transmission (fax), by overnight air courier or by mail, and shall be deemed to have been duly given and to have become effective (i) upon receipt if delivered in person or by fax,
(ii) one day after having been delivered to an overnight air courier, or (iii) three days after having been deposited in the mails as certified or registered matter, all fees prepaid, directed to the parties or their assignees at the following addresses (or at such other address as shall be given in writing by a party hereto):

     If to the Company, to the Board of Managers at:

              Total Logistic Control, LLC
               700 North Water Street
               Suite 1200
               Milwaukee, Wisconsin 53202
               Attention: William T. Donovan
               (414) 291-9000

     If to a Member, to the intended recipient at the Member's most recent address as reflected in the Company's records.

     10.10  Title to Property; No Partition.

     All real and personal property owned by the Company shall be owned by it as an entity and no Member shall have any ownership interest in such property in its individual right or name, and each Member's Units represented thereby shall be personal property.

                                   ARTICLE XI

                                    GLOSSARY

     In this Operating Agreement, the following terms shall have the meanings indicated below, and any derivations of these terms shall have correlative meanings:

     "Act" means the Delaware Limited Liability Company Act in its form as of the date of this Operating Agreement.

     "Affiliate" means any of the following persons or entities: (i) any person directly or indirectly controlling, controlled by, or under common control with the person in question; (ii) any person owning any interest in the person in question; (iii) any officer, director, employee, or partner of the person in question; and (iv) if the person in question or any partner of the person in question is an officer, director, or partner, any company for which such person in question or any partner of the person in question acts in any such capacity.

     "Board of Managers" means the management body of the Company acting on behalf of the Members pursuant to Section 6.01.

     "Business Day" means a day other than a Saturday, Sunday, or a legal holiday on which federally chartered banks in the United States of America are generally closed for business.

     "Capital Account" means the separate account maintained for each Member pursuant to Section 3.06 hereof.

     "Christiana" means Christiana Companies, Inc. and its permitted successors and assigns.

     "Code" means the Internal Revenue Code of 1986, and any successor provisions or codes thereto.

     "Company" means Total Logistic Control, LLC.

     "Depreciation" means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.

     "Involuntary Transfer" means a Transfer of a Unit due to the bankruptcy of a Member under applicable federal law.

     "Involuntary Transferee" means any person receiving an interest in Units due to the bankruptcy of a Member under applicable federal law pursuant to
Section 7.01(b).

     "Liquidator" means the person selected as such by the Member pursuant to
Section 8.02 hereof.

     "Manager" means an individual serving on the Board of Managers.

     "Manager Approval" means an act of a majority of the Board of Managers pursuant to Section 6.07.

     "Member" means the parties executing this Operating Agreement or any Member admitted pursuant to Section 2.02 or any Transferee permitted to become a Member pursuant to Section 7.01.

     "Member Approval" means the unanimous vote or written consent of the Members.

     "Nontransferring Members" means, with respect to a Transfer of Units, all persons (other than the Transferor) who are Members immediately prior to such Transfer.

     "Notice of Involuntary Transfer" means the written notice to be sent by a Transferor or an Involuntary Transferee to the Company pursuant to Article VII describing the event giving rise to the Involuntary Transfer; the date upon which the Transfer occurred; the reason or reasons for the Transfer; the name, address and capacity of the Involuntary Transferee; and the number of Units involved.

     "Profits and Losses" means, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

          i. Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

          ii. Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations, and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

          iii. Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Value;

          iv. In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period hereof; and

          v. Notwithstanding any other provision of this definition, any items, which are specially allocated pursuant to Section 4.02 hereof shall not be taken into account in computing Profits or Losses.

     "Sale" (or "Sell") means a sale, transfer, financing, refinancing, condemnation, or other disposition by the Company of all or any portion of its assets.

     "Subsidiary" means any corporation, partnership, limited partnership, association, limited liability company or other business entity.

     "Tax Matters Partner" means the person designated in Section 9.05 as provided in regulations pursuant to Code Section 6231.

     "Transfer" means, with respect to a Unit, to voluntarily sell, give, assign, bequeath, pledge or otherwise encumber, divest, dispose of, or transfer direct ownership of all, any part of, or any interest in the Unit, but does not include a change in control of any Member or any affiliate thereof.

     "Transferor" means a Member who Transfers, or proposes to Transfer, any of its Units pursuant to the terms of Article VII.

     "Treasury Regulations" means the Federal Income Tax Regulations promulgated under the Code, as such Regulations may be amended from time to time. All references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding Treasury Regulations, and any References to Temporary Regulations shall be deemed also to refer to any corresponding provisions of final Treasury Regulations.

     "Unit" or "Units" means the basis by which a Member's ownership interest in the Company issued pursuant to Section 3.01(a) or (b) is measured.

     "Value" means, with respect to any asset, the assets adjusted basis for federal income tax purposes, except as follows:

     (a) The initial Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Members;

          vi. The Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Members as of the following times: (A) the acquisition of any additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property, unless all Members receive simultaneous distributions of undivided interests in the distributed property in proportion to their interests in the Company; and
     (C) the termination of the Company for federal income tax purposes pursuant to Code Section 708(b)(1)(B); and

          vii. If the Value of an asset has been determined or adjusted pursuant to (i) or (ii) above, such Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

     IN WITNESS WHEREOF, the undersigned have caused this Operating Agreement to be executed as of the day and year first above written.

                                            CHRISTIANA COMPANIES, INC.

                                            By:

                                            ------------------------------------
                                               William T. Donovan, President

                                            C2, INC.

                                            By:

                                            ------------------------------------
                                                William T. Donovan, Chairman

                                   EXHIBIT A

                           MEMBER                              UNITS
                           ------                             -------
C2, Inc.....................................................  666.667
  700 North Water Street
  Suite 1200
  Milwaukee, Wisconsin 53202
Christiana Companies, Inc...................................  333.333
  5 Post Oak Park
  Suite 1760
  Houston, Texas 77027

                                                                      APPENDIX D

MORGAN STANLEY

                                                         MORGAN STANLEY & CO.
                                                         INCORPORATED
                                                         TEXAS COMMERCE TOWER
                                                         600 TRAVIS, SUITE 3700
                                                         HOUSTON, TX 77002-2993
                                                         (713) 512-4400

                                October 9, 1998

Board of Directors
Weatherford International, Inc.
5 Post Oak Park
Suite 1760
Houston, TX 77027-3415

Gentlemen:

     We understand that Weatherford International, Inc., previously known as EVI, Inc. ("Weatherford"), Christiana Acquisition, Inc., a wholly owned subsidiary of Weatherford ("Sub"), Christiana Companies, Inc. ("Christiana"), and C2, Inc., ("C2"), propose to enter into an Amendment, substantially similar to the draft dated October 7, 1998 (the "Amendment") to the Agreement and Plan of Merger dated December 12, 1997, as amended (together with the Amendment, the "Amended Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Sub with and into Christiana. Pursuant to the Merger, Christiana will become a wholly owned subsidiary of Weatherford and each issued and outstanding share of common stock, par value $1.00 per share, of Christiana (the "Christiana Common Stock"), other than shares held directly or indirectly by Christiana, will be converted into the right to receive (i) shares of common stock, par value $1.00 per share, of Weatherford (the "Weatherford Common Stock") equal to the number of shares of Weatherford Common Stock held by Christiana at the time of the Merger divided by the number of outstanding shares of Christiana Common Stock, and (ii) a certain cash amount per share equal to the amount of cash held by Christiana in excess of its accrued unpaid taxes, the value of certain tax benefits and fixed liabilities at the time of the Merger divided by the number of outstanding shares of Christiana Common Stock, all subject to adjustment as described in the Amended Merger Agreement.

     We further understand that in a separate but related transaction, Weatherford, Christiana, C2 and Total Logistic Control, LLC ("Logistic"), have entered into an Agreement, dated December 12, 1997, as amended (the "Logistic Agreement" and together with the Amended Merger Agreement, the "Agreements"), which provides, among other things, as a condition to the Merger, for the sale by Christiana to C2 of 667 Membership Units (two-thirds of the outstanding interest) in Logistic for $10,666,667 in cash and the assumption by C2 of certain Assumed Liabilities (as defined in the Logistic Agreement) (the "Logistic Sale"). In addition, the Logistic Agreement also provides for the indemnification by C2 and Logistic of Weatherford and Christiana and certain other parties in certain circumstances. The terms and conditions of the Merger and the Logistic Sale are more fully set forth in the Agreements.

     You have asked for our opinion as to whether the consideration to be paid by Weatherford pursuant to the Amended Merger Agreement is fair from a financial point of view to Weatherford.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other information of Weatherford and Christiana;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning Weatherford, Christiana and Logistic prepared by the managements of Weatherford, Christiana and Logistic, respectively;

          (iii) analyzed certain financial projections concerning Weatherford, Christiana and Logistic prepared by the managements of Weatherford, Christiana and Logistic, respectively;

          (iv) discussed the past and current operations and financial condition and the prospects of Weatherford, Christiana and Logistic with senior executives of Weatherford, Christiana and Logistic, respectively;

          (v) analyzed the pro forma impact of the Merger on Weatherford's earnings per share;

          (vi) reviewed the reported prices and trading activity for Weatherford Common Stock and Christiana Common Stock;

          (vii) reviewed the Agreements and certain related documents;

          (viii) reviewed a draft letter dated as of October 7, 1998 substantially similar to the letter to be provided to the Boards of Directors of Weatherford and Christiana by Arthur Andersen LLP, regarding the tax treatment of the Merger;

          (ix) discussed and reviewed with Weatherford and Fulbright & Jaworski L.L.P. the results of their legal and environmental due diligence; and

          (x) performed other such analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performances of Weatherford, Christiana and Logistic. We have not made any independent valuation or appraisal of the assets or liabilities of Weatherford, Christiana or Logistic, except, that we have received the draft letter of Arthur Andersen LLP referred to as item (viii) above and the verbal report concerning certain legal and environmental due diligence analyses performed by Weatherford and Fulbright & Jaworski L.L.P. referred to as item (ix) above and we have relied, without independent verification, upon such items for purposes of this opinion. In addition, we have assumed the Logistic Sale will be consummated prior to or simultaneously with the Merger in accordance with the terms set forth in the Logistic Agreement including any terms and conditions relating to indemnification and that the Merger will be consummated in accordance with the terms set forth in the Amended Merger Agreement including that all material conditions to closing have been satisfied and not waived. We have also assumed that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. In arriving at our opinion, we were not authorized to consider, and did not consider, any alternative transaction or transaction structure. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     It is understood that this letter is for the information of the Board of Directors of Weatherford and may not be used for any other purpose without our prior written consent, provided however that we consent to the inclusion of our opinion in any filing made by Weatherford with the Securities and Exchange Commission in connection with the Merger. In addition, we provide no advice or opinion as to how holders of Weatherford Common Stock should vote at the shareholders' meeting held in connection with the Merger.

     We have been engaged solely to provide this opinion to the Board of Directors of Weatherford in connection with this transaction and have received a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Weatherford and have received fees for the rendering of these services.

     Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be paid by Weatherford pursuant to the Amended Merger Agreement is fair from a financial point of view to Weatherford.

                                     Very truly yours,

                                     MORGAN STANLEY & CO. INCORPORATED

                                     By:  /s/ STEPHEN M. TRAUBER

                                         Stephen M. Trauber
                                         Principal

                                                                      APPENDIX E
[PRUDENTIAL SECURITIES LOGO]
                                              PRUDENTIAL SECURITIES INCORPORATED
                                          One New York Plaza, New York, NY 10292

PRIVATE AND CONFIDENTIAL

                                                                October 12, 1998

Independent Committee of the Board of Directors
Christiana Companies, Inc.
Suite 1200
700 N. Water Street
Milwaukee, Wisconsin 53202

Board of Directors
Christiana Companies, Inc.
Suite 1200
700 N. Water Street
Milwaukee, Wisconsin 53202

Gentlemen:

     We understand that Christiana Companies, Inc., a Wisconsin corporation (the "Company" or "CST"), Weatherford International, Inc. (formerly known as EVI, Inc.), a Delaware corporation ("Weatherford"), Christiana Acquisition Inc., a Wisconsin corporation and a wholly-owned subsidiary of Weatherford (the "Acquisition Sub"), and C2, Inc., a Wisconsin corporation ("C2") and a wholly owned subsidiary of Lubar & Co. Incorporated ("Lubar"), have proposed to enter into an Amended and Restated Agreement and Plan of Merger (the "Agreement"). Pursuant to the Agreement, the Acquisition Sub shall merge with and into CST (the "Merger"). In the Merger, each outstanding share of CST common stock, par value $1.00 per share (the "CST Common Stock"), will be converted into the right to receive a number of shares of Weatherford common stock, par value $.01 per share (the "Weatherford Common Stock") equal to the number of shares of Weatherford Common Stock held by CST at the effective time of the merger (the "Effective Time") divided by the number of shares of CST Common Stock outstanding immediately prior to the Effective Time and a cash payment (the "Cash Payment") determined pursuant to the provisions of section 1.7(e) of the Agreement. The Agreement is conditioned upon, among other matters, the sale by CST of two-thirds of its interest in Total Logistic Control, LLC, a Delaware limited liability company and a wholly-owned subsidiary of CST ("TLC"), to C2 for $10,666,667 in cash (the "Acquisition"), pursuant to an Acquisition Agreement, dated as of December 12, 1997, as amended on May 26, 1998(as so amended, the "Acquisition Agreement"). Pursuant to the Agreement, CST is required to purchase shares of Weatherford Common Stock (the "Weatherford Common Stock Purchases") (a) prior to the date the Company's proxy statement in connection with the special stockholders meeting to be convened to consider the Merger is mailed to the Company's stockholders for an aggregate cost of $10,000,000 and, (b) after approval by the Company's stockholders of the Merger, if necessary to qualify the merger as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended, an additional number of shares of Weatherford's Common Stock for an aggregate cost of $5,000,000. In addition, we understand that C2 and Sheldon Lubar, a stockholder of CST, have entered into an agreement dated December 22, 1997 and as amended on January 30, 1998 (as so amended, the "C2 Agreement") pursuant to which C2 has agreed that, at the election of each and any stockholder of CST, such stockholder may purchase from C2 a number of shares of C2 common stock, par value $1.00 per share (the "C2 Common Stock"), representing at least the same proportionate ownership interest in C2 as such stockholder held in CST immediately prior to the effective time of the Merger at the same price as the C2 Common Stock will be acquired by Lubar and its affiliates, (the "C2 Optional Purchase" and together with the Acquisition and the Merger, the "Transaction").

     You have requested our opinion as to the fairness of the Transaction from a financial point of view to the stockholders of the Company.

                                              PRUDENTIAL SECURITIES INCORPORATED

[PRUDENTIAL SECURITIES LOGO]

     In conducting our analysis and arriving at the opinion expressed herein, we have reviewed such materials and considered such financial and other factors as we deemed relevant under the circumstances, including:

          (i) The C2 Agreement, the Acquisition Agreement, a draft dated October 10, 1998, of the Agreement and a draft dated October 10, 1998 of Amendment No. 2 to the Acquisition Agreement ("Amendment No. 2");

          (ii) certain publicly-available historical financial and operating data concerning the Company, including, but not limited to, (a) the Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended June 30, 1998, (b) the Joint Proxy Statement for the Special Meeting of Shareholders held on August 17, 1998; and certain financial pro-forma financial data prepared by CST management;

          (iii) certain publicly-available historical financial and operating data for Weatherford including, but not limited to, (a) the Annual Report on Form 10-K for the fiscal year ended December 31, 1997, (b) the Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, (c) the Current Report on Form 8-K dated March 4, 1998 and (d) the Joint Proxy Statement for the Special Meeting of Shareholders held on August 17, 1998;

          (iv) certain information relating to TLC, including historical financial data for the fiscal years ended June 30, 1993 through June 30, 1998, provided by the management of TLC;

          (v) certain information relating to TLC, including financial forecasts for the fiscal years ending June 30, 1999 through June 30, 2002, prepared by the management of TLC;

          (vi) the financial terms of certain recent transactions we deemed relevant to our inquiry;

          (vii) the historical stock prices and trading volumes of CST Common Stock and Weatherford Common Stock; and

          (viii) such other financial studies, analyses and investigations that we deemed appropriate.

     We have assumed, with your consent, that the draft of the Agreement and the draft of Amendment No. 2 which we reviewed (both as referred to above) will conform in all material respects to the definitive forms of the Agreement and Amendment No. 2.

     We have met with members of the senior management of the Company and TLC to discuss (i) the prospects for the Company's business, (ii) their estimates of the future financial performance of the Company, (iii) the financial impact of the Merger on CST and (iv) such other matters that we deemed relevant. We have also visited selected CST and TLC facilities.

     In connection with our review and analysis and in arriving at our opinion, we have relied upon the accuracy and completeness of the financial and other information provided to us by the Company and by TLC, and have not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or TLC. With respect to the financial forecasts provided to us by the Company for the Company and by TLC for TLC, we have assumed that such forecasts (and the assumptions and bases therefor) have been reasonably prepared and represent the respective management's best currently available estimate as to the future financial performance of the Company and TLC. Our opinion assumes that: (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; (ii) neither CST nor the Acquisition Sub will recognize any gain or loss for federal income tax purposes as a result of the receipt by Weatherford of CST Common Stock in exchange for Weatherford Common Stock in the Merger; and (iii) the holders of CST Common Stock will not recognize any gain or loss for federal income tax purposes as a result of the receipt of Weatherford Common Stock as partial consideration for their CST Common Stock in the Merger. Prudential

                                              PRUDENTIAL SECURITIES INCORPORATED

[PRUDENTIAL SECURITIES LOGO]

Securities has assumed that such taxes are the only relevant taxes for purposes of the Prudential Securities Opinion other than taxes that may be applicable to the Cash Consideration as set forth in such opinion.

     For purposes of our opinion, we have assumed that the stockholders of CST at the effective time of the Merger will be legally entitled to compel performance by C2 of the C2 Agreement in accordance with its terms in a legal proceeding brought by such stockholders and we have further assumed that the C2 Agreement will not be amended or modified. In addition, we have assumed that all Weatherford Common Stock Purchases will be executed in open market transactions on a nationally recognized securities exchange or in such other transactions having terms that are at least as favorable as would have been obtained in such open market purchases at the time of such other transactions.

     Our engagement by the Company was limited to reviewing the financial terms of the transactions described herein, and, accordingly, our opinion does not address, nor should it be construed to address, the relative merits of the Transaction or alternative business strategies that may be available to the Company. In addition, this opinion does not in any manner address the prices at which Weatherford Common Stock or C2 Common Stock will trade following consummation of the Merger or the liquidity of the market that may exist for the C2 Common Stock. Further, our opinion is necessarily based on economic, financial and market conditions as they exist and can only be evaluated as of the date hereof. For purposes of rendering this opinion, we have assumed that the Company will not consummate the Transaction under circumstances where the closing price of Weatherford Common Stock is less than $13.00 per share on the closing date of the Merger.

     As you know, we have been retained by the Company to render this opinion in connection with the Merger and will receive a fee for such services, the majority of which fee is contingent upon the consummation of the Merger. In the ordinary course of business we may actively trade the shares of CST Common Stock and Weatherford Common Stock for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This letter and the opinion expressed herein are for the use of the Independent Committee of the Board of Directors and the Board of Directors of the Company. This opinion does not constitute a recommendation to the stockholders of the Company as to how such stockholders should vote in connection with the Merger or as to any other action such stockholders should take regarding the Merger. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner, without our prior written consent; except that the Company may include this opinion in its entirety (a) in any proxy statement, or information statement relating to the Merger sent to the Company's stockholders or (b) in a registration statement filed under the Securities Act of 1933 with respect to the C2 Common Stock to be issued pursuant to the C2 Optional Purchase.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Transaction is fair to the stockholders of the Company from a financial point of view.

                                      Very truly yours,

                                      /s/ PRUDENTIAL SECURITIES INCORPORATED
                                      PRUDENTIAL SECURITIES INCORPORATED

                                                                      APPENDIX G

                      [AMERICAN APPRAISAL ASSOCIATES LOGO]

     UNITED STATES                                                                              INTERNATIONAL
Arcadia          Los Angeles                                                                    Argentina        Morocco
Atlanta          Milwaukee                       American Appraisal Associates(R)               Brazil           Peru
Boston           Minneapolis                        411 East Wisconsin Avenue                   Canada           Philippines
Buffalo          New Orleans                                Suite 1900                          China            Poland
Charlotte        New York                                  P.O. Box 664                         Czech Republic   Portugal
Chicago          Philadelphia                    Milwaukee, Wisconsin 53201-0664                England          Russia
Cincinnati       Pittsburgh                          Telephone (414) 271-7240                   Hong Kong        Spain
Dallas           Princeton                                                                      Hungary          Taiwan
Denver           Rolling Meadows                                                                Italy            Thailand
Detroit          St. Louis                                                                      Japan            Venezuela
Houston          San Francisco                                                                  Mexico
Irvine           Tampa

                                December 1, 1997

Boards of Directors
Christiana Companies, Inc.
EVI, Inc. and
C2, Inc.

     This letter is furnished at the request of Christiana Companies, Inc. ("CST") regarding the proposed restructuring (the "Restructuring") of Total Logistic Control, LLC ("TLC").

OVERVIEW

     We understand that CST currently holds 100% of the member interests of TLC (the "TLC Member Interest"). Pursuant to the Restructuring, CST intends to sell two-thirds ( 2/3) of its TLC Member Interest to a new company, C2, Inc. ("C2"). We also understand that as part of the Restructuring, CST has a put exercisable after five years from the Restructuring (the "Put") to sell its remaining one-third TLC Member Interests to C2.

     As part of the Restructuring, TLC intends to enter into a $65.0 million revolving line of credit (the "Revolver" or "the Financing") with a group of banks led by Firstar Bank Milwaukee, N.A. (Firstar Bank Milwaukee, N.A. and the banks collectively referred to herein as "the Banks"). We understand that the Financing will be used to refinance (the "Refinancing") existing debt of TLC, and as part of the Restructuring, TLC will pay a $20.0 million dividend (the "Dividend") to CST and repay a $3.0 million subordinated note to CST (the "Subordinated Note"), thereby drawing an additional $23.0 million on the Revolver over and above the amount needed for the Refinancing.

     We understand that there will be a number of other transactions involving CST as well as CST and EVI, Inc. ("EVI") which are not a part of this Opinion.

     The transactions contemplated as a result of the Restructuring, the Revolver, the Dividend, the Refinancing, the repayment of the Subordinated Note and the Financing and the payment of related fees and expenses are collectively referred to as the "Transaction".

SOLVENCY TESTS AND DEFINITIONS

     In connection with the Transaction, you have requested that we render a written opinion (the "Opinion") addressed to the Board of Directors of CST and EVI and C2, as to whether, assuming the Transaction has been consummated substantially as proposed after, and giving effect to, the consummation of the
Transaction:

          (a) The fair value of the aggregate assets of TLC will exceed its respective total liabilities (including, without limitation, subordinated, unmatured, unliquidated, disputed and contingent liabilities);

          (b) The present fair saleable value of the aggregate assets of TLC will be greater than its respective probable liabilities on its debts as such debts become absolute and matured;

          (c) TLC will be able to pay its respective debts and other liabilities, including contingent liabilities and other commitments, as they mature; and

          (d) TLC will not have unreasonably small capital for the business in which it is engaged, as managements of TLC and CST have indicated such business is now conducted and proposed to be conducted following the consummation of the Transaction.

     For purposes of the Opinion, the following terms will have meanings set forth below:

          (1) "Fair value" means the amount at which the aggregate assets would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act, with equity to both;

          (2) "Present fair saleable value" means the amount that may be realized if the aggregate assets are sold with reasonable promptness in an arm's-length transaction under present conditions in a current market for the sale of assets of a comparable business enterprise;

          (3) "Contingent liabilities" of TLC means the maximum estimated amount of contingent liabilities which contingent liabilities have been identified to us by responsible officers and employees of TLC and CST, their respective accountants and financial advisors, and such other experts as we deemed necessary to consult, and valued by AAA after consultation with responsible officers and employees of TLC and CST, and/or such industry, economic and other experts as we deemed necessary to consult (the valuation of contingent liabilities to be computed in light of all of the facts and circumstances existing at the time of such valuation as an amount that can reasonably be expected to become an actual or matured liability), which contingent liabilities may not meet the criteria for accrual under Statement of Financial Accounting Standards No. 5 and therefore may not be recorded as liabilities under Generally Accepting Accounting Principles ("GAAP");

          (4) "Able to pay its debts as they mature" means that assuming the Transaction has been consummated as proposed (and taking into consideration additional borrowing capacity under TLC's Revolver) during the period covered July 1, 1997 through June 30, 2002 covered by the financial projections faxed to American Appraisal Associates, Inc. on November 17, 1997 and prepared by CST and TLC management (the "Financial Projections"), TLC will have positive cash flow after paying its scheduled anticipated indebtedness; the realization of current assets in the ordinary course of business will be sufficient to pay recurring current debt, short-term debt, long-term debt service and other contractual obligations, including contingent liabilities, as such obligations mature; and the cash flow will be sufficient to provide cash necessary to repay TLC's long-term indebtedness as such debt matures; and

          (5) "Will not have unreasonably small capital with which to conduct its business" means that TLC will not lack sufficient capital for the needs and anticipated needs for capital of its business, including contingent liabilities, as management of TLC and CST have indicated it is, and proposed to be, conducted following the consummation of the Transaction.

     No representation is made herein as to the sufficiency of the above definitions for any purpose; such definitions are used solely for setting forth the scope of our Opinion.

VALUATION METHODOLOGY

     In rendering our Opinion, we have valued the aggregate assets of TLC, on a going concern basis, immediately after, and giving effect to the Transaction and the associated indebtedness incurred or remaining outstanding in connection therewith. The valuation included the aggregate assets of the business of TLC or total invested capital as represented by the total net working capital, tangible plant, property and equipment, and intangible assets of the business enterprise. We believe that this is a reasonable basis to value TLC.

Nothing has come to our attention that causes us to believe that TLC, after the Transaction, is not a going concern.

     The determination of fair value and present fair saleable value was based on the generally accepted valuation principles used in the market and discounted cash flow approaches, described as follows:

          Market Approach -- Based on correlation of (a) current stock market prices of publicly held companies whose businesses are similar to that of TLC and premiums paid over market price by acquirors of total or controlling ownership in such businesses; and (b) acquisition prices paid for total ownership positions in business whose lines of business are similar to that of TLC.

          Discounted Cash Flow Approach -- Based on the present value of TLC's future debt-free operating cash flow as estimated by the management of TLC contained in the Financial Projections. The present value is determined by discounting the projected operating cash flow at a rate of return that reflects the financial and business risks of TLC.

     Our Opinion of fair value and present fair saleable value is subject to the following conditions:

          (i) Any sale of TLC, including the underlying assets thereof, will be completed as the sale of an ongoing business entity;

          (ii) A "commercially reasonable period" of time means at least twelve months for a willing buyer and a willing seller to agree on price and terms, plus the time necessary to complete the sale of TLC;

          (iii) "Reasonable promptness" means a period of time of nine to twelve months for a willing buyer and a willing seller to agree on price and terms, plus the time necessary to complete the sale of TLC; and

          (iv) In determining the fair value and present fair saleable value of the assets of TLC, any taxes or transaction costs which may be owed by TLC as a result of the Transaction, other than those specifically identified in the Financial Projections were not considered.

     While we believe that TLC would be marketable as a separate business enterprise, we have not been requested to identify, and have not identified, potential purchasers or to ascertain the actual prices and terms of which TLC can currently be sold. Furthermore, because the sale of any business enterprise involves numerous assumptions and uncertainties, not all of which can be quantified or ascertained prior to engaging in an actual selling effort, we express no opinion as to whether TLC could actually be sold for amounts we believe to be equivalent to the fair value and present fair saleable values.

FINANCIAL RESULTS AND PROJECTIONS

     In connection with the analysis underlying the Opinion, we were provided historical and projected operating results (the Financial Projections as previously defined). In addition to this information, we were provided other operating data and information all of which has been accepted, without independent verification, as representing a fair statement of historical and projected results of TLC, in the opinion of the managements of TLC and CST. However, in the course of our investigation, nothing has led us to believe that our acceptance and reliance on such operating data and information was unreasonable.

     Although we have not independently verified the accuracy and completeness of the Financial Projections and forecasts, or any of the assumptions, estimates, or judgments referred to therein, or the basis therefore, and although no assurances can be given that such Financial Projections and forecasts can be realized or that actual results will not vary materially from those projected, nothing has come to our attention during the course of our engagement which led us to believe that any information reviewed by us or presented to us in connection with our rendering of the Opinion is unreasonable in any material respect or that it was unreasonable for us to utilize and rely upon the financial projections, financial statements, assumptions, description of the business and liabilities, estimates and judgments of the management of TLC and CST, and their respective counsel, accountants and financial advisors. Our Opinion is necessarily based on business, economic, market and other conditions as they currently exist and as they can be evaluated by us at the date of this Opinion.

CONTINGENT LIABILITIES

     In determining the amount that would be required to pay the total liabilities of TLC as such liabilities become absolute and mature for purposes of Opinion (b) below, we have applied valuation techniques, including present value analysis, using appropriate rates over appropriate periods, to the amounts that will be required from time to time to pay such liabilities and contingent liabilities as they become absolute and mature based on their scheduled maturities.

     In the course of our investigation of identified contingent liabilities, the areas brought to our attention by the management of TLC included, but were not limited to: (i) the adequacy of the corporate safety and insurance program;
(ii) lawsuits or claims filed and or pending against TLC; (iii) environmental matters; (iv) customer concentration; and (v) liabilities of TLC in connection with the Agreement and Plan of Merger by and among EVI, Christiana Acquisition Co., C2 and CST, anticipated to be dated and signed on December 4, 1997 (the "Merger Agreement"), and the Proposed Agreement among EVI, CST, TLC, and C2 regarding the purchase of TLC Member Interests anticipated to be dated and signed on December 4, 1997 (the "TLC Acquisition Agreement").

     We have determined that reserves for the contingent liabilities have been made in the pro forma consolidated balance sheet as of September 30, 1997 (the "Pro Forma Balance Sheet") prepared and furnished to us by the management of TLC, and provisions for the ongoing expenses related to these issues have been included with the projection of income and expenses presented in the Financial Projections, and are considered in our valuation study as ongoing business operating expenses. We have taken these identified contingent liabilities into account in rendering our Opinion and have concluded that such liabilities and ongoing expenses do not require any qualification of our Opinion. Our conclusion is based on, among other things: (i) our review of various acquisition transactions, including leveraged transactions and significant debt-financed recapitalization transactions, involving corporations engaged in businesses similar to those of TLC; (ii) the opinion of the managements of TLC and CST that the issues concerning various lawsuits, claims and other identified contingent liabilities will not have a material adverse effect on the financial position of TLC; and (iii) our discussions with the managements of TLC and CST, their accountants, consultants and counsel concerning, and our investigation of, the various lawsuits, claims and other contingent liabilities identified to us.

     We have assumed that as of the effective date of the closing of the Transaction, the total identified liabilities of TLC will be only those liabilities set forth in its respective Pro Forma Balance Sheet and incorporated in the Financial Projections that were prepared by TLC and CST and furnished to us by the managements of TLC and CST and their financial advisors. In the course of our investigation, nothing came to our attention which caused us to believe such assumptions to be unreasonable. The Pro Forma Balance Sheet is the unaudited Pro Forma Opening Balance Sheet for TLC as of September 30, 1997 reflecting the closing of the Transaction, as reflected in the Financial Projections and adjusted to give effect to (a) the planned financing of the Transaction; and (b) the application of the proceeds of the financing and restated by us to reflect the fair value and present fair saleable value of TLC.

     TLC's and CST's management have represented to us, and we have relied on the representations of the managements of TLC and CST that no adverse changes have occurred since their preparation which would materially impact the content of TLC's Pro Forma Balance Sheet and Financial Projections. Nothing has come to our attention which would lead us to believe our reliance on such representations to be unreasonable.

OPINION CONDITIONS AND ASSUMPTIONS

     We have assumed, without independent verification, that the Pro Forma Balance Sheet and Financial Projections provided to us have been reasonably prepared and reflect the best currently available estimates, after the consummation of the Transaction, of the future financial results and conditions of TLC, and that there has been no material adverse change in the assets, financial condition, business or prospects of TLC, since the date of the most recent financial statements made available to us. Nothing has come to our attention which would lead us to believe that the foregoing assumption is unreasonable. Further our Opinion is subject to the following assumptions:

          (i) The Transaction is consummated as described herein;

          (ii) Pursuant to the terms and conditions of the various financing documents, the operating cash flow of TLC will be made available and used to satisfy its obligations as they mature;

          (iii) Our opinion of TLC's ability to be able to pay its debts and other liabilities including contingent liabilities and other commitments, as they mature, is limited to the period of time of the Financial Projections;

          (iv) Any indebtedness of TLC is permitted to be refinanced in conformity with common business practice to the extent consistent with covenants in the various Financing documents;

OPINION DUE DILIGENCE

     In connection with our Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

          (i) Reviewed the Transaction documents including but not limited to the following: (a) draft of the Credit Agreement among Total Logistic Control, LLC, as Borrower and Firstar Bank Milwaukee, N.A., as Agent for the Banks; (b) the Merger Agreement; and (c) the TLC Acquisition Agreement.

          (ii) Reviewed the Financial Projections prepared by CST and TLC and inquired of managements of CST and TLC as to the foundation for any such projections and the basic assumptions made in the preparation of the Financial Projections relating to the type of business, geographic markets, economic conditions, and capital facilities and working capital requirements;

          (iii) Reviewed audited and unaudited historical financial statements of TLC including income statements, balance sheets and cash flow statements as provided by management of and their accounting firm:

          (iv) Discussed historical and projected operating results and industry data, including the impact of future trends on the industry and TLC, as well as the effects of Financing and the Transaction with management of CST and TLC;

          (v) Reviewed internal financial analyses and other internally generated data with CST and TLC including asset valuations of TLC, if any;

          (vi) Inquired of management of CST and TLC as to estimated levels of cash and working capital to be required by TLC after the Transaction;

          (vii) Reviewed certain publicly available economic, financial and market information as it relates to the business operations of TLC;

          (viii) Reviewed information regarding businesses similar to TLC and investigated the financial terms and post-transaction performance of recent acquisitions;

          (ix) Discussed all of the foregoing information, where appropriate, with management of CST and TLC and their respective employees and agents;

          (x) Met with members of the senior management of CST and TLC, to discuss the business, properties, past history, results of operations and prospects of TLC, including discussions of the competitive environment in which TLC will operate;

          (xi) Held discussions with representatives of CST's and TLC's independent accounting firm, financial advisors and counsel to discuss certain matters; and

          (xii) Conducted such other studies, analyses and investigations as we deemed relevant or necessary for purposes of the Opinion.

OPINION

     Based on the foregoing, and in reliance thereon, it is our opinion as of this date that, assuming the Transaction has been consummated as proposed, immediately after giving effect to, the consummation of the Transaction:

          (a) The fair value of the aggregate assets of TLC exceed its respective total liabilities (including, without limitation, subordinated, unmatured, unliquidated, disputed and contingent liabilities);

          (b) The present fair saleable value of the aggregate assets of TLC is greater than its respective probable liabilities on its debts as such debts become absolute and matured;

          (c) TLC is able to pay its respective debts and other liabilities, including contingent liabilities and other commitments, as they mature; and

          (d) TLC does not have unreasonably small capital for the business in which it is engaged, as managements of TLC and CST have indicated such business is now conducted and proposed to be conducted following the consummation of the Transaction.

     It is understood that this Opinion is solely for the information of the above mentioned addressees, their successors, assignees, participants, title companies delivering policies or commitments with respect to the Financing and transferees, and is not to be quoted, or referred to, in whole or in part, in any written document other than a reference in (i) the filing and disclosure of the Opinion with the Securities and Exchange Commission (the "SEC") and any state securities commission or blue sky authority, or other governmental authority or agency if such filing or disclosure is required pursuant to the rules and regulations thereof, or required by applicable law in the opinion of TLC's counsel; (ii) the use or disclosure of the Opinion upon the demand, order or request of any court, administrative or governmental agency or regulatory body (whether or not such demand, order or request has the force of law) or as may be required or appropriate in response to any summons, subpoena, or discovery requests; (iii) the attachment of this Opinion as an exhibit to the Transaction documents governing the Financing; (iv) the disclosure of this Opinion in connection with (A) the Transaction; (B) the prospective sale, assignment, participation or any other disposition by the Banks or any right of interest in the Financing; (C) an audit of TLC by an independent public accountant or any administrative agency or regulation body; or (D) the exercise of any right or remedy, defense or claim by TLC in any litigation, or any governmental proceeding or investigation to which TLC is subject or purported to be subject; (v) the disclosure of the Opinion as may be requested, required or ordered in, or to protect TLC's interest in, any litigation, governmental proceeding or investigation to which any of such persons or entities is subject or purported to be subject; or (vi) the disclosure of the Opinion as otherwise required by, or reasonably determined by TLC to be required by any law, order, regulation or ruling to TLC.

                                        Very truly yours,

                                        AMERICAN APPRAISAL ASSOCIATES, INC.

                                        /s/ NANCY M. CZAPLINSKI
                                        Nancy M. Czaplinski
                                        Assistant Vice President

                                                                      APPENDIX H

                      DISSENTERS' RIGHTS PROVISIONS OF THE
                       WISCONSIN BUSINESS CORPORATION LAW

180.1301  DEFINITIONS. In sec.sec. 180.1301 to 180.1331:

     (1) "Beneficial shareholder" means a person who is a beneficial owner of shares held by a nominee as the shareholder.

     (1m) "Business combination" has the meaning given in sec. 180.1130(3).

     (2) "Corporation" means the issuer corporation or, if the corporate action giving rise to dissenters' rights under sec. 180.1302 is a merger or share exchange that has been effectuated, the surviving domestic corporation or foreign corporation of the merger or the acquiring domestic corporation or foreign corporation of the share exchange.

     (3) "Dissenter" means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under sec. 180.1302 and who exercises that right when and in the manner required by sec.sec. 180.1320 to 180.1328.

     (4) "Fair value", with respect to a dissenter's shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. "Fair value", with respect to a dissenter's shares in a business combination, means market value, as defined in sec. 180.1130(9)(a)1. to 4.

     (5) "Interest" means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.

     (6) "Issuer corporation" means a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action.

180.1302 RIGHT TO DISSENT. (1) Except as provided in sub. (4) and sec. 180.1008(3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:

             1. Shareholder approval is required for the merger by sec. 180.1103 or by the articles of incorporation.

             2. The issuer corporation is a subsidiary that is merged with its parent under sec. 180.1104.

          (b) Consummation of a plan of share exchange if the issuer corporation's shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

          (c) Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:

             1. A sale pursuant to court order.

             2. A sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

          (d) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

          (2) Except as provided in sub. (4) and sec. 180.1008(3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter's shares because it does any of the following:

          (a) Alters or abolishes a preferential right of the shares.

          (b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

          (c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

          (d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

          (e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under sec. 180.0604.

     (3) Notwithstanding sub.(1)(a) to (c), if the issuer corporation is a statutory close corporation under sec.sec. 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (1)(d) or (2) or sec. 180.1803, 180.1813(1)(d) or (2)(b), 180.1815(3)
or 180.1829(1)(c).

     (4) Except in a business combination or unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the national association of securities dealers, inc., automated quotations system on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.

     (5) Except as provided in sec. 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under sec.sec. 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.

180.1303 DISSENT BY SHAREHOLDERS AND BENEFICIAL SHAREHOLDERS. (1) A shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a shareholder who under this subsection asserts dissenters' rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

          (a) Submits to the corporation the shareholder's written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters' rights.

          (b) Submits the consent under par.(a) with respect to all shares of which he or she is the beneficial shareholder.

180.1320 NOTICE OF DISSENTERS' RIGHTS. (1) If proposed corporate action creating dissenters' rights under sec. 180.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters' rights under sec.sec. 180.1301 to 180.1331 and shall be accompanied by a copy of those sections.

     (2) If corporate action creating dissenters' rights under sec. 180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with sec. 180.0141, all shareholders entitled to assert dissenters' rights that the action was authorized and send them the dissenters' notice described in sec. 180.1322.

180.1321 NOTICE OF INTENT TO DEMAND PAYMENT. (1) If proposed corporate action creating dissenters' rights under sec. 180.1302 is submitted to a vote at a shareholders' meeting, a shareholder or beneficial shareholder who wishes to assert dissenters' rights shall do all of the following:

          (a) Deliver to the Issuer corporation before the vote is taken written notice that complies with sec. 180.0141 of the shareholder's or beneficial shareholder's intent to demand payment for his or her shares if the proposed action is effectuated.

          (b) Not vote his or her shares in favor of the proposed action.

     (2) A shareholder or beneficial shareholder who fails to satisfy sub.(1) is not entitled to payment for his or her shares under sec.sec. 180.1301 to 180.1331.

180.1322 DISSENTERS' NOTICE. (1) If proposed corporate action creating dissenters' rights under sec. 180.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders and beneficial shareholders who satisfied sec. 180.1321.

     (2) The dissenters' notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders' meeting or without a vote of shareholders, whichever is applicable. The dissenters' notice shall comply with sec. 180.0141 and shall include or have attached all of the following:

          (a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.

          (b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

          (c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters' rights to certify whether he or she acquired beneficial ownership of the shares before that date.

          (d) A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters' notice is delivered.

          (3) A copy of sec.sec. 180.1301 to 180.1331.

180.1323 DUTY TO DEMAND PAYMENT. (1) A shareholder or beneficial shareholder who is sent a dissenters' notice described in sec. 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters' notice described in sec. 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters' notice under sec. 180.1322(2)(c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

     (2) A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

     (3) A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters' notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters' notice, is not entitled to payments for his or her shares under sec.sec. 180.1301 to 180.1331.

180.1324 RESTRICTIONS ON UNCERTIFICATED SHARES. (1) The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under sec. 180.1326.

     (2) The shareholder or beneficial shareholder who asserts dissenters' rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.

180.1325 PAYMENT. (1) Except as provided in sec. 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with sec. 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (2) The payment shall be accompanied by all of the following:

          (a) the corporation's latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any.

          (b) A statement of the corporation's estimate of the fair value of the shares.

          (c) An explanation of how the interest was calculated.

          (d) A statement of the dissenter's right to demand payment under sec. 180.1328 if the dissenter is dissatisfied with the payment.

          (e) A copy of sec.sec. 180.1301 to 180.1331.

180.1326 FAILURE TO TAKE ACTION. (1) If an issuer corporation does not effectuate the corporate action within 60 days after the date set under sec. 180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters' notice under sec. 180.1322 and repeat the payment demand procedure.

180.1327 AFTER-ACQUIRED SHARES. (1) A corporation may elect to withhold payment required by sec. 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters' notice under sec. 180.1322 (2)(c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) To the extent that the corporation elects to withhold payment under sub. (1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under sec. 180.1328 if the dissenter is dissatisfied with the offer.

180.1328 PROCEDURE IF DISSENTER DISSATISFIED WITH PAYMENT OR OFFER. (1) A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter's estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under sec. 180.1325, or reject the offer under sec. 180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

          (a) The dissenter believes that the amount paid under sec. 180.1325 or offered under sec. 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

          (b) The corporation fails to make payment under sec. 180.1325 within 60 days after the date set under sec. 180.1322 for demanding payment.

          (c) The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under sec. 180.1322 for demanding payment.

     (2) A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub. (1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with sec. 180.0141.

180.1330 COURT ACTION. (1) If a demand for payment under sec. 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under sec. 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose shares were acquired by the foreign corporation.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in sec. 801.14.

     (4) The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (5) Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

          (a) The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation.

          (b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenter's notice under sec. 180.1322 (2)(c), for which the corporation elected to withhold payment under sec. 180.1327.

180.1331 COURT COSTS AND COUNSEL FEES. (1) (a) Notwithstanding sec.sec. 814.01 to 814.04, the court in a special proceeding brought under sec. 180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).

     (b) Notwithstanding sec.sec. 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under sec. 180.1328.

     (2) The parties shall bear their own expenses of the proceeding, except that, notwithstanding sec.sec. 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

          (a) Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with sec.sec. 180.1320 to 180.1328.

          (b) Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

     (3) Notwithstanding sec.sec. 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Under Delaware law, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the corporation of stock or any transaction from which the director derived an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation, as amended, provides that the Registrant's directors are not liable to the Registrant or its stockholders for monetary damages for breach of their fiduciary duty, subject to the described exceptions specified by Delaware law.

     Section 145 of the Delaware General Corporation Law grants to the Registrant the power to indemnify each officer and director of the Registrant against liabilities and expenses incurred by reason of the fact that he is or was an officer or director of the Registrant if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Amended and Restated By-laws of the Registrant provide for indemnification of each officer and director of the Registrant to the fullest extent permitted by Delaware law. Messrs. David J. Butters and Robert B. Millard, employees of Lehman Brothers Inc. ("Lehman"), constitute two of the eight members of the Board of Directors of the Registrant. Under the restated certificates of incorporation, as amended to date, of Lehman and its parent, Lehman Brothers Holdings Inc. ("Holdings"), both Delaware corporations, Messrs. Butters and Millard, in their capacity as directors of the Registrant, are to be indemnified by Lehman and Holdings to the fullest extent permitted by Delaware law. Messrs. Butters and Millard are serving as directors of the Registrant at the request of Lehman and Holdings.

     Section 145 of the Delaware General Corporation Law also empowers the Registrant to purchase and maintain insurance on behalf of any person who is or was an officer or director of the Registrant against liability asserted against or incurred by him in any such capacity, whether or not the Registrant would have the power to indemnify such officer or director against such liability under the provisions of Section 145. The Registrant has purchased and maintains a directors' and officers' liability policy for such purposes. Messrs. Butters and Millard are insured against certain liabilities which they may incur in their capacity as directors pursuant to insurance maintained by Holdings.

     Under the terms of the Agreement dated December 12, 1997, as amended, by and among the Registrant, Christiana Companies, Inc. ("Christiana"), Total Logistic Control, LLC ("Logistic") and C2, Inc., Logistic and C2 have agreed to indemnify the directors and officers of the Registrant for any liability relating to any claim or damage by any stockholder of Christiana or Weatherford with respect to the Merger or the Logistic Sale or the transactions relating thereto, including any claims and liabilities arising under the securities laws and claims with respect to the Joint Proxy Statement/Prospectus.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

            2.1          -- Agreement and Plan of Merger dated as of March 4, 1998, by and between EVI, Inc. and Weatherford Enterra, Inc.
                            (incorporated by reference to Exhibit No. 2.1 to
                            Amendment No. 1 to Form 8-K on Form 8-K/A, File 1-13086,
                            filed March 9, 1998).
            2.2          -- Amendment No. 1 dated as of April 17, 1998, to the
                            Agreement and Plan of Merger dated as of March 4, 1998,
                            by and between EVI, Inc. and Weatherford Enterra, Inc.
                            (incorporated by reference to Exhibit No. 2.2 to Form
                            8-K, File 1-13086, filed April 21, 1998).

            2.3          -- Amendment No. 2 dated as of April 22, 1998, to the
                            Agreement and Plan of Merger dated as of March 4, 1998,
                            as amended by and between EVI, Inc. and Weatherford
                            Enterra, Inc. (incorporated by reference to Exhibit No.
                            2.3 to Form 8-K, File 1-13086, filed April 23, 1998).
            2.4          -- Share Purchase Agreement made and entered into as of
                            January 30, 1998, by and among the shareholders of Nika
                            Enterprises Ltd., an Alberta corporation, listed on the
                            signature pages thereto and EVI Oil Tools Canada Ltd., an
                            Alberta corporation (incorporated by reference to Exhibit
                            No. 2.1 to the Form 8-K, File 1-13086, filed March 3,
                            1998).
            2.5          -- Agreement and Plan of Merger dated as of December 12,
                            1997, by and among EVI, Inc., Christiana Acquisition,
                            Inc., Christiana Companies, Inc. and C2, Inc.
                            (incorporated by reference to Exhibit No. 2.1 to Form
                            8-K, File 1-13086, filed December 31, 1997).
            2.6          -- Agreement dated as of December 12, 1997, by and among
                            EVI, Inc., Christiana Companies, Inc., Total Logistic
                            Control, LLC and C2, Inc. (incorporated by reference to
                            Exhibit No. 2.2 to Form 8-K, File 1-13086, filed December
                            31, 1997).
            2.7          -- Letter Agreement dated December 12, 1997, by and among
                            EVI, Inc., Christiana Acquisition, Inc., Christiana
                            Companies, Inc. and C2, Inc. (incorporated by reference
                            to Exhibit No. 2.3 to Form 8-K, File 1-13086, filed
                            December 31, 1997).
            2.8          -- Amended and Restated Arrangement Agreement by and between
                            Taro Industries Limited, and EVI, Inc. and 756745 Alberta
                            Ltd. And 759572 Alberta Ltd. dated as of December 5, 1997
                            (incorporated by reference to Exhibit No. 2.4 to Form
                            8-K, File 1-13086, filed December 31, 1997).
            2.9          -- Stock Purchase Agreement dated as of October 9, 1997,
                            between EVI, Inc. and PACCAR Inc (incorporated by
                            reference to Exhibit No. 2.1 to Form 8-K, File 1-13086,
                            filed October 21, 1997).
            2.10         -- Stock Purchase Agreement dated as of October 9, 1997,
                            among certain shareholders of BMW Monarch (Lloydminster)
                            Ltd., the shareholders of BMW Pump Inc., the shareholder
                            of Makelki Holdings Ltd., the shareholder of 589979
                            Alberta Ltd., the shareholders of 600969 Alberta Ltd.,
                            the shareholders of 391862 Alberta Ltd. and EVI, Inc.
                            (incorporated by reference to Exhibit No. 2.2 to Form
                            8-K, File 1-13086, filed October 21, 1997).
            2.11         -- Agreement and Plan of Merger dated as of July 16, 1997, as amended, by and among XLS Holding, Inc., EVI, Inc. and
                            GPXL, Inc. (incorporated by reference to Exhibit No. 2.1
                            to Form 8-K, File 1-13086, filed August 26, 1997).
            2.12         -- Stock Purchase Agreement dated as of February 21, 1997, among Seigo Arai, Kanematsu USA Inc. and Energy Ventures,
                            Inc. (incorporated by reference to Exhibit No. 2.1 to
                            Form 8-K, File 1-13086, filed March 17, 1997).
            2.13         -- Agreement and Plan of Merger dated as of December 5,
                            1996, among Energy Ventures, Inc., GulfMark Acquisition
                            Co., GulfMark International, Inc. and New GulfMark
                            International, Inc. (incorporated by reference to Exhibit
                            No. 2.2 to Form 8-K, File 1-13086, filed December 26,
                            1996).
            2.14         -- Agreement and Plan of Distribution dated as of December
                            5, 1996, by and among GulfMark International, Inc., New
                            GulfMark International, Inc. and Energy Ventures, Inc.
                            (incorporated by reference to Exhibit No. 2.3 to Form
                            8-K, File 1-13086, filed December 26, 1996).

           2.15         -- First Amendment to Agreement and Plan of Merger dated
                           as of March 27, 1997, by and among Energy Ventures, Inc., GulfMark Acquisition Co., GulfMark International, Inc. and GulfMark Offshore, Inc. (incorporated by reference to Exhibit No. 2.3 to the Registration Statement on Form S-4, as amended (Reg. No. 333-24133)).

           2.16         -- Stock Purchase Agreement dated as of September 14,
                           1996, by and among Parker Drilling Company and Energy Ventures, Inc. (incorporated by reference to Exhibit
                           2.1 to Form 8-K, File 1-13086, filed October 3,
                           1996).

           2.17         -- Agreement and Plan of Merger dated as of June 20,
                           1996 between Energy Ventures, Inc., TCA Acquisition, Inc. and Tubular Corporation of America (incorporated by reference to Exhibit No. 2.1 to Form 8-K, File 1-13086, filed June 24, 1996).

           2.18         -- Amendment No. 1 dated as of May 26, 1998, to the
                           Agreement and Plan of Merger dated as of December 12, 1997 and to the Agreement dated as of December 12, 1997, by and among EVI, Inc., Christiana Acquisition, Inc., Christiana Companies, Inc., C2, Inc. and Total Logistic Control, LLC (incorporated by reference to
                           Exhibit 2.18 to the Registration Statement on Form S-4, as amended (Reg. No. 333-58741)).

        ***2.19         -- Amended and Restated Agreement and Plan of Merger
                           among Weatherford International, Inc., Christiana Acquisition, Inc., Christiana Companies, Inc. and C2, Inc. dated as of October 14, 1998.

          *2.20         -- Amendment No. 2 to Logistic Purchase Agreement by
                           and among Weatherford International, Inc., Total Logistic Control, LLC, Christiana Companies, Inc. and C2, Inc. dated as of October 12, 1998.

           3.1          -- Amended and Restated Certificate of Incorporation of
                           the Registrant (incorporated by reference to Exhibit No. 3.1 to Form 8-K, File 1-13086, filed June 2,
                           1998).

           3.2          -- Amended and Restated By-laws of the Registrant, as
                           amended (incorporated by reference to Exhibit No. 3.2 to Form 8-K, File 1-13086, filed June 2, 1998).

        ***3.3          -- Certificate of Amendment to Amended and Restated
                           Certificate of Incorporation of the Registrant.

           4.1          -- See Exhibit Nos. 3.1, 3.2 and 3.3 for provisions of
                           the Amended and Restated Certificate of
                           Incorporation, as amended, and Amended and Restated By-laws of the Registrant defining the rights of the holders of Common Stock.

           4.2          -- Amended and Restated Credit Agreement dated as of May
                           27, 1998, among EVI Weatherford, Inc., EVI Oil Tools Canada Ltd., Chase Bank of Texas, National Association, as U.S. Administrative Agent, The Bank of Nova Scotia, as Documentation Agent and Canadian Agent, ABN AMRO Bank, N.V., as Syndication Agent, and the other Lenders defined therein, including the forms of Notes (incorporated by reference to Exhibit No. 4.1 to Form 8-K, File 1-13086, filed June 16,
                           1998).

           4.3          -- Indenture dated March 15, 1994, among Energy
                           Ventures, Inc., as Issuer, the Subsidiary Guarantors party thereto, as Guarantors, and Chemical Bank, as Trustee (incorporated by reference to Form 8-K, File 1-13086, filed April 5, 1994).

           4.4          -- Specimen 10 1/4% Senior Note due 2004 of Energy
                           Ventures, Inc. (incorporated by reference to Form 8-K, File 1-13086, filed April 5, 1994).

           4.5          -- First Supplemental Indenture by and among Energy
                           Ventures, Inc., Prideco and Chemical Bank, as trustee, dated June 30, 1995 (incorporated by reference to Exhibit No. 4.4 to the Registration Statement on Form S-3 (Reg. No. 33-61933)).

            4.6          -- Second Supplemental Indenture by and among Energy
                            Ventures, Inc., EVI Arrow, Inc., EVI Watson, Inc. and The
                            Chase Manhattan Bank, as trustee, dated effective as of
                            December 6, 1996 (incorporated by reference to Exhibit
                            4.6 to Form 10-K, File 1-13086, filed March 20, 1997).
            4.7          -- Third Supplemental Indenture by and among EVI, Inc.,
                            Ercon, Inc. and The Chase Manhattan Bank, as trustee,
                            dated effective as of May 1, 1997 (incorporated by
                            reference to Exhibit 99.2 to Form 8-K, File 1-13086,
                            filed October 27, 1997).
            4.8          -- Fourth Supplemental Indenture by and among EVI, Inc., XLS
                            Holding, Inc., XL Systems, Inc. and The Chase Manhattan
                            Bank, as trustee, dated effective as of August 25, 1997
                            (incorporated by reference to Exhibit 99.3 to Form 8-K,
                            File 1-13086, filed October 27, 1997).
            4.9          -- Fifth Supplemental Indenture by and between EVI, Inc. and
                            The Chase Manhattan Bank dated as of December 12, 1997
                            (including the Form of Note and Form of Exchange Note)
                            (incorporated by reference to Exhibit 4.1 to Form 8-K,
                            File 1-13086, filed December 31, 1997).
            4.10         -- Indenture dated as of October 15, 1997, between EVI, Inc.
                            and The Chase Manhattan Bank, as Trustee (incorporated by
                            reference to Exhibit No. 4.13 to the Registration
                            Statement on Form S-3 (Reg. No. 333-45207)).
            4.11         -- First Supplemental Indenture dated as of October 28,
                            1997, between EVI, Inc. and The Chase Manhattan Bank, as
                            Trustee (including Form of Debenture) (incorporated by
                            reference to Exhibit 4.2 to Form 8-K, File 1-13086, filed
                            November 5, 1997).
            4.12         -- Registration Rights Agreement dated November 3, 1997, by and among EVI, Inc., Morgan Stanley & Co. Incorporated,
                            Donaldson, Lufkin & Jenrette Securities Corporation,
                            Credit Suisse First Boston Corporation, Lehman Brothers
                            Inc., Prudential Securities Incorporated and Schroder &
                            Co. Inc. (incorporated by reference to Exhibit 4.3 to
                            Form 8-K, File 1-13086, filed November 5, 1997).
            4.13         -- Indenture dated May 17, 1996, between Weatherford
                            Enterra, Inc. and Bank of Montreal Trust Company, as
                            Trustee (incorporated by reference to Exhibit 4.1 to
                            Weatherford Enterra, Inc.'s Current Report on Form 8-K,
                            File No. 1-7867, dated May 28, 1996).
            4.14         -- First Supplemental Indenture dated and effective as of
                            May 27, 1998, by and among EVI Weatherford, Inc., the
                            successor by merger to Weatherford Enterra, Inc., and
                            Bank of Montreal Trust Company, as Trustee (incorporated
                            by reference to Exhibit No. 4.1 to Form 8-K, File
                            1-13086, filed June 2, 1998).
            4.15         -- Form of Weatherford Enterra, Inc.'s 7 1/4% Notes Due May
                            15, 2006 (incorporated by reference to Exhibit 4.2 to
                            Weatherford Enterra, Inc.'s Current Report on Form 8-K,
                            File No. 1-7867, dated May 28, 1996).
          **5.1          -- Opinion of Fulbright & Jaworski L.L.P., regarding
                            legality of securities.
          **8.1          -- Opinion of Arthur Andersen LLP, regarding certain tax
                            matters.
         **23.1          -- Consent of Fulbright & Jaworski L.L.P. (included in
                            Exhibit No. 5.1).
         **23.2          -- Consent of Arthur Andersen LLP, with respect to the Tax
                            Opinion (included in Exhibit No. 8.1).
          *23.3          -- Consent of Arthur Andersen LLP, with respect to the
                            financial statements of Weatherford International, Inc.
          *23.4          -- Consent of Arthur Andersen LLP, with respect to the
                            financial statements of Weatherford Enterra, Inc.
          *23.5          -- Consent of Arthur Andersen LLP, with respect to the
                            financial statements of Christiana Companies, Inc.

           *23.6          -- Consent of Arthur Andersen LLP, with respect to the financial statements of GulfMark
                             Retained Assets.
           *23.7          -- Consent of Ernst & Young LLP, with respect to the consolidated financial statements of
                             Trico Industries, Inc.
           *23.8          -- Consent of Arthur Andersen LLP, with respect to the combined financial statements of
                             BMW Monarch (Lloydminster) Ltd. and BMW Pump, Inc.
           *23.9          -- Consent of Morgan Stanley & Co. Incorporated with respect to their fairness opinion
                             (included in the Morgan Stanley Opinion attached as Appendix D to the Joint Proxy
                             Statement/Prospectus).
           *23.10         -- Consent of Prudential Securities Incorporated with respect to their fairness opinion
                             (included in the Prudential Securities Opinion attached as Appendix E to the Joint
                             Proxy Statement/Prospectus).
         ***23.11         -- Consent of American Appraisal Associates, Inc. with respect to their appraisal opinion.
         ***24.1          -- Powers of Attorney (included on signature page).
         ***99.1          -- Form of Proxy card for use at Special Meeting of Stockholders of Weatherford
                             International, Inc.
         ***99.2          -- Form of Proxy card for use at Special Meeting of Shareholders of Christiana Companies,
                             Inc.
          **99.3          -- Form of Letter of Transmittal for use by shareholders of Christiana Companies, Inc.


---------------

  * Filed herewith.
 ** To be filed by amendment.

*** Previously filed.


     As permitted by Item 601(b)(4)(iii)(A) of Regulation S-K, the Registrant has not filed with this Registration Statement certain instruments defining the rights of holders of long-term debt of the Registrant and its subsidiaries because the total amount of securities authorized under any of such instruments does not exceed 10% of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant agrees to furnish a copy of any such agreements to the Securities and Exchange Commission upon request.

ITEM 22. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation of S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

          (2) Every prospectus (a) that is filed pursuant to paragraph (1) immediately preceding, or (b) that purports to meet the requirements of section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 19, 1998.


                                            WEATHERFORD INTERNATIONAL, INC.

                                            By: /s/ BERNARD J. DUROC-DANNER
                                              ----------------------------------
                                                   Bernard J. Duroc-Danner
                                                  President, Chief Executive
                                                            Officer,
                                              Chairman of the Board and Director
                                                (Principal Executive Officer)


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
             /s/ BERNARD J. DUROC-DANNER               President, Chief Executive    November 19, 1998
-----------------------------------------------------    Officer, Chairman of the
               Bernard J. Duroc-Danner                   Board and Director
                                                         (Principal Executive
                                                         Officer)

                 /s/ JAMES G. KILEY                    Senior Vice President and     November 19, 1998
-----------------------------------------------------    Chief Financial Officer
                   James G. Kiley                        (Principal Financial
                                                         Officer)

                /s/ FRANCES R. POWELL                  Vice President, Accounting    November 19, 1998
-----------------------------------------------------    and Controller (Principal
                  Frances R. Powell                      Accounting Officer)

                                                       Director
-----------------------------------------------------
                  David J. Butters

                          *                            Director                      November 19, 1998
-----------------------------------------------------
                  Sheldon B. Lubar

                          *                            Director                      November 19, 1998
-----------------------------------------------------
                  Robert B. Millard

                          *                            Director                      November 19, 1998
-----------------------------------------------------
                   Robert A. Rayne

                          *                            Director                      November 19, 1998
-----------------------------------------------------
                  Philip Burguieres

                          *                            Director                      November 19, 1998
-----------------------------------------------------
                 William E. Macaulay

                          *                            Director                      November 19, 1998
-----------------------------------------------------
                Robert K. Moses, Jr.

               *By: /s/ JAMES G. KILEY
  -------------------------------------------------
                   James G. Kiley
                 As Attorney-in-Fact

                                 EXHIBIT INDEX


                                                                           SEQUENTIALLY
  EXHIBIT                                                                    NUMBERED
   NUMBER                            DESCRIPTION                               PAGE
  -------                            -----------                           ------------
      2.1    -- Agreement and Plan of Merger dated as of March 4, 1998, by and between EVI, Inc. and Weatherford Enterra, Inc.
                (incorporated by reference to Exhibit No. 2.1 to
                Amendment No. 1 to Form 8-K on Form 8-K/A, File 1-13086,
                filed March 9, 1998).
      2.2    -- Amendment No. 1 dated as of April 17, 1998, to the
                Agreement and Plan of Merger dated as of March 4, 1998,
                by and between EVI, Inc. and Weatherford Enterra, Inc.
                (incorporated by reference to Exhibit No. 2.2 to Form
                8-K, File 1-13086, filed April 21, 1998).
      2.3    -- Amendment No. 2 dated as of April 22, 1998, to the
                Agreement and Plan of Merger dated as of March 4, 1998,
                as amended by and between EVI, Inc. and Weatherford
                Enterra, Inc. (incorporated by reference to Exhibit No.
                2.3 to Form 8-K, File 1-13086, filed April 23, 1998).
      2.4    -- Share Purchase Agreement made and entered into as of
                January 30, 1998, by and among the shareholders of Nika
                Enterprises Ltd., an Alberta corporation, listed on the
                signature pages thereto and EVI Oil Tools Canada Ltd., an
                Alberta corporation (incorporated by reference to Exhibit
                No. 2.1 to the Form 8-K, File 1-13086, filed March 3,
                1998).
      2.5    -- Agreement and Plan of Merger dated as of December 12,
                1997, by and among EVI, Inc., Christiana Acquisition,
                Inc., Christiana Companies, Inc. and C2, Inc.
                (incorporated by reference to Exhibit No. 2.1 to Form
                8-K, File 1-13086, filed December 31, 1997).
      2.6    -- Agreement dated as of December 12, 1997, by and among
                EVI, Inc., Christiana Companies, Inc., Total Logistic
                Control, LLC and C2, Inc. (incorporated by reference to
                Exhibit No. 2.2 to Form 8-K, File 1-13086, filed December
                31, 1997).
      2.7    -- Letter Agreement dated December 12, 1997, by and among
                EVI, Inc., Christiana Acquisition, Inc., Christiana
                Companies, Inc. and C2, Inc. (incorporated by reference
                to Exhibit No. 2.3 to Form 8-K, File 1-13086, filed
                December 31, 1997).
      2.8    -- Amended and Restated Arrangement Agreement by and between
                Taro Industries Limited, and EVI, Inc. and 756745 Alberta
                Ltd. And 759572 Alberta Ltd. dated as of December 5, 1997
                (incorporated by reference to Exhibit No. 2.4 to Form
                8-K, File 1-13086, filed December 31, 1997).
      2.9    -- Stock Purchase Agreement dated as of October 9, 1997,
                between EVI, Inc. and PACCAR Inc (incorporated by
                reference to Exhibit No. 2.1 to Form 8-K, File 1-13086,
                filed October 21, 1997).
      2.10   -- Stock Purchase Agreement dated as of October 9, 1997,
                among certain shareholders of BMW Monarch (Lloydminster)
                Ltd., the shareholders of BMW Pump Inc., the shareholder
                of Makelki Holdings Ltd., the shareholder of 589979
                Alberta Ltd., the shareholders of 600969 Alberta Ltd.,
                the shareholders of 391862 Alberta Ltd. and EVI, Inc.
                (incorporated by reference to Exhibit No. 2.2 to Form
                8-K, File 1-13086, filed October 21, 1997).
      2.11   -- Agreement and Plan of Merger dated as of July 16, 1997, as amended, by and among XLS Holding, Inc., EVI, Inc. and
                GPXL, Inc. (incorporated by reference to Exhibit No. 2.1
                to Form 8-K, File 1-13086, filed August 26, 1997).

                                                                           SEQUENTIALLY
  EXHIBIT                                                                    NUMBERED
   NUMBER                            DESCRIPTION                               PAGE
  -------                            -----------                           ------------
      2.12   -- Stock Purchase Agreement dated as of February 21, 1997, among Seigo Arai, Kanematsu USA Inc. and Energy Ventures,
                Inc. (incorporated by reference to Exhibit No. 2.1 to
                Form 8-K, File 1-13086, filed March 17, 1997).
      2.13   -- Agreement and Plan of Merger dated as of December 5,
                1996, among Energy Ventures, Inc., GulfMark Acquisition
                Co., GulfMark International, Inc. and New GulfMark
                International, Inc. (incorporated by reference to Exhibit
                No. 2.2 to Form 8-K, File 1-13086, filed December 26,
                1996).
      2.14   -- Agreement and Plan of Distribution dated as of December
                5, 1996, by and among GulfMark International, Inc., New
                GulfMark International, Inc. and Energy Ventures, Inc.
                (incorporated by reference to Exhibit No. 2.3 to Form
                8-K, File 1-13086, filed December 26, 1996).
      2.15   -- First Amendment to Agreement and Plan of Merger dated as of March 27, 1997, by and among Energy Ventures, Inc.,
                GulfMark Acquisition Co., GulfMark International, Inc.
                and GulfMark Offshore, Inc. (incorporated by reference to
                Exhibit No. 2.3 to the Registration Statement on Form
                S-4, as amended (Reg. No. 333-24133)).
      2.16   -- Stock Purchase Agreement dated as of September 14, 1996, by and among Parker Drilling Company and Energy Ventures,
                Inc. (incorporated by reference to Exhibit 2.1 to Form
                8-K, File 1-13086, filed October 3, 1996).
      2.17   -- Agreement and Plan of Merger dated as of June 20, 1996
                between Energy Ventures, Inc., TCA Acquisition, Inc. and
                Tubular Corporation of America (incorporated by reference
                to Exhibit No. 2.1 to Form 8-K, File 1-13086, filed June
                24, 1996).
      2.18   -- Amendment No. 1 dated as of May 26, 1998, to the
                Agreement and Plan of Merger dated as of December 12,
                1997 and to the Agreement dated as of December 12, 1997,
                by and among EVI, Inc., Christiana Acquisition, Inc.,
                Christiana Companies, Inc., C2, Inc. and Total Logistic
                Control, LLC (incorporated by reference to Exhibit 2.18
                to the Registration Statement on Form S-4, as amended
                (Reg. No. 333-58741)).
   ***2.19   -- Amended and Restated Agreement and Plan of Merger among
                Weatherford International, Inc., Christiana Acquisition,
                Inc., Christiana Companies, Inc. and C2, Inc. dated as of
                October 14, 1998.
     *2.20   -- Amendment No. 2 to Logistic Purchase Agreement by and
                among Weatherford International, Inc., Total Logistic
                Control, LLC, Christiana Companies, Inc. and C2, Inc.
                dated as of October 12, 1998.
      3.1    -- Amended and Restated Certificate of Incorporation of the
                Registrant (incorporated by reference to Exhibit No. 3.1
                to Form 8-K, File 1-13086, filed June 2, 1998).
      3.2    -- Amended and Restated By-laws of the Registrant, as
                amended (incorporated by reference to Exhibit No. 3.2 to
                Form 8-K, File 1-13086, filed June 2, 1998).
   ***3.3    -- Certificate of Amendment to Amended and Restated
                Certificate of Incorporation of the Registrant.
      4.1    -- See Exhibit Nos. 3.1, 3.2 and 3.3 for provisions of the
                Amended and Restated Certificate of Incorporation, as
                amended, and Amended and Restated By-laws of the
                Registrant defining the rights of the holders of Common
                Stock.

                                                                           SEQUENTIALLY
  EXHIBIT                                                                    NUMBERED
   NUMBER                            DESCRIPTION                               PAGE
  -------                            -----------                           ------------
      4.2    -- Amended and Restated Credit Agreement dated as of May 27,
                1998, among EVI Weatherford, Inc., EVI Oil Tools Canada
                Ltd., Chase Bank of Texas, National Association, as U.S.
                Administrative Agent, The Bank of Nova Scotia, as
                Documentation Agent and Canadian Agent, ABN AMRO Bank,
                N.V., as Syndication Agent, and the other Lenders defined
                therein, including the forms of Notes (incorporated by
                reference to Exhibit No. 4.1 to Form 8-K, File 1-13086,
                filed June 16, 1998).
      4.3    -- Indenture dated March 15, 1994, among Energy Ventures,
                Inc., as Issuer, the Subsidiary Guarantors party thereto,
                as Guarantors, and Chemical Bank, as Trustee
                (incorporated by reference to Form 8-K, File 1-13086,
                filed April 5, 1994).
      4.4    -- Specimen 10 1/4% Senior Note due 2004 of Energy Ventures,
                Inc. (incorporated by reference to Form 8-K, File
                1-13086, filed April 5, 1994).
      4.5    -- First Supplemental Indenture by and among Energy
                Ventures, Inc., Prideco and Chemical Bank, as trustee,
                dated June 30, 1995 (incorporated by reference to Exhibit
                No. 4.4 to the Registration Statement on Form S-3 (Reg.
                No. 33-61933)).
      4.6    -- Second Supplemental Indenture by and among Energy
                Ventures, Inc., EVI Arrow, Inc., EVI Watson, Inc. and The
                Chase Manhattan Bank, as trustee, dated effective as of
                December 6, 1996 (incorporated by reference to Exhibit
                4.6 to Form 10-K, File 1-13086, filed March 20, 1997).
      4.7    -- Third Supplemental Indenture by and among EVI, Inc.,
                Ercon, Inc. and The Chase Manhattan Bank, as trustee,
                dated effective as of May 1, 1997 (incorporated by
                reference to Exhibit 99.2 to Form 8-K, File 1-13086,
                filed October 27, 1997).
      4.8    -- Fourth Supplemental Indenture by and among EVI, Inc., XLS
                Holding, Inc., XL Systems, Inc. and The Chase Manhattan
                Bank, as trustee, dated effective as of August 25, 1997
                (incorporated by reference to Exhibit 99.3 to Form 8-K,
                File 1-13086, filed October 27, 1997).
      4.9    -- Fifth Supplemental Indenture by and between EVI, Inc. and
                The Chase Manhattan Bank dated as of December 12, 1997
                (including the Form of Note and Form of Exchange Note)
                (incorporated by reference to Exhibit 4.1 to Form 8-K,
                File 1-13086, filed December 31, 1997).
      4.10   -- Indenture dated as of October 15, 1997, between EVI, Inc.
                and The Chase Manhattan Bank, as Trustee (incorporated by
                reference to Exhibit No. 4.13 to the Registration
                Statement on Form S-3 (Reg. No. 333-45207)).
      4.11   -- First Supplemental Indenture dated as of October 28,
                1997, between EVI, Inc. and The Chase Manhattan Bank, as
                Trustee (including Form of Debenture) (incorporated by
                reference to Exhibit 4.2 to Form 8-K, File 1-13086, filed
                November 5, 1997).
      4.12   -- Registration Rights Agreement dated November 3, 1997, by and among EVI, Inc., Morgan Stanley & Co. Incorporated,
                Donaldson, Lufkin & Jenrette Securities Corporation,
                Credit Suisse First Boston Corporation, Lehman Brothers
                Inc., Prudential Securities Incorporated and Schroder &
                Co. Inc. (incorporated by reference to Exhibit 4.3 to
                Form 8-K, File 1-13086, filed November 5, 1997).
      4.13   -- Indenture dated May 17, 1996, between Weatherford
                Enterra, Inc. and Bank of Montreal Trust Company, as
                Trustee (incorporated by reference to Exhibit 4.1 to
                Weatherford Enterra, Inc.'s Current Report on Form 8-K,
                File No. 1-7867, dated May 28, 1996).

                                                                           SEQUENTIALLY
  EXHIBIT                                                                    NUMBERED
   NUMBER                            DESCRIPTION                               PAGE
  -------                            -----------                           ------------
      4.14   -- First Supplemental Indenture dated and effective as of
                May 27, 1998, by and among EVI Weatherford, Inc., the
                successor by merger to Weatherford Enterra, Inc., and
                Bank of Montreal Trust Company, as Trustee (incorporated
                by reference to Exhibit No. 4.1 to Form 8-K, File
                1-13086, filed June 2, 1998).
      4.15   -- Form of Weatherford Enterra, Inc.'s 7 1/4% Notes Due May
                15, 2006 (incorporated by reference to Exhibit 4.2 to
                Weatherford Enterra, Inc.'s Current Report on Form 8-K,
                File No. 1-7867, dated May 28, 1996).
    **5.1    -- Opinion of Fulbright & Jaworski L.L.P., regarding
                legality of securities.
    **8.1    -- Opinion of Arthur Andersen LLP, regarding certain tax
                matters.
   **23.1    -- Consent of Fulbright & Jaworski L.L.P. (included in
                Exhibit No. 5.1).
   **23.2    -- Consent of Arthur Andersen LLP, with respect to the Tax
                Opinion (included in Exhibit No. 8.1).
    *23.3    -- Consent of Arthur Andersen LLP, with respect to the
                financial statements of Weatherford International, Inc.
    *23.4    -- Consent of Arthur Andersen LLP, with respect to the
                financial statements of Weatherford Enterra, Inc.
    *23.5    -- Consent of Arthur Andersen LLP, with respect to the
                financial statements of Christiana Companies, Inc.
    *23.6    -- Consent of Arthur Andersen LLP, with respect to the
                financial statements of GulfMark Retained Assets.
    *23.7    -- Consent of Ernst & Young LLP, with respect to the
                consolidated financial statements of Trico Industries,
                Inc.
    *23.8    -- Consent of Arthur Andersen LLP, with respect to the
                combined financial statements of BMW Monarch
                (Lloydminster) Ltd. and BMW Pump, Inc.
    *23.9    -- Consent of Morgan Stanley & Co. Incorporated with respect to their fairness opinion (included in the Morgan Stanley
                Opinion attached as Appendix D to the Joint Proxy
                Statement/Prospectus).
    *23.10   -- Consent of Prudential Securities Incorporated with
                respect to their fairness opinion (included in the
                Prudential Securities Opinion attached as Appendix E to
                the Joint Proxy Statement/Prospectus).
  ***23.11   -- Consent of American Appraisal Associates, Inc. with
                respect to their appraisal opinion.
  ***24.1    -- Powers of Attorney (included on signature page).
  ***99.1    -- Form of Proxy card for use at Special Meeting of
                Stockholders of Weatherford International, Inc.
  ***99.2    -- Form of Proxy card for use at Special Meeting of
                Shareholders of Christiana Companies, Inc.
   **99.3    -- Form of Letter of Transmittal for use by shareholders of
                Christiana Companies, Inc.


---------------

  * Filed herewith.
 ** To be filed by amendment.

*** Previously filed.